UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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HARVEST NATURAL RESOURCES, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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JAMES A. EDMISTON PRESIDENT AND CEO

January 23, 2017

Dear Fellow Stockholders,

On behalf of the board of directors of Harvest Natural Resources, Inc., we invite you to join us at a special meeting of stockholders, which will be held on February 23, 2017, at 8:30 a.m. central time, at our headquarters located at 1177 Enclave Parkway, Suite 300, Houston, Texas 77077.

On December 22, 2016, we announced that we had entered into a sale and purchase agreement under which we would sell all of our interests in Gabon to BW Energy Gabon Pte. Ltd. Our board of directors has unanimously approved the proposed sale and has recommended that it be authorized by our stockholders. We are asking you to authorize this sale at the special meeting. In connection with the vote to authorize the sale of our Gabon interests, and as required by the Securities Exchange Act of 1934, you will also be asked to consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable by us to our named executive officers under existing agreements as a result of the sale. For information concerning the proposed sale of our Gabon interests and compensation payable as a result of the sale, please see the section of the proxy statement titled Sale of Our Gabon Interests and Proposals 1 and 2 beginning on page 4.

On October 7, 2016, following the sale of our Venezuelan interests, we announced that we were evaluating a possible liquidation and dissolution of Harvest. On December 30, 2016, our board of directors unanimously determined that the liquidation and dissolution of Harvest Natural Resources, Inc. is advisable, authorized the liquidation and dissolution and recommended that the proposed complete dissolution be submitted to a vote of our stockholders. We are asking you to authorize our complete dissolution at the special meeting. For information concerning liquidation and the dissolution, please see the section of the proxy statement titled Liquidation and Dissolution and Proposal 3 beginning on page 63.

Your vote is very important. The proposed sale of our Gabon interests and the proposed dissolution cannot be effected without the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote. If you abstain from voting, if you do not provide us with your proxy, if you do not instruct your broker to vote your shares, or if you otherwise fail to vote, it will have the same effect as voting against the proposed sale and the proposed liquidation and dissolution.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING.

We encourage you to read the accompanying proxy statement, which provides information about us and each proposal to be considered at the special meeting. Whether or not you plan to attend the special meeting, please submit your enclosed proxy card or vote by telephone or internet as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy over the internet, by telephone or by mail, as further described in the section of the proxy statement titled Questions and Answers Regarding the Special Meeting and Future Stockholder Proposals beginning on page 86. Voting by proxy will not prevent you from voting your shares in person if you choose to attend the special meeting.

Thank you for your continued support of Harvest Natural Resources.

Sincerely,

James A. Edmiston

President and Chief Executive Officer

PROXY STATEMENT

HARVEST NATURAL RESOURCES, INC.

1177 Enclave Parkway, Suite 300

Houston, Texas 77077

(281) 899-5700

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TIME AND DATE	February 23, 2017 8:30 a.m. central time

PLACE	Harvest Natural Resources, Inc. 1177 Enclave Parkway Suite 300 Houston, Texas 77077

ITEMS OF BUSINESS

(1)    The authorization of a sale by us, indirectly through a subsidiary, of all of our interests in Gabon upon the terms and conditions set forth in the Purchase Agreement (as defined in the accompanying proxy statement);

(2) The advisory approval of compensation that will or may become payable by us to our named executive officers in connection with the sale of our Gabon interests;

(3) The authorization of the complete liquidation and dissolution of Harvest Natural Resources, Inc.;

(4)    The approval of an adjournment of the meeting, if necessary or appropriate in the judgment of the Board of Directors, for any reason, including to solicit additional proxies in favor of the foregoing proposals; and

(5) Such other business as may properly come before the meeting by or at the direction of the Board of Directors.

RECORD DATE	You are entitled to vote if you were a stockholder at the close of business on January 23, 2017.

VOTING BY PROXY	Please promptly complete, sign, date and return the enclosed proxy card as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may also submit your proxy over the internet or by telephone. For specific instructions, please see the section of the proxy statement titled Questions and Answers Regarding the Special Meeting and Future Stockholder Proposals beginning on page 86.

STOCKHOLDER LISTING	A list of our stockholders as of the record date will be available for inspection by our stockholders for any purpose germane to the special meeting at our headquarters located at 1177 Enclave Parkway, Suite 300, Houston, Texas 77077, during the 10 days immediately preceding the date of the special meeting.

By Order of the Board of Directors

James A. Edmiston

President and Chief Executive Officer

On or about January 27, 2017, we will mail to our stockholders the proxy materials for the special meeting, including the proxy statement and the proxy card. These proxy materials will contain instructions on how to vote your shares.

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APPENDICES

APPENDIX A – Sale and Purchase Agreement dated December 21, 2016, among HNR Energia B.V., Harvest Natural Resources, Inc. and BW Energy Gabon Pte. Ltd.	A-1
APPENDIX B – Opinion of Tudor, Pickering, Holt & Co. Advisors, LLC	B-1

APPENDIX C – Audited Consolidated Financial Statements of Harvest Natural Resources, Inc. and Subsidiaries and Related Management’s Discussion and Analysis of Financial Condition and Results of Operations

C-1
Report of Independent Registered Public Accounting Firm	C-2
Consolidated Balance Sheets at December 31, 2015 and 2014	C-3
Consolidated Statements of Operations and Comprehensive Loss for the Years Ended December 31, 2015 and 2014	C-4
Consolidated Statements of Stockholders’ Equity for the Years Ended December 31, 2015 and 2014	C-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 2015 and 2014	C-6
Notes to Consolidated Financial Statements	C-8
Management’s Discussion and Analysis of Financial Condition and Results of Operations	C-69

APPENDIX D – Unaudited Consolidated Financial Statements of Harvest Natural Resources, Inc. and Subsidiaries and Related Management’s Discussion and Analysis of Financial Condition and Results of Operations

D-1
Consolidated Balance Sheets at September 30, 2016 and December 31, 2015	D-2
Consolidated Statements of Operations and Comprehensive Loss for the Three and Nine Months Ended September 30, 2016 and 2015	D-3
Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2016 and 2015	D-4
Notes to Consolidated Financial Statements	D-6
Management’s Discussion and Analysis of Financial Condition and Results of Operations	D-31
APPENDIX E – Unaudited Financial Statements of Harvest Dussafu B.V.	E-1
Balance Sheets at September 30, 2016, and December 31, 2015 and 2014	E-2
Statements of Operations for the Nine Months ended September 30, 2016, and for the Years Ended December 31, 2015 and 2014	E-3
Statements of Shareholders’ Equity for the Nine Months ended September 30, 2016, and for the Years Ended December 31, 2015 and 2014	E-4
Statements of Cash Flows for the Nine Months ended September 30, 2016, and for the Years Ended December 31, 2015 and 2014	E-5
Notes to Financial Statements	E-6
APPENDIX F – Plan of Complete Liquidation, Dissolution, Winding Up and Distribution	F-1
APPENDIX G – Sections 278 – 283 of the Delaware General Corporation Law	G-1

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INTRODUCTION TO THIS PROXY STATEMENT

This proxy statement provides the stockholders of Harvest Natural Resources, Inc. (“Harvest”, “we” or “us”) with important information about us and the proposals to be considered at the special meeting of our stockholders to be held on February 23, 2017. We are asking our stockholders of record on January 23, 2017 (the “Record Date”) to vote on three sets of proposals, all of which are described in detail in this proxy statement.

THE PROPOSALS

First, we are asking you to vote on proposals relating to our recently announced transaction with BW Energy Gabon Pte. Ltd. (“BW Energy”), by which we will sell our interests in Gabon to BW Energy. These proposals include:

•	A proposal to authorize the sale by us, indirectly through a subsidiary, of all of our interests in Gabon, consisting of our 100% equity interest in Harvest Dussafu B.V. (“Harvest Dussafu”), to BW Energy in exchange for $32 million in cash, subject to adjustments, pursuant to the terms and conditions set forth in the Purchase Agreement (as defined in this proxy statement); and

•	A non-binding, advisory proposal to approve compensation that will or may become payable by us to our named executive officers under existing agreements in connection with the sale of our Gabon interests, which we are required to submit to you under the Securities Exchange Act of 1934 (the “Exchange Act”).

You can find more information about the proposed sale of our Gabon interests and associated management compensation in the section of this proxy statement titled Sale of Our Gabon Interests and Proposals 1 and 2 beginning on page 4.

Second, we are asking you to vote on a proposal to authorize our complete liquidation and dissolution. You can find more information about this proposal under the heading Liquidation and Dissolution and Proposal 3 beginning on page 63.

Third, we are asking you to approve two administrative proposals relating to the conduct of the special meeting:

•	A proposal to adjourn the special meeting, if necessary or appropriate in the judgment of the Board of Directors, to solicit additional proxies in favor of the foregoing proposals or for other reasons; and

•	A proposal to conduct such other business as may properly come before the special meeting by or at the direction of the Board of Directors.

You can find more information about these two administrative proposals under the heading Administrative Matters and Proposals 4 and 5 beginning on page 84.

In total, we are asking you to vote on five proposals, all of which have been authorized and approved unanimously by our board of directors (our “Board”). We request that each stockholder of record on the Record Date vote on these matters as soon as possible by submitting a proxy in accordance with the procedures described in the section of this proxy statement titled Questions and Answers Regarding the Special Meeting and Future Stockholder Proposals beginning on page 86. This section also includes other information about the special meeting and related procedures.

INFORMATION IN THIS PROXY STATEMENT

Terms

We have used numerous defined terms in this proxy statement. For your convenience, we have included a list of those defined terms in the section of this proxy statement titled Index to Defined Terms Used in this Proxy Statement beginning on page 91.

Organizational Chart

To help you better understand some of the information in this proxy statement, including the proposal to sell our Gabon interests and our proposed liquidation and dissolution, and the various relationships between us and our subsidiaries, please refer to the following organizational chart, which shows all of our subsidiaries that have not been dissolved. For information about the status of these subsidiaries and certain dissolved subsidiaries in the context of our liquidation and dissolution, see Liquidation and Dissolution and Proposal 3 beginning on page 63.

None of the subsidiaries shown in the chart above has been dissolved. In the last three years, we have dissolved seven subsidiaries that are not shown on the chart; the existence of those subsidiaries continues for various purposes, as required under applicable law. See Liquidation and Dissolution and Proposal 3 beginning on page 63.

Cautionary Notice Regarding Forward-Looking Statements

We caution that any forward-looking statements, as that term is defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), and Section 21E of the Exchange Act, contained in this proxy statement involve risks and uncertainties and are subject to change based on various important factors. When used in this proxy statement, the words “budget,” “forecast,” “expect,” “believes,” “goals,” “projects,” “plans,” “expects,” “anticipates,” “estimates,” “should,” “could,” “assume” and similar expressions are intended to identify forward-looking statements. In accordance with the provisions of the Securities Act and the Exchange Act, we caution you that important factors could cause actual results to differ materially from those in any forward-looking statements. These factors include, among other factors, the failure to obtain the requisite stockholder authorizations of the proposed transaction and the proposed liquidation and dissolution; the possibility that the closing conditions to the proposed transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval; delay in closing the proposed transaction or the possibility of non-consummation of the proposed transaction or the proposed liquidation and dissolution; the occurrence of any event that could give rise to termination of the sale and purchase agreement; risks related to the disruption of the proposed transaction or the proposed liquidation and dissolution of Harvest and its operations and management; the effect of announcement of the proposed transaction or the proposed liquidation and dissolution on Harvest’s ability to retain and hire key personnel and maintain relationships with its suppliers and other third parties; difficult global economic and commodity and capital markets conditions; changes in the legal and regulatory environment; our concentration of operations in Gabon; political and economic risks associated with international operations; anticipated future development costs for undeveloped reserves; drilling risks; risk that actual results may vary considerably from reserve estimates; the dependence on the abilities and continued participation of our key employees; risks normally incident to the exploration, operation and development of oil and natural gas properties; permitting and drilling of oil and natural gas wells; availability of materials and supplies necessary to projects and operations; prices for oil and natural gas and related financial derivatives; changes in interest rates; availability and cost of drilling rigs and seismic crews; political stability; civil unrest; acts of terrorism; risks associated with third-party claims and litigation and the difficulty of controlling related outcomes or assessing ultimate liabilities; currency and exchange risks; currency controls; changes in existing or potential tariffs, duties or quotas; changes in taxes; changes in governmental policy; lack of liquidity; availability of sufficient financing; changes in weather conditions; our ability to continue as a going concern; and other risks, including those discussed in our public filings.

References to Other Documents

Statements contained in this proxy statement regarding the contents of any contract or other document are not necessarily complete and are qualified by reference to the contract or other document.

Effectiveness of Information

You should rely only on the information contained in this proxy statement and any supplements or amendments to this proxy statement that we may file with the US Securities and Exchange Commission (the “SEC”) in the future. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated January 23, 2017. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. The mailing of the proxy statement to stockholders does not create any implication to the contrary.

Smaller Reporting Company Status

We are currently a “smaller reporting company” for purposes of determining what information we must provide in this proxy statement and other documents filed with the SEC. Our status as a smaller reporting company is based on, among other things, the fact that the market value of the shares of our common stock held by non-affiliates on June 30, 2016, was less than $50 million. Therefore, as permitted by SEC regulations, we may have eliminated or shortened certain kinds of information in this proxy statement, compared to analogous information in some of our prior proxy statements.

Consulting Your Own Advisors

You may wish to consult your own legal, tax and financial advisors with respect to any aspect of the proposed sale of our Gabon interests, our proposed dissolution, or other matters described in this proxy statement.

SALE OF OUR GABON INTERESTS AND PROPOSALS 1 AND 2

THE PROPOSED SALE

Summary Term Sheet

This summary of the proposed sale of our Gabon interests highlights important information discussed in more detail elsewhere in this proxy statement. The summary does not contain all of the information you should consider before voting on the proposed sale. To understand the proposed sale more fully, you are urged to read carefully this entire proxy statement and all of its appendices, including the sale and purchase agreement dated December 21, 2016, between us, HNR Energia B.V. (“HNR Energia”) and BW Energy (as amended from time to time, the “Purchase Agreement”), a copy of which is attached as Appendix A to this proxy statement, before voting on whether to authorize the proposed sale. The parenthetical page references beside each heading in this summary indicate where in this proxy statement you can find more detailed information about each subject. This summary only relates to the proposed sale of our Gabon interests. Information regarding other matters to be considered at the special meeting are included in other sections of this proxy statement; please refer to the table of contents to help you locate this other information.

Parties to the Purchase Agreement (Page 9)

The parties to the Purchase Agreement are Harvest Natural Resources, Inc., its wholly owned subsidiary HNR Energia B.V., and BW Energy. HNR Energia owns all of the equity interests in Harvest Dussafu B.V., which owns all of our Gabon interests. You are being asked to authorize HNR Energia’s sale of its 100% interest in Harvest Dussafu to BW Energy.

Key Terms of the Proposed Sale (Page 4)

The proposed sale is governed by the Purchase Agreement. On December 21, 2016, we and HNR Energia entered into the Purchase Agreement with BW Energy to sell all of our Gabon interests through the sale of HNR Energia’s equity interest in Harvest Dussafu in exchange for a cash purchase price of $32 million, subject to adjustments. The effective date of the transaction for economic and financial purposes is October 1, 2016.

The closing of the sale is conditioned on, among other things, (1) approvals by the Government of the Republic of Gabon (“Gabon”) (consisting of approvals by two separate ministers) and (2) authorization by the holders of a majority of our outstanding common stock. The Purchase Agreement requires that the closing of the sale will occur five business days after the satisfaction or waiver of the last condition to closing (unless otherwise agreed by the parties). If we do not receive the authorization of our stockholders, then either HNR Energia or BW Energy may terminate the Purchase Agreement.

We have the right to terminate the Purchase Agreement if we decide to enter into an alternative acquisition agreement with respect to a “superior proposal” (as defined in the Purchase Agreement, and as further discussed in Documents Governing the Proposed Sale – Purchase Agreement – Exclusivity, Superior Proposals, Fiduciary Out and Change of Board Recommendation beginning on page 34). If we exercise this right, then we must pay BW Energy a termination fee of $1.12 million. We must also pay this termination fee if our Board effects a “change of parent board recommendation” (as that term is defined in the Purchase Agreement) with respect to the proposed sale to BW Energy.

The Purchase Agreement is attached as Appendix A to this proxy statement.

Opinion of Financial Advisor (Page 17)

Our Board engaged Tudor, Pickering, Holt & Co. Advisors, LLC (“TPH”) as our financial advisor for purposes of the proposed transaction. On November 15, 2016, TPH delivered an opinion to our Board as to the fairness, from a financial point of view, to us of the consideration to be received by HNR Energia under the Purchase Agreement.

The full text of TPH’s written opinion, dated November 15, 2016, is attached as Appendix B to this proxy statement and is incorporated by reference into this proxy statement. We encourage you to read the opinion carefully in its entirety for a description of, among other things, the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken. TPH’s opinion was provided to our Board in connection with our Board’s consideration of the Purchase Agreement, does not address any other aspect of the proposed sale and does not constitute a recommendation as to how any of our stockholders should vote with respect to the sale, or any other matter. See The Proposed Sale – Opinion of Our Financial Advisor beginning on page 17.

Interests of Our Executive Officers in the Proposed Sale (Page 56)

In considering the recommendation of our Board, stockholders should be aware that some of our executive officers may have interests in the proposed sale that are different from, or in addition to, the interests of our stockholders. See Interests of Our Executive Officers in the Proposed Sale beginning on page 56.

Use of Proceeds and Nature of Our Business Following the Proposed Sale (Page 24)

If the proposed sale of our Gabon interests is completed, almost all of our assets will consist of cash. We will use the proceeds from the sale of our Gabon interests to pay expenses and taxes, if any, associated with the sale and for other operating expenses. Subject to determinations to be made by our Board, and subject to authorization of the liquidation and dissolution proposal by our stockholders, the remaining proceeds will be used to provide reserves of funds for future or contingent liabilities as may be determined necessary by our Board pursuant to Delaware law, to pay or settle existing obligations, to pay costs (including taxes) associated with the liquidation and winding up of our business, and to distribute remaining assets to our stockholders. If we do not dissolve Harvest (either because our stockholders do not approve the dissolution or because our directors decide to abandon the dissolution), then the proceeds may also be used for the continued operation of our business, including the possible acquisitions of assets.

Stockholder Vote Required to Approve the Proposed Sale (Page 61)

You are being asked to consider and vote on a proposal to authorize the sale of our Gabon interests described in this proxy statement and in the Purchase Agreement. We are obtaining this vote to comply with Section 271 of the Delaware General Corporation Law (“DGCL”), which requires a stockholder vote for a corporation to sell substantially all of its assets. We need the affirmative authorization of the holders of a majority of all outstanding shares of our common stock. Abstentions, broker non-votes and failures to vote will have the effect of voting against the proposed sale of our Gabon interests. On the Record Date there were approximately 11,042,933 shares of our common stock outstanding and entitled to be voted at the meeting. The exact number of outstanding shares on the Record Date cannot currently be provided due to ongoing issuances of whole shares in lieu of fractional shares in connection with our reverse stock split.

Recommendation of Our Board and Reasons for the Proposed Sale (Page 61)

Our Board unanimously (1) determined that the proposed transaction with BW Energy and the terms of the Purchase Agreement and related documents are expedient, advisable, fair to, and in the best interest of our stockholders, (2) authorized the transaction (3) approved the Purchase Agreement and the related documents and (4) recommended that our stockholders authorize the transaction in accordance with the terms of the Purchase Agreement. Our Board recommends that you vote “FOR” the authorization of the proposed sale of our Gabon interests.

Voting Procedures (Page 61)

Each share of our outstanding common stock is entitled to one vote at the meeting. You may vote by completing, signing and mailing your proxy card in the postage-paid envelope, by submitting your proxy by the internet, by submitting your proxy by telephone, or by attending the meeting and voting in person. Whether or not you intend to attend the meeting, please provide your proxy to ensure that your shares are represented at the meeting and your vote is counted.

Risk Factors Related to the Proposed Sale of Our Gabon Interests

You should carefully review the risk factors described below as well as the other information provided to you or referenced in this proxy statement in deciding how to vote on the proposed sale of our Gabon interests. For a discussion of additional considerations, we refer you to the documents we file from time to time with the SEC, particularly our most recent Annual Report on Form 10-K, including under the heading “Item 1A. Risk Factors,” and our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed since December 31, 2015. Additional risk factors and other considerations not known to us or that we currently believe are immaterial may also adversely affect our business and operations. If any of the following considerations actually occurs, our business, financial condition or results of operations could be materially and adversely affected, the value of our common stock could decline, and you may lose all or part of your investment. The risk factors discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in those forward-looking statements. See Introduction to This Proxy Statement – Information in This Proxy Statement – Cautionary Notice Regarding Forward-Looking Information beginning on page 1.

While the proposed sale of our Gabon interests is pending, it creates uncertainty about our future that could have a material adverse effect on our business, financial condition and results of operations.

As a result of this uncertainty, our current or potential business partners may decide to delay, defer or cancel entering into new business arrangements with us pending completion or termination of the proposed sale. In addition, while the proposed sale is pending, we are subject to a number of risks, including:

•	the diversion of management and employee attention from our day-to-day business;

•	the potential disruption to contracting parties and service providers; and

•	the possible inability to respond effectively to competitive pressures, industry developments and future opportunities.

The occurrence of any of these events individually or in combination could have a material adverse effect on our business, financial condition and results of operations.

There is no assurance that the proposed sale of our Gabon interests will be completed.

If our stockholders fail to authorize the proposed sale of our Gabon interests, or if the proposed sale is not completed for any other reason, the market price of our common stock may decline. Failure to complete the proposed sale will result in a reduction in the amount of cash otherwise available to us and, given that we do not currently have any operating cash inflows, may substantially limit our ability to implement any business strategy.

We cannot assure you that the proposed sale of our Gabon interests will be consummated. The consummation of the proposed sale is subject to the satisfaction or waiver of a number of conditions, including, among others, (1) the requirement that we obtain stockholder authorization of the proposed sale; (2) the requirement that we obtain approvals of the proposed sale from the Government of Gabon; (3) requirements with respect to the accuracy of the representations and warranties of the parties to the Purchase Agreement; and (4) requirements with respect to the satisfaction or waiver of the covenants and obligations of the parties to the

Purchase Agreement. See Documents Governing the Proposed Sale – Purchase Agreement – Conditions to the Proposed Sale beginning on page 29 for detailed information about all conditions to the closing. In addition, the Purchase Agreement may be terminated in certain circumstances under its terms.

We are required to obtain approvals of the sale of our Gabon interests from the Gabonese Minister in Charge of Economy and the Gabonese Minister in Charge of Petroleum. There can be no assurances that we will be able to obtain these approvals, or that we will be able to obtain these approvals on terms reasonably satisfactory to us and BW Energy. If these approvals are not obtained, then the Purchase Agreement may be terminated. See Documents Governing the Proposed Sale – Purchase Agreement – Termination beginning on page 35.

We cannot guarantee that all of the conditions to closing will be met. We or BW Energy may not be able to meet all of the closing conditions, and other closing conditions within the control of other parties (such as the required governmental approvals) may not be met. BW Energy would not be obligated to close the sale of our Gabon interests and could terminate the Purchase Agreement if we are not able to satisfy the closing conditions within our control or within the control of others. We also cannot be sure that circumstances will not rise that would also allow BW Energy to terminate the Purchase Agreement before the closing.

If the proposed sale does not close for any reason, our Board will be forced to evaluate other options. Our Board could decide to:

•	Negotiate a new purchase agreement for the sale of our Gabon interests. The terms of any such new purchase agreement may be less favorable to us than the terms of the Purchase Agreement with BW Energy. It may not be possible to negotiate a new purchase agreement for the sale of our Gabon interests because there may not be any other offers to buy our Gabon interests on satisfactory terms. Negotiation of a new purchase agreement would entail a delay in our ability to sell our Gabon interests, during which we will have to continue to use our funds to pay general and administrative and other costs associated with managing the Dussafu PSC.

•	Proceed with our proposed liquidation and dissolution and sell our Gabon interests as part of our winding up procedures. Our Plan of Dissolution provides that we will sell all of our assets in existence when we dissolve. If these assets still include our Gabon interests, we will sell those interests on the best terms available, but without stockholder approval. Any such sale could be on terms less favorable than the terms of the Purchase Agreement.

•	Decide to forego any sale of our Gabon interests in the near future and continue to manage the Dussafu PSC as we have done in the past, without dissolving Harvest. If we do this, we will have to satisfy our funding obligations for our Gabon operations out of our available cash, which will reduce our cash reserves that could otherwise be distributed to our stockholders. We will also likely continue to incur the overhead costs attendant to being a publicly held company, including legal and accounting fees.

If the proposed sale does not close, our Board will make decisions regarding our future course based on their determination of what is in the best interests of our stockholders. However, the choices will be limited and will likely be less favorable to our stockholders than the proposed sale of our Gabon interests to BW Energy under the Purchase Agreement and our proposed ensuing liquidation and dissolution, as described in this proxy statement.

We will be required to pay a break-up fee of $1.12 million if the Purchase Agreement is terminated under certain circumstances.

If the Purchase agreement is terminated for any of the following reasons, we will be required to pay BW Energy a break-up fee of $1.12 million:

•	because our stockholders do not authorize the proposed sale, and we receive an acquisition proposal after the date of the Purchase Agreement or a proposal becomes publicly known, and in either case is not withdrawn, before the termination of the Purchase Agreement, and within 12 months of termination of the Purchase Agreement we execute a definitive agreement with respect to, or our Board recommends, an alternative acquisition proposal and we subsequently consummate that alternative transaction;

•	because our Board has determined to enter into an alternative acquisition agreement with respect to a superior proposal; or

•	because our Board has changed its recommendation to our stockholders to vote for the proposed sale or we have intentionally committed a breach of our obligations under the Purchase Agreement regarding an alternative acquisition proposal.

Our executive officers may have interests in the proposed sale that are different from, or in addition to, the interests they may have as stockholders.

In accordance with the terms of pre-existing agreements, our executive officers may receive change of control payments as a result of the consummation of the proposed sale of our Gabon interests, or as a result of the combination of the consummation of the proposed sale and a termination event under the applicable agreement. If we proceed with our proposed liquidation and dissolution, it is very likely that the termination of employment of our executive officers will occur at some point in time after the dissolution. Accordingly, our executive officers may have interests in the proposed sale that are different from, or in addition to, the interests of our stockholders generally. See – Golden Parachute Compensation to Named Executive Officers beginning on page 58.

The opinion of our financial advisor does not reflect changes in circumstances that may have occurred after the date of the opinion.

On November 15, 2016, TPH delivered its opinion to our Board that, as of the date of the opinion, based on and subject to the assumptions, limitations and qualifications set forth in the opinion and based on such other matters as TPH considered relevant, the consideration to be received by HNR Energia pursuant to the Purchase Agreement was fair from a financial point of view to Harvest. TPH’s opinion speaks only as of the time it was rendered and not as of the closing of the proposed sale or any other time. Changes in circumstances that have occurred or may occur after the date of TPH’s opinion could significantly alter the value, facts or elements on which the opinion was based.

There is no guarantee that you will receive any of the net cash proceeds from the proposed sale of our Gabon interests in the form of dividends.

The purchase price for the sale of our interests in Gabon will be paid to our wholly owned subsidiary, HNR Energia, which will distribute the proceeds to us in connection with its liquidation and dissolution. While we intend to dissolve after the closing of the sale of our Gabon interests, after the payment of expenses related to the proposed sale (including taxes, if any) and reservation of some of the proceeds for operating costs, contingent liabilities and taxes, any use of the remaining proceeds will be at the discretion of our Board and based on its determination of what is in the best interests of Harvest and its stockholders at the time of determination. Our Board could decide not to pursue the liquidation and dissolution and that we should use all or a significant portion of the net cash proceeds from the sale for purposes other than to pay dividends or make liquidating distributions to stockholders, including continuing our business.

We expect to delist our common stock on the NYSE after the consummation of the proposed sale of our Gabon interests. If the sale of our Gabon interests fails to close, the NYSE could delist our common stock.

If the proposed sale of our Gabon interests is consummated, our assets will consist primarily of cash. The New York Stock Exchange’s (the “NYSE”) continued listing requirements provide that a listed company’s securities can be delisted if the company’s operating assets have been substantially reduced. Based on conversations with the NYSE, we expect that our stock will be delisted soon after the closing of the sale of our Gabon interests because at that time we will have no substantial operating assets. If our Board decides to declare a dividend after the closing of the sale of our Gabon interests, we expect that this delisting will be timed to occur very soon after the payment of the dividend. There can be no assurances, however, that our Board will declare a dividend shortly after the closing of the sale of our Gabon interests. For more information, see – Information About Us – General Information – Stock beginning on page 40. The delisting of our common stock from the NYSE would adversely affect liquidity and the trading price of our common stock.

If the sale of our Gabon interests fails to close and the Purchase Agreement is terminated, the NYSE may seek to delist our common stock due to our operating asset base, stock price or for another reason. Under these circumstances, we may seek to be traded on an alternative trading market, including one operated by OTC Markets Group.

Parties Related to the Proposed Sale

Harvest Natural Resources, Inc. – We are an independent energy company incorporated under Delaware law and headquartered in Houston, Texas. We own all of HNR Energia B.V. For information about how to contact us, please see Questions and Answers Regarding the Special Meeting and Future Stockholder Proposals – How Can I Obtain Additional Information? beginning on page 90. In the Purchase Agreement, we are referred to as the “Parent.”

HNR Energia B.V. – HNR Energia, a private company with limited liability under the laws of Curacao, is one of our wholly owned subsidiaries. It owns a 100% interest in Harvest-Dussafu B.V. which owns all of our Gabon interests. HNR Energia’s principal place of business is Prins Bemhardplein 200, 1097 JB Amsterdam, the Netherlands, and its telephone number is + 31 20 521 4777. In the Purchase Agreement, HNR Energia is referred to as the “Seller.”

BW Energy – BW Energy is a special purpose company organized under the laws of Singapore for the purpose of acquiring interests in the Dussafu Gabon production sharing contract. For more information about BW Energy, see – Information About BW Energy beginning on page 56. In the Purchase Agreement, BW Energy is referred to as the “Purchaser.”

A chart showing our organization is on page 2.

Terms of the Proposed Sale

On December 21, 2016, we and HNR Energia entered into the Purchase Agreement with BW Energy to sell all of HNR Energia’s equity interest in Harvest Dussafu for a base consideration of $32 million in cash, subject to adjustments. When we entered into the Purchase Agreement, HNR Energia, BW Energy and Citibank, N.A. (“Citibank”) also entered into an escrow agreement.

When we entered into the Purchase Agreement, BW Energy deposited $2.5 million under an escrow agreement, to be held and disbursed in accordance with the terms of the Purchase Agreement. If we terminate the Purchase Agreement because of an uncured breach of any warranty or covenant made by BW Energy, then BW Energy must pay us the $2.5 million, with interest, as liquidated damages for the breach. If the Purchase Agreement is terminated for any other reason, this $2.5 million will be returned to BW Energy.

At the closing of the transaction, we will receive $29.5 million, subject to certain adjustments, and $2.5 million will be held in an escrow account under the escrow agreement. For more information about the purchase price adjustments, see Documents Governing the Proposed Sale – Purchase Agreement – General beginning on page 28.

The $2.5 million of the $32 million base purchase price to be held in the escrow account will be disbursed in accordance with the terms of the Purchase Agreement. If BW Energy has any claim for breach of warranties we made under the Purchase Agreement, it may follow a procedure detailed in the Purchase Agreement to collect the amount of the claim from the escrow account. The amount remaining in the escrow account, subject to adjustments, will be paid to us three months after the closing of the sale (or six months after the closing if our shareholders do not approve the plan of complete liquidation and dissolution of Harvest). These adjustments include amounts payable to BW Energy in satisfaction of claims it may make before the expiration of the escrow account and which we have agreed to; reserves of amounts sufficient to pay any claims made by BW Energy that we are disputing; and costs of administering the escrow account.

The closing of the transaction is subject to the following conditions, in addition to other customary conditions:

•	Authorization by the holders of a majority of all of our outstanding shares of common stock; and

•	Approvals by the Gabonese Minister in Charge of Economy and the Gabonese Minister in Charge of Petroleum.

See Documents Governing the Proposed Sale – Purchase Agreement – Conditions to the Proposed Sale beginning on page 29 for detailed information about conditions to the closing. See – Background of the Proposed Sale beginning on page 11 for information about the status of obtaining the required approvals of the Gabonese government.

We have agreed not to solicit other offers to acquire us or our interests in Gabon while the Purchase Agreement is in effect. If we receive an unsolicited offer, we may not engage in negotiations or substantive discussions with, or furnish any information and reasonable access to, any third party making the offer or its representatives unless we determine in good faith, after consultation with outside legal and financial advisors, and based on information then available, that the offer constitutes, or is reasonably likely to result in, a superior proposal and we comply with other contractual requirements, including giving written notice to BW Energy after any such determination and before taking any of the actions described above, providing information regarding the third party and its offer to BW Energy, entering into an acceptable confidentiality agreement with the third party and providing to BW Energy any material nonpublic information furnished to the third party.

We have the right to terminate the Purchase Agreement to accept a third-party proposal if we determine in good faith (after consultation with our outside legal counsel and financial advisor) that the third party proposal constitutes a superior proposal and that the failure to approve or recommend the superior proposal would be inconsistent with our fiduciary duties to our stockholders under applicable law. Before terminating the Purchase Agreement, we must (at BW Energy’s request) engage in good faith negotiations with BW Energy regarding the terms of the Purchase Agreement, and we must consider any adjustments in the Purchase Agreement proposed by BW Energy and determine in good faith (after consultation with our outside legal counsel and financial advisor) that the superior proposal continues to be superior. In addition, we may not terminate the Purchase Agreement unless, concurrently with the termination, we pay BW Energy a break-up fee of $1.12 million. For more information regarding what constitutes a superior proposal, see Documents Governing the Proposed Sale – Purchase Agreement – Fiduciary Out beginning on page 34.

Before closing the sale of our Gabon interests, we will be responsible for funding interim period petroleum costs (as defined in the Purchase Agreement) up to an aggregate limit of $2.4 million. At the time of the closing, the total amount of these interim period petroleum costs funded by us will be added to the purchase price.

The Purchase Agreement contains customary warranties and covenants. These warranties and covenants were made only for the purposes of the Purchase Agreement and as of specific dates, are solely for the benefit of the parties to the Purchase Agreement, may be subject to limitations agreed on by the parties, and may be subject to standards of materiality applicable to the parties that differ from those applicable to our stockholders. You should not rely on the warranties or covenants, or any description of them, as characterizations of the actual state of facts or conditions of any party to the Purchase Agreement or any of their subsidiaries or affiliates. Information about the subject matter of the warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.

For a more detailed description of the documents governing the proposed transaction, see – Documents Governing the Proposed Sale beginning on page 28. For a more detailed description of the Gabon interests that are the subject of the proposed transaction, see – Description of Interests to be Sold beginning on page 26.

Background of the Proposed Sale

During the last several years, we have been exploring a broad range of strategic alternatives for enhancing and realizing stockholder value. We have retained financial advisors from time to time to provide advisory services to assist us in exploring those strategic alternatives, including among others, possible sales of assets, including our Venezuelan and Gabon interests.

We received several indications of interest from third parties regarding a sale of our interests in Venezuela. Between 2012 and 2016 we entered into three purchase agreements to sell our Venezuelan interests. The first of these purchase agreements was terminated. Under the second purchase agreement, we were able to sell approximately 36% of our Venezuelan interests, but the purchase agreement was terminated as to the sale of the remaining 64% of our Venezuelan interests. On October 7, 2016, we closed the sale of all of our remaining Venezuelan interests under the third purchase agreement. For more information about our Venezuelan operations and the sale of our Venezuelan interests, see Information About Us – Operations by Geographical Locations beginning on page 37.

In the meantime, beginning in 2013, we began to actively seek a purchaser for all or a substantial portion of our Gabon interests, which consist solely of Harvest Dussafu’s 66.667% interest in the Dussafu, Gabon production sharing contact (the “Dussafu PSC”). We believed that this was in the our best interests because the estimated cost of developing the properties held under the Dussafu PSC would likely exceed our financial capabilities. We engaged TPH as our advisor for this purpose on April 2, 2013. In April 2013, we solicited an offer to purchase our Gabon interests from Pan-Petroleum Gabon B.V. (“Pan-Petroleum”), which then held a 33.333% interest in the Dussafu PSC. Pan-Petroleum is a subsidiary of Panoro Energy ASA, an exploration and production company based in London and listed on the Oslo Stock Exchange. We were required to make this offer to Pan-Petroleum before we could seek third-party offers. Pan-Petroleum indicated that it did not intend to make an offer.

We then proceeded with marketing our Gabon interests. From April to July 2013, we and our advisors contacted 128 companies, of which 24 companies further engaged in the marketing process and were provided with detailed information about our Gabon interests. Of these 24 companies, we received two indications of interest, one of which was rejected because we determined the proposed purchase price was too low. The other indication of interest was from Vitol SA (“Vitol”).

In September 2013 we entered into a non-binding letter of intent with Vitol for a transaction under which we would sell our Gabon interests to Vitol for Vitol’s suggested purchase price of $137 million, plus approximately $8 million for certain seismic information to be acquired by Harvest. We also agreed to negotiate exclusively with Vitol through November 15, 2013. We engaged in negotiations with Vitol in October 2013. In November 2013, we terminated discussions with Vitol because it became apparent to us that Vitol did not want to close the transaction until the Dussafu PSC project had developed sufficiently for the Gabonese government to grant its exclusive exploitation authorization permit to us and we were close to proving that there were developed reserves on the property, conditions that we believe would not be satisfied for at least another year after November 2013, if at all. The purchase price ostensibly offered by Vitol was provided at a time when global markets indicated a price for oil of over $100 per barrel, significantly higher than the current price for oil.

In December 2013, we completed the acquisition of a 3D seismic survey over approximately 1,200 square kilometers, most of which included areas of the block not previously covered by any other 3D seismic survey. In 2014, we and our advisors contacted 12 companies in an effort to market our Gabon interests, and we provided information about our Gabon interests to four of these companies. We received one indication of interest which we rejected because we determined it was not in our best interests, in part because the proposed purchase price was below the Vitol offer in 2013.

In 2014 we completed our initial processing and analysis of the new 3D seismic survey on the Gabon acreage, which identified new exploration prospects that were larger than those that had been previously identified. We again solicited an offer from Pan-Petroleum in February 2015. In March 2015 Pan-Petroleum responded with an offer on terms that we deemed to be inadequate, and we rejected Pan-Petroleum’s offer. The consideration offered by Pan-Petroleum was materially below the consideration that would be paid by BW Energy under the Purchase Agreement. We then initiated a new marketing effort and provided information about our Gabon interests, including this new information, to seven companies, but no bids were received.

We continued to market our Gabon interests on an ad-hoc basis as companies that we contacted from time to time expressed interest. During the remainder of 2015, we and our advisors contacted 29 companies, and we provided information about our Gabon interests to eight of these companies. Although some of these companies expressed interest, no bids were received.

We continued to market our Gabon interests through the first three quarters of 2016. During this time, we and our advisors contacted eight companies, and we provided information about our Gabon interests to four of these companies. From these four companies, we received two indications of interest. We decided not to pursue one of these indications of interest because the prospective buyer had not secured financing.

The other indication of interest, the one that we pursued, was submitted on June 1, 2016 by San Andres Corporation (“SAC”), a Houston-based oil and gas company formed by former employees of Vaalco Energy, Inc., a Houston-based independent energy company, which has a production sharing contract in Gabon. We believed that these employees were familiar with the properties held under the Dussafu PSC. The non-binding June 1, 2016 indication of interest proposed a purchase price of $20 million to acquire Harvest Dussafu, cash and debt free. SAC indicated that financing would be a condition to closing, among other conditions, and requested the exclusive right to negotiate the transaction through August 1, 2016.

Our management responded to SAC in late June, revising the indication of interest to include a purchase price of $30 million and eliminate the exclusivity period and financing condition, among other revisions. On June 29, 2016, SAC submitted a new indication of interest, this one proposing a purchase price of $25 million and indicating that financing would remain a condition to closing. We rejected this proposal.

On July 14, 2016, we received a new non-binding proposal from SAC to purchase Harvest Dussafu. This proposal included a purchase price of $25 million and requested exclusivity through August 29, 2016, but did not include a financing condition. SAC indicated that BW Offshore Limited (“BWO”), a specialist floating production, storage and offloading unit (“FPSO”) building, leasing and operating company listed on the Oslo stock exchange, was a part of its equity team, and indicated that its discussions with BWO had initiated approximately one month earlier. We communicated again that the purchase price under the proposal was inadequate and suggested that SAC revise its proposal.

On August 9, 2016, our representatives met with representatives of SAC to continue our negotiations. Negotiations continued until August 29, when we received a new non-binding proposal from SAC. This proposal included a purchase price of $28.0 million and indicated that BWO would provide all of the financial support to SAC in its bid to purchase Harvest Dussafu. The proposal was subject to approval of SAC’s board, however, and other conditions. On the same day that we received this new proposal from SAC, we received a letter from Carl Arnet, the chief executive officer of BWO, indicating that BWO would provide funding and critical equipment and services in support of SAC’s bid to purchase Harvest Dussafu, subject to approval by BWO’s board.

On September 6, 2016, a second prospective purchaser of our Harvest Dussafu interests submitted a non-binding proposal to purchase our Gabon interests for $30.0 million on a debt-free basis. The consideration would be funded through an initial public offering of the purchaser that the purchaser indicated would occur in late fall. We did not actively pursue this offer because there was some uncertainty about the financing.

On September 9, 2016, representatives of Harvest and SAC had a telephone conference to further discuss the terms of a potential transaction. On September 17, we provided SAC with a revised draft of the sale and purchase agreement that among other changes, inserted as a condition to closing that the transaction be authorized by our stockholders because the transaction would constitute the sale of our last remaining operating asset. The terms of this draft allowed us to terminate the sale and purchase agreement under certain circumstances upon the payment of a break-up fee of 3 1/2% of the purchase price if we received a better offer or if our Board determined that the transaction was no longer in our best interests.

At a meeting in Houston on September 20, 2016, our representatives met with representatives of SAC and BWO to discuss the potential transaction further. At this meeting, our representatives discussed due diligence matters and the budget under which we would continue to develop the Dussafu PSC.

In response to our September 16, 2016 draft sale and purchase agreement, on September 26, SAC and BWO provided us with a term sheet that set out the principal terms that it believed should be incorporated in the sale and purchase agreement. Among other things, the term sheet proposed that the purchaser’s obligation to close the transaction would be conditioned on (1) BWO board approval of the transaction after the sale and purchase agreement was signed, (2) approval by the government of Gabon of a contract under which an affiliate of BWO would lease an FPSO to Harvest Dussafu pursuant to Harvest Dussafu’s upcoming November invitation for bids to lease an FPSO, as described below, and (3) withholding of 15% of the purchase price for 12 months to secure any obligations that we might have under the sale and purchase agreement after the closing. The SAC term sheet proposed a purchase price of $32 million, subject to adjustment.

On September 27, 2016, we met again with representatives of SAC and BWO in Houston to discuss the required governmental approvals and other open issues. Following these meetings, we responded to the term sheet provided by SAC and BWO, rejecting the 15% hold-back, requiring our warranties to expire on the closing date, rejecting conditioning the closing on the government of Gabon’s approval of the lease of the FPSO by an affiliate of BWO to Harvest Dussafu and requiring BWO board approval before the sale and purchase agreement was signed. We also requested the right to retain the $2.5 million escrow if the government of Gabon did not approve the transaction or imposed conditions on its approval that were unacceptable to SAC.

On September 28, 2016, we engaged TPH to provide us with a fairness opinion regarding the transaction.

SAC responded to our September 27, 2016 comments to its term sheet in writing on October 3, and we and our legal advisors participated in a conference call with SAC, BWO and their advisors on October 4. During that call, the outstanding issues were discussed, but remained unresolved.

In early October, SAC and BWO proposed a transaction under which a newly formed company jointly owned by SAC and BWO would purchase our Gabon interests for a purchase price to be agreed on, with a verbal indication that the purchase price would be superior to the $28 million previously communicated. Soon afterwards, SAC and an affiliate of BWO formed a special purpose entity, Offshore San Andres Pts Ltd. (“OSA”) to enter into a sale and purchase agreement with us for the acquisition of our Gabon interests. OSA provided us with a revised draft of the sale and purchase agreement on October 7. That draft was consistent with its term sheet and did not make many of the changes that we had requested in our response to the term sheet. We responded to the OSA draft on October 10 with a revised draft that changed the terms to be consistent with our comments to the term sheet. Following receipt of our draft, OSA agreed to meet with us in person on October 13 and 14 in Houston to see whether the open issues could be resolved.

On October 13, 2016, James Edmiston, our president and chief executive officer, met with Carl Arnet, BWO’s chief executive officer, to discuss the transaction. From October 13 through October 16, and then at a reconvened meeting on October 19, representatives of SAC and BWO met with our representatives in Houston to negotiate the open issues on the sale and purchase agreement. During the course of these discussions, SAC and BWO agreed to withdraw their request that the transaction be conditioned on a subsequent BWO board approval and the approval by the government of Gabon of a lease of an FPSO by an affiliate of BWO to Harvest Dussafu, and we agreed that the $2.5 million escrow would not be forfeited if the government of Gabon conditioned its approval on terms that were materially adverse to OSA. OSA and we also agreed that $2.5 million would be held back from the purchase price to cover post-closing obligations for a period equal to the shorter of six months or 90 days after the later of the closing and the date that our stockholders approved the transaction.

Under the proposed terms of the sale and purchase agreement, we were required to continue to develop the Dussafu PSC pursuant to an agreed budget until the closing, with any amounts spent after October 1, 2016, to be added to the purchase price. In the weeks following the mid-October meetings in Houston, our representatives and representatives of SAC and BWO worked to prepare the agreed budget. The parties also negotiated a resolution of what would happen if we or OSA concluded that expenditures outside of the agreed budget were necessary to comply with the terms of the development plan for the Dussafu PSC, which required that oil be produced by July 16, 2018. These negotiations were completed by November 7.

From October 19 through November 14, we and our representatives negotiated and exchanged drafts of the sale and purchase agreement with representatives of SAC and BWO. During the course of negotiations, our Board was advised of the status of the negotiations and the proposed terms. Our executive officers also had discussions with the potential purchaser that had submitted a non-binding offer to purchase our Gabon interests on September 6, but these discussions did not progress because the other potential purchaser would need to obtain funding before it could make a binding offer.

On November 4, 2016, in accordance with the Dussafu PSC, Harvest Dussafu submitted an invitation for bids to lease an FPSO for the Dussafu PSC. Harvest Dussafu received six bids, one of which was received from an affiliate of BW Energy, the proposed purchaser of our Gabon interests. Harvest Dussafu currently is evaluating the bids and expects to determine the superior bid by the end of January 2017. Harvest Dussafu’s determination of the superior bid is subject to the approval of the Gabonese government.

On November 15, 2016, our Board met to further consider the transaction, including the terms of the draft of the sale and purchase agreement that had been negotiated between OSA and us. Our legal counsel and representatives of TPH also attended the meeting. The TPH representatives reviewed its analysis with the Board and orally delivered the opinion described in The Proposed Sale – Opinion of Our Financial Advisor beginning on page 17. The Board discussed these matters and unanimously approved the proposed transaction.

Because SAC was a new entrant into Gabon, we were not willing to sign the sale and purchase agreement without discussing the acceptability of the sale to OSA with the Gabonese Minister in Charge of Petroleum. A meeting with the Minister could not be scheduled until November 16, 2016. On November 16, Stephen Haynes, our chief financial officer, and Robert Speirs, our senior vice president, met with the Minister in Libreville, Gabon, to discuss the transaction. At that meeting, the Minister expressed reservations about the proposed transaction, citing dissatisfaction with SAC ownership, and indicated that he was not in a position to approve the transaction. To gain the Minister’s approval, the decision was made to remove SAC from the transaction and proceed with BWO directly.

On December 2, 2016, Carl Arnet, BWO’s chief executive officer, met with the then-chairman of the Gabonese Oil Company and an advisor to the Gabonese Minister in Charge of Petroleum, and subsequently met with the Minister to discuss proceeding with the transaction with BWO as the purchasing entity, and the possible purchase of an interest in the Dussafu PSC from Pan-Petroleum. The Minister indicated that a transaction with BWO as the purchasing entity would be viewed favorably. At BWO’s request the Minister provided us with letters indicating the same. On December 6, BWO received a letter from the Minister indicating it would view favorably its acquisition of our Gabon interests. Also on December 6, we received a letter from the Minister consenting to the transfer of its interest in Harvest Dussafu BV to BW Offshore.

On December 6, our Board met, received a status report on the transaction, and discussed the transaction.

In late November we had been advised that the Gabon Oil Company, an oil and gas company wholly owned by the Government of Gabon (the “Gabon Oil Company”), was interested in participating in the acquisition of a minority interest in the Dussafu PSC from BWO following the closing of the sale of our Gabon interests. We met with representatives of the Gabon Oil Company on November 30 and provided an executive review of the Dussafu PSC operations. On December 12, 13 and 14, we met in Libreville, Gabon with a technical team from the Gabon Oil Company for a full review of the Dussafu block. In early December, we were also advised that BWO intended to purchase an additional 25% interest in the Dussafu PSC for up to $12 million, subject to the closing of the sale of our Gabon interests.

On December 8, Mr. Arnet met with James Edmiston, our president and chief executive officer, and provided an update regarding the Gabonese Minister in Charge of Petroleum’s position.

On December 15, 2016, our representatives met with representatives of BWO to further discuss the transaction. We also learned that BWO and an affiliate had formed BW Energy to be the purchasing party for the sale of our Gabon interests. On December 16, we provided BW Energy with a revised draft of the sale and purchase agreement that included BW Energy as the purchasing entity. This was the only material change made to the draft of the sale and purchase agreement that was originally approved by our Board at the November 15 meeting.

Between December 16 and December 20, 2016, our representatives and representatives of BWO discussed final issues relating to the proposed transaction. They also discussed the timing of signing the Purchase Agreement, and we urged BWO to be ready to sign the agreement as soon as possible. On December 20, a representative of BWO met with the chairman of the Gabonese Oil Company and advisor to the Gabonese Minister in Charge of Petroleum to discuss the status of the transaction and future plans with respect to the Dussafu PSC.

Also on December 20, 2016, our Board met to consider developments in the transaction and the terms of the revised purchase agreement, including the change in the purchaser. It decided that it was reasonable and in our best interests to not request an update to the TPH opinion that was given at the November 15 meeting of our Board. After discussion, our Board unanimously (1) determined that the proposed transaction and the terms of the current draft sale and purchase agreement and related documents were expedient, advisable, fair to, and in the best interests of our stockholders, (2) authorized the transaction and approved the related documents, (3) recommended that our stockholders authorize the transaction in accordance with the terms of the current draft sale and purchase agreement, and (4) generally authorized our officers to take all necessary actions to effect the terms of the current draft sale and purchase agreement.

On December 21, 2016, we, HNR Energia and BW Energy signed and delivered the Purchase Agreement, which provided for a base purchase price of $32 million. After the signing, we issued a press release to announce the transaction on December 22. On December 28, we filed a Current Report on Form 8-K with the SEC describing the transaction and attaching as an exhibit the Purchase Agreement.

In early January 2017, the Petroleum Ministry requested meetings during the week of January 9 with Harvest, BW Energy and Pan-Petroleum to discuss the transactions involving the Dussafu PSC and the proposed sale of interests by us and Pan-Petroleum, including finalizing the transfer documents that will serve to satisfy the governmental approval conditions precedent under the Purchase Agreement. Harvest submitted a draft of the transfer documents to the Petroleum Ministry, but the Minister of Petroleum was replaced on January 10, and the meetings have been postponed.

On January 13, 2017, we filed a preliminary proxy statement with the SEC asking our stockholders to approve the proposed sale of our Gabon interests.

Recommendation of Our Board and Reasons for the Proposed Sale

At a meeting held on December 20, 2016, our Board unanimously (1) determined that the proposed transaction with BW Energy and the terms of the Purchase Agreement and related documents are expedient, advisable, fair to, and in the best interest of our stockholders, (2) authorized the transaction and approved the related documents, and (3) recommended that our stockholders authorize the transaction in accordance with the terms of the Purchase Agreement. Our Board recommends that you vote “FOR” the authorization of the proposed sale of our Gabon interests.

Our Board has recognized that we have very limited choices in Gabon. Our Board has met on several occasions to discuss the situation in Gabon to determine the best alternative available to us and has concluded that the proposed sale of our Gabon interests is the best alternative we have at this time. In recommending the approval of the proposed sale, our Board considered a number of factors, both positive and negative, and potential benefits and detriments of the proposed sale. Our Board believes that the following factors support its decision to authorize the sale of our Gabon interests and recommends that our stockholders authorize the sale:

•	that if we do not sell our Gabon interests, we will be required to make additional investment in Gabon to meet our financial commitments without any assurances that those investments will yield sufficient cash in the near future;

•	the deterioration, over the last two years, of global energy prices;

•	the risks and uncertainties associated with the consummation of the proposed sale of our Gabon interests described in Risk Factors Related to the Proposed Sale of Our Gabon Interests beginning on page 6;

•	that we have held a prolonged process to monetize our interests in Gabon over the last three years, including a possible sale, and that the proposed sale is the best offer that could be found;

•	the fact that BW Energy deposited $2.5 million into an escrow account at the time of signing the Purchase Agreement and that we will receive that amount if we terminate the Purchase Agreement due to an uncured breach of a warranty or covenant on the part of BW Energy;

•	the opinion of TPH, dated November 15, 2016, as to the fairness, from a financial point of view and as of the date of the opinion, to Harvest of the consideration to be received by HNR Energia, as more fully described below in the section entitled – Opinion of Our Financial Advisor beginning on page 17;

•	presentations made by our management and advice of outside legal counsel;

•	the detailed terms and conditions of the Purchase Agreement;

•	the anticipated net proceeds after tax from the sale;

•	the ability to consider unsolicited alternative transactions and to enter into negotiations with a third party if our Board determines that an unsolicited proposal is reasonably likely to result in a superior proposal (even taking into consideration that we would be required to give BW Energy a right to match a superior proposal, and if we accept a superior proposal, we would be required to pay a break-up fee); and

•	that we sold our historical primary asset (our Venezuelan interests) on October 7, 2016, and the Board believes it is in the best interests of us and our stockholders to sell our only remaining asset (our Gabon interests) in contemplation of the proposed liquidation and dissolution.

Our Board based its ultimate decision on its business judgment that the benefits of the proposed sale of our Gabon interests significantly outweigh the risks of alternatives to that sale. Our Board judged that the proposed sale represents the best currently available strategic alternative to preserve stockholder value, and unanimously concluded that the completion of the proposed sale pursuant to the Purchase Agreement is expedient, advisable, fair to and in the best interests of us and our stockholders.

The draft sale and purchase agreement approved by our Board at its meeting held on December 20, 2016, included substantially the same terms as the form of purchase agreement approved by our Board at its meeting held on November 15, 2016, except for the designation of the purchaser of our Gabon interests, which changed from being OSA (in the November 15 draft of the sale and purchase agreement) to being BW Energy, which is affiliated with BWO but not SAC. TPH’s oral opinion was presented to our Board at the November 15, 2016, meeting, and its written opinion, which is included with this proxy statement as Appendix B, is dated as of that date and speaks only as of the date it was rendered. TPH did not present our Board with an updated analysis at its December 20, 2016, meeting, nor did it update its written opinion, at our direction. We determined that it would be in the best interests of us and our stockholders not to incur the expense of an updated analysis or opinion for our Board’s December 20, 2016, meeting to preserve our limited available funds because, in our Board’s opinion, (1) there were no material changes to the terms of the transaction between the draft sale and purchase agreement considered at our Board’s November 15, 2016, meeting and the final Purchase Agreement considered at our Board’s December 20, 2016, meeting (other than the change in the designation of the purchaser), (2) there were no changes in the global economy or the oil and gas industry in general that our Board believed would materially affect the value of our interest in the Dussafu PSC, (3) no significant changes had occurred in the operations of Harvest Dussafu and (4) we had received no new indications of interest from others relating to the acquisition of our Gabon interests. Therefore, our Board relied on the November 15, 2016, analysis by TPH, as well as the other general considerations described above. For more information about the evolution of the proposed sale of our Gabon interests between November 15, 2016, and December 20, 2016, see – Background of the Proposed Sale beginning on page 11.

The preceding discussion is not, and is not intended to be, exhaustive. In light of the number and the wide variety of positive and negative factors that our Board considered in connection with its evaluation of the proposed sale of our Gabon interests and the complexity of these matters, our Board did not find it practicable, and has not tried, to quantify, rank or otherwise assign relative weights to the specific factors it considered. Individual members of our Board may have given different weight to different factors. Our Board considered all these factors together and, on the whole, considered them to be favorable to, and to support, its determination.

Our Board recommends that you vote “FOR” the authorization of the proposed sale of our Gabon interests.

Opinion of Our Financial Advisor

Introduction

Our Board retained TPH to act as its financial advisor and provide an opinion in connection with the sale. Our Board instructed TPH to evaluate the fairness, from a financial point of view, to Harvest of the consideration to be received by HNR Energia under the Purchase Agreement.

On November 15, 2016, at a meeting of our Board held to evaluate the transaction, TPH delivered an opinion that, as of November 15, 2016 and based on and subject to the assumptions, limitations and qualifications set forth in the opinion and based on other matters as TPH considered relevant, the consideration to be received by HNR Energia pursuant to the proposed purchase agreement was fair from a financial point of view to Harvest.

The opinion speaks only as of the date and the time it was rendered and not as of the time the transaction may be completed or any other time. The opinion does not reflect changes that may occur or may have occurred after its delivery, which could significantly alter the value, facts or elements on which the opinion was based.

The full text of TPH’s written opinion, which describes, among other things, the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken, is attached as Appendix B to this proxy statement and is incorporated by reference in its entirety. The summary of TPH’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Our stockholders are urged to read the TPH opinion carefully and in its entirety. TPH delivered its opinion for the information and assistance of our Board in connection with its evaluation of the transaction. TPH’s opinion does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed transaction or any related matter.

In connection with rendering its opinion, TPH reviewed, among other things:

•	the financial terms of a draft sale and purchase agreement transmitted to TPH on November 14, 2016;

•	annual reports to our stockholders and our Annual Reports on Form 10-K for the three years ended December 31, 2015;

•	certain interim reports to our stockholders;

•	audited financial statements of us and our subsidiaries on a consolidated basis as of and for the years ended December 31, 2015, 2014 and 2013, the unaudited financial statements of us and our subsidiaries on a consolidated basis for the three months ended March 31, 2016, the three and six months period ended June 30, 2016 and the three and nine months period ended September 30, 2016, and unaudited pro forma consolidated financial information of us and our subsidiaries as of and for the six months ended June 30, 2016;

•	certain estimates of contingent resources, future production, and income, both on a gross basis (the “2C Gross Resource Estimates”) and attributable to the interest of Harvest Dussafu after giving effect to the terms of the Dussafu PSC, in each case in certain properties located in the offshore block named Dussafu Marin no. G-4-209 (the “Dussafu Block”), prepared by our management for the year ended December 31, 2015;

•	certain estimates of contingent resources, future production, and income, both on a gross basis and attributable to the interest of Harvest Dussafu after giving effect to the terms of the Dussafu PSC, in each case in certain properties located in the Dussafu Block, prepared by our independent engineering firm for management for the year ended December 31, 2014;

•	certain other communications from us to our stockholders; and

•	certain internal financial information and forecasts for us and Harvest Dussafu prepared by our management (the “Forecasts”).

TPH also held discussions with members of our senior management regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction and the past and current business operations, future prospects and financial condition of Harvest. In addition, TPH reviewed the reported price and trading activity for our common stock, compared certain financial and stock market information about us with similar information for certain other companies, the securities of which are publicly traded, reviewed the financial terms of certain recent transactions in the upstream oil and gas industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as TPH considered appropriate.

For purposes of its opinion, TPH assumed and relied on, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax, regulatory and other information provided to, discussed with or reviewed by or for it, or publicly available. In that regard, TPH assumed with our Board’s consent that the Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Harvest. TPH also assumed with our Board’s consent that (i) the executed Purchase Agreement (including the exhibits and schedules thereto) would not differ from the draft versions TPH examined, (ii) the consideration in the proposed transaction will not be reduced as a result of any purchase price adjustments in the Purchase Agreement or otherwise, (iii) the transaction will not result in the default or acceleration of any obligation under material agreements of Harvest, HNR Energia or any of their subsidiaries and (iv) all governmental, regulatory or other consents or approvals necessary for the consummation of the transaction will be obtained without any material adverse effect on Harvest, HNR Energia their subsidiaries or the expected benefits of the transaction in any way meaningful to TPH’s analysis. TPH did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Harvest, HNR Energia or any of their subsidiaries and TPH was not furnished with any such evaluation or appraisal. TPH’s opinion did not address any legal, regulatory, tax or accounting matters.

TPH’s opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to TPH as of, November 15, 2016. TPH assumed no obligation to update, revise or reaffirm its opinion and expressly disclaimed any responsibility to do so based on circumstances, developments or events that occur after the date its opinion was rendered.

The estimates contained in TPH’s analysis and the results from any particular analysis are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by any analysis. In addition, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, TPH’s analysis and estimates are inherently subject to substantial uncertainty.

In arriving at its opinion, TPH did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by TPH in its analyses, and no one single method of analysis should be regarded as critical to the overall conclusion reached by TPH. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, TPH believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and all factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by TPH, therefore, is based on the application of TPH’s own experience and judgment to all analyses and factors considered by it, taken as a whole. The delivery of TPH’s opinion was approved by its fairness opinion committee.

TPH’s opinion addresses only the fairness from a financial point of view, as of November 15, 2016, to Harvest of the consideration to be received by HNR Energia pursuant to the Purchase Agreement. TPH’s opinion did not address the underlying business decision of Harvest or HNR Energia to engage in or consummate the transaction, or the relative merits of the transaction as compared to any other alternative transaction that might be available to Harvest or HNR Energia. TPH did not express any view on, and the fairness opinion did not address, any other term or aspect of the Purchase Agreement or the transaction, including the fairness of the transaction to, or any consideration received in connection with the transaction by, creditors or other constituencies of Harvest or HNR Energia; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Harvest or HNR Energia, or any class of those persons, in connection with the transaction, whether relative to the consideration pursuant to the Purchase Agreement or otherwise. TPH did not express any opinion as to the price at which the shares of our common stock will trade at any time.

The data and analyses summarized in this proxy statement are from TPH’s presentation to our Board delivered on November 15, 2016, which primarily used market closing prices as of November 14, 2016. The analyses summarized below include information presented in tabular format. To fully understand the financial analyses performed, the tables must be considered together with the textual summary of the analyses.

Summary of TPH’s Analysis

Commodity Price Assumptions

The commodity price assumptions used by TPH in certain of its analyses are summarized below:

Intercontinental Exchange Inc. Strip Pricing for Brent crude oil (“Brent”) as of November 14, 2016. (“Strip”):

Year	Brent Crude (per Bbl)
2016 (Q4 estimate)	$48.33
2017	$47.79
2018	$51.19
2019	$53.35
2020	$55.11
2021 and thereafter	$56.88

Research Consensus per Bloomberg (“Research Consensus”):

Year	Brent Crude (per Bbl)
2016 (Q4 estimate)	$49.63
2017	$55.00
2018	$62.00
2019	$62.00
2020	$65.00
2021 and thereafter	$65.00

3-Year Historical Average (“Three-Year Average”):

Year	Brent Crude (per Bbl)
2016	$68.56
2017	$68.56
2018	$68.56
2019	$68.56
2020	$68.56
2021 and thereafter	$68.56

Net Asset Value Analysis

TPH performed an asset-level Net Asset Value analysis of Harvest. TPH calculated the present value, as of November 1, 2016, of the future cash flows (giving effect to the terms of the Dussafu PSC) expected to be generated in 2016 through the earlier of (i) the remaining term of the Dussafu PSC, which expires in 2038, or (ii) the end of the assets’ economic life, based on the estimates of production, operating expenses and capital expenditures reflected in the Forecasts. In performing this analysis, TPH applied discount rates ranging from 15% to 30%. The discount rates were based on an analysis of the weighted average cost of capital of certain comparable companies with international undeveloped contingent oil and gas resources, companies with oil and gas assets in West Africa and companies with oil and gas assets in the Gulf of Mexico, all of which were adjusted for the relative risk premium (based on third party reports) associated with operating in Gabon. TPH estimated Net Asset Value as the present value of the unlevered free cash flows generated by these estimates. For the purposes of its analysis, unlevered cash flow was calculated as net cash flows to Harvest Dussafu after giving effect to the Dussafu PSC. The commodity prices used to derive the cash flows were based on Strip, Research

Consensus and Three-Year Average prices. The analysis assumed that Harvest would obtain financing to fund development costs; however, management does not believe that equity or debt financing would be readily available to Harvest. Using Strip commodity prices, the foregoing discount rate sensitivities applied to the Net Asset Value calculation resulted in an implied valuation range of $(7) million to $28 million. Using Research Consensus commodity prices, the foregoing discount rate sensitivities applied to the Net Asset Value calculation resulted in an implied valuation range of $23 million to $81 million. Using Three-Year Average commodity prices, the foregoing discount rate sensitivities applied to the Net Asset Value calculation resulted in an implied valuation range of $40 million to $111 million.

Precedent Transaction Analysis

Using publicly available information and third party research, TPH reviewed certain transactions in the upstream energy industry involving assets located in Africa (i) that were announced since January 1, 2000, (ii) for assets with greater than 75% of oil based on proven and probable reserves (2P reserves), (iii) that included only undeveloped reserves, (iv) with a transaction value of less than $500 million and (v) announced when the dated Brent oil price was less than $75 (per Bbl) on the day preceding the announcement. TPH conducted a precedent transaction analysis to assess how similar transactions were valued. No selected transaction is identical to the proposed transaction. Accordingly, TPH believes that purely quantitative analyses are not, in isolation, determinative in the context of the transaction and that qualitative judgments concerning differences between the financial and operating characteristics and prospects of Harvest Dussafu and the selected precedent transactions that could affect the values are also relevant. The following list sets forth the selected transactions reviewed:

•	Woodside Petroleum Ltd/ConocoPhillips (2016)

•	Vitol Group/Bowleven plc (2009)

•	PA Resources AB/ADECO Congo BVI (2006)

•	Canadian Natural Resources Limited/Pioneer Natural Resources Company (2005)

•	Premier Oil plc/Fusion Oil & Gas plc (2003)

•	Woodside Petroleum Ltd/Eni S.p.A. (2003)

•	Hardman Resources Ltd/Woodside Petroleum Ltd (2003)

•	Sterling Energy plc/Fusion Oil & Gas plc (2003)

•	ONGC Videsh Ltd./OMV AG (2003)

•	PETRONAS Carigali Sendirian Berhad; Petroliam Nasional Berhad/Lundin Petroleum AB; Lundin Sudan BV (2003)

For the analysis, TPH calculated multiples equal to the quotient of the reported transaction value divided by 2P reserves (such ratio referred to in this proxy statement as “TV/2P”). The observed multiple ranges from the analysis resulted in a minimum TV/2P of $0.34, a median TV/2P of $0.84 and a maximum TV/2P of $2.95. TPH applied the indicated multiples to Harvest’s 2C Gross Resource Estimates multiplied by Harvest’s two-thirds working interest (“Net Working Interest Resources Estimates”). From this analysis, TPH estimated an implied valuation range of $7.1 million to $61.4 million, with a median implied valuation of $17.5 million. The analysis did not give effect to the terms of the Dussafu PSC, which would have resulted in Harvest being entitled to fewer barrels than the Net Working Interest Resources Estimates. Applying the indicated multiples to the net entitlement barrels would result in lower implied valuations for Harvest’s interest than those described above.

Trading Comparables Analysis

TPH reviewed and analyzed certain financial information including valuation multiples related to selected comparable international upstream energy companies with contingent resources and no production. The selected companies were Bowleven Plc, FAR Ltd., Hurricane Energy Plc, Karoon Gas Australia Ltd., Providence Resources Plc, Pura Vida Energy NL and Xcite Energy Ltd. The preceding companies are referred to in this discussion as the “selected comparable companies.”

TPH selected the companies reviewed in its analysis because, among other things, in TPH’s judgment the selected comparable companies operate businesses that have certain shared characteristics with Harvest Dussafu. However, no selected company or group of companies is identical to Harvest Dussafu. Accordingly, TPH believes that purely quantitative analyses are not, in isolation, determinative in the context of the transaction and that qualitative judgments concerning differences between the financial and operating characteristics and prospects of Harvest Dussafu and the selected comparable companies that could affect the values of each also are relevant. TPH calculated and compared the ratio of each selected comparable company’s (i) enterprise value (“EV”), calculated as the diluted equity value of each company in the selected comparable companies, plus book value of net debt, preferred equity and non-controlling interests, to its (ii) contingent 2C resource estimates (such ratio, “EV/2C”). The 2C resource estimates for each member of the selected comparable companies used by TPH in its analysis were based on our public disclosure.

The observed multiple ranges from the trading comparables companies resulted in a minimum EV/2C of $0.16, a median EV/2C of $0.55 and a maximum EV/2C of $1.96. TPH applied the indicated multiples to Harvest’s Net Working Interest Resource Estimates. From this analysis, TPH estimated an implied valuation range of $3.3 million to $40.9 million, with a median implied valuation of $11.4 million. The analysis did not give effect to the terms of the Dussafu PSC, which would have resulted in Harvest being entitled to fewer barrels than the Net Working Interest Resources Estimates. Applying the indicated multiples to the net entitlement barrels would result in lower implied valuations for Harvest’s interest than those described above.

General

TPH and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes.

TPH and its affiliates also engage in securities trading and brokerage, private equity activities, investment management activities, equity research and other financial services, and in the ordinary course of these activities, TPH and its affiliates may from time to time acquire, hold or sell, for their own accounts and for the accounts of their customers, (i) equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of Harvest or any of the other parties to the transaction and any of their respective affiliates and (ii) any currency or commodity that may be involved in the transaction and the other matters contemplated by the Purchase Agreement.

In addition, TPH and its affiliates and certain of its and their employees, including members of the team performing services in connection with the transaction, as well as certain private equity funds and investment management funds associated or affiliated with TPH in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including Harvest or any of the other parties to the transaction and any of their respective affiliates. TPH was not requested to, and did not, participate in the negotiation of the terms of the Purchase Agreement or the transactions.

TPH is an internationally recognized investment banking firm that is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Our Board selected TPH to act as its financial advisor in connection with the transaction on the basis of TPH’s experience in transactions similar to the transaction described in the Purchase Agreement, its reputation in the investment community and its familiarity with us and our business.

Since 2013, TPH has provided advisory services to us with respect to other acquisition and divestiture matters, and TPH has thus far received $1.4 million in compensation and expense reimbursement in connection with these engagements. In particular, in May 2016, TPH was engaged by the Special Committee of our Board to provide a fairness opinion regarding the sale of our assets in Venezuela, an assignment TPH completed in June 2016, and for which TPH received $1.0 in compensation. TPH may provide investment banking or other financial services to us or any of the other parties to the transactions or their respective shareholders or affiliates in the future. In connection with these investment banking or other financial services, TPH may receive compensation.

The description set forth above constitutes a summary of the analyses employed and factors considered by TPH in rendering its opinion to our Board. TPH believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description.

No company or transaction used in the analyses of comparable transactions summarized above is identical or directly comparable to Harvest, HNR Energia or the transaction. Accordingly, these analyses must take into account differences in the financial and operating characteristics of the selected publicly traded companies and differences in the structure and timing of the selected transactions and other factors that would affect the public trading value and acquisition value of the companies considered.

Pursuant to the terms of our Board’s engagement of TPH, TPH became entitled to receive (i) a cash transaction fee of $1.0 million upon the sale of our Gabon interests and (ii) an additional fee of $1.0 million upon our Board’s request that TPH render a fairness opinion (regardless of the conclusion reached in the fairness opinion); provided that in no event may the sum of the fees listed in clause (i) and (ii) exceed 10% of the aggregate consideration received pursuant to the transaction. In addition, we have agreed to reimburse TPH for its reasonable out-of-pocket expenses incurred in connection with the engagement, including fees and disbursements of its legal counsel. We also agreed to indemnify TPH, its affiliates and their respective officers, directors, partners, agents, employees and controlling persons for certain liabilities related to or arising out of its rendering of services under its engagement, including liabilities under federal securities laws, or to contribute to payments TPH may be required to make in respect of these liabilities.

Results of Consummation of the Proposed Sale

As a result of the closing of the transaction, our primary asset will be cash, and we will not own or have any interest in any oil and gas properties.

Also as a result of the closing of the transaction, we may be obligated to make certain change of control payments to members of our management. For a description of these obligations, see – Interests of Our Executive Officers in the Proposed Sale beginning on page 56.

The NYSE continued listing requirements provide that a listed company’s securities can be delisted if the company’s operating assets have been substantially reduced. Based on conversations with the NYSE, we expect that our stock will be delisted soon after the closing of the sale of our Gabon interests because at that time we will have no substantial operating assets. If our Board decides to declare a dividend after the closing of the sale of our Gabon interests, we expect that this delisting will be timed to occur very soon after the payment of the dividend. There can be no assurances, however, that our Board will declare a dividend shortly after the closing of the sale of our Gabon interests.

Use of Proceeds and Nature of Our Business Following the Proposed Sale

If the proposed sale of our Gabon interests is completed, our primary asset will be cash from the proceeds of the sale and cash from the closing of the sale of our Venezuelan interests in October 2016. We anticipate using a portion of this cash to pay for expenses and other costs related to the transaction, which we estimate will be approximately $1.4 million in the aggregate (a portion of which has been paid). We estimate that the costs of owning and managing our Gabon interests (including general and administrative costs and capital costs) from October 1, 2016 to the date of closing the sale of our Gabon interests will be approximately $2.5 million. Under the Purchase Agreement, BW Energy will reimburse us for these costs incurred from October 1, 2016. For more information, see Documents Governing the Proposed Sale – Purchase Agreement beginning on page 28.

After we complete the sale of our Gabon interests, we intend to dissolve, assuming that our stockholders authorize our proposed liquidation and dissolution. As part of our dissolution, the remaining proceeds from the sale of our Gabon interests, combined with our other cash assets, would be distributed from time to time to our stockholders of record on the dissolution date, subject to payment of general expenses associated with our dissolution and winding up, the payment of all known liabilities and the reservation of funds to pay possible future and contingent liabilities, in accordance with Delaware law. See Liquidation and Dissolution and Proposal 3 beginning on page 63. Our Board may also consider making a distribution to our stockholders shortly after the closing of the sale of our Gabon interests and before we commence dissolution proceedings, but there can be no assurances that our Board will declare this dividend.

If our stockholders do not authorize our proposed liquidation and dissolution, or if for any other reason our Board decides not to proceed with our liquidation and dissolution and winding up, we may continue to operate as an oil and gas company and our Board may consider distributing some of our cash assets to our stockholders and investing in new oil and gas properties or interests, subject to the sole discretion of our directors, based on what they believe is in the best interests of us and our stockholders.

Accounting Treatment of the Proposed Sale

Upon closing the sale or our Gabon interests, for accounting purposes, we will derecognize Harvest Dussafu as a subsidiary in accordance with Financial Accounting Standards Board Accounting Standards Codification 810-10-40, which states that an entity should deconsolidate a subsidiary when the parent relationship ceases to exist. A loss will be recognized and measured based on the difference between the fair value of the consideration received ($32 million, subject to adjustments) less the carrying amount of our investment in Harvest Dussafu ($30 million at September 30, 2016) and transaction costs estimated at $2.4 million.

We expect to realize a loss for United States (“U.S.”) federal income tax purposes on closing the sale of our Gabon interests. As a result of the sale, we expect that the tax effect for financial reporting purposes primarily will be attributable to any U.S. deferred tax liability recorded on the unremitted earnings of HNR Energia that are currently deferred from U.S. taxation. Upon closing, we will review unremitted earnings derived from our foreign operations and asset sales that are deferred from current U.S. taxation to determine if a U.S. deferred tax liability should be recorded on those earnings.

In assessing the need for a deferred tax liability on the unremitted foreign earnings, we will assess the available positive and negative evidence related to our U.S. net operating losses, alternative minimum credit carryforwards and other U.S. deferred tax assets to estimate if sufficient future taxable income will be generated to use some or all of the existing deferred tax assets. After reviewing the possible liquidation and dissolution of us and our subsidiaries, if we have determined that we may have taxable income in the U.S., the valuation allowance currently offsetting our U.S. deferred tax assets will be reduced accordingly.

Material Income Tax Consequences of the Proposed Sale

Material U.S. Federal Income Tax Consequences

The following discussion is a general summary of the anticipated U.S. federal income tax consequences of the sale of our Gabon interests. The following discussion is based on the Internal Revenue Code of 1986 (the “Code”), its legislative history, currently applicable and proposed Treasury regulations under the Code (the “Treasury Regulations”) and published rulings and decisions, all as currently in effect as of the date of this proxy statement, an all of which are subject to change, possibly with retroactive effect. Tax considerations under the state and local laws, or federal laws other than those pertaining to income tax, are not addressed in this proxy statement. The following discussion has no binding effect on the Internal Revenue Service (“IRS”) or the courts.

Consequences to Our Stockholders

There should be no U.S. federal income tax consequence to our stockholders as a result of the sale of our Gabon interests, as we expect to realize a loss, through HNR Energia. However, stockholders may incur a tax if they receive dividends or other distributions from us of any proceeds from the sale of our Gabon interests, or if they sell or otherwise dispose of our stock in a taxable transaction at a price higher than their adjusted tax basis in that stock. You are urged to consult your own tax advisor with respect to the U.S. federal income, as well as state, local and non-U.S. tax consequences to you of receiving distributions on, or disposing of, our stock.

Consequences to Us

Neither Harvest nor HNR Energia should be subject to U.S. federal income tax rising from the sale of our Gabon interests inasmuch as the sale is expected to generate a loss for U.S. federal income tax purposes.

Material Dutch Income Tax Consequences

There will be no material Dutch tax consequences to us or our affiliates as a result of the sale of our Gabon interests. HNR Energia’s sale of shares in Harvest Dussafu will be fully exempt from corporate income tax as a result of the Dutch participation exemption.

Material Gabon Income Tax Consequences

The sale of shares of Harvest Dussafu will be treated as a sale of the Dussafu PSC for Gabon tax purposes. Gain would be realized to the extent the sales proceeds exceed Harvest Dussafu’s accumulated costs incurred in exploring and developing the petroleum property. The expected sale proceeds of $32 million (subject to adjustments) will not exceed our accumulated petroleum costs. Consequently, there should be no gain realized for Gabon income tax purposes and no Gabon income taxes should be due.

Transfer Taxes

Under the Purchase Agreement, all transfer taxes that may be imposed as a result of the sale of our Gabon interests are the responsibility of BW Energy.

Regulatory Matters

We are not aware of any antitrust or other material regulatory consents that are required in connection with the sale of our Gabon interests, except for the approvals by the Gabonese Minister in Charge of Economy and the Gabonese Minister in Charge of Petroleum, representing the Government of Gabon. As of the date of this proxy statement, these approvals have not been obtained.

DESCRIPTION OF INTERESTS TO BE SOLD

Under the Purchase Agreement, we and HNR Energia agreed to sell all of HNR Energia’s 100% equity interest in Harvest Dussafu to BW Energy. The sale of our equity interest in Harvest Dussafu will constitute the sale of all of our interests in Gabon.

General

Our Gabon interests consist of our 66.667% ownership interest in the Dussafu PSC. We acquired this ownership interest in 2008 through two separate acquisitions. We are the operator of the Dussafu PSC. The other 33.333% ownership interest in the Dussafu PSC is currently held by Pan-Petroleum. In addition to the Purchase Agreement to acquire our interests in Gabon, BW Energy also has entered into a memorandum of understanding with Pan-Petroleum relating to the proposed acquisition of a further 25% interest in the Dussafu PSC. If both of these transactions close, BW Energy would own a 91.667% interest in the Dussafu PSC, Pan-Petroleum would own an 8.333% interest in the Dussafu PSC, and we would cease to have any interest in the Dussafu PSC.

Operations under the Dussafu PSC are located offshore Gabon, adjacent to the border with the Republic of Congo, and currently cover an area of 850.5 square kilometers, or approximately 210,163 acres, which is the area included in an exclusive exploitation authorization awarded by the government in July 2014 (“EEA”). All areas outside of the EEA were relinquished in 2016. Water depths in the EEA range from approximately 250 feet to 1,650 feet. Production and infrastructure exist in the blocks contiguous to the Dussafu PSC.

Pan-Petroleum, we and Gabon, represented by the Ministry of Mines, Energy, Petroleum and Hydraulic Resources (the “Ministry”), entered into a third exploration phase of the Dussafu PSC with an effective date of May 28, 2012. On March 26, 2014, we approved a resolution that the discovered fields are commercial to exploit. On June 4, 2014, a declaration of commerciality was signed with Gabon pertaining to four discoveries on the Dussafu project. On July 17, 2014, the Direction Generale Des Hydrocarbures awarded the EEA for the development and exploitation of certain oil discoveries on the Dussafu project. On October 10, 2014, the field development plan (“FDP”) was approved. The third exploration phase expired on May 27, 2016. This expiration will have no effect on the previously discovered fields under the EEA, however, because we have four years from the date of the EEA (that is, until July 16, 2018) to begin production. We have met all funding commitments for the third exploration phase of the Dussafu PSC.

In December 2014, we recorded a $50.3 million impairment related to the unproved costs of the Dussafu PSC based on a qualitative analysis that considered our current liquidity needs, our inability to attract additional capital and the decrease in oil and natural gas prices. In December 2015, we reassessed the carrying value of the unproved costs related to the Dussafu PSC and recorded an additional impairment of $23.2 million based on an analysis of the value of the unproved costs that considered the value of the contingent and exploration resources and our ability to develop the project given its current liquidity situation and the depressed price of crude oil. We also impaired the oilfield inventory related to our Gabon interests by $1.0 million as of December 31, 2015. During the nine months ended September 30, 2016, we recorded an additional $1.4 million impairment related to the inventory, leaving $1.6 million related to this inventory. We recorded the oilfield inventory impairment based on the decrease in prices and demand for inventory due to continued decreases in oil prices. Operational activities during the year ended December 31, 2015, included continued evaluation of development plans, based on the 3D seismic data acquired in late 2013 and processed during 2014.

Drilling and Development Activity

During 2011, we drilled our first exploratory well, Dussafu Ruche Marin-1 (“DRM-1”), and two appraisal sidetracks. We discovered oil of approximately 149 feet of pay within the Gamba and Middle Dentale Formations. DRM-1 and the sidetracks are currently suspended pending further exploration and development activities.

During the fourth quarter of 2012, our second exploration well on the Tortue prospect to target stacked pre-salt Gamba and Dentale reservoirs commenced. Dussafu Tortue Marin-1 (“DTM-1”) was spud on November 19, 2012 in a water depth of 380 feet. On January 4, 2013, we announced that DTM-1 had reached a vertical depth of 11,260 feet within the Dentale Formation. Log evaluation and pressure data indicate that we have an oil discovery of approximately 42 feet of pay in a 72-foot column within the Gamba Formation and 123 feet of pay in stacked reservoirs within the Dentale Formation.

The first appraisal sidetrack of DTM-1 (“DTM-1ST1”) was spud on January 12, 2013. DTM-1ST1 was drilled to a total depth of 11,385 feet in the Dentale Formation, approximately 1,800 feet from DTM-1 wellbore, and found 65 feet of pay in the primary Dentale reservoir. Several other stacked sands with oil shows were encountered; however, due to a stuck downhole tool, logging operations were terminated before pressure data could be collected to confirm connectivity. The downhole tool was retrieved and the DTM-1 and DTM-1ST1 were suspended for future re-entry.

Central/inboard 3D seismic data acquired in 2011 has been processed and interpreted to evaluate prospectivity. We have also completed processing data from the 1,260 square kilometer 3D seismic survey acquired during the fourth quarter of 2013. This survey provides 3D coverage over the outboard portion of the block and has confirmed significant pre-salt prospectivity that had been inferred from 2D seismic data. The new 3D seismic data also covers the Ruche, Tortue and Moubenga discoveries and we expect will facilitate the effective placement of future development wells in the Ruche and Tortue development program, as well as allowing improved assessment of the numerous undrilled structures already identified on older 3D seismic surveys.

Since approval of the FDP in October 2014, Harvest has continued to move toward development of the Ruche exclusive exploitation area. A tender for all the subsea equipment was concluded in January 2015 when prices exceeded the costs employed in the FDP. Efforts continue to negotiate with the lowest priced vendors and to revise the development scheme to bring the projected cost back to the FDP levels. The depth volume from the 2013 3D seismic acquisition over the discovered fields and the outboard area of the license has been received and interpreted.

A new seismic survey commenced in October 2013. We received the first high quality seismic products during the second quarter of 2014 and interpretation was completed in early 2015. The new 3D seismic data was extended over the two discoveries and should enhance the placement of future development wells in the Ruche and Tortue development program. We continue to evaluate our prospects, but we have not drilled any additional wells.

This new data was incorporated into our reservoir models. Optimization of well trajectories to maximize oil recovery is ongoing. Results from an ongoing seismic inversion study, aimed at recognizing reservoir ‘sweet spots’, will be incorporated when available. The prospect inventory has been updated and several prospects have been high graded for drilling. Operational activities during the year ended December 31, 2015, included continued evaluation of development plans based on the 3D seismic data acquired in late 2013 and processed during 2014.

We engaged a contractor to undertake a fixed-price, geophysical site survey over multiple potential well locations in the Dussafu block in August 2015. The survey is a prerequisite for siting mobile drilling units and other installations required for continuing exploration and development activities over the license. The survey will provide information about the seabed and shallow geological conditions, essential for the safe siting and operation of these installations. A tender for a jackup drilling rig was completed in November 2015 and a tender for well testing and other services was concluded in January 2016.

All of our drilling activities are conducted on a contract basis with independent drilling contractors. We do not directly operate any drilling equipment.

Since 2012, we have considered options to develop, sell or farm-down our interest in the Dussafu PSC to obtain the maximum value from the asset, while maintaining the required liquidity to continue our operations.

For information regarding our efforts to monetize our interests in Gabon, see – The Proposed Sale – Background of the Proposed Sale beginning on page 11.

We have participated in the drilling of exploration wells in Gabon as follows:

	Year Ended December 31,
	2015		2014		2013
	Gross	Net	Gross	Net	Gross	Net
Exploration Wells Drilled Productive:	—	—	—	—	1	0.7
Producing Wells: None

	Year Ended December 31,
	2015	2014	2013
Average Depth of Wells (Feet) Drilled
Crude Oil	—	—	11,260

The following table summarizes the developed and undeveloped acreage in Gabon that we own, lease or hold under concession as of December 31, 2016:

Developed		Undeveloped
Gross	Net	Gross	Net
—	—	210,163	140,109

DOCUMENTS GOVERNING THE PROPOSED SALE

The following is a summary of the material documents relevant to the proposed sale of our Gabon interests. The Purchase Agreement is attached to this proxy statement as Appendix A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information that is important to you. To understand the proposed sale of our Gabon interests more fully, and for a more complete legal description of the proposed sale, you are urged to read this entire proxy statement carefully, including the appendices.

The descriptions of the documents governing the proposed sale of our Gabon interests have been included to provide you with general information regarding the terms of each document. Except for the status of each document as a contractual document among the parties with respect to the proposed sale, these descriptions are not intended to provide factual information about any of the parties. The documents may contain representations and warranties made by the parties as of specific dates or based on a party’s knowledge and belief, may be subject to limitations agreed on by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating risk between the parties instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or by other investors. You should not rely on the representations and warranties set forth in these documents as statements of factual information.

Purchase Agreement

General

We, HNR Energia, and BW Energy entered into the Purchase Agreement on December 21, 2016. An overview of some of the terms and conditions of the Purchase Agreement is provided below. This overview is not intended to be a complete description of all of the terms and conditions in the Purchase Agreement and you are urged to read the Purchase Agreement in its entirety.

We own 100% of HNR Energia. HNR Energia owns 100% of the equity interests in Harvest Dussafu, which is the interest to be sold to BW Energy under the Purchase Agreement. Harvest Dussafu owns all of our Gabon interests.

At the closing described in the Purchase Agreement, HNR Energia will sell its 100% interest in Harvest Dussafu in exchange for a cash purchase price of $32 million, subject to the following adjustments:

•	$2.5 million of the $32 million will be retained in an escrow account for up to six months, to be used to pay any claims that BW Energy may have for any breach of a representation made by us in the Purchase Agreement;

•	The purchase price will be increased by $173,095, which was an agreed-upon working capital adjustment between the parties, plus the amount of interim petroleum costs paid by Harvest Dussafu out of equity capital contributions made by HNR Energia and minus any distributions paid by Harvest Dussafu to HNR Energia after October 1, 2016. Because Harvest Dussafu has no sources of funds to pay interim petroleum costs other than its cash on hand or equity capital contributions made by HNR Energia, it is expected that the purchase price will increase by all interim petroleum costs paid by Harvest Dussafu less the amount of any distributions paid by Harvest Dussafu to HNR Energia. Harvest Dussafu has not paid any distributions since October 1, 2016, and is not expected to pay any distributions before the closing of the sale of our Gabon interests.

Closing

The closing will take place five business days after the date on which the conditions to the closing set out in the Purchase Agreement have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing), or at such other time as the parties may agree.

Conditions to the Proposed Sale

The obligations of HNR Energia and BW Energy to consummate the proposed sale of our Gabon interests at the closing are subject to the satisfaction (or waiver by HNR Energia and BW Energy), on or before the closing date, of the following conditions:

•	The Gabonese Minister in Charge of Economy shall have approved HNR Energia’s transfer of its interests in Harvest Dussafu;

•	The Gabonese Minister in Charge of Petroleum shall have approved HNR Energia’s transfer of its interests in Harvest Dussafu;

•	The PSC and the related joint operating agreement dated July 10, 2003 (the “JOA”) and EEA shall be in full force and effect;

•	The Government of Gabon shall have released us from any and all liability or obligation under our guaranty of the obligations of Harvest Dussafu under the Dussafu PSC; and

•	There shall be no statute, rule, regulation, order, temporary restraining order or injunction by any governmental entity preventing the transaction and there shall not be pending or threatened in writing any suit, action or proceeding by any governmental entity challenging or seeking to restrain or prohibit the transaction or to terminate the PSC, the JOA or the EEA.

The obligation of HNR Energia to consummate the proposed sale of our Gabon interests at the closing is subject to the satisfaction (or waiver by HNR Energia), on or before the closing date, of the following conditions:

•	The representations and warranties of BW Energy made in the Purchase Agreement shall be true and correct in all material respects as of the date of the Purchase Agreement and as of the closing date (except to the extent previously made as of an earlier date, in which case as of the earlier date);

•	BW Energy shall have performed or complied in all material respects with all obligations and covenants required by the Purchase Agreement to be performed or complied with by BW Energy by the closing date; and

•	Our stockholders shall have approved the sale of our Gabon interests, as described in this proxy statement.

The obligation of BW Energy to consummate the proposed sale of our Gabon interests at the closing is subject to the satisfaction (or waiver by BW Energy), on or before the closing date, of the following conditions:

•	The representations and warranties of HNR Energia made in the Purchase Agreement shall be true and correct in all material respects as of the date of the Purchase Agreement and as of the closing date (except to the extent previously made as of an earlier date, in which case as of the earlier date); and

•	HNR Energia shall have performed or complied in all material respects with all obligations and covenants required by the Purchase Agreement to be performed or complied with by HNR Energia by the closing date.

Representations and Warranties

The representations and warranties made in the Purchase Agreement do not purport to be accurate as of the date of this proxy statement or to provide factual information about the parties to the Purchase Agreement.

HNR Energia made various representations and warranties in the Purchase Agreement, subject to certain detailed exceptions provided to BW Energy in writing. These representations and warranties relate to, among other things:

•	Harvest Dussafu’s legal existence, its solvency, and HNR Energia’s unencumbered ownership of all equity interests in Harvest Dussafu;

•	The ownership of Harvest Dussafu’s interest under the PSC, the validity of the PSC, the JOA and the EEA, and operations in respect of Harvest Dussafu’s interest under the PSC, the JOA and the EEA, environmental matters, consents, required approvals and permits, the non-cancellation or waiver of any rights relating to those operations, the payments of any cash calls due, certain rights of third parties and the conduct of business in accordance with industry standards and good oil field practices;

•	HNR Energia’s legal existence and its power and its authority to enter into the Purchase Agreement, which does not violate its governing documents, cause a material default or create an encumbrance under any material agreement to which it is a party, violate any judgment, order, ruling, decree or laws applicable to HNR Energia, Harvest Dussafu or operations under the PSC, or require any consent or waiver other than those subject to the conditions to the closing discussed above;

•	Contractual arrangements to which Harvest Dussafu is a party and litigation involving Harvest Dussafu, and the non-existence of employees of Harvest Dussafu;

•	Compliance with environmental laws;

•	Harvest Dussafu’s financial records;

•	Capital commitments, intercompany payables and outstanding loans;

•	Conduct of Harvest Dussafu’s business since the date of the Purchase Agreement;

•	Compliance with tax laws, payment of taxes, operations only within The Netherlands and Gabon for tax purposes, and there being no open audits;

•	Harvest Dussafu’s insurance and there being no outstanding or pending insurance claims; and

•	Compliance with anti-corruption laws.

We made various representations and warranties in the Purchase Agreement. These representations and warranties relate to our legal existence and our power and authority to enter into the Purchase Agreement, which does not violate our governing documents, cause a material default or create an encumbrance under any material agreement to which we are a party, or violate any judgment, order, ruling, decree or law applicable to us, and the absence of claims or investigations with respect to us that might delay or prevent consummating the transaction.

BW Energy made various representations and warranties in the Purchase Agreement. These representations and warranties relate to, among other things:

•	BW Energy’s legal existence and its power and authority to enter into the Purchase Agreement, which does not violate its governing documents, cause a material default or create an encumbrance under any material agreement, violate any judgment, order, ruling, decree or law applicable to it, or require any consent or waiver other than those subject to the conditions to the closing described above;

•	The absence of claims or investigations with respect to BW Energy that might delay or prevent consummating the transaction;

•	BW Energy’s evaluation of Harvest Dussafu’s interests in the PSC, the JOA and the EEA and facilities held under the PSC, and its familiarity of laws applicable to Gabon and current practices and activities of Gabon’s government and other entities relevant to the PSC;

•	The absence of litigation having a material adverse effect on the business of BW Energy that would materially adversely affect its ability to perform under the Purchase Agreement and complete the transaction;

•	The sufficiency of funds, capability, personnel and resources to fulfill the obligations of BW Energy under the Purchase Agreement, including payment of the purchase price;

•	The absence of payments made that would violate applicable anti-corruption laws; and

•	There being no obligation of BW Energy to pay any brokerage or similar fees in connection with the transaction.

Certain Actions Before the Closing

HNR Energia has agreed to ensure that Harvest Dussafu will not take any of the following actions before the closing without the written consent of BW Energy:

•	Breach any provision of the PSC, the JOA or the EEA;

•	Amend, terminate or waive any rights under the PSC, the JOA or the EEA, enter into any agreements relating to its interest in the JOA, except in its capacity as operator under the JOA in the ordinary course of business, agree to any sole risk operations or exercise any right of non-consent under the JOA;

•	Change, transfer, assign or encumber Harvest Dussafu’s interest in the JOA or HNR Energia’s interest in Harvest Dussafu;

•	Approve any plan of arrangement, reconstruction, amalgamation, merger or demerger or any analogous proceeding;

•	Borrow or incur any financial indebtedness other than in the ordinary course of business in according with past practices and applicable contractual obligations;

•	Allot or issue any additional shares of Harvest Dussafu;

•	Alter Harvest Dussafu’s articles of association;

•	Declare or pay any dividends;

•	Acquire any shares in another company, enter into any partnership or joint venture or acquire any assets, other than the joint venture or assets forming part of Harvest Dussafu’s interests under the PSC, the JOA and the EEA; or

•	Change Harvest Dussafu’s tax residences of the Netherlands and Gabon.

HNR Energia has also agreed to ensure that Harvest Dussafu will take the following actions before the closing:

•	Request that BW Energy be allowed to participate in any meeting of the operating committee under the JOA and consult with BW Energy in respect of any material decision to be taken at any meeting of the operating committee;

•	Notify BW Energy of any claim, legal proceeding, arbitration or expert determination made or instituted in connection with Harvest Dussafu’s interest under the PSC, the JOA and the EEA;

•	Make available to BW Energy all material information, data and other material that it reasonably requests relating to Harvest Dussafu’s interests in and operations under the PSC, the JOA and the EEA;

•	Maintain Harvest Dussafu’s insurance policies relating to its interests in the PSC, the JOA and the EEA and pursue all claims that can be made under those policies in respect of any loss of or damage to the interests;

•	Request that BW Energy be allowed to participate in any meeting with any governmental entity and take BW Energy’s recommendations under consideration; and

•	Terminate all agreements and arrangements between Harvest Dussafu and any of its affiliates.

Other Covenants

Under the Purchase Agreement, we have made a number of other covenants, including the following:

•	HNR Energia will ensure that Harvest Dussafu’s business is conducted in the ordinary course of business and in accordance with the budget and schedule agreed to by BW Energy and HNR Energia before signing the Purchase Agreement. Before Harvest Dussafu incurs expenses exceeding 20% of any line item or 10% of the total amount set out in the approved budget and schedule, or enters into any contract, arrangement or undertaking not contemplated by the approved budget and schedule, HNR Energia will discuss with BW Energy whether the approved budget and schedule should be amended to include the new items, and if they so agree in writing, the approved budget and schedule will be amended. Otherwise, any such additional commitments will not be taken into account in the determination of the purchase price adjustments, and any such contract must permit its termination at the time of the closing at no cost to Harvest Dussafu or its transfer by HNR Energia to an affiliate with no obligation to BW Energy or Harvest Dussafu.

•	If BW Energy proposes work that is not covered by the approved budget and schedule, BW Energy and HNR Energia will discuss whether the approved budget and schedule should be amended in writing and if they so agree in writing, the approved budget and schedule will be amended to include the additional work. Otherwise, BW Energy may undertake the additional work in its own name and for its own account.

•	HNR Energia will fund from its own resources all costs and expenses incurred, up to $2.4 million, during the period between October 1, 2016 (the effective date of the transaction) and the date of the closing in connection with petroleum operations under the PSC, including charges for time spent by employees of HNR Energia and its affiliates performing services to Harvest Dussafu to the extent includable as petroleum costs under the PSC and pursuant to the approved budget and schedule. At closing, these amounts will be added to the purchase price as an adjustment.

•	We will call a meeting of our stockholders to vote on the proposed sale of our Gabon interests, provide our stockholders with appropriate proxy materials with respect to the vote, recommend that our stockholders authorize the sale of our Gabon interests as described in the Purchase Agreement, use commercially reasonable efforts to solicit proxies from our stockholders in favor of authorization of the sale of our Gabon interests as described in the Purchase Agreement, and take all other actions necessary or advisable to secure the authorization of the proposed transaction from our stockholders, subject to our rights described below under – Exclusivity, Superior Proposals, Fiduciary Out and Change of Board Recommendation.

•	We will be responsible for and indemnify BW Energy and hold it harmless against any tax payments and penalties arising out of the assessment of any taxes and penalties assessed on the transfer of the PSC, the JOA and the EEA before the effective date of the transaction (October 1, 2016).

Under the Purchase Agreement, BW Energy made a number of covenants, including the following:

•	Until the time of the closing, BW Energy will keep in confidence all information we furnished to it in connection with the transaction or relating to Harvest Dussafu; after the closing these confidentiality covenants will be replaced by the confidentiality covenants included in the PSC, the JOA and the EEA;

•	BW Energy will be responsible for and indemnify HNR Energia and hold it harmless for all environmental liabilities arising before, on or after the October 1, 2016, effective date except to the extent those liabilities result from HNR Energia’s omissions, negligence or breach of duty;

•	BW Energy will be responsible for and indemnify HNR Energia and hold it harmless for all duties, liabilities and costs with respect to the ownership of Harvest Dussafu’s interest in the PSC, the JOA and the EEA, the ownership or use of related facilities, and the ownership or use of the area covered by the PSC, arising before, on or after the October 1, 2016, effective date, and regardless of whether any duty, liability or costs results from any acts or omissions, negligence or breach of duty on the part of HNR Energia or its affiliates, but subject to the other provisions of the Purchase Agreement, including the warranties and covenants of us and HNR Energia relating to the operation of the PSC between October 1, 2016, and the closing date; and

•	After the closing, if Harvest Dussafu (or anyone acting on its behalf) recovers all or any portion of (1) funds that our subsidiary, Harvest Natural Resources, Inc. (UK) (“Harvest UK”), attempted to pay to Libya Oil Gabon S.A. in 2011 for fuel supplied to Harvest Dussafu, but which funds were blocked by the U.S. Office of Foreign Assets Control, or (2) a $0.2 million receivable of Harvest Dussafu owed by Pan-Petroleum, BW Energy will cause Harvest Dussafu to remit the recovered funds to us. For more information regarding the funds blocked by the U.S. Office of Foreign Assets Control, see Sale of Our Gabon Interests and Proposals 1 and 2 – Information About Us – General Information – Legal Proceedings beginning on page 39.

The parties have made a number of other covenants, including the following:

•	They will use reasonable efforts to take such actions reasonably required, cooperate with each other and provide all necessary information and assistance required to ensure that the conditions to the closing are satisfied as soon as reasonably practicable, but by no later than March 21, 2017;

•	They will provide each other with copies of communications with any governmental entity related to the conditions to closing, the right to participate in meetings with any governmental entity related to the conditions to closing, and provide each other copies of notifications, submissions and communications proposed to be made to any governmental entity;

•	They will keep each other informed, on a weekly basis, on progress toward satisfying conditions to the closing and notify each other of the satisfaction of a condition to closing; and

•	If a governmental entity will approve the transaction only if a party will provide an undertaking, indemnity, credit support, security or guaranty (other than (1) replacement of our guaranty of the obligations of Harvest Dussafu under the Dussafu PSC, (2) a commitment having an annual impact of $150,000 or less, or (3) a commitment relating to petroleum costs), BW Energy will have no obligation to agree to the requested commitment.

Exclusivity, Superior Proposals, Fiduciary Out and Change of Board Recommendation

Exclusivity. We have agreed that, until our stockholders approve the sale of our Gabon interests or the earlier termination of the Purchase Agreement, and subject to our rights described in the second, third and fourth paragraphs of this section, we will not solicit, induce or encourage any inquiries or proposals that would lead to an acquisition proposal, participate in any discussions regarding an acquisition proposal, furnish any information about us to any person in connection with any acquisition proposal, approve, endorse or recommend any acquisition proposal, withdraw our Board’s recommendation in favor of the proposed acquisition by BW Energy, or enter into any agreement relating to any acquisition proposal. For purposes of the Purchase Agreement, an “acquisition proposal” is any offer or proposal regarding a merger, consolidation or other business combination involving us, HNR Energia, or Harvest Dussafu or regarding a sale, lease or other disposition having the effect of transferring or disposing of the equity interests of Harvest Dussafu.

Superior Proposals. However, if we receive an unsolicited acquisition proposal before we receive our stockholders’ authorization of the proposed transaction, and our Board determines in good faith, after consultation with its financial advisors and outside counsel, that the acquisition proposal is a superior proposal, we may furnish information about us to, and participate in discussions with, the person making the acquisition proposal on a confidential basis. For purposes of the Purchase Agreement, a “superior proposal” is an acquisition proposal that is more favorable to us than the transaction with BW Energy described in the Purchase Agreement, taking into consideration the financial, legal and regulatory aspects of the acquisition proposal, the identity of the person making the acquisition proposal, the likelihood of completion of the acquisition proposal, whether the acquisition proposal is likely to impose material obligations on us in connection with obtaining governmental approvals and whether the acquisition proposal is subject to a financing condition reasonably likely to be satisfied. If we receive an acquisition proposal or request for information that we do not promptly reject, we must notify BW Energy of the acquisition proposal or request and keep it informed of any related developments.

Fiduciary Out. If we determine that we have received a superior proposal, we may terminate the Purchase Agreement and enter into a definitive agreement with respect to the superior proposal if: (1) the superior proposal has not been withdrawn or revised, (2) we have not yet obtained our stockholders’ authorization of the proposed transaction, (3) we have notified BW Energy of the superior proposal and provided copies of the related transaction agreements, (4) if BW Energy has so requested, we have engaged in good faith negotiations with BW Energy to amend the Purchase Agreement so that the superior proposal no longer constitutes a superior proposal, and (5) we pay BW Energy a termination fee of $1.12 million.

Change of Board Recommendation to Our Stockholders. In addition to our right to enter into a superior proposal discussed in the immediately preceding paragraph, our Board may change its recommendation to our stockholders that they approve the sale described in the Purchase Agreement if: (1) there is a change or development that is material which does not relate to any acquisition proposal and was not known to our Board on the date that the Purchase Agreement was signed, (2) our Board determines in good faith after consultation with its outside counsel that the failure to change its recommendation to our stockholders would constitute a breach of its fiduciary duties to our stockholders and (3) we notify BW Energy of our intent to change our Board’s recommendation and, if BW Energy so requests, we engage in good faith negotiations with BW Energy to amend the terms of the Purchase Agreement in a manner that obviates the need for the change of our Board’s recommendation.

Termination

The Purchase Agreement may, by written notice given before or at the closing, be terminated:

•	By mutual consent of BW Energy, HNR Energia and us;

•	By BW Energy if there is an uncured or incurable breach of any of the warranties made by us or HNR Energia in the Purchase Agreement;

•	By HNR Energia if there is an uncured or incurable breach of any of the warranties made by BW Energy in the Purchase Agreement;

•	By BW Energy or HNR Energia if any governmental authority has issued a non-appealable final judgment or taken any other non-appealable final action having the effect of restraining, enjoining or prohibiting the sale of our Gabon interests pursuant to the Purchase Agreement, due to no breach of obligations of the terminating party;

•	By BW Energy or HNR Energia if it becomes evident that any condition to closing has no prospect of being satisfied on or before March 21, 2017, due to no breach of obligations of the terminating party;

•	By BW Energy or HNR Energia if the special meeting described in this proxy statement is convened, a vote regarding the proposal to sell our Gabon interests in accordance with the Purchase Agreement shall have been taken, and the authorization of our stockholders shall not have been obtained at the meeting;

•	By BW Energy or HNR Energia if our Board shall have changed its recommendation that our stockholders approve our sale of the Gabon interests in accordance with the Purchase Agreement;

•	By BW Energy or HNR Energia if the closing of the transaction does not occur by March 21, 2017.

Termination Consequences

If the Purchase Agreement is terminated because our stockholders fail to authorize the sale of our Gabon interests in accordance with the Purchase Agreement, there is an outstanding acquisition proposal at the time of the special meeting of our stockholders, and we or any of our subsidiaries enters into an agreement relating to the outstanding acquisition proposal within 12 months from the date of the termination, then we must pay BW Energy a termination fee of $1.12 million.

If the Purchase Agreement is terminated by HNR Energia because our Board has changed its recommendation to our stockholders to authorize the sale of our Gabon interests in accordance with the Purchase Agreement, then we must pay BW Energy a termination fee of $1.12 million.

If the Purchase Agreement is terminated by HNR Energia because of an uncured or incurable breach of BW Energy’s warranties or covenants in the Purchase Agreement, then HNR Energia will be paid the $2.5 million deposited by BW Energy in the escrow account at the time of signing the Purchase Agreement. If the Purchase Agreement is terminated for any other reason, then BW Energy will be paid the $2.5 million deposited by it in the escrow account at the time of signing the Purchase Agreement.

Amendment

The Purchase Agreement may be amended in writing by agreement of the parties at any time before or after we receive authorization from our stockholders for the proposed sale. After we receive stockholder authorization, however, we will not agree to any amendment that by law requires further approval by our stockholders without obtaining further stockholder approval.

Applicable Law and Dispute Resolution

The Purchase Agreement is governed by the laws of England, except for any conflicts of laws principles requiring the application of the laws of another jurisdiction. Disputes under the Purchase Agreement will be subject to a resolution process among the parties and if the dispute cannot be so resolved, it will be decided by arbitration before the Singapore International Arbitration Centre pursuant to its rules.

Related Documents

Guarantee

Concurrently with the execution and delivery of the Purchase Agreement, BW Offshore Singapore Pte Ltd (“BWO Singapore”), an affiliate of BWO, executed and delivered its guarantee (the “Guarantee”). Under the Guarantee, BWO Singapore guaranteed to HNR Energia the due and punctual payment of all monies payable by BW Energy or any affiliated or other permitted transferee under the Purchase Agreement. The Guarantee terminates when all obligations of BWO Singapore under the Guarantee have been paid in full. The form of the Guarantee is included as Annex A to the Purchase Agreement, which is attached to this proxy statement as Appendix A.

Escrow Agreement

Concurrently with the execution and delivery of the Purchase Agreement, HNR Energia, BW Energy and Citibank, N.A. entered into an escrow agreement (the “Escrow Agreement”), with Citibank acting as the escrow agent. Under the Escrow Agreement, on December 21, 2016, BW Energy deposited into an escrow account $2.5 million. If the Purchase Agreement is terminated by HNR Energia because of an uncured or incurable breach of BW Energy’s warranties or covenants in the Purchase Agreement, then HNR Energia will be paid the $2.5 million deposited by BW Energy into the escrow account. If the Purchase Agreement is terminated for any other reason, then BW Energy will be paid the $2.5 million deposited by it in the escrow account.

Upon closing of the sale of our Gabon interests, $2.5 million of the purchase price will be retained in the escrow account. The $2.5 million will be held in escrow to be used if BW Energy incurs losses as a result of a breach of our warranties under the Purchase Agreement. Three months after the closing of the sale of our Gabon interests pursuant to the Purchase Agreement (or six months after the closing if our shareholders do not approve the plan of dissolution of Harvest), the escrow agent will pay HNR Energia all amounts remaining in this escrow account not used (or reserved for use under pending claims) to pay BW Energy, or its designees, for any such losses.

INFORMATION ABOUT US

Executive Summary

Harvest Natural Resources, Inc. is a petroleum exploration and production company incorporated under Delaware law in 1988. Our focus has been on acquiring exploration, development and producing properties in geological basins with proven active hydrocarbon systems. Our technical, business development and operating personnel have identified low entry cost exploration opportunities in areas with large hydrocarbon resource potential. Until October 2016, when we sold our Venezuelan interests, we owned and had developed significant interests in Venezuela. We currently hold only exploration acreage offshore of Gabon, which comprise the Gabon interests we propose to sell under the Purchase Agreement. We operate from our Houston, Texas headquarters. We also have a field office in Port-Gentil, Gabon, to support operations there. Our operations in Budong-Budong (Onshore Indonesia) and in Colombia have been discontinued. It is currently our intention to liquidate, dissolve and wind up the corporation and its subsidiaries, as described in Liquidation and Description of the Dissolution and Proposal 3 beginning on page 63.

This section of the proxy statement (Information About Us) relates primarily to us in general. For more specific information regarding our Gabon interests, see – Description of Interests to Be Sold beginning on page 26. A chart showing our relationships to our subsidiaries is on page 2.

As of September 30, 2016 we had total assets of $45.1 million, including unrestricted cash of $2.5 million, assets associated with discontinued operations of $11.0 million, property and equipment, net, of $30.3 million and other assets. For the nine months ended September 30, 2016, we had no revenues from continuing operations and net cash used in continuing operating activities of $9.2 million. As of December 31, 2015, we had total assets of $47.8 million, including unrestricted cash of $2.5 million, assets associated with discontinued operations of $10.4 million, property and equipment, net, of $31.4 million and other assets. For the year ended December 31, 2015, we had no revenues from continuing operations and net cash used in operating activities of $19.4 million. As of December 31, 2014, we had total assets of $228.0 million, including unrestricted cash of $6.1 million, assets associated with discontinued operations of $165.4 million, property and equipment, net, of $54.5 million and other assets. For the year ended December 31, 2014, we had no revenues from continuing operations and net cash used in operating activities of $38.6 million.

Operations by Geographical Locations

Gabon

Our current operating assets are in Gabon. We are asking you to approve the sale of our Gabon interests as described in this proxy statement. For more information about our Gabon operations, see – Description of Interests To Be Sold beginning on page 26.

Venezuela

Our most significant operations were in Venezuela for many years. Before 2005, we operated our Venezuelan assets through an operating service agreement between us and an affiliate of the Government of Venezuela, Petroleos de Venezuela S.A. (“PDVSA”). In 2005, the Government of Venezuela declared all operating service agreements in the country void. In 2007, as required by the Government of Venezuela, we converted our agreements into an ownership interest in a new joint venture, Petrodelta S.A. (“Petrodelta”), between us and affiliates of PDVSA. Petrodelta holds acreage in eastern Venezuela, including proven oil fields and undeveloped properties. In the ensuing years, PDVSA and its affiliates failed to pay amounts owed to contractors doing work for Petrodelta, reported shortfalls in meeting its cash requirements for operations and capital expenditures payable to Petrodelta, and fell behind in its payment obligations to Petrodelta. As a result, Petrodelta incurred liquidity constraints, was not able to carry out its business plan, and was not able to pay declared dividends to its owners, including us, or to declare additional dividends.

In December 2013, we sold part (approximately 36%) of our interest in Petrodelta, indirectly through subsidiaries, to Petroandina Resources Corporation N.V. (“Petroandina”) for $125 million in cash, under a contract that called for the sale of our remaining 51.0% interest subject to certain conditions, including the approval of the Government of Venezuela, which refused to approve the second sale. After terminating our contract with Petroandina in January 2015, we attempted to negotiate a new framework for the restructuring of the management and operations of Petrodelta, but we were unable to complete definitive agreements to effect a new framework. In June 2016, we entered into an agreement to sell our remaining interest in Petrodelta, indirectly through subsidiaries, to CT Energy Holding SRL (“CT Energy”). On October 7, 2016, we completed this sale to a permitted assignee and affiliate of CT Energy for consideration consisting of $80 million in cash, a $12 million promissory note, the cancellation of $30 million in debt owed by us to CT Energy, the relinquishment of all of our common stock held by CT Energy (approximately 16.8% of our outstanding common stock) and the cancellation of CT Energy’s warrant to purchase up to 34,070,820 shares (8,517,705 shares post-reverse stock split) of our common stock for $1.25 ($5.00 post reverse stock split) per share. For more information about the terms of the transaction, see Information About Us – Unaudited Pro Forma Consolidated Financial Information of Harvest Natural Resources, Inc. beginning on page 44. Following the sale, we no longer own any interests in Venezuela.

Budong-Budong, Onshore Indonesia

We fully impaired our investment in the Budong Production Sharing Contract (“Budong PSC”) in Indonesia as of March 31, 2014. In June 2014, Harvest and its partner adopted a resolution to terminate the Budong PSC. We advised the Indonesian government of this decision and submitted a request to terminate the Budong PSC. On February 5, 2015, we entered into a purchase agreement to transfer shares of Harvest Budong-Budong B.V. to Stockbridge Capital Limited for a nominal amount. On February 17, 2015, a request to withdraw the earlier termination request was made to the Indonesian government and was accepted on April 15, 2015. The transfer of shares to Stockbridge Capital Limited was completed on May 4, 2015. We no longer have any interests in Indonesia.

Colombia

We received notices of default from our partners in Colombia for failing to comply with certain terms of the farm-down agreements for our interests there, followed by notices of termination on November 27, 2013. Our partners filed for arbitration of claims related to these agreements. After evaluating these circumstances, we determined that it was appropriate to fully impair the costs associated with these interests. On December 14, 2014, we settled all arbitration claims for a payment of $2.0 million and the arbitration was dismissed. We no longer have any interests in Colombia.

General Information

Properties

Our corporate headquarters are in Houston, Texas, which we lease on a month-to-month basis for $33,813.60 per month. We have the right to terminate this office lease on 60 days’ notice.

We also have a lease in Houston with EXP for additional office space historically used for our Dussafu operations. We are currently paying $7,145 per month under this lease, which expires February 28, 2017. We have the right to terminate this lease on 60 days’ notice.

Employees

At December 31, 2015, we employed 27 full-time employees. As of December 31, 2016, we employed 16 full-time employees. We augment our employees from time to time with independent consultants, as required.

Regulation

Our operations and our ability to finance and fund our business strategy are affected by political developments and laws and regulations in the area in which we operate. In particular, oil and natural gas production operations and economics are affected by changes in government; civil unrest; price and currency controls; limitations on oil and natural gas production; tax, environmental, safety and other laws relating to the petroleum industry; changes in laws relating to the petroleum industry; and changes in contract interpretation and policies of contract adherence.

In any country in which we may do business, the oil and natural gas industry legislation and agency regulation are periodically changed, sometimes retroactively, for a variety of political, economic, environmental and other reasons. Numerous governmental departments and agencies issue rules and regulations binding on the oil and natural gas industry, some of which carry substantial penalties for the failure to comply. The regulatory burden on the oil and natural gas industry increases our cost of doing business and our potential for economic loss.

Our operations are subject to various federal, state, local and international laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. The cost of compliance could be significant. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial and damage payment obligations, or the issuance of injunctive relief (including orders to cease operations). Environmental laws and regulations are complex and have tended to become more stringent over time. We also are subject to various environmental permit requirements. Some environmental laws and regulations may impose strict liability, which could subject us to liability for conduct that was lawful at the time it occurred or conduct or conditions caused by prior operators or third parties. To the extent laws are enacted or other governmental action is taken that prohibits or restricts drilling or imposes environmental protection requirements that result in increased costs to the oil and natural gas industry in general, our business and financial results could be adversely affected.

Competition

We encounter substantial competition from major, national and independent oil and natural gas companies in acquiring properties and leases for the exploration and development of crude oil and natural gas. The principal competitive factors in the acquisition of oil and natural gas properties include staff and data necessary to identify, investigate and purchase properties, the financial resources necessary to acquire and develop properties, and access to local partners and governmental entities. Many of our competitors have influence, financial resources, staffs, data resources and facilities substantially greater than ours.

Oil Prices

Oil and natural gas prices historically have been volatile, and this volatility is expected to continue. Prevailing prices for these commodities are subject to wide fluctuation in response to relatively minor changes in supply and demand and a variety of additional factors beyond our control. Since we are an independent oil producer, our revenue, other income and profitability, reserve values, access to capital and future rate of growth substantially depend on the prevailing prices of crude oil and natural gas. We did not have any revenues for the nine months ended September 2016 or the years ended December 31, 2015 and 2014.

We currently do not have any oil production that is hedged. While hedging limits the downside risk of adverse price movements, it may also limit future revenues from favorable price movements.

Risk Factors

Risk factors relating to our business and our industry are discussed in our Annual Report on Form 10-K filed with the SEC on March 29, 2016, under the heading Item 1A. Risk Factors. For additional risk factors relating to the sale of our Gabon interests and our proposed liquidation and dissolution, see – The Proposed Sale – Risk Factors Related to the Proposed Sale of Our Gabon Interests beginning on page 6 and Description of the Liquidation and Dissolution –Risk Factors Related to the Proposed Liquidation and Dissolution beginning on page 75.

Legal Proceedings

On February 27, 2015, Harvest (US) Holdings, Inc. (“Harvest US”), Branta LLC and Branta Exploration & Production Company, LLC filed a complaint against Newfield Production Company (“Newfield”) in the United States District Court for the District of Colorado. The plaintiffs previously sold oil and natural gas assets located in Utah’s Uinta Basin to Newfield pursuant to two purchase and sale agreements, each dated March 21, 2011. In the complaint, the plaintiffs allege that, before the sale, Newfield breached separate confidentiality agreements with Harvest US and Branta by discussing the auction of the assets with a potential bidder for the assets, which caused the potential bidder not to participate in the auction and resulted in a depressed sales price for the assets. The complaint seeks damages and fees for breach of contract, violation of the Colorado Antitrust Act, violation of the Sherman Antitrust Act and tortious interference with a prospective business advantage. In September 2015, plaintiffs amended their complaint to add Ute Energy, LLC and Crescent Point Energy Corporation as defendants.

Subsequently, Plaintiffs agreed to dismiss with prejudice all claims against Ute Energy, LLC and Crescent Point Energy Corporation. On August 12, 2016, the court denied Newfield’s motion to dismiss the claim, and the suit against Newfield is ongoing.

On May 31, 2011, on behalf of Harvest Dussafu, the United Kingdom branch of our wholly owned subsidiary, Harvest UK, initiated a wire transfer of approximately $1.1 million ($0.7 million net to our 66.667% interest) intending to pay Libya Oil Gabon S.A. (“LOGSA”) for fuel that LOGSA supplied to Harvest Dussafu, for our drilling operations in Gabon. On June 1, 2011, our bank notified us that it had been required to block the payment in accordance with the U.S. sanctions against Libya as set forth in Executive Order 13566 of February 25, 2011, administered by the U.S. Office of Foreign Assets Control (“OFAC”), because the payee, LOGSA, may be a blocked party under the sanctions. The bank further advised us that it could not release the funds to the payee or return the funds to us unless we obtain authorization from OFAC. On October 26, 2011, we filed an application with OFAC for return of the blocked funds to us. Until that application is approved, the funds will remain in the blocked account, and we can give no assurance when OFAC will permit the funds to be released. On April 23, 2014, we received a notice that OFAC had denied our October 26, 2011 application for the return of the blocked funds. During the year ended December 31, 2015, primarily due to the passage of time, we recorded a $0.7 million allowance for doubtful accounts to general and administrative costs associated with the blocked payment and a $0.4 million receivable from our joint venture partner. On October 13, 2015, we filed a request that OFAC reconsider its decision and on March 8, 2016, OFAC denied our October 13, 2015 request for the return of blocked funds. We will continue attempts to recover the funds from OFAC. The Purchase Agreement provides that if all or any portion of the funds are recovered from OFAC after the closing of the sale of our Gabon interests, BW Energy will cause Harvest Dussafu to remit the recovered funds to us.

On October 14, 2016, Saltpond Offshore Producing Co. Ltd. (“Saltpond”) filed a petition in the 334th Judicial District Court of Harris County, Texas, under Rule 202 of the Texas Rules of Civil Procedure to take a pre-suit deposition of our general counsel. The petition alleges that Alessandro Bazzoni, a representative of CT Energy, obtained proceeds from oil allegedly misappropriated from Saltpond and used these funds to consummate the June 19, 2015, securities purchase agreement between us and CT Energy. The petition “seeks information to pursue a claim under the Uniform Fraudulent Transfer Act”. We deny the allegations in the petition and intend to mount a vigorous defense. Because the petition is in its preliminary stages, it is currently not possible to estimate the likelihood or magnitude of any potential liability.

Stock

We have only one class of outstanding stock – our common stock, $0.01 par value. Our certificate of incorporation authorizes us to issue 37,500,000 shares of common stock. As of the Record Date, there were approximately 11,042,933 shares of our common stock outstanding. On December 30, 2016, the last sale price for our common stock as reported by the NYSE was $6.18 per share.

On December 2, 2015, we received notification from the NYSE that we had fallen below the NYSE’s continued listing standards, which require a minimum average closing price of $1.00 per share over 30 consecutive trading days. The NYSE agreed to allow us to attempt to cure the deficiency by implementing a reverse stock split to be approved at our annual meeting. At our annual meeting held on September 8, 2016, our stockholders approved a reverse stock split at a ratio to be determined by our Board. On October 25, our Board determined that the ratio of the reverse stock split would be one-for four, meaning that every four shares of our issued and outstanding common stock would be converted into one share of common stock. The reverse stock split became effective after the market closed on November 3, 2016, and began trading on a reverse stock split-adjusted basis when the market opened on November 4, 2016. As a result of the reverse stock split, the number of outstanding shares of our common stock was reduced from 44,171,215 to approximately 11,042,804. The number of authorized shares of our common stock decreased from 150,000,000 to 37,500,000. On December 19, 2016, we cured the minimum share price deficiency.

On April 25, 2016, we received a notice from the NYSE stating that we were not in compliance with a second continued listing requirement. This requirement provides that a company is not in compliance if its average global market capitalization over a consecutive 30 trading-day period is less than $50 million and, at the same time, its stockholders’ equity is less than $50 million. We submitted a business plan to the NYSE describing our intention to regain and maintain compliance with this requirement. We are now subject to quarterly monitoring for compliance with the plan. Following the October 7, 2016, sale of our Venezuelan interests, our stockholders’ equity has been in excess of $50 million, above the listing standard requirement. However, we must demonstrate compliance for two consecutive fiscal quarters for the listing standard deficiency to be cured. Accordingly, we will remain subject to quarterly monitoring and our common stock will continue to trade with a “.BC” indicator specifying noncompliance until the cure has occurred. If we fail to comply with the plan during quarterly monitoring, or if we fall below compliance with the listing standard again, the NYSE may commence suspension and delisting procedures with respect to our common stock.

If the proposed sale of our Gabon interests is consummated, our assets will consist primarily of cash. The NYSE continued listing requirements provide that a listed company’s securities can be delisted if the company’s operating assets have been substantially reduced. Based on conversations with the NYSE, we expect that our stock will be delisted soon after the closing of the sale of our Gabon interests because at that time we will have no substantial operating assets. If our Board decides to declare a dividend after the closing of the sale of our Gabon interests, we expect that this delisting will be timed to occur very soon after the payment of the dividend. There can be no assurances, however, that our Board will declare a dividend shortly after the closing of the sale of our Gabon interests. Because of the timing of the filing of our certificate of dissolution, we do not currently think it will be necessary to cause our common stock to be traded on the over-the-counter market, because once the certificate of dissolution is filed, our stock will no longer be tradeable. For more information about the effects of the dissolution on our stock, see Dissolution and Proposal 3 beginning on page 63. For more information about our NYSE listing, see Risk Factors — We expect to delist our common stock on the NYSE after the consummation of the proposed sale of our Gabon interests. If the sale of our Gabon interests fails to close, the NYSE could delist our common stock beginning on page 8.

If we proceed with our proposed dissolution, our stock ledger will be closed, our stock may no longer be traded, and will cease to exist, except for the right to receive any liquidating distributions as part of our winding up process. For more information about the effects of our dissolution on our stock, see Dissolution and Proposal 3 beginning on page 63.

Our certificate of incorporation also authorizes us to issue 5,000,000 shares of preferred stock, $0.01 par value, on terms to be designated by our Board. Our Board has designated 5,000 of these shares as Series B preferred stock, which are reserved for issuance to the holders of our common stock who may choose to exercise certain rights to purchase shares of our Series B preferred stock upon the occurrence of certain events (including, generally, unsolicited attempts to acquire a significant interest in us or our stock that our Board determines are not in our best interests) under our rights agreement. The rights to purchase shares of the Series B preferred stock are attached to our common stock and are not traded separately. The rights agreement, which governs these rights, will be terminated as part of our dissolution and winding up process. See Dissolution and Proposal 3 beginning on page 63.

The following table shows the amount of our common stock beneficially owned (unless otherwise indicated) by our directors, each named executive officer (as defined in Item 402(a)(3) of Regulation S-K) and our directors and named executive officers as a group. Except as otherwise indicated, all information is as of December 31, 2016.

The number of shares of our common stock beneficially owned by each director or named executive officer is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days after December 31, 2016 through the exercise of stock options or other rights. Unless otherwise indicated, each person has sole investment and voting power (or shares those powers with his spouse) with respect to the shares set forth in the following table.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Shares Acquirable Within 60 Days	Total Beneficial Ownership	Percent of Shares Outstanding(2)(3)
James A. Edmiston	215,301	440,500	655,801	5.71%
Stephen C. Haynes	51,388	185,838	237,226	2.11%
Keith L. Head(4)	35,286	167,631	202,917	1.81%
Karl L. Nesselrode(5)	43,677	170,854	214,531	1.91%
Robert Speirs	105,621	218,777	324,398	2.88%
Stephen D. Chesebro’	112,381	—	112,381	1.02%
Robert E. Irelan	18,167	—	18,167	*
Edgard Leal	—	—	—	*
Patrick M. Murray	59,380	—	59,380	*

All current directors and executive officers as a group of nine persons	641,201	1,183,600	1,824,801

*	Represents less than one percent of our outstanding common stock.
(1)	This number does not include common stock that our directors or officers have a right to acquire within 60 days of December 31, 2016.
(2)	Percentages are based on 11,042,933 shares of common stock outstanding on December 31, 2016.
(3)	Percentages have been calculated assuming that the vested options have been exercised by the individual for which the percent is being calculated.
(4)	The Number of Shares Beneficially Owned and Total Beneficial Ownership columns include a deduction of 179 shares by domestic relations order not previously reported.
(5)	The Number of Shares Beneficially Owned and Total Beneficial Ownership columns include a deduction of 375 shares by domestic relations order not previously reported.

The following table shows the beneficial owners of more than five percent of our common stock as of December 31, 2016, based on information available as of that date:

Name & Address	Aggregate Number of Shares Beneficially Owned(2)	Percent of Shares Outstanding(3)	Report Date	Source
Bradley L. Radoff(1) 1177 West Loop South, Suite 1625 Houston, Texas 77027	1,103,750	10.00%	10/17/16	Sch. 13G

Caisse de dépôt et placement du Québec 1000 place Jean-Paul Riopelle Montreal (Quebec), H2Z 2B3	809,525	7.33%	2/12/2016	Sch. 13G/A

(1)	Information is based on the Sch. 13G filed on October 17, 2016 by Bradley L. Radoff, BLR Partners LP, BLRPart, LP, BLRGP, Inc., Fondren Management, LP, and FMLP Inc. The reporting persons jointly filed the Sch. 13G and collectively report that they may be deemed to beneficially own 1,103,750 shares (adjusted to reflect our reverse stock split effective November 4, 2016).
(2)	The stockholder has sole voting and dispositive power over the shares indicated unless otherwise disclosed. Number of shares have been adjusted to reflect our reverse stock split effective November 4, 2016.
(3)	Percentages are based on 11,042,933 shares of common stock outstanding on December 31, 2016.

Available Information

We file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street NE, Washington, DC 20549-0213. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file with the SEC at http://www.sec.gov.

We also make available, free of charge on or through our website (http://www.harvestnr.com), our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after we electronically file the material with, or furnish it to, the SEC. Forms 3, 4 and 5 filed with respect to our equity securities under Section 16(a) of the Exchange Act are also available on our website. In addition, we have adopted a Code of Business Conduct and Ethics that applies to all of our employees, including our chief executive officer and principal financial and accounting officer. The text of the Code of Business Conduct and Ethics has been posted on the Corporate Governance section of our website. We post on our website any amendments to, or waivers from, our Code of Business Conduct and Ethics applicable to our senior officers. Additionally, the Code of Business Conduct and Ethics is available in print to any person who requests the information. Individuals wishing to obtain this printed material should submit a request to Harvest Natural Resources, Inc., 1177 Enclave Parkway, Suite 300, Houston, Texas 77077, Attention: Investor Relations.

Financial Information

The following audited consolidated financial statements of Harvest Natural Resources, Inc. and its subsidiaries, along with the related Management’s Discussion and Analysis of Financial Condition and Results of Operations are attached to this proxy statement as Appendix C. This information is derived from our Annual Report on Form 10-K for the year ended December 31, 2015, adjusted for the reclassification of consolidated Harvest-Vinccler Dutch Holding B.V. into discontinued operations and with all share and per share amounts amended to reflect our one-for-four reverse stock split effected on November 4, 2016.

•	Report of Independent Registered Public Accounting Firm

•	Consolidated Balance Sheets at December 31, 2015 and 2014

•	Consolidated Statements of Operations and Comprehensive Loss for the Years Ended December 31, 2015 and 2014

•	Consolidated Statements of Stockholders’ Equity for the Years Ended December 31, 2015 and 2014

•	Consolidated Statements of Cash Flows for the Years Ended December 31, 2015 and 2014

•	Notes to Consolidated Financial Statements

•	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following unaudited consolidated financial statements of Harvest Natural Resources, Inc. and its subsidiaries, along with the related Management’s Discussion and Analysis of Financial Condition and Results of Operations, are attached to this proxy statement as Appendix D. This information is excerpted from our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016.

•	Consolidated Balance Sheets at September 30, 2016 and December 31, 2015

•	Consolidated Statements of Operations and Comprehensive Loss for the Three and Nine Months Ended September 30, 2016 and 2015

•	Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2016 and 2015

•	Notes to Consolidated Financial Statements

•	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following unaudited financial statements of Harvest Dussafu are attached to this proxy statement as Appendix E.

•	Balance Sheets at September 30, 2016, and December 31, 2015 and 2014

•	Statements of Operations for the Nine Months ended September 30, 2016, and for the Years Ended December 31, 2015 and 2014

•	Statements of Stockholders’ Equity for the Nine Months ended September 30, 2016, and for the Years Ended December 31, 2015 and 2014

•	Statements of Cash Flows for the Nine Months ended September 30, 2016, and for the Years Ended December 31, 2015 and 2014

•	Notes to Financial Statements

Unaudited Pro Forma Consolidated Financial Information of Harvest Natural Resources, Inc.

Introduction

The preparation of the unaudited pro forma consolidated financial information is based on financial statements prepared in accordance with accounting principles generally accepted in the United States. The pro forma adjustments reflected in the accompanying unaudited pro forma consolidated financial information reflect estimates and assumptions that we believe to be directly attributable to the October 7, 2016 sale of our Venezuelan interests and the proposed sale of our Gabon interests (together, the “Transactions”), as further described below, and factually supportable. Actual results may differ from those estimates.

The unaudited pro forma consolidated financial information is provided for illustrative purposes only and does not purport to represent what the actual results of operations would have been had the Transactions occurred on the respective dates assumed, nor is it necessarily indicative of our future operating results. The unaudited pro forma consolidated financial information and the accompanying unaudited notes should be read in conjunction with our consolidated financial statements and notes thereto and the unaudited consolidated financial statements of Harvest Dussafu and notes included as appendices to this proxy statement.

The following unaudited pro forma consolidated balance sheet as of September 30, 2016 and the unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2016 and the years ended December 31, 2015 and 2014 have been derived from our historical financial statements. The pro forma adjustments have been prepared as if the Transactions had taken place on September 30, 2016, in the case of the unaudited pro forma consolidated balance sheet and on January 1, 2015, in the case of the unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2016 and for the year ended December 31, 2015. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2014 reflects the elimination of the operations related to the assets being sold in the Transactions, as described below, from continuing operations since those amounts will now be reflected as discontinued operations with the closing of the Transactions.

On November 3, 2016, a one-for-four reverse stock split of our common stock became effective. All share and per share amounts in this report have been reflected on a post-reverse stock split basis.

Sale of Harvest Holding

On October 7, 2016, we and HNR Energia completed the sale of all of HNR Energia’s 51.0% interest in Harvest-Vinccler Dutch Holding B.V., a Netherlands company (“Harvest Holding”), to Delta Petroleum N.V., a limited liability company organized under the laws of Curacao (“Delta Petroleum”), pursuant to a share purchase agreement with CT Energy, dated June 29, 2016. CT Energy assigned all of its rights and obligations under the share purchase agreement to Delta Petroleum, a permitted assignee and affiliate of CT Energy, on September 26, 2016. Harvest Holding owns, indirectly through wholly owned subsidiaries, a 40% interest in Petrodelta, through which all of our interests in Venezuela were owned. Following the closing, we no longer own any interests in Venezuela.

At the closing, we received consideration consisting of:

•	$69.4 million in cash paid by Delta Petroleum after various closing adjustments;

•	an 11% non-convertible senior promissory note payable by Delta Petroleum to HNR Energia six months from the closing date in the principal amount of $12.0 million;

•	the relinquishment of all of our common stock owned by CT Energy, consisting of 2.17 million shares;

•	the cancellation of $32.2 million of outstanding principal and accrued interest under our 15% senior secured promissory note due 2020 held by CT Energy, dated June 19, 2015 (the “15% Note”), and the cancellation of $8.2 million in outstanding principal and accrued interest under our 15% additional draw senior secured promissory note due 2020 held by CT Energy, dated June 19, 2015 (the “Additional Draw Note”) (outstanding principal and interest in excess of $30.0 million was paid by us by means of a reduction of the $80.0 million cash portion of the purchase price and a $0.2 million cash interest payment as withholding tax on behalf of CT Energy); and

•	the cancellation of our warrant held by CT Energy, dated June 19, 2015, under which CT Energy could have acquired up to 8.52 million shares of our common stock, subject to conditions set forth in the warrant (the “CT Warrant”).

The unaudited pro forma consolidated balance sheet as of September 30, 2016 reflects the above items, including the removal of the assets and liabilities of Harvest Holding, which were reflected as assets and liabilities held for sale in our September 30, 2016 historical balance sheet, and the related pro forma deferred tax liability arising from the sale of Harvest Holding. As discussed further in the notes to the unaudited pro forma consolidated financial information, we realized a gain for U.S. federal income tax purposes upon closing of the sale although not all of that gain was recognized due to exceptions under U.S. tax rules.

Under ASC 740-30-25-17, no deferred tax liability should be recorded if sufficient evidence shows that the subsidiary has invested or will invest the undistributed earnings or that the earnings will be remitted in a tax-free manner. Management must consider numerous factors in determining timing and amounts of possible future distribution of these earnings to Harvest and whether a U.S. deferred tax liability should be recorded for these earnings. Before 2013, no U.S. taxes had been recorded on the unremitted earnings of our non-U.S. subsidiaries since it was our practice and intention to reinvest the earnings of those non-U.S. subsidiaries into our foreign operations.

During the fourth quarter of 2013 and in subsequent periods, we evaluated numerous factors related to the timing and amounts of possible future distributions of foreign earnings to Harvest, with consideration of the sale of non-U.S. assets, including the previous sale of a 29.0% equity interest in Harvest Holding. Because management was pursuing various alternatives with respect to our future operations and disposition of any sale proceeds, we determined that it was appropriate to record a deferred tax liability associated with the unremitted earnings of our foreign subsidiaries. However, due primarily to impairments of our investment in our Venezuelan cost investment, Petrodelta, during the years ended December 31, 2015 and 2014, the deferred tax liability associated with the unremitted foreign earnings was reduced to zero as of December 31, 2015.

We also assessed the available positive and negative evidence related to its U.S. net operating losses, alternative minimum tax credit carryforwards, and other U.S. deferred tax assets to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. After reviewing the terms of the sale of Harvest Holding and our possible future operations, we have determined that we may not have sufficient taxable income in the U.S. from the sale of Harvest Holding nor from ongoing operations in the years following the closing of the sale to use the deferred tax assets. The unaudited pro forma consolidated statements of operations for the periods presented reflect the continued imposition of a valuation allowance on the U.S. tax attributes.

For pro forma purposes, funds received from debt, warrant and equity issuances to CT Energy would no longer have been required, as proceeds from our sale of HNR Energia’s 51.0% equity interest in Harvest Holding on January 1, 2015 would have been adequate to fund operations and capital requirements during the pro forma periods from January 1, 2015 through September 30, 2016. Therefore the unaudited pro forma consolidated financial statements reflect pro forma adjustments related to the effect of the sale of the equity interest in Harvest Holding on the debt and equity instruments that were outstanding during the periods from January 1, 2015 through September 30, 2016 and cancelled in the transaction.

The unaudited pro forma consolidated statements of operations for the nine months ended September 30, 2016 and the years ended December 31, 2015 and 2014 reflect the elimination of the operations of Harvest Holding from continuing operations as those amounts have been included as discontinued operations with the closing of the transaction.

Sale of Harvest Dussafu

On December 21, 2016, we and HNR Energia entered into the Purchase Agreement with BW Energy to sell Harvest Dussafu, which holds all of our interests in Gabon. Under the terms of the Purchase Agreement, BW Energy will acquire 100% of the outstanding shares of Harvest Dussafu. In exchange, HNR Energia will receive $29.5 million at closing (subject to adjustments) and $2.5 million will be deposited in escrow, to be held for up to six months to satisfy indemnification claims under the Purchase Agreement. After the closing, we will cease to have a presence in Gabon. For additional information about the terms of the transaction, see the notes to the unaudited pro forma consolidated financial information and Sale of Our Gabon Interests and Proposals 1 and 2 – Documents Governing the Proposed Sale – Purchase Agreement.

The unaudited pro forma consolidated balance sheet as of September 30, 2016, reflects the effect of the sale of Harvest Dussafu. As a result of the pro forma sale of Harvest Dussafu as of September 30, 2016, a tax loss will be realized with no current income tax consequences in The Netherlands or Gabon. The U.S. tax loss realized by us will reduce our unremitted foreign earnings potentially subject to U.S. income tax in the future. Therefore, the pro forma deferred tax liability created as a result of the sale of Harvest Holding will be reduced accordingly.

As discussed further in the notes to the unaudited pro forma consolidated financial information, we expect to realize a taxable loss on the sale; no income tax consequences will arise in The Netherlands to HNR Energia, in Gabon for Harvest Dussafu, and in the U.S. for Harvest.

The unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2016 and the years ended December 31, 2015 and 2014 reflect the elimination of the operations of Harvest Dussafu from continuing operations as those amounts will now be included as discontinued operations with the closing of the transaction.

Harvest Natural Resources, Inc.

Unaudited Pro Forma Consolidated Balance Sheet

As of September 30, 2016

(in thousands)

	September 30, 2016 As Reported	Sale of 51% Equity Interest In Harvest Holding		September 30, 2016 After Sale of Harvest Holding	Sale of Harvest Dussafu		September 30, 2016 Pro Forma
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$2,546	$80,000	(1.a)	$70,560	$29,500	(9)	$97,445
		(10,231)	(1.a)		(215)	(10)
		482	(1.f)		(2,400)	(11)
		(235)	(2)
		(771)	(4)
		(1,231)	(2)
Accounts receivable, net	259	—		259	(203)	(10)	2,556
					2,500	(9)
Note Receivable	—	12,000	(1.b)	12,000	—		12,000
Assets associated with discontinued operations	11,013	(11,013)	(1.c,g)	—	—		—
Prepaid expenses and other	810	—		810	—		810

TOTAL CURRENT ASSETS	14,628	69,001		83,629	29,182		112,811
PROPERTY AND EQUIPMENT:
Oil and natural gas properties (successful efforts method)	29,626	—		29,626	(29,626)	(10)	—
Other administrative property, net	671	—		671	—		671

TOTAL PROPERTY AND EQUIPMENT, NET	30,297	—		30,297	(29,626)		671
OTHER ASSETS, NET	149	—		149	(6)	(10)	143

TOTAL ASSETS	$45,074	$69,001		$114,075	$(450)		$113,625

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Accounts payable, trade and other	$735	$—		$735	$—		$735
Accrued expenses	7,037	40	(4)	5,846	(27)	(10)	5,819
		(1,231)	(2)
Liabilities associated with discontinued operations	34,435	(34,435)	(1.c.e.g)	—	—		—

TOTAL CURRENT LIABILITIES	42,207	(35,626)		6,581	(27)		6,554

LONG-TERM DEFERRED TAX LIABILITY	—	29,200	(5)	29,200	(29,200)	(12)	—

TOTAL LIABILITIES	42,207	(6,426)		35,781	(29,227)		6,554
COMMITMENTS AND CONTINGENCIES EQUITY
STOCKHOLDERS’ EQUITY:
Common stock	145	4	(4)	149	—		149
Additional paid-in capital	304,490	2,076	(4)	306,566	—		306,566
Accumulated deficit	(233,832)	108,830	(1.g )	(154,202)	(423)	(9)	(125,425)
		(29,200)	(5)		29,200	(12)
Treasury stock	(66,331)	(7,888)	(1.d )	(74,219)	—		(74,219)

TOTAL HARVEST STOCKHOLDERS’ EQUITY	4,472	73,822		78,294	28,777		107,071
NONCONTROLLING INTEREST OWNERS	(1,605)	1,605	(3)	—	—		—

TOTAL EQUITY	2,867	75,427		78,294	28,777		107,071

TOTAL LIABILITIES AND EQUITY	$45,074	$69,001		$114,075	$(450)		$113,625

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

Harvest Natural Resources, Inc.

Unaudited Pro Forma Consolidated Statement of Operations

For the Nine Months Ended September 30, 2016

(in thousands, except per share data)

	Nine Months Ended September 30, 2016 As Reported	Sale of 51% Equity Interest in Harvest Holding		September 30, 2016 After Sale of Harvest Holding	Sale of Harvest Dussafu		Nine Months Ended September 30, 2016 Pro Forma
		(6)
EXPENSES:
Depreciation and amortization	$41	$—		$41	$—		$41
Exploration expense	1,720	—		1,720	(1,720)	(14)	—
Impairment expense	1,452	—		1,452	(1,452)	(14)	—
General and administrative	12,535	(1,474)	(8)	11,061	(42)	(14)	11,019

	15,748	(1,474)		14,274	(3,214)		11,060

INCOME (LOSS) FROM OPERATIONS	(15,748)	1,474		(14,274)	3,214		(11,060)
OTHER NON-OPERATING INCOME (EXPENSE):
Other	(10)	—		(10)	8	(14)	(2)
Transaction costs related to sale of Harvest Holding	(3,365)	3,365	(2)	—	—		—

	(3,375)	3,365		(10)	8		(2)

INCOME (LOSS) FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	(19,123)	4,839		(14,284)	3,222		(11,062)
INCOME TAX EXPENSE (BENEFIT)	—	—		—	—	(13)	—

INCOME (LOSS) FROM CONTINUING OPERATIONS	$(19,123)	$4,839		$(14,284)	$3,222		$(11,062)

LOSS PER SHARE FROM CONTINUING OPERATIONS:
Basic loss per share:	$(1.49)			$(1.34)			$(1.04)
Diluted loss per share	$(1.49)			$(1.34)			$(1.04)
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	12,854			10,687 (7)			10,687
Diluted	12,854			10,687 (7)			10,687

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

Harvest Natural Resources, Inc.

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2015

(in thousands, except per share data)

	Year Ended December 31, 2015 as Reported	Sale of 51% Equity Interest in Harvest Holding		December 31, 2015 After Sale of Harvest Holding	Sale of Harvest Dussafu		Year Ended December 31, 2015 Pro Forma
		(6)
EXPENSES:
Depreciation and amortization	$87	$—		$87	$(1)	(14)	$86
Exploration expense	3,900	—		3,900	(3,835)	(14)	65
Impairment expense – unproved property costs and oilfield inventories	24,178	—		24,178	(24,178)	(14)	—
General and administrative	15,958	(1,930)	(8)	14,028	(774)	(14)	13,254

	44,123	(1,930)		42,193	(28,788)		13,405

INCOME (LOSS) FROM OPERATIONS	(44,123)	1,930		(42,193)	28,788		(13,405)
OTHER NON-OPERATING INCOME (EXPENSE):
Foreign currency transaction gains (losses), net	(59)	—		(59)	5	(14)	(54)
Other non-operating income (expense), net	482	—		482	—		482

	423	—		423	5		428

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME
TAXES	(43,700)	1,930		(41,770)	28,793		(12,977)
INCOME TAX BENEFIT	(16,450)	—		(16,450)	—	(13)	(16,450)

INCOME (LOSS) FROM CONTINUING OPERATIONS	$(27,250)	$1,930		$(25,320)	$28,793		$3,473

INCOME (LOSS) PER SHARE FROM CONTINUING OPERATIONS:
Basic income (loss) per share	$(2.41)			$(2.37)			$0.32
Diluted income (loss) per share	$(2.41)			$(2.37)			$0.32
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	11,322			10,687 (7)			10,687
Diluted	11,322			10,687 (7)			10,687

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

Harvest Natural Resources, Inc.

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2014

(in thousands, except per share data)

	Year Ended December 31, 2014 as Reported	Sale of 51% Equity Interest in Harvest Holding	December 31, 2014 After Sale of Harvest Holding	Sale of Harvest Dussafu		Year Ended December 31, 2014 Pro Forma
		(6)
EXPENSES:
Depreciation and amortization	$131	$—	$131	$(1)	(14)	$130
Exploration expense	6,267	—	6,267	(5,559)	(14)	708
Impairment expense – unproved property costs and oilfield inventories	57,994	—	57,994	(50,325)	(14)	7,669
General and administrative	13,170	—	13,170	(53)	(14)	13,117

	77,562	—	77,562	(55,938)		21,624

INCOME (LOSS) FROM OPERATIONS	(77,562)	—	(77,562)	55,938		(21,624)
OTHER NON-OPERATING INCOME (EXPENSE):
Gain on sale of oil and gas properties	2,865	—	2,865	—		2,865
Change in fair value of warrant liability	1,953	—	1,953	—		1,953
Loss on extinguishment of long-term debt	(4,749)	—	(4,749)	—		(4,749)
Foreign currency transaction gains (losses), net	(162)	—	(162)	25	(14)	(137)
Other non-operating (expense), net	(58)	—	(58)	—		(58)

	(151)	—	(151)	25		(126)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME
TAXES	(77,713)	—	(77,713)	55,963		(21,750)
INCOME TAX BENEFIT	(58,317)	—	(58,317)	—	(15)	(58,317)

INCOME (LOSS) FROM CONTINUING OPERATIONS	$(19,396)	$—	$(19,396)	$55,963		$36,567

INCOME (LOSS) PER SHARE FROM CONTINUING OPERATIONS:
Basic income (loss) per share	$(1.85)		$(1.85)			$3.48
Diluted income (loss) per share	$(1.85)		$(1.85)			$3.48
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	10,510		10,510			10,510
Diluted	10,510		10,510			10,510

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

Notes to the Unaudited Pro Forma Consolidated Financial Information

1.	Basis of Presentation

The unaudited pro forma consolidated statements of operations for the nine months ended September 30, 2016 and the years ended December 31, 2015 and 2014 do not reflect the operations of Harvest Holding as those operations have been classified as discontinued operations due to the closing of the sale of Harvest Holding on October 7, 2016.

The historical unaudited consolidated balance sheet as of September 30, 2016, reflects the assets and liabilities associated with the sale of Harvest Holding as assets and liabilities associated with discontinued operations due to the closing of the transaction on October 7, 2016.

The unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2016 is based on the unaudited consolidated statement of our operations for this period, with adjustments made to recast such historical operations as if the Transactions had occurred on January 1, 2015. The unaudited pro forma consolidated statement of operations for the years ended December 31, 2015 and 2014 are based on the audited consolidated statement of our operations for such periods. Adjustments were made to the unaudited pro forma consolidated statement of operations for the year ended December 31, 2015 to recast such historical operations as if the Transactions had occurred on January 1, 2015. Adjustments were made to the unaudited pro forma consolidated statement of operations for the year ended December 31, 2014 to eliminate the operations of Harvest Dussafu from continuing operations as a result of the transaction to sell our interests in Gabon.

On November 3, 2016, a one-for-four reverse stock split of our common stock became effective. All share and per share amounts in the unaudited pro forma consolidated financial statements have been reflected on a post-reverse stock split basis.

Sale of Harvest Holding

The unaudited pro forma consolidated balance sheet as of September 30, 2016 is based on our unaudited consolidated balance sheet, as adjusted to reflect the following items in connection with our sale of HNR Energia’s 51.0% equity interest in Harvest Holding to Delta Petroleum as though the items had occurred on September 30, 2016:

•	The $69.3 million in cash purchase price that would have been paid by Delta Petroleum after various closing adjustments but prior to the final reimbursement of operating costs of $0.1 million received subsequent to September 30, 2016;

•	an 11% non-convertible senior promissory note payable by Delta Petroleum to HNR Energia six months from the closing date in the principal amount of $12.0 million;

•	the relinquishment of all of our common stock owned by CT Energy, consisting of 2.17 million shares;

•	the cancellation of $32.0 million of outstanding principal and accrued interest under the 15% Note, and the cancellation of $8.2 million in outstanding principal and accrued interest under the Additional Draw Note (outstanding principal and interest in excess of $30.0 million was paid by us by means of a reduction of the $80.0 million cash portion of the purchase price and a $0.2 million cash interest payment as withholding tax on behalf of CT Energy);

•	the cancellation of the CT Warrant to acquire up to 8.52 million shares of our common stock; and

•	the accelerated vesting of certain of our outstanding options, stock appreciation rights, restricted stock units, and restricted stock awards granted to employees as long-term incentives (the transaction resulted in a change of control event that triggered this acceleration under existing contractual compensation agreements).

Sale of Harvest Dussafu

The unaudited pro forma consolidated balance sheet as of September 30, 2016 is based on our unaudited consolidated balance sheet adjusted to reflect the $32.0 million to be paid in cash to HNR Energia by BW Energy as consideration for the sale. At closing, HNR Energia will receive $29.5 million and $2.5 million will be deposited in escrow, to be held for up to six months to satisfy indemnification claims under the Purchase Agreement. For additional information about the terms of the transaction, see the notes below and Sale of Our Gabon Interests and Proposals 1 and 2 – Documents Governing the Proposed Sale – Purchase Agreement.

2.	Pro Forma Adjustments

The following adjustments were made in the preparation of the unaudited pro forma consolidated balance sheet and unaudited pro forma consolidated statements of operations:

Sale of Harvest Holding

(1)	Amounts reflect the pro forma adjustments related to our consolidated balance sheet, as if the transaction occurred on September 30, 2016, for the following items with respect to our sale of HNR Energia’s 51.0% equity interest in Harvest Holding to Delta Petroleum:

a.	Cash proceeds received at closing consisted of $80.0 million. Principal and accrued interest of $30.0 million on the 15% Note was cancelled at closing of the transaction. All remaining outstanding debt and accrued interest on the 15% Note and on the Additional Draw Note in excess of the $30.0 million principal balance at closing were paid by us by means of a reduction of the $80.0 million cash portion of the purchase price. On September 30, 2016, the balance of the 15% Note, including accrued interest, was $32.0 million. In addition, as of September 30, 2016, we had drawn $8.0 million on the Additional Draw Note bringing the total outstanding debt and accrued interest balance with CT Energy to $40.2 million. Therefore, at September 30, 2016, the net amount that would have been repaid related to the debt at Closing was $10.2 million. As of September 30, 2016, the net cash we would have received for purposes of the unaudited pro-forma financial information was $69.8 million before any other adjustments. Amounts paid after September 30, 2016 under the 15% Note and the Additional Draw Note with CT Energy have been excluded from the unaudited pro forma consolidated balance sheet as of September 30, 2016.

On October 7, 2016, the principal balance of the 15% Note and accrued interest was $32.2 million. The principal balance of the Additional Draw Note was $8.0 million plus related accrued interest of $0.2 million for total debt and accrued interest of $40.4 million. Withholding tax paid by us on behalf of CT Energy resulting from the accrued interest was $0.2 million. Consequently, the cash due at closing was reduced by $10.2 million related to the excess loan amounts, and together with the reimbursement of the $0.6 million of operating costs and payment of $1.0 million in transaction costs, both discussed below, the net cash received at the closing date was $69.4 million.

b.	A $12.0 million note receivable from Delta Petroleum or its permitted designee, to be paid no later than six months from the date of closing. The note bears an annual interest rate of 11.0%. The unaudited pro forma consolidated financial statements do not reflect the estimated $0.7 million of interest income expected to be received from the $12.0 million note receivable from Delta Petroleum. It is assumed that the note will be paid six months from the date of closing the transaction for purposes of calculating interest income.

c.	Cancellation of the 15% Note, the Additional Draw Note, and related embedded derivative asset upon closing. As of September 30, 2016, the outstanding principal balance of the 15% Note was $30.9 million and net of the discount of $23.0 million, our carrying value was $7.9 million. The outstanding principal balance of the Additional Draw Note was $8.0 million, with a related premium of $1.9 million, for a carrying value of $9.9 million at September 30, 2016. The accrued interest related to the 15% Note was $1.2 million at September 30, 2016 and the accrued interest related to the Additional Draw Note was $0.2 million September 30, 2016.

The embedded derivative asset related to the 15% Note was removed in connection with the cancellation of the 15% Note. The fair value of the embedded derivative asset was $10.6 million at September 30, 2016.

The fair value of the embedded derivative asset immediately prior to the closing was $10.6 million.

d.	Surrender at closing of 2.17 million shares of our common stock, par value of $0.01, held by CT Energy at October 7, 2016. The fair value of those shares on October 7, 2016 was $7.8 million, which was calculated using the closing share price of $3.64 for our common stock on that date.

e.	Surrender at closing of the CT Warrant to purchase 8.52 million shares of our common stock recorded at fair value of $14.9 million as of September 30, 2016.

The fair value of the CT Warrant at October 7, 2016 remained $14.9 million.

f.	Reimbursement of operating costs. Delta Petroleum agreed to reimburse us for operating costs of Harvest Holding for the period from June 1, 2016 through closing. At September 30, 2016, the amount included as additional consideration was $0.5 million. At October 7, 2016, the estimated additional consideration for reimbursement of operating costs of Harvest Holding increased to $0.6 million, subject to adjustment, of which $0.1 million is not reflected in the unaudited pro forma consolidated financial statements.

g.	As summarized in the table below, the pre-tax gain on the sale of $104.6 million for purposes of the unaudited pro forma consolidated balance sheet as of September 30, 2016 for its 51.0% controlling equity interest in Harvest Holding is determined based on the proceeds received, forgiveness of debt and accrued interest, surrender of shares of common stock and the CT Warrant, cancellation of related debt derivative assets, and operating costs reimbursement, net of estimated transaction costs and stock compensation costs attributable to the contractually obligated accelerated vesting of certain options, restricted stock units, and stock appreciation rights from the resulting change in control caused by the transaction (in millions):

Cash due at closing before adjustments		$80.0
Cash reduction to repay debt and accrued interest over $30 million		(10.2)
Note receivable received at closing		12.0
Fair value of common shares at closing received as treasury stock		7.8
Assets and Liabilities associated with Discontinued Operations
Cancellation of 15% Note and Additional Draw Note, net	17.8
Cancellation of accrued interest on 15% Note and Additional Draw Note	1.4
Fair value of warrant derivative liability cancelled	14.9
Fair value of derivative asset cancelled	(10.6)
Other Net liabilities	(0.1)

Net Liabilities associated with Discontinued Operations		23.4
Elimination of Non Controlling Interest		(1.6)
Reimbursement of Harvest Holding operating costs from June 1, 2016 through September 30, 2016		0.5
Estimated additional transaction costs paid at closing (See note 2 below)		(0.2)
Estimated change in control costs (See note 4 below)		(2.9)

Pre-tax Pro Forma gain before previously incurred Transaction costs		108.8
Transaction Costs incurred through September 30, 2016		(3.4)

Pre-tax pro forma gain on Transaction		$105.4

(2)	Reflects estimated additional transaction costs of $0.2 million directly attributable to our sale of HNR Energia’s 51.0% interest in Harvest Holding to be recognized after September 30, 2016. Direct transaction costs are considered in determining our estimated gain on the transaction, which is reflected through accumulated deficit for pro forma consolidated balance sheet purposes. For the nine months ended September 30, 2016, $3.4 million of transaction costs were recognized and have been removed from the unaudited pro forma consolidated statement of operations as they are non-recurring in nature.

These transaction costs through September 30, 2016 include $1.0 million accrued for the settlement and dismissal of a claim against us and HNR Energia filed by Petroandina Resources Corporation N.V., which before the transaction, owned a 29% interest in Harvest Holding and $0.2 million in accrued legal fees. This $1.0 million settlement payment was a reduction to the cash proceeds at closing on October 7, 2016. At September 30, 2016, the $1.0 million settlement fee and $0.2 million of accrued legal fees were reflected as a reduction of cash and a reduction of accrued expenses on the unaudited pro forma consolidated balance sheet.

The additional $0.2 million estimated costs incurred after September 30, 2016 are also excluded from the unaudited pro forma consolidated statement of operations.

(3)	Reflects the pro forma effect of removing the 49.0% noncontrolling interest in Harvest Holding as of September 30, 2016 as a result of its deconsolidation upon our sale of HNR Energia’s 51.0% controlling equity interest in Harvest Holding.

(4)	Reflects the $2.9 million pro forma effect resulting from a change of control, which accelerated the vesting of certain of our outstanding options in the amount of $1.6 million, restricted stock units in the amount of $0.9 million and stock appreciation rights in the amount of $0.4 million. These awards were granted to employees as long-term incentives. The acceleration of the vesting of the options resulted in additional employee compensation of $1.6 million and increased additional paid in capital by the same amount. The cash-settled restricted stock units resulted in cash payments of $0.8 million, a reduction in accrued expenses of $0.4 million and recognition of $0.4 million in additional employee compensation. Upon vesting, 0.4 million shares of our common stock were issued in settlement of the share-settled restricted stock units, additional employee compensation of $0.5 million was recognized, and additional paid in capital was increased by $0.5 million. The acceleration of the vesting of the stock appreciation rights resulted in additional employee compensation of $0.4 million and increased accrued expenses by the same amount. The pro forma adjustments for the change in control include only those estimated costs that were directly attributable to the transaction and were contractually obligated. The additional expense related to the accelerated vesting is netted against our gain on the transaction, which is reflected through accumulated deficit for pro forma consolidated balance sheet purposes.

A summary of the effect of each award type and the effect on the unaudited pro forma consolidated balance sheet as of September 30, 2016 is presented in the table below (in millions):

Effects of Accelerated Vestings on Change in Control (in millions)	Options	Cash-settled RSUs	Share-settled RSUs	SARs	Total
Cash	$—	$(0.8)	$—	$—	$(0.8)
Accrued Expenses		0.4		(0.4)	—
Additional Paid-in-capital	(1.6)		(0.5)		(2.1)
Accumulated Deficit – Recognition of additional employee compensation	$1.6	$0.4	$0.5	$0.4	$2.9

Certain of our employees also have employment agreements requiring contractual payments if a change of control and a separation of employment occur. The pro forma adjustments for the transaction do not include estimated costs under these employment agreements due to the separation clauses that could, under the appropriate circumstances, trigger future payments by us since these adjustments would require additional actions after the transaction. The potential expense related to payments under these employment agreements upon separation of employment is $12.1 million and is not recognized in this unaudited pro forma consolidated financial information.

Expense recognized by us related to the accelerated vesting of outstanding options, stock appreciation rights, restricted stock units, and restricted stock awards as recognized in this unaudited pro forma consolidated financial information is not indicative to the value received by the employees under the employment agreements since the majority of the pro forma amount is based upon the original grant date fair value of the awards in accordance with accounting principles generally accepted in the United States.

(5)	As a result of our sale of HNR Energia’s 51.0% interest in Harvest Holding on September 30, 2016, a portion of the gain on sale is subject to deferral from current U.S. taxation. The pro forma adjustment reflects the deferred U.S. tax liability on that gain upon repatriation of these earnings to the U.S.

(6)	The results of operations for Harvest Holding for periods beginning January 1, 2014 have been classified as discontinued operations as a result of the sale which closed on October 7, 2016.

(7)	The pro forma weighted average shares outstanding in the unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2016 was estimated by reducing the historical weighted average shares outstanding for the 2.17 million shares of our common stock being surrendered by CT Energy at closing for only those periods that those shares were outstanding. On September 16, 2015, the 2.17 million shares of our common stock being surrendered were issued in connection with the conversion of the $7.0 million, five year, 9.0% convertible senior secured note to CT Energy to shares of our common stock. These shares were not outstanding during the year ended December 31, 2014, and thus, no pro forma adjustment has been made to the weighted average shares outstanding for that period. In the weighted average shares outstanding for the year ended December 31, 2015, the effect of the 2.17 million shares of our common stock being surrendered has been weighted for the period from September 16, 2015 through December 31, 2015 to reflect only the period for which those shares were outstanding. The estimated pro forma weighted average shares outstanding for each period presented were used in calculating the pro forma income (loss) per share from continuing operations in the unaudited pro forma consolidated statements of operations.

(8)	Reflects the pro forma effect to reverse stock-based compensation expense related to certain of our outstanding options, stock appreciation rights, restricted stock units, and restricted stock awards that contain an accelerated vesting provision when there is a change in control. These instruments would have immediately vested if the sale of Harvest Holding had occurred on January 1, 2015.

Sale of Harvest Dussafu

(9)	As summarized in the table below, the pre-tax loss on the sale of $0.4 million, for purposes of the unaudited pro forma consolidated balance sheet as of September 30, 2016 of HNR Energia’s interest in Harvest Dussafu, is determined based on the proceeds received less estimated transaction costs and less the net assets of Harvest Dussafu (in millions):

Cash consideration at closing	$29.5
Escrow Amount	2.5

Total consideration	$32.0

Estimated transaction costs	2.4
Effect of Deconsolidating Harvest Dussafu’s net assets	30.0

$32.4

Pro Forma Loss on Gabon Transaction	$(0.4)

This net loss is not reflected in the unaudited pro form statement of operations since it is nonrecurring. Amounts reflect the $29.5 million cash proceeds from the sale of the interest in Harvest Dussafu as if the proceeds were received as of September 30, 2016.

(10)	Reflects the pro forma effect of deconsolidating Harvest Dussafu as a result of the sale. All assets and liabilities related to Harvest Dussafu have been removed from the unaudited pro forma consolidated balance sheet as of September 30, 2016. Cash included in the sale was $215 thousand.

(11)

Reflects estimated transaction costs of $2.4 million directly attributable to our sale of HNR Energia’s interest in Harvest Dussafu. Direct transaction costs are included in our gain on the transaction, which is reflected through accumulated deficit for pro forma consolidated balance sheet purposes. These estimated costs are not reflected in the unaudited pro forma consolidated statements of operations as they are non-recurring in nature.

(12)	As a result of the pro forma sale of Harvest Dussafu as of September 30, 2016, a tax loss will be realized with no current income tax consequences in The Netherlands, Gabon, or the U.S. The tax loss realized by us will reduce our unremitted foreign earnings potentially subject to U.S. income tax in the future. Therefore, the pro forma deferred tax liability created as a result of the sale of Harvest Holding will be reduced accordingly.

(13)	As a result of the pro forma sale of Harvest Dussafu as of January 1, 2015, a tax loss was realized with no current income tax consequences in The Netherlands, Gabon, or the U.S.

(14)	Amounts reflect the pro forma effect of eliminating the results of operations of Harvest Dussafu for periods beginning January 1, 2014. As a result, for the years ended 2014 and 2015, and the nine months ended September 30, 2016, various expenses, including exploration expense and impairment of unproved property costs, and other non-operating income items for Harvest Dussafu have been eliminated for pro forma purposes. Exploration expenses related to Harvest Dussafu of $0.5 million for the nine months ended September 30, 2016, and $0.4 million for each of the years ended December 31, 2015 and 2014, were recorded at the corporate level.

(15)	The elimination of the operations of Harvest Dussafu from the unaudited pro forma consolidated statement of operations for the year ended December 31, 2014 would have no effect on current or deferred income taxes. The impairment expense recorded for the financial statements had no tax effect when originally recorded so the elimination of the impairment expense would similarly have no tax effect. The deferred tax assets arising from the losses from the operations of Harvest Dussafu were subject to a valuation allowance in all relevant jurisdictions so the elimination of the operating losses would have no income tax effect.

INFORMATION ABOUT BW ENERGY

BWO and BW Group Limited (“BW Group”), which owns 49% of BWO, formed a joint venture known as BW Energy Holdings Pte. Ltd. (“BWEH”) for the purpose of pursuing oil and gas interests. BWO owns 66.67% of BWEH, and Maple Company Limited, a wholly owned subsidiary of BW Group, owns the remaining 33.33% of BWEH. BW Energy, a wholly owned subsidiary of BWEH was formed for the specific purpose of acquiring interests in the Dussafu PSC. BWO is a global provider of floating production services to the oil and gas industry. It has a fleet of 14 owned FPSOs and one floating storage and offloading unit and is represented in all major oil and gas regions. BWO is listed on the Oslo Stock Exchange.

BW Energy’s principal place of business is at 30 Pasir Panjang Road, #14-31/32 Mapletree Business City, Singapore 117440, and its telephone number is +65 6632 7888.

INTERESTS OF OUR EXECUTIVE OFFICERS IN THE PROPOSED SALE

When considering the recommendation of our Board that you vote for the authorization of the proposed sale of our Gabon interests, you should be aware that the proposed sale of our Gabon interests could result in some additional benefits for some of our executive officers, in addition to the benefits they received or became entitled to receive as a result of the sale of our Venezuelan interests in October 2016. As a result, there is the potential for some of our executive officers to have interests that are different from, or in conflict with, your interests. Our Board was aware of the potential for these divergent interests when it approved the Purchase Agreement. For information about the sale of our Venezuelan interests, see – Information About Us – Operations by Geographical Locations – Venezuela beginning on page 37.

The sale of our Venezuelan interests on October 7, 2016, constituted a “change of control” as that term is defined for purposes of our stockholder-approved long-term incentive plans (the “LTIPs”), our award agreements under the LTIPs, our award agreements for stand-alone incentive awards made independently of our LTIPs, and our employment agreements with our executive officers. As a result of the consummation of that sale, on October 7, 2016, all outstanding and unvested stock options issued by us became fully vested and exercisable, all outstanding and unvested stock appreciation rights became fully vested and exercisable to the extent that the market price of our common stock exceeds the exercise price of the award, and all outstanding and unvested restricted stock units vested and were thereafter paid in cash or shares of our common stock. In addition, our executive officers became entitled under their employment agreements to receive certain additional severance benefits if their employment is terminated by us without cause (or they terminate their employment for good reason under the employment agreements) on or before October 7, 2018 (730 days after the sale of our Venezuelan interests). All of these benefits resulting from the sale of our Venezuelan interests were disclosed in our August 2, 2016, proxy statement and were approved by our stockholders at the special meeting held on September 8, 2016.

As a result of the sale of our Venezuelan interests, all outstanding incentive awards granted by us are fully vested and have been paid or are exercisable by the holder. Consequently, the sale of our Venezuelan interests has already resulted in our incentive award holders receiving the benefits under their outstanding awards that arise as a result of a change of control, and any subsequent change of control (including the sale of our Gabon interests) will have no direct effect on those awards.

In addition, as a result of the sale of our Venezuelan interests, our executive officers are eligible to receive certain additional severance benefits under their employment agreements. We currently anticipate terminating the employment of all of our executive officers in 2017 as a result of our liquidation and dissolution. (For information about our proposed liquidation and dissolution, see Liquidation and Dissolution and Proposal 3 beginning on page 63.) Consequently, the sale of our Venezuelan interests in October 2016, coupled with our anticipated termination of the employment of our executive officers in connection with our proposed liquidation and dissolution, has likely already resulted in our executive officers becoming entitled to all severance benefits under their employment agreements that arise as a result of a change of control; any subsequent change of control (such as the sale of our Gabon interests) is currently not expected to have any direct effect on those severance benefits.

However, the sale of our Gabon interests will constitute a “change of control” as that term is defined for purposes of our LTIPs, our award agreements under the LTIPs, our award agreements for stand-alone incentive awards made independently of our LTIPs, and our employment agreements with our executive officers. The sale of our Gabon interests will not have any effect on any awards granted by us under our LTIPs or independently of those plans because all outstanding and unvested awards became fully vested and exercisable or payable as a result of the sale of our Venezuelan interests in October 2016, and we have not granted any additional awards after the sale of our Venezuelan interests. But the sale of our Gabon interests will extend the date by which an executive officer must be terminated by us without cause (or by which the executive officer must terminate his employment for good reason) to receive additional severance benefits from October 7, 2018 (730 days after the sale of our Venezuelan interests) to the date that is 730 days after the sale of our Gabon interests. We do not currently expect that this extension will have any significant effect or result for either us or our executive officers since we currently expect to terminate the employment of all executive officers during 2017 in connection with our liquidation and dissolution, winding up. Thus, the sale of our Gabon interests will likely not result in any additional benefits to our executive officers. However, the Exchange Act does require us to ask you to approve, on a non-binding advisory basis, any additional compensation that may become payable to our executive officers as a result of the sale of our Gabon interests, and because there is a theoretical possibility that the termination of employment of all of our executive officers will not occur by October 7, 2018, we are asking your approval of this compensation during the time period between October 7, 2018, and the expiration of the 730-day period after the closing of the sale of our Gabon interests.

Arrangements with BW Energy

As of the date of this proxy statement, none of our executive officers has entered into any agreement with BW Energy or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, BW Energy or any of its affiliates, nor do we expect that any of our executive officers will enter into any such agreements in the future.

Effect of Change of Control Provisions on Certain Employee Benefits

While the sale of our Gabon interests will constitute a “change of control” as that term is defined for purposes of our LTIPs, our award agreements under the LTIPs and award agreements for stand-alone incentive awards made independently of our LTIPs, all of these kinds of awards granted by us that are currently outstanding previously vested and became exercisable or payable on October 7, 2016, as a result of the sale of our Venezuelan interests. Consequently, the sale of our Gabon interests will not result in any additional benefit under any awards granted by us that are currently outstanding.

Under our employment agreements with our executive officers, if the officer’s employment is terminated by us without cause or by the officer for good reason and the termination takes place within the period beginning 240 days before a change of control and 730 days after a change of control, the executive officer is entitled to the following severance benefits:

•	A lump sum amount equal to a certain multiple of base salary;

•	A lump sum amount equal to a certain multiple of the highest annual bonus over the past three years or target bonus, whichever is higher;

•	An amount equal to a certain number of years times the maximum annual employer contributions made under our 401(k) plan;

•	Continuation of accident, life, disability, dental and health benefits for a certain number of years;

•	Excise tax reimbursement and gross-up on the reimbursement; and

•	Outplacement services.

Under their employment agreements our executive officers are subject to covenants prohibiting competition, solicitation of customers and employees, interference with business relationships and use of certain proprietary and other confidential information during employment and for two years after termination of employment and are subject to perpetual restrictive covenants regarding trade secrets. Violations of these covenants subject the executive officers to damages in the amount of a prorated amount of certain cash severance payments. There can be no assurances that these covenants will be enforceable by us after we cease to actively engage in business and dissolve.

Golden Parachute Compensation to Named Executive Officers

The following table sets forth the information regarding the various elements of compensation that each of our named executive officers would receive if their employment is terminated by us without cause (or they terminate their employment for good reason under their employment agreements) within the 730-day period following the sale of our Gabon interests (“double-trigger” payments). Solely for the purposes of the table below, we have assumed that the sale of our Gabon interests will occur on January 1, 2017.

The amounts indicated in the table below are estimates of the amounts that would be payable assuming, solely for the purposes of this table, that the sale is consummated on January 1, 2017 (unless otherwise specified), and the employment of each of the specified named executive officers was terminated other than for cause, or the named executive officer resigned for good reason, in each case on that date. Given that we propose to dissolve and wind up our affairs as soon as practicable after the closing of the sale of our Gabon interests, it is highly likely that these double-trigger payments will be made. See Liquidation and Dissolution and Proposal 3 beginning on page 63. In addition to the assumptions regarding the consummation date of the sale and termination of the employment of the named executive officers, these estimates are based on certain other assumptions that are described in the footnotes accompanying the table below. Accordingly, the ultimate values payable by us and received by a named executive officer may differ from the amounts set forth below. Because we are currently a smaller reporting company, we are providing this information with respect to our chief executive officer and our two additional highest-paid executive officers, as required by applicable securities regulations.

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Tax Reimburse- ment ($)(5)	Other ($)(6)	Total ($)(7)
James A. Edmiston President and CEO	3,880,800	—	32,400	149,132	838,563	—	4,900,895
Stephen C. Haynes Vice President, Chief Financial Officer and Treasurer	1,080,160	—	21,600	78,918	—	—	1,180,678
Robert Speirs Senior Vice President – Eastern Operations	1,272,800	—	—	130,858	—	—	1,403,658

Total	6,233,760	—	54,000	358,908	838,563	—	7,485,231

(1)	Cash: The amounts in this column reflect the cash severance payment to which the named executive officers would be entitled and reflects a lump sum amount equal to a multiple of the named executive officer’s base salary and his highest bonus over the last three fiscal years as provided in his employment agreement. For Mr. Edmiston, that multiple is three times his base salary of $588,000 and three times the highest bonus over the last three fiscal years, which was $705,600. For the other named executive officers, the multiple is two times base salary and two times the highest bonus over the last three fiscal years as provided in the applicable employment agreements. Mr. Haynes’ base salary is $314,000 and his highest bonus over the last three fiscal years is $226,080. Mr. Speirs’ base salary is $370,000 and his highest bonus over the last three fiscal years is $266,400.
(2)	Equity: Certain compensation payable in shares of our common stock vested on October 7, 2016, upon the closing of the sale of our Venezuelan interests. No additional equity compensation to our named executive officers has been awarded or will become payable as a result of the sale of our Gabon interests.
(3)	Pension/NQDC: The amounts in this column reflect a payment based on a multiple of the employer maximum contribution that could be made to our 401K plan, which maximum contribution is currently $10,800 annually. For Mr. Edmiston, that multiple is three times the maximum contribution. For Mr. Haynes, the multiple is two times that amount. Mr. Speirs does not participate in Harvest’s 401K plan and is not eligible to receive this amount.
(4)	Perquisites/Benefits: The amounts in this column reflect three years (for Mr. Edmiston) or two years (for the other named executive officers) of the estimated value of medical, dental and life insurance coverage to which the named executive officers would be entitled under their employment agreements. The table below shows the annual total value of medical, dental and life benefits for each named executive officer for 2017, which were used to calculate the estimated values shown in column 4. The calculated amounts do not include any increase in the cost of medical, dental and life insurance coverage for years after 2017.

Edmiston	$43,044
Haynes	$29,459
Speirs	$55,429

In addition, each named executive officer is entitled to $20,000 of reimbursable outplacement services. This amount is also included in column 4.

(5)	Tax Reimbursements: The amounts in this column reflect the estimated excise tax under section 4999 of the Code and related tax gross-ups calculated as of February 1, 2017. This benefit is provided under the executive employment agreements.
(6)	Other: No amounts are reflected because the unvested cash settled restricted stock units previously vested on October 7, 2016, when we sold our Venezuelan interests.
(7)	Total: The total amount payable is attributable to “double-trigger” payments that would be paid only upon termination of the executive’s employment without cause or resignation for good reason.

Change of Control Compensation to Board Members

As a result of the sale of our Venezuelan interests, a change of control occurred, which resulted in the vesting of an aggregate of 93,023 shares (on a post-reverse stock split basis) of restricted stock units held by members of our Board, reflecting an aggregate value of $338,604 based on a price of $3.64 per share (on a post-reverse stock split basis), which was the closing market price of shares of our common stock on October 7, 2016. Although the sale of our Gabon interests will represent a separate sale of control, there will be no analogous additional benefits accruing to our directors as a result.

ADVISORY VOTE ON SALE-RELATED COMPENSATION ARRANGEMENTS

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our stockholders with the opportunity to approve, on an advisory, non-binding basis, the payment of certain compensation that will or may become payable by us to our named executive officers in connection with the sale of our Gabon interests.

We are asking our stockholders to indicate whether they approve of the compensation that will or may become payable by us to our named executive officers in connection with the sale. These payments are set forth in the tables and related notes under the heading Interests of Our Executive Officers in the Proposed Sale – Golden Parachute Compensation to Named Executive Officers beginning on page 58. In general, the various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of our overall compensation program for our named executive officers, and previously have been disclosed to our stockholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statements. These historical arrangements were adopted and approved by the Human Resources Committee of our Board, which is composed solely of non-management directors, and are believed to be reasonable and in line with marketplace norms.

As discussed under – Interests of Our Executive Officers in the Proposed Sale beginning on page 56, we currently do not expect that the sale of our Gabon interests will result in any additional benefits to our executive officers. However, because the Exchange Act does require us to ask you to approve, on a non-binding advisory basis, any additional compensation that may become payable to our executive officers as a result of the sale of our Gabon interests, and because there is a theoretical possibility that the termination of employment of all of our executive officers will not occur by October 7, 2018, we are asking your approval of this compensation with respect to the time period between October 7, 2018, and the expiration of the 730-day period after the closing of the sale of our Gabon interests.

Accordingly, we are seeking approval of the following resolution at the meeting:

“RESOLVED, that the stockholders of Harvest Natural Resources, Inc. approve, on a non-binding, advisory basis, the compensation that will or may become payable to the named executive officers of Harvest Natural Resources, Inc. that is based on or otherwise relates to the sale of the Company’s Gabon interests, as disclosed pursuant to Item 402(t) of Regulation S-K in the table titled Golden Parachute Compensation to Named Executive Officers and the related narrative disclosures in the proxy statement relating to the proposed sale.”

Approval of the sale of our Gabon interests is not conditioned on approval of the non-binding advisory proposal relating to compensation, and approval of the non-binding advisory proposal relating to compensation is not conditioned on the approval of the sale of our Gabon interests. As an advisory vote, the result will not be binding on us or our Board. The plans and arrangements underlying this compensation are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the sale is consummated, our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the sale in accordance with the terms and conditions applicable to those payments.

THE SALE PROPOSALS

Proposal 1 – Authorization to Sell All of Our Gabon Interests

We are asking you to authorize the sale of all of our Gabon interests, as described in this proxy statement under the heading Sale of Our Gabon Interests and Proposals 1 and 2 beginning on page 4.

Delaware law (DGCL Section 271) requires that the transaction be approved by the holders of a majority of all of our outstanding common stock. Under applicable law, no stockholder will have appraisal or dissenter’s rights with respect to this Proposal 1.

This Proposal 1 requires the affirmative “FOR” vote of the holders of a majority of all of our outstanding common stock. You may vote “FOR,” “AGAINST” or “ABSTAIN” from voting. Abstentions and broker non-votes, if any, and any failure to vote will have the same effect as a vote “AGAINST” this Proposal 1. If you provide your proxy or broker instructions with no further instructions, your shares will be voted in accordance with the recommendations of our Board. As of the Record Date, there were approximately 11,042,933 shares of our common stock outstanding, with each share entitled to one vote.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE AUTHORIZATION OF THE SALE OF OUR GABON INTERESTS.

For more information about the voting process, see Questions and Answers Regarding the Special Meeting and Future Stockholder Proposals beginning on page 86.

Proposal 2 – Advisory Vote on Certain Compensation Payable as a Result of the Sale

We are asking you to approve, on an advisory, nonbinding basis, the compensation that will or may become payable by us to our named executive officers in connection with the sale of our Gabon interests, as described in this proxy statement under the heading Sale of Our Gabon Interests and Proposals 1 and 2 – Interests of Our Executive Officers in the Proposed Sale beginning on page 56 and – Advisory Vote on Sale-Related Compensation Arrangements beginning on page 60.

Securities law (Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010) requires that we provide our stockholders with the opportunity to approve, on an advisory, non-binding basis, the payment of this compensation.

This Proposal 2 requires the affirmative “FOR” vote of the holders of a majority of all of our outstanding common stock present at the special meeting (in person or by proxy) and entitled to vote. You may vote “FOR,” “AGAINST” or ABSTAIN” from voting. Abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” this Proposal 2. If you provide your proxy or broker instructions with no further instructions, your shares will be voted in accordance with the recommendations of our Board. As of the Record Date, there were approximately 11,042,933 shares of our common stock outstanding, with each share entitled to one vote.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION THAT WILL OR MAY BECOME PAYABLE BY US TO OUR NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE SALE OF OUR GABON INTERESTS, ON AN ADVISORY, NONBINDING BASIS.

For more information about the voting process, see Questions and Answers Regarding the Special Meeting and Future Stockholder Proposals beginning on page 86.

LIQUIDATION AND DISSOLUTION AND PROPOSAL 3

DESCRIPTION OF THE LIQUIDATION AND DISSOLUTION

Introduction

We are asking you to authorize our complete liquidation and dissolution. Our Board has determined that our complete liquidation and dissolution is advisable, has approved our complete liquidation and dissolution and has adopted a plan of complete liquidation, dissolution, winding up and distribution (our “Plan of Dissolution”). The reasons for our liquidation dissolution are described under –Background of the Proposed Liquidation and Dissolution beginning on page 64. Our complete liquidation and dissolution is subject to the condition that the holders of a majority of our common stock authorize our complete liquidation and dissolution and complete liquidation at the special meeting that is the subject of this proxy statement. Our Board unanimously recommends that our stockholders authorize our complete liquidation and dissolution and complete liquidation.

In very general terms, when we dissolve, we will cease conducting our business, wind up our affairs, dispose of our non-cash assets, pay or otherwise provide for our obligations, and distribute our remaining assets during a post-dissolution period of at least three years, as required by the DGCL. With respect to our dissolution, we will follow the dissolution and winding up procedures prescribed by the DGCL, as described in further detail under – Delaware Law Applicable to Our Dissolution beginning on page 66. Our liquidation, winding up and distribution procedures will be further guided by our Plan of Dissolution, as described in further detail under – Our Plan of Dissolution beginning on page 69. You should carefully consider the risk factors relating to our complete liquidation and dissolution and described under – Risk Factors Related to The Proposed Liquidation and Dissolution beginning on page 75.

Subject to the requirements of the DGCL and our Plan of Dissolution, as further described below, our winding up procedures will entail the liquidation of all of our non-cash assets. The proceeds from the sale of these non-cash assets, combined with our existing cash on hand, will be used to be used to pay:

•	income and other taxes for periods ending on or before December 31, 2016, and income and other taxes associated with our pre-dissolution operations and post-dissolution and winding up operations in subsequent years, including the liquidation, dissolution and winding up of our subsidiaries;

•	the costs associated with our dissolution and winding up over the mandatory three-year post-dissolution survival period under the DGCL as described below; these costs may include, among others, general overhead and related expenses necessary to our operations during the implementation and administration of our Plan of Dissolution and fees and other amounts payable to professional advisors (including legal counsel, financial advisors and others) and to consultants and others assisting us with our dissolution (however, we expect that these costs will be significantly less than the current amount of our general administrative and overhead expenses as we wind down operations and reduce the work hours and compensation payable to some of our officers and other employees);

•	the benefits associated with termination of employment of our officers and other employees, as further described below and under Sale of our Gabon Interests and Proposals 1 and 2 – Interests of Our Executive Officers in the Proposed Sale beginning on page 56, which costs are expected to be approximately $12.1 million, most of which will be payable in 2017;

•	any claims by others against us that we do not reject as part of the dissolution process;

•	any amounts owed by us under contracts with third parties;

•	the funding of any reserves or other security we are required to establish, or deem appropriate to establish, to pay for asserted claims (including lawsuits) and possible future claims, as further described below; and

•	to the extent remaining after provision for the above-described payments, liquidating distributions to be made to our stockholders, which distributions may be made from time to time as available and in accordance with the DGCL procedures described below.

Our current material assets and potential, contingent assets are:

•	Approximately $63.4 in cash from the proceeds of the sale of our Venezuelan interests in October 2016, after payment of costs associated with this sale and after payment of other general overhead and administrative costs of operations during the last quarter of 2016;

•	A promissory note in the principal amount of $12 million issued to us in October 2016, in connection with the sale of our Venezuelan interests, by the purchaser of those interests, due in April 2017;

•	Our Gabon interests, which we currently expect to sell for a purchase price of $32 million, subject to adjustments, and from which we expect the proceeds to be $29.6 million after payment of all costs associated with the sale;

•	The gain contingency represented by our lawsuit against Newfield, as to which the likelihood of revenues to us cannot be assured and the amount of any success cannot correctly be estimated;

•	The funds blocked by OFAC in the LOGSA matter, approximately $0.7 million net to our 66.667% interest in the Dussafu PSC, which is a gain contingency we would retain following the closing of the sale of our Gabon interests; and

•	Various other assets whose realizable cash value we estimate will not exceed $2 million, excluding cash.

We are currently unable to estimate the amount of many of the factors that are necessary to determine how much, if any, we will be able to distribute to our stockholders in liquidation. While we intend to pursue matters related to our liquidation and winding up as quickly as possible, the timing of many elements of this process after our dissolution will not be entirely within our control and, therefore, we are unable to estimate when we would be able to begin making any post-dissolution liquidating distributions to our stockholders.

The description of our liquidation and dissolution contained in this introductory section is very general in nature and is subject to various other factors and requirements, as described in greater detail below.

Background of the Proposed Liquidation and Dissolution

We were incorporated in 1988 and have operated as a publicly held independent energy company engaged in the development and production of oil and gas properties since 1989. Our strategy has been to identify and exploit oil and gas reserves in underdeveloped areas while seeking to minimize associated risks. We have acquired and operated, and sold or otherwise disposed of, a variety of oil and gas interests that we believed would best implement our strategy. From time to time we have held and managed oil and gas exploration, exploitation and production assets in the United States (including the Louisiana Gulf Coast, offshore Santa Barbara, California, Utah and Colorado) and in several other countries (including Venezuela, Russia, Jordan, Senegal, Indonesia, Colombia, Oman and Gabon) and the South China Sea. Our operations in Venezuela, commenced in 1992, have historically comprised our most significant asset.

Before 2005, we operated our Venezuelan assets under an operating service agreement with a company owned by the Venezuelan government. In 2005 the government initiated a series of actions to compel foreign companies to convert their operating agreements into new joint ventures in which the government would have a majority interest. While these actions adversely affected our operations in Venezuela, by 2007 we were able to negotiate a joint venture agreement with the Venezuelan government under which Petrodelta was formed, with us (together with a business associate) owning 40% and the remaining 60% being owned by the government of Venezuela. For various reasons, including requirements imposed by the Venezuelan government and Petrodelta’s growing inability to operate as a viable entity due to insufficient funding on the part of the Venezuelan government, its refusal to pay contractors doing work for Petrodelta, and Petrodelta’s concomitant inability to pay dividends to its owners, including us, we determined that the best course of action for us and our stockholders would be to sell our interests in Petrodelta. We entered into two binding agreements to sell our

Petrodelta interest with two separate purchasers, once in 2012 and again in 2013. In each case, the transaction could not be consummated because the Venezuelan government refused to grant its requisite consent (although we were able to sell a minority portion of our interest to the second purchaser without governmental approval). As a result, our overall business suffered. In 2016 we entered into a third binding agreement to sell our remaining Petrodelta interest to a purchaser located in Venezuela, and were able to complete the sale in October 2016.

Currently our principal assets are (1) cash from the proceeds of the October 2016 sale of our Venezuelan interests, (2) a $12 million note payable to us by the purchaser of our Venezuelan interests and (3) our Gabon interests. We do not believe that using these funds, and the funds we expect to receive upon the sale of our Gabon interests, to acquire new oil and gas interests is the best alternative for us and our stockholders, because making new acquisitions would likely entail additional cash outlays exceeding our current funds and the funds we would receive in the sale of our Gabon interests. While there are financing options available to us, we do not believe that the terms on which we could realize value from these options is adequate to assure a successful investment in new properties. We also have the concern that our future success in Gabon will depend on additional funding by us, and could slowly deplete the profits we realized from the sale of our Venezuelan interests in October, with no assurances of final success in Gabon. Rather than spending our cash reserves on additional investments in Gabon, we have concluded that it is better that we sell our Gabon interests. Rather than using the combination of the proceeds from sales of both our Venezuelan and Gabon interests to acquire new properties, we have determined that the more advisable course of action would be to liquidate and dissolve so that we can have the opportunity to provide some distribution of assets to our stockholders, after we take care of various obligations and contingencies, as described elsewhere in this proxy statement.

From time to time over the last few years, our Board has considered various alternatives for our future. When, after struggling to sell our Venezuelan assets for approximately the last five years, we were finally able to do so in October 2016, our Board began to consider liquidation and dissolution as one of our stronger alternatives. After selling our Venezuelan interests, it became clearer to our Board that if we could successfully sell our Gabon interests, the best course of action for us could be to liquidation and dissolve.

In our October 7, 2016, press release announcing the closing of the sale of our Venezuelan interests, we stated that we were currently evaluating a possible dissolution.

At its meeting held on November 15, 2016, our Board adopted a resolution that we move forward with plans to dissolve, subject to formal approval and adoption of a final plan of dissolution.

At its meeting held on December 6, 2016, our Board further considered the proposed dissolution. During this meeting, members of our Board had the opportunity to ask questions about the legal aspects of the dissolution, which questions were answered by legal counsel and our executive officers.

On December 20, 2016, our Board further considered our dissolution and determined that we should proceed with the work our officers and advisors were doing on the dissolution, pending final authorization of our dissolution and approval of our dissolution at an upcoming meeting of our Board.

On December 27, 2016, members of our Board were provided with a draft Plan of Dissolution, as well as a description of the proposed dissolution, to be considered in preparation for the Board meeting to be held on December 30, 2016. At the December 30, 2016, meeting, members of our Board once again discussed the proposed dissolution. After this discussion, our Board unanimously determined that the proposed dissolution is advisable and in the best interests of us and our stockholders, adopted an initial plan of liquidation and dissolution, authorized the proposed dissolution, recommended that our stockholders authorize the proposed dissolution in accordance with the Plan of Liquidation and Dissolution, and generally authorized our officers to take all necessary actions to effect our dissolution. At its meeting held on January 12, 2017, our Board further discussed the liquidation and proposed dissolution, rescinded its adoption of the initial plan of liquidation and dissolution and adopted the Plan of Dissolution, which included changes based on comments received from tax and other counsel. This is the Plan of Dissolution that is attached to this proxy statement as Appendix F.

Delaware Law Applicable to Our Dissolution

We are a corporation organized under the laws of Delaware. Our proposed dissolution will be governed by the Delaware General Corporate Law (referred to in this proxy statement as the “DGCL”). The following is a brief summary of some of the DGCL provisions applicable to our liquidation, dissolution, and winding up. The following summary is qualified in its entirely by Sections 278 through 283 of the DGCL, which are attached to this proxy statement as Appendix G.

Dissolution Generally

Authorization of Board and Stockholders. If a corporation’s board of directors deems it advisable that the corporation should dissolve, it may adopt a resolution to that effect by a majority vote of the whole board and notify the corporation’s stockholders entitled to vote on the dissolution of the adoption of the resolution and the calling of a meeting of stockholders to take action on the resolution. Our Board has unanimously adopted a resolution finding that our liquidation and dissolution is advisable. This proxy statement and its accompanying materials constitute a notice to this effect to our stockholders and a notice of the special meeting at which our stockholders of record on the Record Date may vote to approve our proposed liquidation and dissolution. Our proposed dissolution must be authorized by the holders of a majority of our outstanding common stock on the Record Date.

Certificate of Dissolution. If a corporation’s stockholders authorize its dissolution, to consummate the dissolution the corporation files a certificate of dissolution with the Delaware Secretary of State. The certificate of dissolution must include the corporation’s name, the date the dissolution was authorized, a statement that the dissolution has been authorized by the corporation’s board of directors and stockholders, the names and addresses of the directors and officers of the corporation and the date that the corporation’s original certificate of incorporation was filed with the Delaware Secretary of State. If our stockholders authorize our proposed dissolution at the special meeting, we intend to file our certificate of dissolution with the Delaware Secretary of State as soon as practicable after the closing of the sale of our Gabon interests, as described under the caption Sale of Our Gabon Interests and Proposals 1 and 2 beginning on page 4. If the sale of our Gabon interests as described in this proxy statement is not consummated for any reason (whether because our stockholders do not authorize the sale at the special meeting, because the Purchase Agreement is terminated or for any other reason), then we intend to nevertheless file our certificate of dissolution with the Delaware Secretary of State at a time deemed to be appropriate by our Board and to try to sell our Gabon interests in some other manner either before or after we file our certificate of dissolution.

Possible Permitted Abandonment of Dissolution. The resolution authorizing a dissolution adopted by a corporation’s board of directors may provide that notwithstanding authorization of the dissolution by the corporation’s stockholders, the board of directors may abandon the dissolution without further action by the stockholders. While we do not currently foresee any reason that our Board would abandon our proposed dissolution once it is authorized by our stockholders, to provide our Board with the maximum flexibility to act in the best interests of our stockholders, the resolutions adopted by our Board included this kind of provision.

Time of Dissolution. When a corporation’s certificate of dissolution is filed with the Delaware Secretary of State and has become effective, along with the corporation’s tender of all taxes (including Delaware franchise taxes) and fees authorized to be collected by the Delaware Secretary of State, the corporation will be dissolved.

Continuation of Corporation After Dissolution

A dissolved corporation continues its existence for three years after dissolution, or such longer period as the Delaware Court of Chancery may direct, for the purpose of prosecuting and defending suits and enabling the corporation to settle and close its business, to dispose of and convey its property, to discharge its liabilities and to distribute to its stockholders any remaining assets. A dissolved corporation may not, however, continue the business for which it was organized. Any action, suit or proceeding begun by or against the corporation before or during this survival period does not abate by reason of the dissolution, and for the purpose of any such action, suit or proceeding, the corporation will continue beyond the three-year period until any related judgments, orders or decrees are fully executed, without the necessity for any special direction by the Delaware Court of Chancery. Our Plan of Dissolution will govern our winding up process after dissolution. See – Our Plan of Dissolution beginning on page 69. For a description of all current lawsuits to which we are a party, see Sale of Our Gabon Interests and Proposals 1 and 2 – Information About Us –Legal Proceedings beginning on page 39.

Payment and Distribution to Claimants and Stockholders

A dissolved corporation must make provision for the payment (or reservation of funds as security for payment) of claims against the corporation in accordance with the applicable provisions of the DGCL and the distribution of remaining assets to the corporation’s stockholders. The dissolved corporation may do this by following one of two procedures, as described below.

Safe Harbor Procedures under DGCL Sections 280 and 281(a) (the “Safe Harbor Procedures”)

A dissolved corporation may elect to give notice of its dissolution to persons having a claim against the corporation (other than claims against the corporation in any pending actions, suits or proceedings to which the corporation is a party) (“Current Claimants”) and to persons with contractual claims contingent on the occurrence or nonoccurrence of future events or otherwise conditional or unmatured (“Contingent Contractual Claimants”), and after giving these notices, following the procedures set forth in the DGCL, as described below.

Current Claimants

Notices and Publication. The notice to Current Claimants must state (1) that all such claims must be presented to the corporation in writing and contain sufficient information reasonably to inform the corporation of the identity of the claimant and the substance of the claim; (2) the mailing address to which the claim must be sent; (3) the date (the “Claim Date”) by which the claim must be received by the corporation, which must no earlier than 60 days from the date of the corporation’s notice; (4) that the claim will be barred if not received by the Claim Date; (5) that the corporation may make distributions to other claimants and the corporation’s stockholders without further notice to the Current Claimant; and (6) the aggregate annual amount of all distributions made by the corporation to its stockholders for each of the three years before the date of dissolution. The notice must be published at least once a week for two consecutive weeks in a newspaper of general circulation in the county in which the corporation’s registered agent in Delaware is located and in the corporation’s principal place of business and, in the case of a corporation having $10,000,000 or more in total assets at the time of dissolution, at least once in all editions of a daily newspaper with a national circulation. On or before the date of the first publication of the notice, the corporation must also mail a copy of the notice by certified or registered mail, return receipt requested, to each known claimant of the corporation, including persons with claims asserted against the corporation in a pending action, suit or proceeding to which the corporation is a party.

Effect of Non-Responses to Notices. If the dissolved corporation does not receive a response to the corporation’s notice by the Claim Date from a Current Claimant who was given actual notice according to the foregoing paragraph, then the claimant’s claim will be barred.

Treatment of Responses to Notices. If the dissolved corporation receives a response to the corporation’s notice by the Claim Date, the dissolved corporation may accept or reject, in whole or in part, the claim. If the dissolved corporation rejects a claim, it must mail a notice of the rejection to the Current Claimant by certified or registered mail, return receipt requested, within 90 days after receipt of the claim (or, if earlier, at least 150 days before the expiration of the post-dissolution survival period). The notice must state that any claim so rejected will be barred if the Current Claimant does not commence an action, suit or proceeding with respect to the claim within 120 days of the date of the rejection.

Effect of Non-Responses to Rejections of Claims. If the dissolved corporation rejects a claim and the Current Claimant does not commence an action suit or proceeding with respect to the claim within the 120-day post-rejection period, then the Current Claimant’s claim will be barred.

Contingent Contractual Claimants

Notices. The notice to Contingent Contractual Claimants (persons with contractual claims contingent on the occurrence or nonoccurrence of future events or otherwise conditional or unmatured) must be in substantially the same form and sent and published in the same manner, as notices to Current Claimants and shall request that Contingent Contractual Claimants present their claims in accordance with the terms of such notice.

Responses to Contractual Claimants. If the dissolved corporation receives a response by the date specified in the notice by which the claims from Contingent Contractual Claimants must be received by the corporation, which must be no earlier than 60 days from the date of the corporation’s notice to Contingent Contractual Claimants, the dissolved corporation must offer to the Contingent Contractual Claimant such security as the dissolved corporation determines is sufficient to provide compensation to the claimant if the claim matures. This offer must be mailed to the Contingent Contractual Claimant by certified or registered mail, return receipt requested, within 90 days of the dissolved corporation’s receipt of the claim (or, if earlier, at least 150 days before the expiration of the post-dissolution survival period). If the Contingent Contractual Claimant does not deliver to the dissolved corporation a written notice rejecting the offer within 120 days after receipt of the offer for security, the claimant is deemed to have accepted the security as the sole source from which to satisfy the claim against the dissolved corporation.

Determinations by Delaware Court of Chancery

A dissolved corporation that has complied with the Safe Harbor Procedures must petition the Delaware Court of Chancery to determine the amount and form of security that will be (1) reasonably likely to be sufficient to provide compensation for any claim against the dissolved corporation that is the subject of a pending action, suit or proceeding to which the dissolved corporation is a party, other than a claim barred pursuant to the Safe Harbor Procedures, (2) sufficient to provide compensation to any Contingent Contractual Claimant who has rejected the dissolved corporation’s offer for security for such person’s claims made pursuant to the Safe Harbor Procedures, and (3) reasonably likely to be sufficient to provide compensation for claims that have not been made known to the dissolved corporation or that have not arisen but that, based on facts known to the dissolved corporation, are likely to arise or to become known to the dissolved corporation within five years after the date of dissolution or such longer period of time as the Delaware Court of Chancery may determine, not to exceed ten years after the date of dissolution.

Payments and Distributions

If a dissolved corporation has followed the Safe Harbor Procedures, then it will (1) pay the current claims made but not rejected, (2) post the security offered and not rejected for contractual claims that are contingent, conditional or unmatured, (3) post any security ordered by the Delaware Court of Chancery in response to the dissolved corporation’s petition to the court described above, and (4) pay or make provision for all other claims that are mature, known and uncontested or that have been finally determined to be owing by the dissolved corporation. If there are insufficient assets to make these payments and provisions, then they will be satisfied ratably in accordance with legal priorities, to the extent that assets are available.

All remaining assets will be distributed to the dissolved corporation’s stockholders, but not earlier than 150 days after the date of the last notice of rejection given by the dissolved corporation to a Current Claimant pursuant to the Safe Harbor Procedures.

Alternative Procedures under DGCL Section 281(b) (the “Alternative Procedures”)

If a dissolved corporation does not elect to follow the Safe Harbor Procedures, it must adopt a plan of distribution pursuant to which it will (1) pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to the corporation, (2) make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the dissolved corporation that is the subject of a pending action, suit or proceeding to which the dissolved corporation is a party and (3) make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the dissolved corporation or that have not arisen but that, based on facts known to the dissolved corporation, are likely to rise or to become known to the dissolved corporation within ten years after the date of dissolution. If there are insufficient assets to make these payments and provisions, then they will be satisfied ratably in accordance with legal priorities, to the extent assets are available. All remaining assets will be distributed to the dissolved corporation’s stockholders.

Liabilities of Stockholders and Directors

If a dissolved corporation follows either the Safe Harbor Procedures or the Alternative Procedures, then (1) a stockholder of the dissolved corporation’s will not be liable for any claim against the dissolved corporation in an amount in excess of the lesser of (a) the stockholder’s pro rata share of the claim and (b) the amount distributed to the stockholder. If a dissolved corporation follows the Safe Harbor Procedures, then a stockholder of the dissolved corporation will not be liable for any claim against the dissolved corporation on which an action, suit or proceeding is not begun before the expiration of the post-dissolution survival period. In no event will the aggregate liability of a stockholder of a dissolved corporation for claims against the dissolved corporation exceed the amount distributed to the stockholder in dissolution. If a dissolved corporation follows either the Safe Harbor Procedures or the Alternative Procedures, then the dissolved corporation’s directors will not be personally liable to the dissolved corporation’s claimants.

Application of These Procedures to Us

We currently plan to elect to follow the Safe Harbor Procedures because we believe that these procedures offer more protection to our stockholders and, generally, provide a method to obviate many post-dissolution claims that could be made several years after the date of our dissolution. While we are not currently aware of any legal claims against us other than those described under Sale of Our Gabon Interests and Proposals 1 and 2 beginning on page 4, we believe that the safer course is to follow the Safe Harbor Procedures. However, our Plan of Dissolution specifically permits our Board to decide to abandon any plans to follow the Safe Harbor Procedures and to follow the Alternative Procedures permitted by Delaware law if our Board determines that following the Safe Harbor Procedures would be impracticable, inadvisable or otherwise not in our best interests. If we follow the Safe Harbor Procedures, then the required published notices would be published in a newspaper of general circulation in New Castle County, Delaware (the location of our registered agent), and Harris County, Texas (the location of our principal place of business), as well as in a daily newspaper with national circulation, since our total assets exceed $10 million. For more information about our liquidation, winding up and distribution procedures, see – Our Plan of Dissolution beginning on page 69.

Our Plan of Dissolution

Our complete liquidation and dissolution will be conducted in accordance with our Plan of Dissolution, which is attached to this proxy statement as Appendix F, which is incorporated by reference into this proxy statement. The following is a summary of certain terms of our Plan of Dissolution and does not purport to be complete or to contain all of the information that is important to you. To understand our Plan of Dissolution more fully, you are urged to read this proxy statement as well as the Plan of Dissolution. Our Plan of Dissolution may be modified, clarified or amended by action by our Board at any time and from time to time, as further described below.

Authorization and Effectiveness. Our Plan of Dissolution will become effective, will constitute our authorized plan, and will evidence our authority to take all actions described in the Plan of Dissolution when the holders of a majority of the shares of our common stock entitled to vote at the special meeting have authorized our complete liquidation and dissolution and will evidence our authority to take all actions described in the Plan of Dissolution. Following the authorization of our complete liquidation and dissolution by our stockholders, at such time as our Board determines to be appropriate, we will file our certificate of dissolution with the Delaware Secretary of State and ensure that all relevant taxes (including Delaware franchise taxes) and fees are paid. The effective time of our dissolution will be when our certificate of dissolution is filed with the office of the Delaware Secretary of State or such later date and time that is stated in the certificate.

Survival Period. For three years after the effective time (or such longer period as the Delaware Court of Chancery may direct), we will continue as a body corporate for the purpose of prosecuting and defending lawsuits (civil, criminal or administrative) by or against us; settling and closing our business; disposing of and conveying our property; discharging our liabilities in accordance with the DGCL; and distributing our remaining assets to our stockholders. We will no longer engage in the petroleum exploration and production industry, except to the extent necessary to preserve the value of our assets and wind up our business affairs in accordance with our Plan of Dissolution. We anticipate that all distributions to our stockholders will be made in cash, and may be made at any time, from time to time, in accordance with the DGCL.

Procedures Regarding Payments to Claimants and Distributions to Stockholders. We intend to elect to follow the Safe Harbor Procedures described under – Delaware Law Applicable to Our Dissolution beginning on page 66. If for any reason our Board deems it inadvisable or impracticable to comply, or to continue to comply, with the Safe Harbor Procedures, then we will comply with the Alternative Procedures. If we use the Alternative Procedures, our Board will also adopt a separate plan of distribution in accordance with the Alternative Procedures.

Directors and Personnel

•	Directors. Each person who is a member of our Board before the effective time of the dissolution will continue to serve as a director after the dissolution, until his earlier resignation, incapacity or death. Our Board will continue to have the powers and authority of a board of directors, and our dissolution and the administration of our Plan of Dissolution will be conducted under the supervision of our Board. A director may resign from his duties at any time upon giving written notice to the Board. Any vacancies on our Board will be filled in accordance with the DGCL, unless our Board determines that the number of directors should be reduced after the incurrence of a vacancy in our Board. The Board may increase the number of directors on our Board in accordance with our bylaws and fill the vacancies so created in accordance with the DGCL.

•	Officers. Each of our officers immediately before the effective time of the dissolution will continue to act as an officer after the effective time of the dissolution until his resignation, incapacity, death or removal. An officer may resign from his duties at any time, upon giving written notice to our Board.

•	Other Employees. Each person who is an employee before the effective time of the dissolution will continue to be an employee after the effective time of the dissolution until his or her resignation, incapacity, death or termination of employment.

•

Additional Services. We anticipate that most or all of our officers and employees will eventually resign (or their employment be terminated) at an appropriate time after the effective time of our dissolution, when their services are no longer needed. Upon resignation or termination, these officers and employees will be entitled to the same benefits that they would have received upon termination of employment before any dissolution. For information on those benefits payable to our named executive officers upon termination of their employment, see Sale of Our Gabon Interests and Proposals 1 and 2 – Interests of Our Executive Officers and Directors in the Proposed Sale beginning on page 56. We may enter into arrangements or agreements with officers and employees who have so resigned or been terminated to provide us with consulting or other services during our post-dissolution survival period.

We may also enter into arrangements or agreements with others (as agents, employees, consultants, trustees or independent advisors) to provide us with services during our post-dissolution survival period, as may be required from time to time to effect and complete our Plan of Dissolution.

Indemnification. We will continue to indemnify our officers, directors, employees and agents to the extent required by or authorized in accordance with the DGCL, our certificate of incorporation, our bylaws and any existing or new contractual arrangements. We plan to continue to maintain our existing directors’ and officers’ liability insurance policy, with such changes as our Board may deem appropriate from time to time.

Costs and Expenses. We will pay all costs and expenses that our Board may determine from time to time to be necessary or advisable to implement our Plan of Dissolution. We will continue to pay our directors, officers and employees (until their earlier resignation or other termination of service) such fees, salaries and other benefits that they were entitled to receive before the effective time of our dissolution, except as these payments may be adjusted from time to time by the Board, subject to our contractual obligations.

Contracts. During our survival period, we will maintain such contracts as existed before the effective time of our dissolution. We may also enter into new contracts from time to time, as may be necessary or advisable to effect our Plan of Dissolution. We will comply with all material requirements under each contract until such time as the contract is terminated in accordance with its own terms, by agreement of the parties to the contract, or by order of the Delaware Court of Chancery.

Compliance with Laws. During our survival period, we intend to comply, in all material respects, with all laws and regulations applicable to us. However, we may also seek any available exemption, exception or waiver with respect to any applicable laws or regulations as we deem appropriate in view of our status as a dissolved corporation. In particular, based on advice of outside legal counsel, we may seek relief from certain reporting or other obligations that we have under applicable securities regulations, including our obligation to file annual, quarterly and current reports with the SEC. There can be no assurances, however, that any such relief will be granted. If we receive this relief, we may cease to have our financial statements audited, or we may otherwise limit the extent of any such audits.

Implied Stockholder Consent. We are asking our stockholders to authorize our dissolution and complete liquidation as described in this proxy statement, including our Plan of Dissolution. Authorization of our dissolution entails the authority of our directors to implement our Plan of Dissolution, which entails the sale, exchange or other disposition in liquidation of all of our property and assets, without seeking any further authorization of our stockholders. In particular, if for any reason we do not complete the sale of our Gabon interests, as described in this proxy statement, and if our stockholders authorize our dissolution and complete liquidation as described in this proxy statement, we may nevertheless proceed with our dissolution procedures and seek to sell our Gabon interests in a different transaction as part of our liquidation processes without stockholder approval. For information regarding the current proposed sale of our Gabon interests, see Sale of Our Gabon Interests and Proposals 1 and 2 beginning on page 4.

Subsidiaries. We currently have five subsidiaries that have not been dissolved and seven subsidiaries that have been dissolved within the last three years but continue to exist for various purposes, as required by applicable law, as described below. Our subsidiary Harvest Dussafu will be sold as part of the sale of our Gabon interests, as described in this proxy statement. The remaining four subsidiaries will be dissolved, liquidated and wound up, and their assets distributed directly or indirectly to us, in accordance with the laws of applicable jurisdictions. A chart showing each of our undissolved subsidiaries is on page 2.

A brief explanation of the treatment of each undissolved subsidiary in the context of our liquidation and dissolution is as follows:

•	Benton Oil and Gas Co. of Venezuela. This subsidiary, a British Virgin Islands company, has no material assets or known liabilities. Benton owns shares in a Venezuelan company, Administradora

General Delta Centro SA. (“Delta Centro”). Delta Centro is a joint venture set up to manage an oil and gas prospect in Venezuela and has been dormant since 2002. Previous efforts to dissolve it have not been successful. We intend to commence dissolution proceedings for Benton as soon as practicable after we have been able to dispose of our interest in or dissolve Delta Centro. Benton has accumulated positive earnings and profits for U.S. federal income tax purposes that may have to be recognized upon its liquidation and dissolution. We currently believe our existing tax attributes would reduce the amount of taxable income recognized resulting in little or no U.S. federal income taxes due. However, see Risk Factors – We may undergo, or may have already undergone, an “ownership change” within the meaning of Section 382 of the Code, which could affect our ability to use our net operating losses and certain tax credit carryovers for U.S. federal income tax purposes beginning on page 78. We do not expect the liquidation of this subsidiary to result in any British Virgin Islands corporate income tax.

•	Harvest Dussafu B.V. This subsidiary, a Netherlands company, will be sold as part of the proposed sale of our Gabon interests as described in this proxy statement. If for any reason the sale as described in this proxy statement is not consummated, we may nevertheless proceed with our liquidation and dissolution and sell our Gabon interests in another transaction as part of our winding up process. If this alternative sale does not entail the sale of Harvest Dussafu, then after the sale, we will proceed to dissolve Harvest Dussafu and cause it to distribute its assets, the proceeds of the alternative sale, to its parent company, HNR Energia.

•	Harvest US Holdings, Inc. This subsidiary, a Delaware corporation, is a plaintiff in our lawsuit against Newfield, which we commenced in February 2015. We believe that this lawsuit represents a potentially material gain contingency for us, and we intend to continue to vigorously prosecute our rights under this lawsuit after our dissolution. There can be no assurances, however, that we will be successful in our efforts to prevail in this lawsuit or that we will be able to realize the potential value of this litigation to us. We currently expect that there will be a dispositive hearing in this litigation near the end of 2017. In May 2012, Newfield notified us of a possible environmental claim against Harvest US based on the purchase agreement under which Harvest US sold certain oil and gas assets in Colorado to Newfield; because more than four years have elapsed since Newfield mentioned this alleged claim against us, without any action on the part of Newfield, we currently do not believe that this claim will materialize. Other than the lawsuit by Harvest US against Newfield, and the possible claim asserted by Newfield against us, Harvest US has no material assets or known liabilities. We may nevertheless proceed with the dissolution of Harvest US before the ultimate disposition of these claims; if we do so, Delaware law states that the existence of Harvest US will continue for at least three years for a winding up process during which we will continue to prosecute our lawsuit against Newfield and defend against any residual claim that Newfield may have against us. For more information about our lawsuit against Newfield, see Sale of Our Gabon Interests and Proposals 1 and 2 – Information About Us – General Information – Legal Proceedings beginning on page 39. If we later determine that it is advisable to dissolve Harvest US before our lawsuit and Newfield’s possible claim are resolved, we will take measures to assure that the gain contingency represented by the lawsuit is transferred to us or to a liquidating trust on behalf of our stockholders and that any possible liability resulting from Newfield’s claim asserted against Harvest US is assumed by us. See Material Income Tax Consequences of the Proposed Liquidation and Dissolution – U.S. Federal Income Tax Consequences to U.S. Holders beginning on page 79. To the extent that the lawsuit is finally adjudicated and the claim resolved before we dissolve Harvest US, we will collect any amounts owed to Harvest US and pay or reserve for payment any amounts owed by Harvest US and distribute the net proceeds to us. We do not expect the liquidation of this subsidiary to give rise to any U.S. federal income taxes.

•	HNR Colombia B.V. This subsidiary, a Netherlands company, has no material assets or known liabilities. We are in the process of dissolving and liquidating HNR Colombia’s branch in Colombia, which entails obtaining a tax clearance certificate from Colombia, which we expect to receive in March 2017. No U.S. federal or Dutch income tax consequences would arise upon the liquidation of this subsidiary. We do not anticipate incurring any U.S. or Dutch income taxes upon the liquidation of this subsidiary.

•	HNR Energia B.V. This subsidiary, a Curacao company with its tax resident in The Netherlands, owns all of the equity interests of Harvest Dussafu. It also currently holds approximately $63.4 million from the proceeds of its sale of our Venezuelan interests in October 2016. After the closing of the sale of our Gabon interests (through our sale of HNR Energia’s equity interests in Harvest Dussafu), HNR Energia will also hold approximately $29.6 million from the proceeds of the sale, after payment of associated costs and taxes, if any. HNR Energia has no other material assets or known liabilities. As soon as practicable after the sale of our Gabon interests, we intend to commence dissolution proceedings of HNR Energia. At the time of its liquidation and dissolution, HNR Energia is expected to have positive accumulated earnings and profits for U.S. federal income tax purposes that would be recognized as taxable income to us. We currently believe our existing tax attributes would reduce the amount of taxable income recognized resulting in little or no U.S. federal income taxes due. However, see Risk Factors – We may undergo, or may have already undergone, an “ownership change” within the meaning of Section 382 of the Code, which could affect our ability to use our net operating losses and certain tax credit carryovers for U.S. federal income tax purposes beginning on page 78. We do not expect the liquidation of this subsidiary to give rise to any Dutch or Curacao income taxes. Currently, we estimate that these dissolution proceedings will take several months, and possibly longer. We may also cause HNR Energia to distribute part of the funds it currently holds to us before we commence or complete these dissolution proceedings, if we believe that doing so would be appropriate.

A brief explanation of the status of each subsidiary that has dissolved within the last three years, but continues to exist under applicable law, is as follows:

•	Harvest Far East Pte Ltd. This subsidiary, a Singapore company wholly owned by HNR Energia, was stricken from the Singapore corporate registry effective June 6, 2016. Applicable law provides for a six-year follow-on period during which claims could be raised, with the entity possibly being revived. We are not aware of any circumstances that would lead to any such claim.

•	Harvest Natural Resources, Inc. (UK). This subsidiary, a Delaware corporation wholly owned by us, was dissolved on December 5, 2016 by the filing of a certificate of dissolution with the Delaware Secretary of State. According to the DGCL, Harvest UK will continue to exist for three more years (unless the Delaware Chancery Court extends this period). As of the time of its dissolution, Harvest UK had no material assets or known liabilities. We do not expect the liquidation of this subsidiary to give rise to any U.S. federal income taxes.

•	Harvest Offshore China Co. This subsidiary, a Colorado corporation wholly owned by Harvest US was dissolved on November 17, 2016, by the filing of articles of dissolution with the Colorado Secretary of State. According to applicable Colorado law, Harvest Offshore China Co. will continue to exist for a period of time necessary to wind up its affairs. As of the time of its dissolution, Harvest Offshore China Co. had no material assets or known liabilities. We do not expect the liquidation of this subsidiary to give rise to any U.S. federal income taxes.

•	HNR Global Holding BV. This subsidiary, a Netherlands company wholly owned by HNR Energia, was dissolved on December 31, 2015. Under Dutch law, there is a seven-year record retention period during which the dissolution could be judicially re-opened and the entity could be revived for the limited purpose of resolving outstanding claims. We are not aware of any circumstances that would lead to any such claim.

•	HNR International BV. This subsidiary, a Netherlands company wholly owned by HNR Global Holding BV, was dissolved on July 28, 2014, and deregistered under Dutch law October 15, 2014. Under Dutch law, there is a seven-year record retention period during which the dissolution could be judicially re-opened and the entity could be revived for the limited purpose of resolving outstanding claims. We are not aware of any circumstances that would lead to any such claim.

•	HNR Malta Ltd. This subsidiary, a Maltese company wholly owned by us, was dissolved on June 3, 2014. Under Maltese law, the existence of this subsidiary could be restored by a court within five years after the date of the dissolution to address any issues arising in the course of winding up the subsidiary. We are not aware of any circumstances that would lead to any such issues.

•	HNR Oman BV. This subsidiary, a Netherlands company wholly owned by HNR Global Holding BV, was dissolved on July 28, 2014, and deregistered under Dutch law on October 15, 2014. Under Dutch law, there is a seven-year record retention period during which the dissolution could be judicially re-opened and the entity could be revived for the limited purpose of resolving outstanding claims. We are not aware of any circumstances that would lead to any such claim.

We have dissolved other subsidiaries from time to time before 2014. Some of these dissolved subsidiaries may still be subject to post-dissolution entity continuation requirements by applicable jurisdictions. However, none of these subsidiaries owns any assets or has any obligations, and we are not aware of any circumstances that could lead to a valid claim against any of these subsidiaries.

Legal Claims. We will manage and litigate all legal claims against us, whether existing before the effective time of our dissolution or brought during our survival period, including the vigorous defense of these claims when appropriate, based on advice of our legal counsel. The fact of our dissolution will not affect our intention to vigorously defend any such claims. We will continue to prosecute any claims that we had against others before the effective time of our dissolution and may institute and prosecute any new claims against any person that our Board may determine necessary or advisable to protect us and our assets and rights and to implement our Plan of Dissolution. In particular, as described under -Subsidiaries above, Harvest US will continue to prosecute its claim against Newfield. For a description of all known existing claims against us or being prosecuted by us, see Sale of Our Gabon Interests and Proposals 1 and 2 – Information About Us – General Information – Legal Proceedings beginning on page 39. While this list is accurate as of the date of this proxy statement, there can be no assurances that additional claims will not be brought against us.

Our Stock. Our only class of outstanding capital stock is our common stock. For more information about our common stock and the current status of its listing on the NYSE, see Sale of Our Gabon Interests and Proposals 1 and 2 – Information About Us – General Information – Stock beginning on page 40. As of the close of business on the date that we file our certificate of dissolution with the Delaware Secretary of State (or, if a later effective date is specified in the certificate, then on the close of business of the later date), each holder of our common stock will cease to have any rights in respect of that stock, except the right to receive distributions, if any, pursuant to and in accordance with our Plan of Dissolution and the DGCL. Our stock transfer records will be closed, and we will not record or recognize any transfer of our common stock, after our dissolution becomes effective, except, at our discretion, transfers occurring by will, intestate succession or operation of law as to which we have received adequate written notice. The record date for determining the stockholders who are entitled to receive liquidating distributions will be the close of business on the date that our dissolution becomes effective. All rights of our stockholders under our amended and restated rights agreement will be terminated as of the time of our dissolution.

Unclaimed Distributions. If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located or for any other reason, the distribution to which the stockholder is otherwise entitled will be transferred to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of the distribution, at such time as the final liquidating distribution is made by us, or as soon as practicable after that distribution. Those proceeds will be held solely for the benefit of and for ultimate distribution to the stockholder as the sole equitable owner of the distribution and will be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. The proceeds of any such distribution will not revert to or become the property of us or any other stockholder.

Liquidating Trust. While we do not currently propose transferring our assets to a liquidating trust, we may do so if deemed appropriate by our Board, based on advice of our legal, tax and accounting advisors. We may, for example, transfer assets to a liquidating trust if we are unable to complete our liquidation and winding up within our initial three-year survival period after dissolution.

Abandonment, Exceptions, Modifications, Clarifications and Amendments. Notwithstanding the authorization of our liquidation and dissolution by our stockholders as described in this proxy statement, our Board will have the right, as permitted by the DGCL, to abandon our liquidation and dissolution at any time before our dissolution becomes effective and terminate our Plan of Dissolution, without any action by our stockholders, if our Board determines that to do so is in the best interest of us and our stockholders. Without further action by our stockholders, our Board may modify or amend any part of our Plan of Dissolution, and may provide for exceptions to or clarifications of the terms of our Plan of Dissolution.

Our Certificate of Incorporation and Bylaws and the DGCL. During our post-dissolution survival period, we will continue to be governed by our certificate of incorporation and bylaws, insofar as their terms apply and insofar as necessary or appropriate to implement our Plan of Dissolution. Our Board will continue to have the authority to amend our bylaws as it may deem necessary or advisable. To any extent that the provisions of our Plan of Dissolution conflict with any provision of the DGCL, the provisions of the DGCL shall prevail.

Jurisdiction. The Delaware Court of Chancery will have exclusive jurisdiction over matters pertaining to our Plan of Dissolution. If for any reason there shall be no member of our Board remaining, or our Board does not or cannot exercise its authority and duties in accordance with the provisions of our Plan of Dissolution and the DGCL, then any of our creditors or stockholders, or any other person showing good cause, may apply to the Delaware Court of Chancery to appoint one or more persons to be receivers of and for us, to take charge of our property and to collect our debts and property due and belonging to us, with power to prosecute and defend all lawsuits as may be necessary or proper, to appoint an agent under that receiver, and to do all other acts that might be done by us, as may be necessary for the final settlement of our unfinished business, as determined by the Delaware Court of Chancery.

Authority of Our Board. Our Board, without further action by our stockholders, is authorized to take all actions as they deem necessary or advisable to implement our Plan of Dissolution. All determinations and decisions to be made by our Board will be at the absolute and sole discretion of our Board. In the absence of fraud, the judgment of our Board as to all matters in connection with the implementation of our Plan of Dissolution will be conclusive.

Risk Factors Related to the Proposed Liquidation and Dissolution

You should carefully review the risk factors described below as well as the other information provided to you in this proxy statement in deciding how to vote on our proposed dissolution.

We cannot assure you that any liquidating distribution will be made to our stockholders or, if made, the exact amount or timing of distributions.

Our liquidation, dissolution and winding up process will be subject to uncertainties. It is possible that there will be no liquidating distribution made to our stockholders. The amount and timing of any liquidating distribution to our stockholders will depend on the following factors, among others:

•	Whether any potential claimants against us and currently unknown to us could present claims relating to our pre-dissolution operations that we may ultimately have to satisfy;

•	The costs we may have to incur to defend new claims and claims existing as of the date of this proxy statement, including possible claims against us relating to our dissolution and possible tax audits;

•	The costs we may have to incur to continue to prosecute our existing lawsuit against Newfield, as well as possible new claims that we may need to file against others to preserve our rights and the value of our assets;

•	The amounts that we will need to pay for general administrative and overhead costs and expenses as an operating company before our dissolution and the amounts that we will need to pay in connection with our post-dissolution survival period;

•	The costs attendant on us as a publicly held reporting company under SEC regulations, including legal and auditing fees, especially if we are unable to obtain relief from requirements to continue preparing and filing our annual, quarterly and current reports;

•	How much of our funds we will be required to reserve to provide for contingent liabilities, and how long it may take to finally determine whether and how much of those liabilities may have to be paid; and

•	How long it will take us to liquidate all of our non-cash assets, including our Gabon interests, if we are unable to consummate the transaction described in the Purchase Agreement as described in this proxy statement.

If the sale of our Gabon interests is not consummated pursuant to the Purchase Agreement, as described in this proxy statement, there can be no assurances that any ultimate sale of those interests can be consummated and we may not be able to continue to fund our commitments under the associated Dussafu PSC and associated agreements.

Our ability to realize value from our Gabon interests depends on our ability to sell those interests as soon as possible. We have devoted substantial time and cost to try to market our Gabon interests over the last three years and we believe that the transaction described in the Purchase Agreement is in our best interests. However, the consummation of that transaction is subject to several conditions, and there can be no assurances that those conditions will be satisfied or that the Purchase Agreement will not be terminated. See Sale of Our Gabon Interests and Proposals 1 and 2 – The Proposed Sale – Risk Factors Related to the Proposed Sale of Our Gabon Interests beginning on page 6 and – Documents Governing the Proposed Sale beginning on page 28.

If the currently proposed sale of our Gabon interests does not close, then we will need to try to find another buyer, and there can be no assurances that we will be able to do so on terms more favorable to us than the terms of the Purchase Agreement, or that we will be able to do so at all. If we are not able to find another buyer within the near future, we will be faced with a decision as to whether we should fund additional substantial commitments to maintain our interests in the Dussafu PSC or to conserve our funds for ultimate distribution to our stockholders and relinquish our interests in the Dussafu PSC. Either of these alternatives would have material adverse consequences to us and to our ability to provide our stockholders with liquidating distributions.

We will continue to incur expenses that will reduce any amounts available for distribution to our stockholders.

Claims, liabilities and expenses from operations, such as operating costs, salaries, directors’ and officers’ insurance, payroll and local taxes, legal, accounting and consulting fees and offices expenses will continue to be incurred by us as we wind down. We cannot estimate what the aggregate of these expenses will be, but they will reduce the amount of funds available for distribution to our stockholders.

Our stockholders could be held liable for our corporate obligations, up to the amount actually distributed to them in connection with our dissolution.

We will continue to exist for three years after our dissolution, or for such longer period as the Delaware Court of Chancery may direct, for the purpose of continuing to close our business, dispose of our non-cash assets, resolve outstanding litigation, discharge our liabilities and distribute any remaining assets to our stockholders. Under the DGCL, if the amount we reserve to satisfy our obligations proves insufficient to satisfy all of our expenses and liabilities, a stockholder who receives a liquidating distribution could be held liable for payment to our creditors of the stockholder’s pro rata share of amounts we owe to our creditors in excess of the reserves, up to but not exceeding the amount actually distributed to the stockholder in connection with our dissolution. This means that a stockholder could be required to return all liquidating distributions made to the stockholder and receive nothing from us in connection with our liquidation and dissolution. If a stockholder has paid taxes on amounts previously received, a repayment of all or a portion of those taxes could result in a stockholder incurring a net tax cost if the stockholder’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable. There is no guaranty that the reserves established by us to satisfy our obligations will be adequate to cover all of our obligations.

If our stockholders do not authorize our proposed dissolution, it will be difficult for us to continue our business operations.

Currently, our business operations consist only of our Gabon interests. If we sell those interests and our stockholders do not authorize our complete liquidation and dissolution as described in this proxy statement, our principal asset will be cash. While we could seek to invest our cash in new oil and gas operations, it may prove difficult to do so without also obtaining new financing, which we may not be able to do on favorable terms. It may also be difficult because our funds, including cash on hand and proceeds from any successful financing efforts, may not be sufficiently substantial to find investments that are likely to yield revenues in the near future, if at all. Oil and gas prices and markets continue to be depressed globally, and it is difficult to economically justify many drilling and exploration activities. In addition, our announcement of a planned liquidation and dissolution, followed by no dissolution at all, could make it more difficult for us to find suitable participation opportunities in the oil and gas industry.

Our Board may abandon implementation of our Plan of Dissolution even if our stockholders have authorized our complete liquidation and dissolution.

As permitted by the DGCL, our directors have the right to abandon our complete liquidation and dissolution even after our stockholders have authorized our dissolution. While our Board does not currently intend to do so, it will do so if it determines, based on intervening circumstances, that it is not in the best interest of our stockholders to continue with our complete liquidation and dissolution. If our Board decides to abandon our complete liquidation and dissolution, it will also terminate the Plan of Dissolution.

Further stockholder approval will not be required in connection with the implementation of our Plan of Dissolution, including for the sale or disposition of all or substantially all of our assets.

Our Plan of Dissolution provides that we may sell our Gabon interests as part of our liquidation process, if the sale of our Gabon interests is not consummated under the Purchase Agreement. Our Plan of Dissolution also provides that we may sell our other assets after dissolution, as necessary to effect our Plan of Dissolution. In either case, under our Plan of Dissolution, we will not seek and are not required to seek additional stockholder authorization of any other asset sale once our dissolution is effective.

Our common stock will cease to be traded at the time of our dissolution.

We intend to close our stock transfer books after our dissolution becomes effective. As a result, from and after that time, our common stock may not be transferred, and we will not recognize any transfer of our common stock, other than, at our election, transfers by operation of law as to which we have received adequate written notice. The record date for determining which stockholders are eligible to receive liquidating distributions will be the date on which our dissolution becomes effective, except as may be necessary to reflect subsequent transfers by operation of law.

We may cease to file our annual, quarterly and current reports with the SEC.

Because of the costs associated with preparing and filing our annual, quarterly and current reports under applicable securities laws, we intend to seek relief from all or some of our reporting obligations as soon as possible after the filing of our certificate of dissolution with the Delaware Secretary of State. There can be no assurances that we will be able to obtain this kind of relief from our SEC. However, if we receive relief, certain information about us (including audited financial information) currently reported to you and the public would no longer be available.

Our officers may have interests in the liquidation and dissolution that are different from those of our stockholders in general.

In accordance with the terms of pre-existing agreements, such as our employment agreements with executive officers, our executive officers may receive certain benefits as a result of the termination of their employment as a result of our dissolution. Our officers will likely receive the additional severance benefits to which they became eligible as a result of the sale of our Venezuelan interests on October 7, 2016, because we currently expect to terminate their employment within 730 days following that date. If we successfully close the sale of our Gabon interests as described in this proxy statement, then that 730-day period (which expires October 7, 2018) will be extended to a date that is 730 days after the closing of the sale of our Gabon interests. If we proceed with our dissolution, it is expected that eventually, and probably within either 730-day period, we will terminate the employment of all of our executive officers and we will be required to provide them with the severance benefits required by their employment agreements, including the additional severance benefits payable after a change of control. We estimate that the cost of making these payments will be $12.1 million. For more information about these payments, see Sale of Our Gabon Interests and Proposals 1 and 2 – Interests of Our Executive Officers in the Proposed Sale beginning on page 56.

We may undergo, or may have already undergone, an “ownership change” within the meaning of section 382 of the Code, which could affect our ability to use our net operating losses and certain tax credits for U.S. federal income tax purposes.

Section 382 of the Code contains rules that limit the ability of a corporation that undergoes an ownership change to use its net operating losses and tax credits existing as of the date of the ownership change. For these purposes, an ownership change is generally any change in ownership of more than 50 percent of a corporation’s stock within a rolling three-year period. The Treasury Regulations generally focus on changes in the ownership of significant stockholders, i.e., those owning, directly or indirectly, five percent or more of the stock of a corporation (“5% Stockholders”). We have had 5% Stockholders in the past, have two 5% Stockholders as of December 31, 2016 based on available information (see General Information – Stock beginning on page 40), and may have other 5% Stockholders in the future before the proposed liquidation and dissolution. Currently, we do not believe that we have undergone an ownership change in the 2014, 2015 or 2016 taxable years, years in which we incurred significant net operating losses. We currently intend to monitor future filings with the SEC to determine if additional 5% Stockholders arise or if the ownership percentages of existing 5% Stockholders change, either of which might indicate an ownership change under section 382 of the Code. However, the Treasury Regulations under section 382 of the Code are complex and we cannot assure you that we will be able to detect whether and when we might undergo an ownership change.

If Harvest were to undergo one or more “ownership changes” within the meaning of section 382 of the Code, or if one has already occurred, our net operating losses and certain of our tax credits existing as of the date of each ownership change may be unavailable, in whole or in part, to offset income or gain, if any, from the proposed liquidation and dissolution of our subsidiaries. If we are unable to fully offset any U.S. federal taxable income or gain that results from those proposed liquidation and dissolutions, we may be liable for U.S. federal income taxes that could reduce the assets available for distributions to our stockholders.

Stockholders may not be able to recognize a loss for U.S. federal income tax purposes until they receive a final distribution from us.

As a result of our complete liquidation and dissolution, for U.S. federal income tax purposes, our stockholders generally will recognize gain or loss, on a per share basis, equal to the difference between (1) the sum of the amount of cash and the fair market value (at the time of the distribution) of property, if any, distributed to them with respect to each share of common stock and (2) their tax basis in each share of our common stock. A liquidating distribution pursuant to the Plan of Dissolution may occur at various times and in more than one tax year. Any loss generally will be recognized by a stockholder only in the tax year in which the stockholder receives our final liquidating distribution, and then only if the aggregate value of all liquidating distributions with respect to a share of our common stock is less than the stockholder’s tax basis for that share. Stockholders are urged to consult with their own tax advisors as to the specific tax consequences to them of our complete liquidation and dissolution and winding up pursuant to the Plan of Dissolution. See Liquidation and Dissolution and Proposal 3 – Material Income Tax Consequences of the Proposed Liquidation and Dissolution beginning on page 79.

The tax treatment of any liquidating distribution may vary from stockholder to stockholder, and the discussions in this proxy statement regarding tax consequences are general in nature.

We have not requested a ruling from the IRS with respect to the anticipated tax consequences of our complete liquidation and dissolution, and we will not seek an opinion of counsel with respect to the anticipated tax consequences of any liquidating distributions. If any of the anticipated tax consequences described in this proxy statement prove to be incorrect, the result could be increased taxation at the corporate or stockholder level, thus reducing the benefit to our stockholders and us from our liquidation and dissolution. Tax considerations applicable to particular stockholders may vary with and be contingent on the stockholder’s individual circumstances. You should consult your own tax advisor for tax advice instead of relying on the discussions of tax consequences in this proxy statement.

Recommendation of Our Board

Our Board unanimously (1) determined that our proposed complete liquidation and dissolution is advisable, (2) authorized our dissolution, (3) approved and adopted the Plan of Dissolution and (4) recommended that our stockholders authorize our complete liquidation and dissolution in accordance with the terms of the Plan of Dissolution. Our Board recommends that you vote “FOR” the authorization of our proposed liquidation and dissolution.

Material Income Tax Consequences of the Proposed Liquidation and Dissolution

Material U.S. Federal Income Tax Consequences

The following discussion is a general summary of the U.S. federal income tax consequences of the proposed dissolution to Harvest and its stockholders. This discussion is limited to U.S. holders (defined below) of shares in our common stock that hold their shares as a capital asset. This discussion does not address tax considerations under state, local, or non-U.S. laws. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to our stockholders in light of their individual circumstances. The discussion below does not address any U.S. federal income tax consequences to our stockholders who, for U.S. federal tax purposes, are subject to special rules, such as:

•	banks, financial institutions or insurance companies;

•	tax-exempt entities;

•	persons who hold shares as part of a straddle, hedge, integrated transaction or conversion transaction;

•	persons who have been, but are no longer, citizens or residents of the United States;

•	persons holding shares through a partnership or other fiscally transparent entity;

•	dealers or traders in securities, commodities or currencies, or other persons who have elected mark-to-market accounting;

•	grantor trusts;

•	U.S. persons whose “functional currency” is not the U.S. dollar;

•	regulated investment companies or real estate investment trusts;

•	persons who are not U.S. holders;

•	persons who received the shares of common stock of Harvest through the exercise of incentive stock options or through the issuance of restricted stock under an equity incentive plan or through a tax qualified retirement plan; or

•	persons who own (directly or through attribution) five percent or more (by voting power or value) of our common stock.

This discussion is based on the Code, the Treasury Regulations, and judicial and administrative interpretations of the Code and the Treasury Regulations, in each case as in effect and available on the date of this proxy statement. Each of the foregoing is subject to change, which change could apply with retroactive effect and could affect the tax consequences described in this proxy statement. There can be no assurance that the IRS will not challenge any of the U.S. federal income tax consequences described below. We will not request an opinion of tax counsel or a ruling from the IRS as to the U.S. federal income tax consequences of the proposed liquidation and dissolution summarized in this proxy statement.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of common stock of Harvest that for U.S. federal income tax purposes is:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust, if the trust has validly elected to be treated as a U.S. person for U.S. federal tax purposes or if (1) a U.S. court can exercise primary supervision over its administration and (2) one or more U.S. persons have authority to control all of the substantial decisions of the trust.

If a partnership (or other entity treated as a partnership for U.S. federal tax purposes) is a beneficial owner of shares of our common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. HOLDERS OF OUR COMMON STOCK THAT ARE NOT U.S. HOLDERS, INCLUDING PARTNERSHIPS AND PARTNERS IN THOSE PARTNERSHIPS, SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE PROPOSED LIQUIDATION AND DISSOLUTION.

U.S. Federal Income Tax Consequences to Harvest

Until all of our remaining assets have been distributed to our stockholders or a liquidating trust and the liquidation is complete, we will continue to be subject to U.S. federal income tax on our income, if any, such as interest income. We will recognize gain or loss, if any, upon the sale of any assets held directly by us in connection with our complete liquidation and dissolution in an amount equal to the difference between (1) the fair market value of the consideration received for each asset sold and (2) our adjusted tax basis in the asset sold. We may also recognize income from the liquidation and dissolution of our subsidiaries that will occur as part of the proposed dissolution. We should not recognize any gain or loss upon the distribution of cash to our stockholders as part of the proposed liquidation and dissolution. We currently do not anticipate making distributions of property other than cash to stockholders as part of the proposed liquidation and dissolution. If we do make a liquidating distribution to our stockholders of property other than cash, we generally will recognize gain or loss upon the distribution of the property as if the property were sold to our stockholders for its fair market value on the date of the distribution. If we do recognize any income or gain as a result of the proposed liquidation and dissolution, we may be unable to fully offset the income or gain against our net operating losses and certain of our tax credit carryforwards if we undergo, or may have already undergone, an “ownership change” within the meaning of section 382 of the Code. See Risk Factors – We may undergo, or may have already undergone, an “ownership change” within the meaning of Section 382 of the Code, which could affect our ability to use our net operating losses and certain tax credit carryovers for U.S. federal income tax purposes beginning on page 78. Any tax liability resulting from the proposed liquidation and dissolution will reduce the cash available for distribution to our stockholders.

U.S. Federal Income Tax Consequences to U.S. Holders

Stockholders that receive any distributions made by us pursuant to the Plan of Dissolution will be treated as receiving those amounts as full payment in exchange for their shares of common stock in Harvest. A stockholder generally will recognize gain or loss on a share-by-share basis equal to the difference between (1) the sum of the amount of cash and the fair market value of property, if any, distributed to the stockholder with respect to each share (including distributions to any liquidating trust, as discussed below), less any known liabilities assumed by the stockholder or to which the distributed property (if any) is subject, and (2) the stockholder’s adjusted tax basis in each share of our common stock. A stockholder may determine gain or loss on a block-by-block basis if the stockholder holds blocks of our common stock (generally as a result of acquiring a block of common stock at the same time and at the same price). Each stockholder must allocate liquidating distributions proportionately to each share of common stock, or, if applicable, each block of common stock, held by the stockholder. Liquidating distributions are first applied against, and reduce, the stockholder’s adjusted tax basis with respect to a share or a block before recognizing any gain or loss. A stockholder will recognize gain to the extent the aggregate distributions allocated to the share of common stock or, if applicable, block of common stock exceeds the stockholder’s adjusted tax basis with respect to the share or such block. A stockholder will recognize loss only to the extent the stockholder has an adjusted tax basis with respect to a share or a block after taking into account all liquidating distributions allocated to the share or the block. Any loss can only be recognized in the tax year that a stockholder receives our final liquidating distribution.

Generally, gain or loss recognized by a stockholder in connection with the proposed liquidation and dissolution will be capital gain or loss, and will be long-term capital gain or loss if the stockholder has held a share or block for more than one year or short-term capital gain or loss if the stockholder has held the share or block for one year or less. Certain stockholders, including individuals, may qualify for preferential tax rates on long-term capital gains. The deductibility of capital losses is subject to certain limitations. While we do not anticipate distributing any contingent claims to our stockholders or a liquidating trust as part of the proposed liquidation and dissolution, amounts, if any, received by a stockholder upon the resolution of a contingent claim that has been distributed could be considered ordinary income rather than capital gain. Stockholders should consult their own tax advisors with respect to the tax consequences of receiving a contingent claim as part of the liquidation and proposed dissolution.

If we effect the proposed liquidation and dissolution, we intend to provide stockholders and the IRS with statements indicating the amount of cash, and, as applicable, our best estimates of the fair market value of any other property, distributed to our stockholders (or transferred to the liquidating trust, as discussed below) at such time and in such manner as required by applicable Treasury Regulations.

Liquidating Trusts

If we transfer assets to a liquidating trust for the benefit of our stockholders, we intend to treat the liquidating trust as a grantor trust of the stockholders. In general, this treatment would mean that our stockholders would be the beneficial owners of the assets and income of the liquidating trust as described in this proxy statement. Assuming the liquidating trust is properly characterized as a grantor trust, stockholders will be treated for U.S. federal income tax purposes as having received a distribution at the time we transfer assets to the liquidating trust equal to their pro rata shares of cash, and, as applicable, the fair market value of property other than cash, transferred to the liquidating trust, reduced by the amount of known liabilities assumed by the liquidating trust or to which the property transferred is subject, and then having contributed the cash and property, to the trust. This constructive distribution will be treated as a distribution in liquidation of the stockholder’s shares of our common stock. The U.S. federal income tax consequences of the constructive distribution to a stockholder are the same as those of an actual distribution discussed in – U.S. Federal Income Tax Consequences to U.S. Holders beginning on page.

The stockholders will be treated as the owners of the liquidating trust. As owners of the trust, the stockholders will be required to take into account for U.S. federal income tax purposes their pro rata portions of any income, gain, expense or loss recognized by the liquidating trust whether or not they receive any actual distributions from the liquidating trust. Accordingly, stockholders may be subject to U.S. federal income tax without the receipt of cash or property. Stockholders, however, will not be subject to tax when distributions are actually made by the liquidating trust. A liquidating trust qualifying as a grantor trust is not itself subject to U.S. federal income tax.

We have not obtained, and do not intend to obtain, any opinion of counsel or ruling from the IRS as to the tax status of any liquidating trust that we may establish in the future and there is no assurance that the IRS will agree with the conclusion that the liquidating trust should be treated as a grantor trust for U.S. federal income tax purposes. If it were determined that the trust should not be classified for U.S. federal income tax purposes as a liquidating trust that is a grantor trust, it generally would be treated as a partnership for U.S. federal tax purposes, and the stockholders would be treated as partners. Alternatively, the liquidating trust could be taxed as a corporation if the trust elects to be so taxed or if it is determined that it qualifies as a publicly traded partnership. If the liquidating trust were to be taxed as a corporation, income and loss of the liquidating trust would be reflected on its own tax return rather than being passed through to the stockholders, and the liquidating trust would be required to pay U.S. federal income taxes at corporate tax rates. Furthermore, much of the above discussion would no longer be accurate. For instance, all or a portion of any distribution made to the stockholders from the liquidating trust could be treated as a dividend that would be subject to tax at ordinary income tax rates, unless the stockholder qualified for a preferential tax rate on dividends.

Backup Withholding

Distributions to any stockholder that fails to provide the appropriate certification in accordance with applicable Treasury Regulations generally will be reduced by backup withholding at the rate applicable at the time of the distributions. Backup withholding generally will not apply to payments made to certain exempt recipients, such as corporations. Backup withholding is not an additional tax. Amounts that are withheld under backup withholding rules may be refunded or credited against the stockholder’s U.S. federal income tax liability, if any, provided that certain required information is furnished to the IRS in a timely manner. Stockholders should consult their own tax advisors regarding the application of backup withholding in their particular circumstances.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR CONSEQUENCES THAT MAY APPLY TO THEM.

Material Dutch Income Tax Consequences

There will be no material Dutch tax consequences to us or our affiliates as a result of the proposed liquidation and dissolution. The liquidation of HNR Energia should not lead to any taxable gain at the level of HNR Energia. At the time of the proposed liquidation and dissolution, HNR Energia’s assets should primarily consist of cash or, if the proposed sale of Harvest Dussafu is not approved by a majority of our shareholders, cash and its investment in Harvest Dussafu. HNR Energia’s assets at the time of the proposed liquidation and dissolution may also include its investment in HNR Colombia if the liquidation of HNR Energia occurs before the liquidation of HNR Colombia. At the time of the proposed liquidation and dissolution, HNR Colombia should not have any material assets to distribute.

HNR Energia should not realize any taxable gain for Dutch tax purposes on the distribution of cash, and, if applicable, the distribution of HNR Energia’s investment in Harvest Dussafu or HNR Colombia should be fully exempt from Dutch corporate income tax as a result of the Dutch participation exemption.

Additionally, we plan to timely request and obtain the necessary certificates to qualify for a zero rate of Dutch withholding tax under the Dutch-U.S. Income Tax Treaty on any distributions to Harvest that are made as part of the liquidation and proposed dissolution.

THE DISSOLUTION PROPOSAL

We are asking you to authorize our complete liquidation and dissolution, as described in this proxy statement.

Delaware law (DGCL Section 275) requires that our dissolution be authorized by the holders of a majority of all of our outstanding common stock. Under applicable law, no stockholder will have appraisal or dissenter’s rights with respect to this Proposal 3.

You may vote “FOR”, “AGAINST” or “ABSTAIN” with respect to Proposal 3. Abstentions and broker non-votes, if any, and any failure to vote will have the same effect as a vote “AGAINST” Proposal 3. If you provide your proxy or broker instructions with no further instructions, your shares will be voted in accordance with the recommendation of our Board. As of the Record Date, there were approximately 11,042,933 shares of our common stock outstanding, with each share entitled to one vote.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE AUTHORIZATION OF OUR COMPLETE LIQUIDATION AND DISSOLUTION.

For more information about the voting process see Question and Answers Regarding the Special Meeting and Future Stockholder Proposals beginning on page 86.

ADMINISTRATIVE MATTERS AND PROPOSALS 4 AND 5

THE ADJOURNMENT PROPOSAL

If there are not sufficient votes at the time of the special meeting to approve the proposal to authorize the sale of our Gabon interests (Proposal 1) or to authorize our complete liquidation and dissolution and complete liquidation (Proposal 3), we may adjourn the meeting, if necessary or advisable in the judgment of our Board, for the purpose of soliciting additional proxies in favor of those proposals. If our stockholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have not previously voted as well as proxies from stockholders that have previously returned properly executed proxies voting against either proposal. Approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the sale of our Gabon interests or against the authorization of our complete liquidation and dissolution, such that either proposal would not pass if it were presented for a stockholder vote, we could adjourn the special meeting without a vote on these two proposals and seek to convince the holders of shares that voted against either proposal to change their votes to votes in favor of the proposal. Under our bylaws, the presiding officer of the special meeting also has the independent authority to adjourn the special meeting for any reason.

Additionally, we may seek to adjourn the meeting if a quorum is not present at the meeting or if for any other reason we determine that the special meeting could not or should not be convened or completed on the scheduled meeting date.

If a quorum is present at the special meeting, we may decide to permit the presentation for stockholder vote on the other non-administrative proposal described in this proxy statement (Proposal 2 (nonbinding vote regarding certain change of control compensation)), or we may decide to delay the vote on this measure pending the solicitation of additional proxies for Proposals 1 and 3, as described above.

THE OTHER BUSINESS PROPOSAL

We are asking our stockholders to vote to approve the conduct of such other business as may become before the meeting. This will provide us with the discretion to conduct any additional matters properly presented for a vote at the meeting. Other than the five proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the special meeting. However, if any additional matter should properly come before the meeting, and we, in consultation with our legal counsel, believe that the matter is of an incidental nature, or of a nature that would not require us to provide additional material information to our stockholders, then we will address the matter in the meeting.

Any matters conducted pursuant to the vote to permit us to conduct additional business will be described by us in our Current Report on Form 8-K to be filed by us with the SEC within four business days after the completion of the special meeting, including any adjournment of the special meeting.

ADMINISTRATIVE PROPOSALS

Proposal 4 – Adjournment

Proposal 4 requires the affirmative “FOR” vote of a majority of the shares of our outstanding common stock present (in person or by proxy) and entitled to vote at the meeting. You may vote “FOR,” “AGAINST” or “ABSTAIN” from voting. Abstentions, if any, will have the same effect as a vote “AGAINST” Proposal 4. Proxies that are not returned and other failures to vote will have no effect on the vote on the adjournment proposal. However, under NYSE rules, brokers may use their discretion to vote shares for which voting instructions are not submitted with respect to Proposal 4. If you provide your proxy or broker instructions with no further instructions, your shares will be voted in accordance with the recommendations of our Board. As of the Record Date, there were approximately 11,042,933 shares of our common stock outstanding, with each share entitled to one vote.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO PERMIT US TO ADJOURN THE MEETING.

For more information about the voting process, see – Questions and Answers Regarding the Special Meeting and Future Stockholder Proposals beginning on page 86.

Proposal 5 – Other Business

Proposal 5 requires the affirmative “FOR” vote of a majority of the shares of our outstanding common stock present (in person or by proxy) and entitled to vote at the meeting. You may vote “FOR,” “AGAINST” or “ABSTAIN” from voting. Abstentions, if any, will have the same effect as a vote “AGAINST” Proposal 5. Proxies that are not returned and other failures to vote will have no effect on the vote on the other business proposal. However, under NYSE rules, brokers may use their discretion to vote shares for which voting instructions are not submitted with respect to Proposal 5. If you provide your proxy or broker instructions with no further instructions, your shares will be voted in accordance with the recommendations of our Board. As of the Record Date, there were approximately 11,042,933 shares of our common stock outstanding, with each share entitled to one vote.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO PERMIT US TO CONDUCT OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

For more information about the voting process, see – Questions and Answers Regarding the Special Meeting and Future Stockholder Proposals beginning on page 86.

QUESTIONS AND ANSWERS REGARDING THE SPECIAL MEETING AND FUTURE STOCKHOLDER PROPOSALS

The following questions and answers provide you with important information about procedures relating to the special meeting. We have also included information about future proposals, including voting matters and deadlines for submitting proposals for consideration at our next annual meeting, if we have one; we are including this information about future proposals because SEC regulations require us to do so. However, if our stockholders approve our proposal to dissolve us (see Liquidation and Dissolution and Proposal Number 3 beginning on page 63), and if we actually dissolve, we do not expect that there will be any future meetings of stockholders. Substantive information on specific proposals is contained in the previous sections of this proxy statement.

Q:	What classes of shares are entitled to vote at the special meeting?

A:	Each share of our common stock outstanding as of the close of business on January 23, 2017, the Record Date, is entitled to one vote at the special meeting. As of the Record Date, we had approximately 11,042,933 shares of common stock outstanding.

Q.	What shares owned by me can be voted at the special meeting?

A:	You may vote all shares of our common stock owned by you as of the close of business on January 23, 2017, the Record Date. These shares include those (1) held directly in your name as a stockholder of record and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Many of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record – If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you are considered the stockholder of record with respect to those shares. As a stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting.

Beneficial Owner – If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in “street name,” and this proxy statement and related materials are being forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote and are invited to attend the meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a proxy from the record holder of your shares. Your broker or nominee has enclosed a voting instruction card for your use.

Q:	How can I vote my shares in person at the meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the special meeting. If you choose to do so, please bring proof of identification and request a ballot at the meeting.

Even if you currently plan to attend the special meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later cannot attend or decide not to attend the meeting.

Q:	How can I vote my shares without attending the meeting?

A:

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the internet, by telephone or mail. Please refer to the summary instructions below or, for shares held in street name, the voting instruction card included by your broker or nominee.

By Internet – You may vote by accessing the internet website specified on the enclosed proxy card and following the instructions provided to you.

By Telephone – You may vote by calling the toll-free number specified on the enclosed proxy card and following the instructions when prompted.

By Mail – You may vote by completing, signing and dating the enclosed proxy card and mailing it in the prepaid envelope included with these proxy materials. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign the proxy card but do not provide instructions, your shares will be voted as described below in the section titled How are votes counted?

Q:	Can I change my vote?

A:	You can change your proxy instructions at any time before the vote at the special meeting. For shares held directly in your name, you may accomplish this by granting a new proxy by internet, telephone or mail. For shares held beneficially by you, you may accomplish this by submitting new voting instructions to your broker, bank or other nominee. Proxies are revocable by written notice to us at our headquarters, 1177 Enclave Parkway, Suite 300, Houston, TX 77077, Attention: Corporate Secretary, or by delivery of a later dated proxy, as long as they are received any time before their exercise. Proxies may also be revoked by a stockholder of record attending and voting in person at the meeting. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means you have shares that are registered in different ways or are held in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation and certification of votes or (3) to facilitate a successful proxy solicitation by our Board. Occasionally, stockholders provide written comments on their proxy cards, which are then forwarded to our management.

Q:	What is the quorum requirement for the meeting?

A:	The quorum requirement for holding the meeting and transacting business is a majority of the outstanding shares entitled to vote at the meeting. The shares may be present in person or represented by proxy at the meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote the shares.

Q:	How are votes counted?

A:	The proposals to be considered at the meeting require the following votes to be approved:

•	Proposal 1 (Authorization to Sell Our Gabon Interests) – This proposal requires the affirmative “FOR” vote of the holders of a majority of our outstanding common stock. You may vote “FOR,” “AGAINST” or “ABSTAIN.”

•	Proposal 2 (Nonbinding Advisory Approval of Certain Management Compensation Resulting from the Sale of our Gabon Interests) – This proposal requires the affirmative “FOR” vote of the holders of a majority of the shares of our outstanding common stock present at the special meeting (in person or by proxy) and entitled to vote at the meeting. You may vote “FOR,” “AGAINST” or “ABSTAIN.”

•	Proposal 3 Authorization to Liquidate and Dissolve – This proposal requires the affirmative “FOR” vote of the holders of a majority of our outstanding common stock. You may vote “FOR,” “AGAINST” or “ABSTAIN.”

•	Proposal 4 (Adjournment of the Meeting in Certain Circumstances) – This proposal requires the affirmative “FOR” vote of the holders of a majority of our outstanding common stock present at the special meeting (in person or by proxy) and entitled to vote at the meeting. You may vote “FOR,” “AGAINST” or “ABSTAIN.”

•	Proposal 5 (Voting on Other Matters That May Come Before the Meeting) – This proposal requires the affirmative “FOR” vote of the holders of a majority of outstanding common stock present at the special meeting (in person or by proxy) and entitled to vote at the meeting. You may vote “FOR,” “AGAINST” or “ABSTAIN.”

Abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” each proposal.

A failure to vote will have the same effect as a vote “AGAINST” Proposals 1 and 3, but will not be considered present and entitled to vote on any proposal, provided that, under NYSE rules, brokers may use their discretion to vote shares for which voting instructions are not submitted with respect to Proposals 4 and 5.

If you provide your proxy or broker instruction card with no further instructions, your shares will be voted in accordance with the recommendations of our Board.

Q.	I share an address with another stockholder, and we received only one paper copy of the proxy materials. How can I obtain an additional copy of the proxy materials?

A:	Under SEC rules, one proxy statement may be delivered to two or more of our stockholders who share an address, unless we have received contrary instructions from one or more of the stockholders sharing that address. We will deliver promptly upon written or oral request a separate copy of this proxy statement to a stockholder at a shared address to which a single copy of this proxy statement was delivered. Requests for additional copies of this proxy statement, requests that in the future separate proxy statements be sent to stockholders who share an address, and requests that in the future a single copy of this proxy statement be sent to stockholders who share an address and are currently receiving multiple copies should be directed to our Corporate Secretary at the contact information set forth under – How Can I Obtain Additional Information? beginning on page 90.

Q:	Where can I find the voting results of the meeting?

A:	We will announce preliminary voting results at the meeting. We will also provide preliminary voting results within four business days after the meeting, and provide final voting results within four business days after they are available, by filing a Current Report on Form 8-K with the SEC, which you can access at the SEC’s website, www.sec.gov, or at our website at www.harvestnr.com.

Q:	What happens if additional proposals are presented at the meeting?

A:	Other than the five proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the special meeting. If Proposal 5 is approved, either of the persons named as proxy holders, Stephen C. Haynes and Keith L. Head, will have the discretion to vote shares represented by proxy at the meeting on any additional matters properly presented for a vote at the meeting by or at the direction of the Board of Directors.

Q:	Who will count the vote?

A:	A representative of Broadridge Financial Solutions will tabulate the votes and act as the inspector of election.

Q:	Who will bear the cost of soliciting votes for the meeting?

A:	The cost of this proxy solicitation will be borne by us. We will pay the entire cost of preparing, assembling, printing, mailing and distributing the proxy materials, except that certain expenses for internet access will be incurred by you if you choose to access these proxy materials or vote over the internet. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for these solicitation activities. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders. We have also engaged Morrow Sodali LLC to assist us in connection with soliciting of proxies from brokers, banks, nominees and individual holders of record as of the Record Date. For these services we have agreed to pay Morrow Sodali LLC a fee of $12,500.

Q:	May I propose actions for consideration or nominate individuals to serve as directors at next year’s annual meeting (if one is held)?

A:	Given that we propose to dissolve, it is unlikely that we will have any future annual meetings of stockholders. However, should our stockholders not authorize our complete liquidation and dissolution, or should our Board decide not to proceed with our complete liquidation and dissolution for any reason, we are providing the information about proposals at our next annual meeting of stockholders, in case there is one, and because SEC regulations require us to do so.

You may submit proposals for consideration at any future stockholders meetings, including director nominations.

Under SEC rules, stockholder proposals for our 2017 annual meeting of stockholders, if there is one, must be received at our principal executive offices by April 17, 2017, to be eligible for inclusion in our proxy materials relating to that meeting. However, if the date of our possible 2017 annual meeting is changed by more than 30 calendar days from September 15, 2017 (the anniversary date of the adjournment session of our 2016 annual meeting), the deadline will be a reasonable time before we send proxy materials for that meeting.

Under our bylaws, other stockholder proposals that are proposed to be brought before the 2017 annual meeting (outside the process of the SEC’s rule on stockholder proposals) must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 180 days before September 15, 2017 (the anniversary date of the adjournment session of our 2016 annual meeting) (which, for the possible 2017 annual meeting, would be no earlier than March 19, 2017, and no later than July 17, 2017); provided, however, that if the date of the possible 2017 annual meeting is more than 45 days later than September 15, 2017 (the anniversary date of the adjournment session of the immediately preceding annual meeting) (which, for the possible 2017 annual meeting, would be after October 30, 2017), nominations by a stockholder to be timely must be received not later than the close of business on the tenth day following the earlier of the date on which a written statement setting forth the date of the annual meeting was mailed to stockholders or the date on which it is first disclosed to the public. A stockholder’s proposal must be submitted to our Corporate Secretary and must set forth (1) a brief description of the business desired to be brought before the annual meeting, (2) the name and address, as they appear on our books, of the stockholder making the proposal, (3) the class and number of shares that are beneficially owned by the stockholder, and (4) any material interest of the stockholder in the business proposed to be brought before the meeting. If the stockholder’s ownership of shares is solely beneficial, documentary evidence of the ownership must accompany the notice.

To be timely, a stockholder’s nomination for director must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices not less than 90 days before September 15, 2017 (the anniversary date of the adjournment session of our 2016 annual meeting) (which, for the 2017 annual meeting, would be no later than June 17, 2017). To be valid, the stockholder’s nomination must also comply with the substantive requirements set forth in our bylaws. Any stockholder nominations for director must be in writing and addressed to the attention of our Corporate Secretary.

We reserve the right to reject, rule out of order or take other appropriate actions with respect to any proposal or nomination that does not comply with these and other applicable requirements.

Q:	How can I obtain additional information?

A:	We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings, including this proxy statement, are available to the public over the internet at the SEC’s web site at http://www.sec.gov. In addition, you may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location:

Public Reference Room

100 F Street, N.E., Room 2521

Washington, D.C. 20549

Telephone: 1-800-732-0330

If you would like to request additional information from us, your request should be directed to:

Harvest Natural Resources, Inc.

1177 Enclave Parkway, Suite 300

Houston, Texas 77077

Attention: Corporate Secretary

Telephone: (281) 899-5700

If you would like additional copies of this proxy statement, without charge, or if you have questions about the procedures for voting your shares, you should contact Morrow Sodali LLC, which is serving as our solicitation agent for purposes of the special meeting.

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Telephone: 1-800-279-6413

*    *    *

INDEX TO DEFINED TERMS USED IN THIS PROXY STATEMENT

Defined Term	Page
15% Note	45
2C Gross Resource Estimates	18
5% Stockholders	78
Additional Draw Note	45
Alternative Procedures	69
Benton	2
Board	1
Brent	20
Budong PSC	38
BW Energy	1
BW Group	56
BWEH	56
BWO	12
BWO Singapore	36
Citibank	9
Claim Date	67
Code	25
Contingent Contractual Claimants	67
CT Energy	37
CT Warrant	45
Current Claimants	67
Delta Centro	72
Delta Petroleum	45
DGCL	5
DRM-1	26
DTM-1	27
DTM-1ST1	27
Dussafu Block	18
Dussafu PSC	11
EEA	26
Escrow Agreement	36
EV	22
EV/2C	22
Exchange Act	1
FDP	26
Forecasts	18
FPSO	12
Gabon	4
Gabon Oil Company	15
Guarantee	36

Defined Term	Page
Harvest	1
Harvest Dussafu	1
Harvest Holding	45
Harvest UK	33
Harvest US	39
HNR Colombia	2
HNR Energia	4
IRS	25
JOA	29
LOGSA	40
LTIP	57
Ministry	26
Net Working Interest Resources Estimates	21
Newfield	39
NYSE	8
OFAC	40
OSA	13
Pan-Petroleum	11
PDVSA	37
Petroandina	37
Petrodelta	37
Plan of Dissolution	63
Purchase Agreement	4
Record Date	1
Research Consensus	20
SAC	12
Safe Harbor Procedures	56
Saltpond	40
SEC	3
Securities Act	2
Strip	20
Three-Year Average	20
TPH	5
Transactions	44
Treasury Regulations	25
U.S.	24
us	1
Vitol	11
we	1

In this proxy statement: (1) the term “dollar” and the sign “$” refer to US dollars; and (2) the terms “include” and “including” (and similar terms) are intended to denote inclusion without limitation.

*    *    *

By Order of the Board of Directors

Keith L. Head

Vice President, General Counsel and Corporate Secretary

January 23, 2017

Appendix A

Dated December 21, 2016

HNR Energia B.V.

Harvest Natural Resources, Inc.

and

BW Energy Gabon Pte. Ltd

SALE AND PURCHASE AGREEMENT

relating to 100% of the issued share capital of

Harvest Dussafu B.V.

THIS AGREEMENT is made this 21st day of December 2016 (“Execution Date”).

BETWEEN:

1.	HNR Energia B.V., a limited liability company under the laws of Curaçao, having its official seat in Curaçao, and its registered office address at Kaya W.F.G. (Jombi) Mensing 14, 2nd Floor, Curaçao, registered with the trade register of Curaçao (Curaçao Commercial Register) under number 105348, and registered with the Dutch trade register (handelsregister van de kamer van koophandel) under number 34311729 (hereinafter referred to as the “Seller”);

2.	Harvest Natural Resources, Inc., a company incorporated and organized under the laws of Delaware, United States of America, whose registered office address is 1177 Enclave Parkway, Suite 300, Houston, Texas, United States of America (hereinafter referred to as the “Parent”); and

3.	BW Energy Gabon Pte. Ltd, a company incorporated and organized under the laws of Singapore whose registered office address is 30 Pasir Panjang Road, Mapletree Business City, #14-31/32, Singapore 117440, Republic of Singapore (hereinafter referred to as the “Purchaser”).

WHEREAS

(A)	Harvest Dussafu B.V. is a private limited liability company (besloten venootschap met beperkte aansprakelijkheid) under Dutch law, having its registered office address at Prins Bernhardplein 200, 1097JB Amsterdam, the Netherlands, registered with the Dutch trade register of the Chamber of Commerce under number 34285161 (“Company”). Further details of the Company are given in Schedule 1;

(B)	The Seller is the sole legal and beneficial owner of one hundred per cent (100%) of the issued share capital of the Company (“Shares”);

(C)	The Seller wishes to sell and transfer the Shares to the Purchaser and the Purchaser wishes to purchase and accept transfer of the Shares from the Seller on the terms and subject to the conditions of this Agreement; and

(D)	BW Offshore Singapore Pte Ltd (“Guarantor”) has agreed to execute and deliver to the Seller on behalf of the Purchaser the guarantee (“Guarantee”) set forth in Annex A.

IT IS HEREBY AGREED:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement (including the recitals and Schedules), the following terms shall, except where the context otherwise requires, have the following respective meanings:

“Acquisition Proposal” means any offer or proposal concerning (a) a merger, consolidation or other business combination transaction involving the Parent, the Seller or the Company, or (b) a sale, lease or other disposition by merger, consolidation, business combination, share sale, issue or exchange, asset sale, joint venture or otherwise, including any combination of the foregoing, which has the effect of (or would, if implemented, have the effect of) transferring or disposing of the Parent’s or the Seller’s interest in the Company (in each case, other than in accordance with this Agreement);

“Affiliate” means, with respect to any Party, any other Party controlling, controlled by or under common control with such first Party. For purposes of this definition and this Agreement, the term “control” (and correlative terms) means (a) the ownership of more than 50% of the equity interest in a Party, or (b) the power, whether by contract, equity ownership or otherwise, to direct or cause the direction of the policies or management of a Party;

“Additional Work” has the meaning given in clause 4.2(c);

“Agreed Interest Rate” means LIBOR plus three percent (3%) per annum, compounded monthly. The rate used throughout each calendar month shall be established using the posting applicable to the first business day in each calendar month. The rate shall be reset on the first business day (in London) of each succeeding calendar month and shall be applied on the basis of the actual number of days elapsed in a three hundred and sixty (360) day year;

“Agreement” means this sale and purchase agreement (including its Schedules);

“Applicable Law” means laws, regulations, statutes, codes, rules, orders, permits, policies, licenses, certifications, decrees, directives, requirements, standards or interpretations imposed by any Governmental Entity from time to time that apply to any one or more of the Transaction Documents or Interest Documents, the Company, the Block, any Party or the business, assets or operations of the Company;

“Approved Budget & Schedule” means the budget, work program and development plan, and associated timing schedule, for development and operations under the PSC, in the form agreed between the Seller and the Purchaser, dated and delivered to the Purchaser immediately prior to the signing of this Agreement;

“Articles of Association” means the Company’s Articles of Association as included in the deed of incorporation of the Company executed on October 16, 2007;

“Balancing Amount” means the Final Adjustment less the Preliminary Adjustment;

“Base Purchase Price” means Thirty Two Million U.S. Dollars (US$32,000,000);

“Base Purchase Price Closing Portion” means an amount equal to the Base Purchase Price less the Retention Escrow Amount;

“Block” means the offshore block named Dussafu Marin no. G4-209, located offshore, Gabon, as further detailed in the PSC;

“Business Day” means a day, other than a Saturday or Sunday, on which banks are generally open for business in Houston, Texas USA and the Republic of Singapore;

“Change of Parent Board Recommendation” shall bear the meaning ascribed to it in clause 4.11(a);

“Claim” means any claim, demand, action, suit, proceeding or cause of action of any kind, whether arising by Applicable Law, contract, tort, in relation to a settlement or in any other manner, in each case, including if made or threatened;

“Commitment” means any form of undertaking, indemnity, credit support, security or guarantee or any other obligation or condition whatsoever;

“Company” has the meaning given in Recital (A);

“Company’s Insurance” means the policies of insurance maintained in respect of the Company and/or of the Interests at the Execution Date as referred to in Schedule 4;

“Completion” means the fulfilment by the Parties of their respective obligations pursuant to clause 5.4 and the transfer of the Shares by means of the execution of the Deed of Transfer in front of the Notary;

“Completion Amount” means the amount to be paid on Completion pursuant to clause 5.6, and equal to:

(A)	the Base Purchase Price Closing Portion; plus/minus

(B)	the Preliminary Adjustment;

“Completion Date” means the date upon which Completion hereunder takes place;

“Conditions” means the conditions set out in Schedule 5, and “Condition” means any of them;

“Consequential Loss” means:

(a)	loss of revenue, use, production or profits, or any inability to produce petroleum; or

(b)	losses associated with business interruption; or

(c)	any increase in operating or other costs; or

(d)	loss of bargain, contract, expectation or opportunity (in each case, other than in respect of this Agreement); or

(e)	damage to any reservoir, geological formation or underground strata or the loss of hydrocarbons from any of them; or

(f)	all indirect or consequential losses or damages howsoever arising,

provided however that a reduction in the value of the Shares as a result of breach of warranty shall be deemed not to be a Consequential Loss;

“Consideration” has the meaning given in clause 3.1;

“Contractor” has the meaning given in the PSC;

“Data” means all accounts, books and data received and remaining in the possession of Company, Seller and its Affiliates relating to the Interests and forming part of the property jointly owned by the Seller and the other parties to the JOA including contracts, correspondence, information, data and reports (including petroleum engineering, reservoir engineering, drilling, geological, geophysical and all other kinds of technical data and reports, samples, well logs and analyses in whatever form the same are maintained), and all data relating to the Interests that has been developed and interpreted at the cost and expense of the Seller or its Affiliates, but excluding any data which is not in the possession or control of the Company or cannot be provided to the Purchaser because the transfer is prohibited by the agreement under which it was acquired;

“Deed of Transfer” means a notarial instrument for the transfer of the Shares, substantially in the form attached hereto as Schedule 6;

“Disclosure Letter” means the disclosure letter of the same date as this Agreement from the Seller to the Purchaser, in the form agreed between them, dated and delivered to the Purchaser immediately prior to the signing of this Agreement;

“Dutch GAAP” means generally accepted accounting principles applied in the Netherlands;

“EEA” means the exclusive exploitation authorisation named “Ruche no. G5-127” relating to the PSC and granted by Ministerial Order no. 019/MPH/SG/DGH/DAEJF dated July 17, 2014, as amended, novated or supplemented from time to time;

“Effective Date” means October 1, 2016;

“Encumbrance” means any mortgage charge, pledge, debenture, lien, option or other security interest or third party right including any overriding royalty, net profit interest or similar agreement or arrangement and “Encumber” shall be construed accordingly;

“Environment” means all or any of the following, alone or in combination, the air (including the air within buildings and the air within any other natural or manmade structures above or below ground or above or below water), water (including seawater inside or outside any territorial limits, freshwater and water under or within land or in pipes or sewerage systems), soil and land (including the seabed and land under water) and any ecological systems and living organisms supported by those media including man;

“Environmental Liabilities” means all claims, costs (including legal costs), charges, expenses, liabilities and obligations incurred in respect of the Interests in connection with actual or potential harm to the air, water, land strata, surface or sub-surface soil, or any living organisms or systems (except for man) including but not limited to in relation to cleaning up, removing debris from and for reinstating any area of land, foreshore or seabed, wherever situated, whether such claims, costs, charges, expenses, liabilities and/or obligations are incurred pursuant to any statutory, common law or other obligation;

“Escrow Account” means the deposit account to be opened in the name of “BW Energy Gabon Escrow #116867” with the Escrow Agent and operated in accordance with the Escrow Agreement;

“Escrow Agent” means Citibank, N.A. (New York branch);

“Escrow Agreement” means the agreement entered into on before the date of this Agreement by the Purchaser, the Seller and the Escrow Agent in relation to the Escrow Account and the Retention Escrow Account, attached as Annex B;

“Escrow Payment” means two million five hundred thousand U.S. Dollars (US$2,500,000);

“Escrow Payment Interest” means all interest earned on the Escrow Payment and credited to the Escrow Account;

“Exchange Act” means the Securities Exchange Act of 1934;

“Execution Date” has the meaning given in the Preamble;

“Final Adjustment” means the amount as calculated in Schedule 9;

“Fundamental Warranties” means the warranties set forth in paragraphs 1(a) through (e), 1(g) through (i), 2(a), 2(b), 2(d), 2(g) and 2(h), 7(b) and 11(a) and (b) of Part 1 of Schedule 2, and the warranties set forth in Part 2 of Schedule 2;

“Governmental Entity” means any government, including the Government of Gabon, and all departments, political subdivisions, instrumentalities, agencies, corporations or commissions under the direct or indirect control thereof or owned thereby and shall include any court, legislature, council or other state government or national, regional, municipal or local authorities;

“Group” means, with respect to a Party, that Party and its Affiliates;

“Guarantee” has the meaning given in Recital (D);

“Guarantor” has the meaning given in Recital (D);

“Interests” means:

(a)	the undivided legal and beneficial right, title and interest of the Company in 66.67% of the rights and obligations of the Contractor under and derived from the PSC; and

(b)	a corresponding interest in the interests referred to in (a) above in and under all of the Interests Documents, including a corresponding interest in all Property and Data;

“Interests Documents” means the PSC, the JOA, the EEA and any other agreements creating rights or obligations with respect to the Interests, all as further identified in Schedule 7 hereto;

“Interests Information” has the meaning given in clause 4.3;

“Interim Period” means (a) the period between the Effective Date and the Completion Date; or (b) in the event that Completion does not occur, the period between the Effective Date and the date of termination of this Agreement;

“Interim Period Petroleum Costs” means any costs and expenses incurred during the Interim Period in connection with the “Petroleum Operations” under the PSC (including in relation to any long lead items), and shall include charges for time spent by employees of the Seller’s Group performing services to the Company to the extent includable as “Petroleum Costs” under the PSC, in each case pursuant to the Approved Budget & Schedule;

“Intra-Group Payable” means any sum paid by the Seller or any member of the Seller’s Group to the Company and which are repayable by the Company;

“Intra-Group Receivable” means any sum paid by the Company to the Seller or any member of the Seller’s Group and which are repayable to the Company;

“JOA” means the joint operating agreement relating to the PSC, dated 10 July 2003, as amended, novated or supplemented from time to time;

“JOA Partner Receivable” means the Company receivable in the amount of US$209,098 due from Pan-Petroleum Gabon B.V., a subsidiary of Panoro Energy ASA;

“LIBOR” means on or from any day the British Bankers’ Association Interest Settlement Rate for U.S. Dollars displayed on the appropriate page of the Reuters screen (or on any successor or substitute for such service providing rates quotations comparable to those currently provided on such page of such service) for the purposes of providing quotations of interest rates applicable to U.S. Dollar deposits in the London interbank market at or about 11 am (London time) on the applicable day (or for the most recently preceding Business Day when such day is not a Business Day) in respect of which interest (or an amount equivalent to interest) is to be calculated on the sum in question;

“Longstop Date” means the date falling ninety (90) days from the Execution Date;

“Losses” means all losses, liabilities, costs (including legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, Claims, obligations, fines, penalties, damages and demands;

“Management Accounts” means with respect to the Company, the unaudited management accounts relating to the Company for the nine-month period ending on the Management Accounts Date;

“Management Accounts Date” means September 30, 2016;

“Non-Agreed Work” has the meaning given in clause 4.2(c);

“Non-Budgeted Contract” has the meaning given in clause 4.2(a);

“Non-Budgeted Expenditures” has the meaning given in clause 4.2(a);

“Notary” means Mr. P.G. van Druten or another civil law notary (notaris) (or such notary’s substitute) of Loyens & Loeff N.V. Amsterdam office, the Netherlands;

“Notary Account” means the notarial third part bank account (kwaliteitsrekening): “40070979 / Funds Project Dussafu”; IBAN Code: NL31ABNA0557297206; Swift Code: ABNANL2A at ABN AMRO Bank N.V.;

“Notary Letter” means a customary notary letter confirming the flow of funds at Completion, which letter shall be agreed between the Seller and the Purchaser prior to the Completion Date;

“OFAC Receivable” means cash funds in the amount of seven hundred thirty three thousand five hundred eighty four U.S. Dollars and forty four cents (US$733,584.44), which is the Company’s share of certain funds held at JP Morgan Chase National Bank in the name of the Company, which the bank will release to the Company when and as permitted by the United States Office of Foreign Asset Control.

“Operator” means in respect of operations conducted with respect to the PSC on behalf of all of the beneficial owners of an interest therein, the person appointed as operator and acting in such capacity for the time being pursuant to the JOA;

“Parent” has the meaning given in the Preamble;

“Parent Board” means the Board of Directors of the Parent;

“Parent Board Recommendation” has the meaning given in clause 4.10(b);

“Parent Shareholder Approval” means the approval by the shareholders of the Parent of the transactions contemplated by this Agreement;

“Parent Shareholder Meeting” means a duly convened meeting of the Parent’s shareholders called to obtain the Parent Shareholder Approval, or any valid adjournment or postponement thereof;

“Parent Termination Fee” means the amount equal to one million one hundred and twenty thousand U.S. Dollars (US$1,120,000) (being 3.5% of the Base Purchase Price);

“Parent Undertaking” means the Parent’s liability under the required undertaking in Article 47.2 of the PSC;

“Parent’s Warranties” has the meaning given to it in clause 6.2;

“Party” means the Purchaser, the Parent or the Seller;

“Person” means an individual (or group of individuals), partnership, corporation (wherever incorporated), limited liability company, joint venture, trust, estate or an unincorporated organization or association, Governmental Entity, other authority or other legal entity (in each case whether or not having separate legal personality) or any other legal or similar entity;

“Preliminary Adjustment” means the amount as calculated in Schedule 8;

“Property” means all equipment, material or property as held under the Interests Documents;

“Proxy Statement” means a proxy statement relating to the approval of the transactions contemplated by this Agreement by Parent’s shareholders;

“PSC” means the exploration and production sharing contract dated 28 May 2003, among the Ministry of Mines, Energy, Petroleum and Hydraulic Resources, a body owned by the Government of Gabon, and the other parties thereto in respect of the Block;

“PSC Area” means the area covered by the PSC;

“Purchaser” has the meaning given in the Preamble;

“Purchaser Group” means the Purchaser, the Guarantor and their Affiliates;

“Purchaser’s Warranties” has the meaning given in clause 6.3;

“Responsible Seller Personnel” means any directors, officers, or employees of the Seller Group with responsibility over the Company and/or the Interests;

“Retention Escrow Amount” means the amount of two million five hundred thousand U.S. Dollars (US$2,500,000), being approximately 7.8% of the Base Purchase Price, to be subject to, retained and/or released (as applicable) in accordance with Schedule 10 and the Escrow Agreement;

“SEC” means the U.S. Securities and Exchange Commission.

“Seller” has the meaning given in the Preamble.

“Seller’s Group” means the Seller and its Affiliates;

“Seller’s Warranties” has the meaning given in clause 6.1;

“Shares” has the meaning given in Recital (B);

“Subsidiary” of the Parent means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent (either alone or through or together with any other Subsidiary), owns, directly or indirectly, fifty percent (50%) or more of the equity interests representing the right to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated by the SEC;

“Superior Proposal” means a bona fide written Acquisition Proposal made by a third party which the Parent Board determines in good faith (after consultation with its financial advisors and outside counsel) to be more favourable to the Parent than the transactions contemplated by this Agreement after taking into account, among other things: (i) the financial considerations and financial aspects of the Acquisition Proposal, (ii) legal and regulatory considerations of such Acquisition Proposal, (iii) the identity of the third party making such Acquisition Proposal, (iv) the conditions and likelihood of completion of such Acquisition Proposal as compared to the transactions contemplated by this Agreement (taking into account any necessary governmental approvals and/or financing contingencies of such Acquisition Proposal), (v) whether such Acquisition Proposal is or is reasonably likely to impose material obligations on the Parent (or the post-closing entity in which the Parent’s shareholders will hold securities) in connection with obtaining necessary governmental approvals, and (vi) whether such Acquisition Proposal is subject to a financing condition and the likelihood of such Acquisition Proposal being financed and consummated in accordance with its terms;

“Taxation” means all forms of taxation whether direct or indirect and whether constituting a primary or a secondary obligation including without limitation:

(a)	any charge, tax, duty or levy upon income, profits, chargeable gains or development value, land, any interest in land or in any other property, or documents or supplies or other transactions;

(b)	income tax, corporation tax, capital gains tax, inheritance tax, value added tax, stamp duty, stamp duty land tax, stamp duty reserve tax, capital duty, customs and other import duties, national insurance contributions, rates or water rates; and

(c)	any liability for sums equivalent to any such charge, tax, duty, levy or rates or for any related penalty, fine or interest;

“Transaction” means the transaction for the purchase and sale of the Shares as contemplated by this Agreement;

“Transaction Documents” means any of this Agreement, the Deed of Transfer, the Guarantee and the Escrow Agreement;

“Transfer Taxes” means any registration, documentary, transaction, goods, sales, value added, use, real estate or other indirect or transfer Taxation and any interest, penalty or fine in relation thereto; and

“US$” and “U.S. Dollars” means United States dollars, the legal currency of the United States of America.

1.2	All references to clauses, recitals and Schedules are, unless otherwise expressly stated, references to clauses of and recitals and schedules to this Agreement. The Schedules to this Agreement form part of this Agreement. In the event of any conflict between the clauses of this Agreement and any Schedule, the clauses of this Agreement shall take precedence.

1.3	The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement.

1.4	Any reference to any statute or statutory instrument in this Agreement shall be a reference to the same as amended, supplemented or re-enacted from time to time.

1.5	Unless the context otherwise requires, reference to the singular shall include the plural and vice versa, and reference to any gender shall include all genders, in each case unless otherwise stated.

1.6	Reference to any document including this Agreement shall be a reference to such document as amended, novated or replaced from time to time.

1.7	The word “including” shall be construed without limitation.

1.8	References to Applicable Law or other statutory provisions will be construed as references to those provisions as respectively varied, amended, consolidated, extended or re-enacted from time to time and will include the corresponding provisions of any earlier legislation (whether repealed or not) and any orders, regulations, instruments or other subordinate legislation made from time to time under the relevant Applicable Law or other statutory provision.

1.9	References to “writing” or “written” include any modes of reproducing words in a legible and non-transitory form including email.

2.	SALE AND PURCHASE

2.1	Subject to the terms and conditions of this Agreement, the Seller hereby sells the Shares to Purchaser and Purchaser hereby purchases the Shares, together with all rights attached to them.

2.2	Subject to the terms and conditions of this Agreement, the Seller agrees to transfer the Shares to the Purchaser and the Purchaser agrees to accept the transfer of the Shares on the Completion Date, free from any Encumbrances and with all rights attached to them

2.3	Subject to Completion and the terms and conditions of this Agreement, the Shares shall be for the benefit and risk of the Purchaser with effect as of the Effective Date.

2.4	The Parties’ respective obligations to complete the sale and purchase of the Shares are conditional upon the following:

(a)	the obligations of Seller to complete the sale and purchase of Shares are subject to the satisfaction (or waiver as permitted) of each of the Seller Conditions in Schedule 5;

(b)	the obligations of Purchaser to complete the sale and purchase of Purchaser are subject to the satisfaction (or waiver as permitted) of each of the Purchaser Conditions in Schedule 5; and

(c)	the respective obligations of Seller and Purchaser to complete the sale and purchase of the Shares are subject to the satisfaction or waiver of the Mutual Conditions in Schedule 5.

2.5	The Parties shall:

(a)	use reasonable endeavours to do all such acts and things (including submission of any necessary documents) as are reasonably required (including as reasonably required by a relevant Governmental Entity); and

(b)	co-operate with each other and provide all necessary information and assistance required;

to ensure the Mutual Conditions are satisfied as soon as reasonably practicable and in any event by no later than the Longstop Date.

2.6	Each of Seller and Purchaser undertakes to:

(a)	provide, to the extent reasonably practicable, the other Party with (i) copies of all communications between such Party (or on behalf of such Party) and any Governmental Entity in relation to any Mutual Condition promptly after being sent or received (as the case may be) and, (ii) to the extent permitted by the relevant Governmental Entity, the right to participate in all meetings or calls with any Governmental Entity as may be necessary in relation to any Mutual Condition and shall if requested by the other Party request the consent of the relevant Governmental Entity to the attendance of such other Party and its representatives at such meetings or calls to the extent reasonably practicable; and

(b)	if applicable, provide, to the extent reasonably practicable, the other Party in draft form, in a timely manner so as to allow such other Party sufficient time to review and make comments prior to submission and for such comments to be reasonably taken into account, copies of all notifications, submissions and communications proposed to be made to any Governmental Entity by or on behalf of such Party.

2.7	Seller and Purchaser shall keep each other informed, on a weekly basis, as to the progress towards the satisfaction of the Conditions. A Party shall promptly give written notice to the other Parties if it becomes aware that any Condition in Schedule 5 has been satisfied and the other Parties are not aware of the same.

2.8

If any Governmental Entity will only adopt a decision permitting the satisfaction of a Condition subject to the provision by Purchaser or any member of Purchaser Group of one or more additional Commitments or subject to any change affecting the terms of the Interest Documents (in each case other than (a) a replacement of the Parent Undertaking, in the form set out in the PSC, or (b) a Commitment having an impact of no greater than one hundred fifty thousand U.S. Dollars (US$150,000) per annum when amortized over the term of the Interest Documents, or (c) a Commitment relating to the historical petroleum costs account prior to Completion), Purchaser shall have the sole and absolute discretion to determine whether it shall offer, accept or agree to any such additional Commitments as may be necessary to obtain satisfaction of the Condition. For avoidance of doubt, any determination by Purchaser not to offer, accept or agree to any such additional Commitment shall be deemed not to constitute a breach of this Agreement.

3.	CASH CONSIDERATION; ESCROW PAYMENT; GUARANTEE

3.1	The total consideration payable by the Purchaser for the Shares (the “Consideration”) shall be as follows:

(a)	the Base Purchase Price Closing Portion; plus

(b)	the Escrow Payment; plus

(c)	the Retention Escrow Amount; plus or minus

(d)	the Final Adjustment.

3.2	The Consideration shall be paid as follows:

(a)	the Escrow Payment, payable by Purchaser to the Escrow Agent pursuant to the Escrow Agreement, prior to or concurrently with Seller’s counter signature of this Agreement;

(b)	the Base Purchase Price Closing Portion, payable by Purchaser to Seller, on Completion as part of the Completion Amount;

(c)	the Preliminary Adjustment, payable on Completion as part of the Completion Amount;

(d)	the Retention Escrow Amount in accordance with Schedule 10; and

(e)	the Balancing Amount, payable in accordance with clause 5.8.

3.3	Retention and Refund of Escrow Payment

(a)	If Completion occurs in accordance with this Agreement, the Seller shall cause the Escrow Agent to release the Escrow Payment Interest to the Purchaser, and the remaining Escrow Payment shall thereafter constitute the Retention Escrow Amount and the Escrow Account shall thereafter be the Retention Escrow Account.

(b)	If the Agreement is terminated prior to Completion as provided in clause 7.1, the Escrow Payment and Escrow Payment Interest shall be paid as provided in clause 7.2(e) or 7.2(f) (as applicable).

3.4	Simultaneously with the execution of this Agreement, the Purchaser shall deliver to the Seller the duly executed Guarantee.

4.	INTERIM PERIOD

4.1	During the Interim Period, the Seller shall procure that the Company, unless otherwise agreed in writing by the Purchaser:

(a)	does not (by act or omission) breach any of the provisions of the Interests Documents applicable to it (and notifies the Purchaser in a timely manner of any facts or circumstances of which it becomes aware which indicate that there has been such breach by any other party or that such breach by the Company has occurred);

(b)

does not amend or terminate or waive any rights under any of the Interests Documents, does not enter into or become a party to operating agreements, farm-in or farm-out agreements, unitisation agreements, transportation agreements, oil or gas sale or supply agreements or any other material agreement or undertaking (by whatever name called) in relation to the Interests other than agreements entered into as Operator in the ordinary course of business and does not relinquish, surrender, sell, assign or amend the Interests (or agree to do any of the foregoing in the future) or agree to any sole risk operations or exercise any right of non-consent under the JOA, provided, however, that nothing in this clause 4.1(b) shall operate to restrict the Company taking any action it is legally or contractually required to take, however the Seller must inform the Purchaser a reasonable period before it takes any such action as contemplated by this clause 4.1(b);

(c)	does not charge, transfer, assign or Encumber in any manner whatsoever the Shares or the Interests, or agree to do the same;

(d)	does not approve any scheme or plan of arrangement, reconstruction, amalgamation, merger or demerger or any proceeding analogous to the same;

(e)	does not borrow or incur any financial indebtedness in the nature of borrowing from or lending to any entity other than in the ordinary course of business as carried on at the date hereof and in accordance with past practice and applicable contractual obligations;

(f)	prior to any meeting of the Operating Committee under the JOA, requests that Purchaser be allowed to participate in such meeting, and in any event consults with the Purchaser in respect of any material decision to be taken at such meeting and gives due regard to the Purchaser’s reasonable opinions in relation to such decision;

(g)	notifies the Purchaser promptly of any Claim, legal proceedings, arbitration or expert determination made or instituted in connection with the Interests;

(h)	makes available to the Purchaser all material information, data and other material reasonably requested by the Purchaser from time to time in relation to the Interests and the operations conducted in respect thereof;

(i)	not allot or issue, or agree to allot or issue (whether by way of option over shares or the issue of any rights convertible into shares or otherwise), any additional shares in the Company;

(j)	not make any alteration to the Articles of Association;

(k)	not declare or pay any dividends;

(l)	not acquire shares in any other company, or enter into any partnership or joint venture or acquire any assets other than a joint venture or assets forming part of the Interests;

(m)	continue to maintain in full force and effect any policies of insurance in respect of the Interests and make and pursue all claims which can be made under such policies in respect of any loss of or damage to the Interests; and

(n)	not change the tax residence of the Company;

(o)	prior to any meeting with any Governmental Entity, request that Purchaser be allowed to participate in the meetings and will take Purchaser recommendations provided under consideration; and

(p)	terminates, effective on or before Completion, all agreements and arrangements between the Company and any other member of the Seller’s Group.

4.2	Interim Period Petroleum Costs; Approved Budget & Schedule

(a)

During the Interim Period, the Seller shall procure that the Company continues to carry on its business in accordance with the Approved Budget & Schedule, and in the ordinary course of business as carried on at the date hereof and in accordance with past practice; provided, however, that before the Company (i) incurs expenses which exceed twenty percent (20%) of any line item or ten percent (10%) of the total amount set out in the Approved Budget & Schedule (“Non-Budgeted Expenditures”), or (ii) enters into any contract, agreement, arrangement or undertaking not contemplated by the Approved Budget & Schedule (a “Non-Budgeted Contract”), the Seller shall discuss with the Purchaser whether the Approved Budget & Schedule should be amended to include such Non-Budgeted Expenditures or Non-Budgeted Contract, and if the Seller and the Purchaser agree in writing, such Non-Budgeted Expenditures or Non-Budgeted Contract shall be deemed to be included in the Approved Budget & Schedule and shall not be considered to be Non-Budgeted Expenditures or a Non-Budgeted Contract.

(b)	Non-Budgeted Expenditures shall not be considered to be Interim Petroleum Costs for purposes of clauses 4.8 or 4.9 and shall not be taken into account in the determination of the Preliminary Adjustment or Final Adjustment; provided that if any Non-Budgeted Expenditures are funded out of the Company’s resources as at the Effective Date (and are not funded by the Seller pursuant to clause 4.9), such Non-Budgeted Expenditures shall be taken into account in the determination of the Preliminary Adjustment and Final Adjustment. The Seller shall procure that any Non-Budgeted Contracts contain express terms allowing them to be terminated at completion at no cost to the Company or novated by the Company to Seller or another member of Seller’s Group as a matter of right. The Seller shall also procure that each Non-Budgeted Contract is (i) terminated at or prior to Completion at no cost or expense to the Company or (ii) is novated by the Company at or prior to Completion to another member of Seller’s Group, in either case pursuant to a written instrument that expressly relieves the Company of any present or future liability under such Non-Budgeted Contract.

(c)	During the Interim Period, the Purchaser may propose scopes of work not covered by the Approved Budget & Schedule (“Additional Work”), and the Purchaser and the Seller shall discuss whether the Approved Budget & Schedule should be amended to include such Additional Work. If any Additional Work is agreed in writing by the Purchaser and the Seller, such Additional Work shall be deemed an amendment to the Approved Budget & Schedule and the Company shall undertake such Additional Work. If the Purchaser and the Seller do not agree (such non-agreed Additional Work, the “Non-Agreed Work”), the Purchaser may undertake the Non-Agreed Work in its own name and for its own account.

4.3	The Purchaser shall hold in confidence all information furnished or disclosed to the Purchaser by the Seller or the Company or their Affiliates in connection with the transactions contemplated by this Agreement, the Company, the Shares or the Interests (collectively, the “Interests Information”). However, the undertaking of confidentiality above shall not extend to any Interests Information which is:

(a)	generally available to the public other than as a result of a wrongful disclosure by the Purchaser or any of its Affiliates or its or their representatives;

(b)	available to the Purchaser on a non-confidential basis from a source other than the Seller or the Company if such source is entitled to disclose such information; or

(c)	lawfully requested by a Governmental Entity, or is required to be disclosed by regulation of any recognised stock exchange or the SEC.

4.4	The Purchaser shall not, without the prior written consent of the Seller, release or disclose any Interests Information to any other person, except:

(a)	to the Purchaser’s or its Affiliates’ officers, directors, employees, accountants, lawyers, representatives, agents, consultants, financial advisers, investors or lenders who need to know the Interests Information in connection with the implementation of the transactions contemplated by this Agreement, who are informed by the Purchaser of the confidential nature of the Interests Information and whom the Purchaser will ensure will observe the terms and conditions of this clause 4.4 without the benefit of this exception;

(b)	to the Purchaser’s or its Affiliates’ contractors or suppliers who need to know the Interests Information in connection with any Non-Agreed Work; provided, however, that such contractors and suppliers shall agree in writing to be bound by confidentiality provisions that are no less restrictive than those in clauses 4.3 and 4.4; and

(c)	in accordance with clause 13.1.

4.5	If Completion does not take place for any reason provided for in this Agreement the Purchaser shall remain bound by clauses 4.3 and 4.4, notwithstanding any termination of this Agreement, until the earlier of the fifth anniversary of such termination or such time as it has entered into a separate undertaking of confidentiality on the same or similar terms in respect of the Interests Information (and this clause 4.5 shall also survive until such time).

4.6	If this Agreement is terminated, the Purchaser shall, at the request of the Seller, promptly return to the Seller (and delete from the Purchaser’s systems, to the extent that it is reasonably practicable (and exercising reasonable endeavours) to do so, where electronically stored) all the Interests Information. The Purchaser shall continue to comply with clauses 4.3 and 4.4 in relation to any Interests Information that remains electronically stored on the Purchaser’s or its Affiliates’ and their employees’ and agents’ systems.

4.7	If Completion does take place, the undertaking of confidentiality of the Purchaser contained herein shall be superseded by the confidentiality provisions in the Interests Documents and shall be of no further effect to the extent that the Interests Information falls within the category of data and information which is subject to the separate confidentiality obligations under such Interests Documents, provided that the Seller shall, and shall procure that the Seller’s Group shall, keep confidential and shall not disclose the Interests Information or any information relating to the Interests Documents unless the same is in the public domain.

4.8	If Completion occurs, the total amount of Interim Period Petroleum Costs funded by the Seller pursuant to clause 4.9 shall be included in the determination of the Preliminary Adjustment in Schedule 8.

4.9	Seller shall fund from its own resources its share of all Interim Period Petroleum Costs up to an aggregate limit of two million four hundred thousand U.S. Dollars (US$2,400,000), but shall have no obligation to fund Interim Period Petroleum Costs in excess of such amount.

4.10	Preparation of Proxy Statement; Shareholder Meeting.

(a)	As promptly as reasonably practicable following the Execution Date, the Parent shall prepare the Proxy Statement in preliminary form for use in obtaining the Parent Shareholder Approval. Subject to clause 4.11, the Proxy Statement shall include the Parent Board Recommendation. The Parent shall consult with the Purchaser concerning the form of preliminary Proxy Statement and give the Purchaser a reasonable opportunity to comment thereon prior to its filing. The Parent shall respond to any comments by the SEC on the Proxy Statement (and provide copies of the same to the Purchaser) as promptly as reasonably practicable after such filing or within such specific period of time as may be required by the SEC and shall use all reasonable efforts to have such Proxy Statement cleared by the SEC as reasonably promptly as practicable.

(b)

Following being informed by the SEC that it has no comments (or no further comments, as the case may be) on the Proxy Statement, the Parent shall duly call, give notice of, convene and hold a meeting of the shareholders of the Parent for the purpose of seeking the Parent Shareholder Approval and mail the Proxy Statement to the Parent’s shareholders. Prior to filing or mailing the preliminary Proxy Statement or responding to any comments of the SEC, the Parent shall provide the Purchaser with a reasonable opportunity to review and comment on such document or response, provided that the Purchaser be entitled to comment only on the description of the Transaction, the background of the Transaction and the description of the Purchaser, or any other sections relating specifically to the Purchaser and SEC comments with respect thereto. The Purchaser shall provide any such comments within five (5) Business Days of delivery of the initial draft preliminary Proxy Statement to Purchaser and, thereafter, within twenty-four (24) hours of receipt of a revised draft preliminary Proxy Statement or SEC comments, provided that Parent shall provide a final draft, subject only to revisions that are of a stylistic, typographical or other similar non-substantive nature, of the descriptions of the Transaction and the background of the Transaction and the descriptions of Purchaser, and any other sections relating specifically to the Purchaser, not less than three (3) Business Days prior to filing the preliminary Proxy Statement with the SEC. Subject to clause

4.11, the Parent Board shall approve and recommend that the Parent’s shareholders approve the transactions contemplated by this Agreement (the “Parent Board Recommendation”), and that the Parent shall, unless there has been a Change of Parent Board Recommendation, use its commercially reasonable efforts to solicit from its shareholders proxies in favour of the approval of the transactions contemplated by this Agreement, and to take all other actions necessary or advisable to secure the Parent Shareholder Approval.

4.11	No Solicitation of Transactions; Change of Parent Board Recommendation.

(a)	Subject to clause 4.11 (b), from the Execution Date until the receipt of the Parent Shareholder Approval or, if earlier, the termination of this Agreement in accordance with clause 7, the Parent and the Seller agree and undertake to the Purchaser that none of the Seller, the Parent or any of their Subsidiaries or Responsible Seller Personnel, shall directly or indirectly: (i) solicit, induce or intentionally encourage or facilitate, any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (ii) except as expressly permitted by this Agreement, enter into, continue or otherwise participate in any discussions or negotiations with any Person (other than the Purchaser) with respect to an Acquisition Proposal, (iii) furnish any information regarding the Parent, the Seller or the Company to, or afford access to the properties, books and records of the Parent, the Seller or the Company to, any Person (other than the Purchaser) in connection with or in response to an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) withdraw, qualify or modify, in a manner adverse to the Purchaser, or publicly propose to withdraw, qualify or modify, in a manner adverse to the Purchaser, the Parent Board Recommendation, or (vi) enter into any agreement constituting, or relating to, any Acquisition Proposal or which requires the Seller to abandon, terminate or fail to consummate the transactions contemplated by this Agreement (any action described in clauses (iv) and (v) being a “Change of Parent Board Recommendation”).

(b)	Notwithstanding anything to the contrary contained in this clause 4.11, if at any time from the Execution Date until receipt of the Parent Shareholder Approval (i) the Parent has received an unsolicited, bona fide written Acquisition Proposal involving the Parent, the Seller or the Company that did not result from a breach of this clause 4.11 and (ii) the Parent Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or is reasonably expected to result in a Superior Proposal, the Parent may take the following actions: (A) furnish information with respect to the Parent and its Subsidiaries to the Person making such Acquisition Proposal and its representatives and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal and its representatives regarding such Acquisition Proposal; provided that the Parent shall not, and shall procure that none of its Subsidiaries shall, disclose any information to such Person without first entering into a confidentiality agreement containing terms on the whole no less favourable to the Parent than the terms of clause 13.

(c)	In addition to the obligations of the Parent set forth in clauses 4.11(b) and 4.11(d), as promptly as reasonably practicable after receipt of any Acquisition Proposal or any request for non-public information or any request or inquiry relating in any way to, or that would reasonably be expected to lead to, any Acquisition Proposal, that is not promptly rejected by the Parent, the Parent shall provide the Purchaser with notice of the material terms and conditions of such Acquisition Proposal, request or inquiry and shall keep the Purchaser reasonably informed of all material developments and any changes to the economic or other material terms of, any such Acquisition Proposal.

(d)

Notwithstanding anything to the contrary contained in this clause 4.11, the Parent may, in response to a Superior Proposal, terminate this Agreement pursuant to clause 7.1(i), and concurrently enter into a definitive agreement with respect to such Superior Proposal, if all of the following conditions are met: (i) the Superior Proposal has not been withdrawn or revised and, after taking into account any revised terms offered by the Purchaser, continues to constitute a Superior Proposal; (ii) the Parent Shareholder Approval has not been obtained without any breach by the Parent of its obligations under this Agreement; (iii) the Parent has provided to the Purchaser two (2) Business Days’ prior written notice (it being agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice and a new period of forty-eight (48) hours) of the material terms of the Superior Proposal and a copy of the relevant proposed transaction agreements in respect of the Superior Proposal (the “Alternative Acquisition Agreement”), (iv) to the extent requested by the Purchaser, the Parent has engaged in good faith negotiations with the Purchaser to amend this Agreement in such a manner that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal, and (v) in advance of or concurrently with the termination of this Agreement in connection with the Superior Proposal as set out above, the Parent pays the Parent Termination Fee to the Purchaser.

(e)	Notwithstanding anything to the contrary contained in this clause 4.11, the Parent Board may make a Change of Parent Board Recommendation (other than in connection with entering into an Alternative Acquisition Agreement pursuant to clause 4.11(d)) if, and only if, there occurs any change, event or development which (i) is material, individually or in the aggregate, with any other such change, event or development, (ii) does not involve or relate to any Acquisition Proposal, and (iii) is not known to the Parent Board as at the Execution Date, and the Parent Board determines in good faith after consultation with its outside counsel that the failure to effect a Change of Parent Board Recommendation would constitute a breach of its fiduciary duties to the shareholders of Parent under applicable Law; provided that (y) the Seller or the Parent has provided the Purchaser three (3) Business Days’ prior written notice advising the Purchaser that the Parent intends to effect a Change of Parent Board Recommendation and specifying, in reasonable detail, the reasons for the Change of Parent Board Recommendation, and (z) during such three (3) Business Day period, if requested by the Purchaser, the Parent engages in good faith negotiations with the Purchaser to amend the terms of this Agreement in a manner that obviates the need for the Change of Parent Board Recommendation.

(f)	Nothing contained in this clause 4.11 shall prohibit the Parent Board from (i) disclosing to the shareholders of the Parent a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to the shareholders of the Parent if the Parent Board determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would constitute a breach of its fiduciary duties to the shareholders of the Parent under applicable Law (for the avoidance of doubt, it being agreed that the issuance by the Parent or the Parent Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Parent Board Recommendation).

(g)	Notwithstanding any Change of Parent Board Recommendation pursuant to clause 4.11(e), unless this Agreement is terminated pursuant to its terms, Parent shall convene the Parent Shareholder Meeting and procure that a vote with respect to the adoption by the shareholders of Parent of a resolution authorizing the transactions contemplated by this Agreement shall be taken thereat (or any adjournment or postponement thereof), Nothing contained in this clause 4.11 (including any rights of the Parent to take certain actions pursuant to this clause 4.11) shall be deemed to relieve Parent of such obligation.

5.	COMPLETION AND POST-COMPLETION

5.1	Not later than five (5) Business Days prior to the Completion Date, Seller shall prepare and deliver to Purchaser, using and based upon the best information available to Seller, a preliminary statement estimating the Preliminary Adjustment in accordance with Schedule 8.

5.2	At least one (1) Business Day prior to the Completion Date, the Purchaser and the Seller shall sign the Notary Letter and the Seller shall procure that, to the extent required, the Company sign the Notary Letter.

5.3	On the day before the Completion Date, the Purchaser shall ensure that an amount equal to the Completion Amount is received by the Notary Account under the payment reference “Project Harvest Completion Amount”. The Purchaser and the Seller shall procure that the Notary shall hold and pay the Completion Amount only in accordance with the Notary Letter. The Notary will only pay such amounts to the Seller and such persons elected by the Seller and the Purchaser in accordance with this Agreement and the Notary Letter after execution of the Deed of Transfer or as otherwise specified in the Notary Letter.

5.4	Subject to the terms of this Agreement, Completion shall take place on the Completion Date at the offices of Loyens & Loeff N.V. at Fred. Roeskestraat 100, 1076 ED Amsterdam, the Netherlands (or at any other place as agreed in writing by the Seller and the Purchaser) on the date five (5) Business Days following the final Condition being satisfied, or such other time agreed to by the Seller and Purchaser.

5.5	Prior to Completion:

(a)	Prior to Completion, the Seller shall have procured that all Intra-Group Payables have been discharged by way of a conversion of such Intra-Group Payables to capital (the “Intra-Group Payable Conversion”) with any additional Shares issued in respect thereof to be purchased by the Purchaser pursuant to this Agreement;

(b)	On the Completion Date the following actions will be taken, each such action being conditional upon all actions having been taken in the sequence set out below:

the Seller shall deliver to the Purchaser and/or the Notary:

(i)	A (copy of) the fully signed and updated shareholders register of the Company, the original of which shall be delivered to the Notary.

(ii)	A copy of the deed of termination, in the form agreed between the Seller and the Purchaser, dated as at the Completion Date, duly executed by the Company, terminating the Confidentiality Agreement between the Company and BW Offshore Singapore Pte Ltd dated 28 January 2013 (the “Previous BWO CA”), and waiving and releasing BW Offshore Singapore Pte Ltd, its Affiliates and its or their directors, employees, agents, contractors, or subcontractors or any of them, from any liability whatsoever (actual or contingent) arising from, relating to, or in connection with the Previous BWO CA.

(iii)	A copy of the letter, in the agreed form, from the Seller to the Purchaser dated as at the Completion Date stating that there are no Intra-Group Payables and no Intra-Group Receivables outstanding at the Completion Date and releasing the Company from any liability whatsoever (actual or contingent) which may be owing to any member of the Seller’s Group by the Company in respect of any Intra-Group Payables at Completion.

(iv)	The resignation statement of each director from their management of the Company, with effect as of immediately after Completion.

(v)	The Seller shall pass a written shareholders’ resolution of the Company accepting the resignation of and giving full discharge (décharge) to each of the resigning management board members of the Company with effect as of Completion and to approve the contemplated share transfer at Completion to comply with the statutory share transfer restrictions (also referred to as the ‘blocking clause’) in the Company’s Articles of Association.

(vi)	A copy of the power of attorney duly executed on behalf of the Seller, authorising their respective representatives to attend to and to execute the Deed of Transfer, in such form and with such formalities as the Notary may request.

(vii)	A legalization to the power of attorney (a notary confirming that the signature thereon is the true and authentic signature of the signatory); and if signed outside of the Netherlands, furnished with an apostille according to the Convention of The Hague dated 5 October 1961.

(viii)	Excerpt certificate or similar document (not older then one month prior to the Completion Date) evidencing the Seller exists and is registered with local trade register or similar authorities.

The Purchaser shall deliver to the Seller and/or the Notary:

(ix)	A copy of the power of attorney duly executed on behalf of the Purchaser, authorising their respective representatives to attend to and to execute the Deed of Transfer, in such form and with such formalities as the Notary may request.

(x)	A legalization to the power of attorney (a notary confirming that the signature thereon is the true and authentic signature of the signatory); and if signed outside of the Netherlands, furnished with an apostille according to the Convention of The Hague dated 5 October 1961.

(xi)	A confirmation letter issued by a lawyer admitted to the bar in Singapore, to confirm the representative authorities of the signatories signing on behalf of the Purchaser.

(xii)	Excerpt certificate or similar document (not older then one month prior to the Completion Date) evidencing the Purchaser exists and is registered with local trade register or similar authorities.

Each of the signatories hereto shall execute such other documents and do all such other acts and things as may reasonably be required in order to give effect to this Agreement.

5.6	At Completion:

(a)	the Seller and the Purchaser shall deliver a confirmation that all pre-Completion actions have been performed or waived prior to proceeding to the execution of the Deed of Transfer, in the form of the letter attached annex to the powers of attorney referred to under clause 5.5 delivered by hand, e-mail or post;

(b)	the Purchaser shall pay to the Seller the Completion Amount in the manner as further set out in the Notary Letter. The Purchaser shall be deemed to have fulfilled its obligation to pay the Completion Amount to the Seller if it has paid the Completion Amount to the Notary Account in accordance with the Notary Letter;

(c)	the Shares shall be transferred by the Seller to the Purchaser by means of the execution of the Deed of Transfer; and

(d)	the Notary shall update the original shareholders register of the Company to reflect the Purchaser as sole shareholder of the Company.

5.7	Immediately following Completion:

(a)	the Purchaser shall pass a written shareholders’ resolution of the Company appointing the members of the management board of the Company with effect as of Completion; and

(b)	as soon as practicable but in any event within thirty (30) days after the Completion Date, the Seller shall deliver to the Purchaser, at the address for service of notices under clause 15 and to the extent not delivered or in the possession of the Purchaser prior to Completion, originals (or, if originals are not available, copies) of the following:

(i)	the Data; and

(ii)	copies of the Interests Documents, tax returns, books of account, board minutes and related correspondence of the Company.

Notwithstanding Completion, the Purchaser undertakes to the Seller that it shall, and shall procure that its Affiliates shall, preserve for a period of seven (7) years from Completion, all books, records and documents of or relating to the Company existing at Completion. Subject to any confidentiality obligations restricting disclosure, the Purchaser shall permit and allow, and shall procure that its Affiliates permit and allow, upon reasonable notice (and in any event within seven days of written notice being given) and during normal business hours, the employees, agents and professional advisers of the Seller access to such books, records and documents and the right to inspect the same and make copies thereof as may be reasonably necessary solely in relation to the preparation or resolution of any matters in respect of the Seller and any of its Affiliates for Taxation.

5.8	The Seller will provide, within thirty (30) days following Completion, all relevant accounting data for the Company until Completion.

5.9	Not later than thirty (30) days following receipt of all relevant accounting data for the Company to be provided pursuant to clause 5.8, the Purchaser shall prepare and deliver to the Seller a statement setting forth the Final Adjustment in accordance with Schedule 9 in order to determine the Balancing Amount. As soon as reasonably practicable, but not later than fifteen (15) days following receipt of the Purchase’s statement hereunder, the Seller shall deliver to the Purchaser a written report containing any changes that the Seller proposes be made to such statement. The Parties shall undertake to agree on the final statement of the Final Adjustment no later than ninety (90) days after Completion. In the event that the Parties cannot reach agreement within such period of time, any Party may refer the remaining matters in dispute to Ernst & Young, or if Ernst & Young is unavailable or unwilling to perform the duties described in this clause 5.9, such other nationally-recognized independent accounting firm as may be mutually accepted by the parties, for review and final determination. The accounting firm’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding on all Parties, without right of appeal. In determining the proper amount of the Final Adjustment, the accounting firm shall not increase the Final Adjustment more than the increase proposed by Seller nor decrease the Final Adjustment more than the decrease proposed by the Purchaser, as applicable. The accounting firm shall act as an expert for the limited purpose of determining the specific disputed matters submitted by the Parties and may not award damages or penalties to any Party with respect to any matter. Each Party shall bear its own legal fees and other costs of presenting its case. The Seller shall bear one-half ( 1⁄2) of the costs and expenses of the accounting firm, and the Purchaser shall bear one-half ( 1⁄2) of the costs and expenses of the accounting firm.

5.10	If the Balancing Amount is:

(a)	positive, the Balancing Amount shall be paid by the Purchaser to the Seller; and

(b)	negative, the Balancing Amount shall be paid by the Seller to the Purchaser in either case, no later than ten (10) Business Days after the final closing statement in this clause 5.10 is finalized and agreed between the Purchaser and the Seller, or determined by the accounting firm, as applicable.

5.11	After Completion, the Purchaser and the Seller shall do such actions required in Schedule 11 with respect to accounting periods commencing on or before Completion.

5.12	From and after Completion, if the Company (or any Person acting on its behalf) receives or collects all or any portion of (i) the OFAC Receivable, or (ii) the JOA Partner Receivable, the Purchaser shall cause the Company to remit such funds to Parent within five (5) Business Days of its receipt thereof.

6.	WARRANTIES

6.1	Subject to the provisions of this clause 6, the Seller warrants to the Purchaser as set out in Part 1 of Schedule 2 (the “Seller’s Warranties”).

6.2	Subject to the provisions of this clause 6, the Parent warrants to the Purchaser as set out in Part 2 of Schedule 2 (the “Parent’s Warranties”).

6.3	Subject to the provisions of this clause 6, the Purchaser warrants to the Seller as set out in Schedule 3 (the “Purchaser’s Warranties”).

6.4	Each of the warranties set out in Schedules 2 and 3, other than those which by their terms are given only at a specified date (which are deemed to be given only at such specified date), are given as of the Execution Date by reference to the circumstances existing at that time and shall be repeated as at the Completion Date by reference to the circumstances existing at that time.

6.5	Each of the Seller’s Warranties and the Parent’s Warranties are qualified by matters as disclosed in relation to such Seller’s Warranty or Parent’s Warranty, as applicable, under the terms of the Disclosure Letter.

6.6	Neither Party shall (and in the case of the Seller shall procure that the Company shall not) do, or omit to do, any act, or authorise or omit to authorise, or cause or permit anything to be done over which it has control or which it can otherwise by the exercise of any right or power reasonably prevent from being done, which would be inconsistent with or in breach of any representation, warranty or undertaking given by it in this clause 6 if the same were to be repeated immediately prior to the Completion Date by reference to circumstances then existing.

6.7	The Seller’s Warranties, the Parent’s Warranties and the Purchaser’s Warranties shall survive until the earlier of: (a) the expiry of six (6) months from the Completion Date; and (b) the date 90 days after the latest of (i) the Completion Date, (ii) the date on which the shareholders of the Parent approve the dissolution and liquidation of the Parent, or (iii) the date on which the Parent files a petition in bankruptcy under Chapter 7 or Chapter 11 of the United States Bankruptcy Code.

6.8	Notwithstanding any other provision of this Agreement, a Party shall not under any circumstances be liable for any Consequential Loss incurred or suffered by the other Party or any of its Affiliates arising out of or in any way connected with this Agreement.

6.9	Until Completion, each Party shall notify the other Party promptly after such Party obtains actual knowledge that any warranty of such other Party contained in Schedule 2 or 3, as the case may be, of this Agreement is untrue in any material respect or will be untrue in any material respect as of the Completion Date or that any covenant or agreement to be performed or observed by such other Party prior to or on the Completion Date has not been so performed or observed in any material respect.

6.10	If at any time before Completion, it becomes apparent that there has been a material breach of a Seller’s Warranty, the Purchaser may, if such breach has not been fully remedied by the Seller on the date falling one Business Day prior to the anticipated Completion Date, without prejudice to any other rights it may have in relation to the breach, terminate this Agreement by notice to the Seller in accordance with clause 7.1(b) or proceed to Completion and waive any claim for damages of such breach in this clause 6.10.

6.11	Warranties qualified by the expression “so far as the Seller is aware” (or any similar expression) are deemed to be given to the actual knowledge of, as at the date of this Agreement, Robert Speirs, Senior Vice President Eastern Operations, Karl Nesselrode Vice President Engineering and Business Development, Stephen Haynes, Vice President & Chief Financial Officer, and Keith Head, Vice President and General Counsel.

6.12	Neither the Seller nor the Parent shall not be liable for any breach of any provision of this Agreement, or in respect of its subject matter, to the extent that such breach is occasioned directly by the Seller or the Parent doing any act or thing at the written request of the Purchaser.

6.13	The Purchaser agrees and undertakes that in the absence of wilful deception it has no rights against and shall not make any claim against any member of the Seller’s Group or any present or former employee, director, agent or officer or any member of the Seller’s Group, in each case other than the Parent or the Seller, in connection with this Agreement or its subject matter.

6.14

Disclaimer. Except as expressly set forth in this Agreement, no Party makes any representation or warranty, express or implied. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN THIS AGREEMENT, THE SELLER AND THE PARENT EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO (a) THE CONTENTS, CHARACTER, OR NATURE OF ANY

DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE PSC OR OPERATIONS UNDER THE PSC, (b) THE QUANTITY, QUALITY, OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE AREAS COVERED BY THE PSC, (c) ANY ESTIMATES OF THE VALUE OF THE PSC, RESERVES CONTAINED IN THE AREAS COVERED BY THE PSC OR FUTURE REVENUES GENERATED BY THE PSC, (d) THE QUALITY, SUITABILITY, DESIGN, OR MARKETABILITY OF THE ASSETS WHICH WILL BE JOINT ASSETS PURSUANT TO THE JOA, (e) THE ENVIRONMENTAL CONDITION OF THE AREAS COVERED BY THE PSC, THE OPERATIONS UNDER THE PSC AND THE ASSETS WHICH WILL BE JOINT ASSETS PURSUANT TO THE JOA, OR (f) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR REPRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT THE PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS THE PURCHASER DEEMS APPROPRIATE.

7.	TERMINATION

7.1	Termination Events.

This Agreement may, by written notice given before or at the Completion, be terminated:

(a)	by mutual consent of the Parties;

(b)	by the Purchaser if there has been a breach of any of the Seller Warranties or the Parent Warranties or of any of the covenants of the Seller or the Parent contained in this Agreement (i) immediately upon the giving of a written notice of termination by the Purchaser if the breach is incapable of remedy; or (ii) if the breach is capable of remedy within thirty (30) days after written notice of the breach has been delivered to the Seller or the Parent (as the case may be) from the Purchaser and such breach has not been remedied to the satisfaction of the Purchaser;

(c)	by the Seller if there has been a breach of any of the Purchaser Warranties or the Purchaser’s covenants contained in this Agreement, (i) immediately upon the giving of a written notice of termination by the Seller if the breach is incapable of remedy; or (ii) if the breach is capable of remedy within thirty (30) days after written notice of the breach has been delivered to the Purchaser from the Seller and such breach has not been remedied to the satisfaction of the Seller;

(d)	by either the Purchaser or the Seller if any Governmental Authority has issued a non-appealable final judgment or taken any other non-appealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this clause 7.1(d) shall not be available to any Party whose failure to fulfil any material covenant under this Agreement has been the cause of or resulted in the action or event described in this clause 7.1(d) occurring;

(e)	by the Purchaser if it becomes manifestly evident that any of the Mutual Conditions has no prospect of being satisfied on or before the Longstop Date, provided that the failure to satisfy the Mutual Conditions did not result from any breach by the Purchaser of its obligations under this Agreement;

(f)	by the Seller if it becomes manifestly evident that any of the Mutual Conditions has no prospect of being satisfied on or before the Longstop Date, provided that the failure to satisfy the Mutual Conditions did not result from any breach by the Seller or the Parent of its obligations under this Agreement;

(g)	by the Purchaser if it becomes manifestly evident that any of the Purchaser Conditions has no prospect of being satisfied on or before the Longstop Date, provided that the failure to satisfy such condition has not resulted from any breach by the Purchaser of its obligations under this Agreement;

(h)	by the Seller if it becomes manifestly evident that any of the Seller Conditions has no prospect of being satisfied on or before the Longstop Date, provided that the failure to satisfy such condition has not resulted from any breach by the Seller or the Parent of its obligations under this Agreement;

(i)	by either Purchaser or Seller if the Parent Shareholder Meeting shall have been convened and a vote with respect to the adoption by the shareholders of Parent of a resolution authorizing the transactions contemplated by this Agreement shall have been taken thereat (or any adjournment or postponement thereof) and the Parent Shareholder Approval shall not have been obtained;

(j)	by either Purchaser or Seller if the Parent Board shall have made a Change of Parent Board Recommendation in accordance with clause 4.11(e); or

(k)	by either Purchaser or Seller if Completion has not occurred (for whatever reason) by the Longstop Date, regardless of whether such Party is in breach.

The termination shall take effect from the date of the relevant notice, unless prior to that termination date, all of the Conditions have been fulfilled or waived.

7.2	Consequences of Termination.

If this Agreement is terminated pursuant to clause 7.1, this Agreement and all rights, obligations, powers and remedies of the parties under this Agreement automatically end without liability against any Party or its Affiliates, provided that:

(a)	clauses 1, 3.3, 4.2 through 4.6, 7, and 9 through 16 shall remain in full force and survive any termination of this Agreement;

(b)	subject to clauses 7.3 and 7.4, the Parties shall continue to be liable for Claims arising from any breach of this Agreement prior to the date of termination;

(c)	if this Agreement is terminated following the Parent Shareholder Meeting due to a failure to obtain the Parent Shareholder Approval, and (i) at the time of Parent Shareholder Meeting, there is an outstanding Acquisition Proposal that has been publicly disclosed (and not withdrawn), and (ii) the Parent or any of its Subsidiaries enters into any Alternative Acquisition Agreement with the Person making such Acquisition Proposal within twelve (12) months from the date of such termination, the Parent shall pay the Parent Termination Fee to Purchaser within five (5) Business Days after entering into such transaction;

(d)	if this Agreement is terminated by Seller in accordance with clause 7.1(j), the Parent shall have paid the Parent Termination Fee to Purchaser on or prior to the date of termination;

(e)	if this Agreement is terminated in accordance with clause 7.1(c), the Seller shall be entitled to receive the Escrow Payment and Escrow Payment Interest as liquidated damages for the Purchaser’s breach; and

(f)	if the Agreement is terminated in accordance with any provisions of clause 7.1, other than clause 7.1(c), the Purchaser shall be entitled to the return of the Escrow Payment and Escrow Payment Interest.

7.3

Notwithstanding anything herein to the contrary, the Parties acknowledge that and agree that, including in the case of any breach, whether wilful and material, intentional, material, knowing or otherwise, other than in the case of a breach of any Purchaser’s Warranty set forth in paragraphs 10 and 11 of Schedule 3, (a) in no event will Purchaser or any member of Purchaser Group have liability for monetary damages whatsoever arising under, out of, or in connection with or related in any manner to this Agreement (including monetary damages in lieu of specific performance) in the aggregate in excess of the Escrow

Payment and Escrow Payment Interest, and accordingly the Escrow Payment and Escrow Payment Interest shall be the maximum aggregate liability of the Purchaser hereunder (and any other member of Purchaser Group); and (b) in no event shall the Seller, the Parent, their Affiliates, their respective stockholders or Representatives or any other Person seek, directly or indirectly, to recover against any member of the Purchaser Group, or compel any payment by any member of the Purchaser Group of any damages or other payments whatsoever that are, in aggregate, in excess of the Escrow Payment and Escrow Payment Interest; provided, however, that the foregoing limitations on liability shall not apply to any of the obligations set forth in clause 8.

7.4	Notwithstanding anything herein to the contrary, the Parties acknowledge that and agree that, if this Agreement is terminated without the Completion having occurred because of a breach by the Seller or the Parent, whether wilful and material, intentional, material, knowing or otherwise, other than in the case of a breach of Seller’s Warranties set forth in paragraphs 4(e) and 11 of Schedule 2, (a) in no event will Seller or any member of Seller’s Group have liability for monetary damages whatsoever arising under, out of, or in connection with or related in any manner to this Agreement (including monetary damages in lieu of specific performance) in the aggregate in excess of two million five hundred thousand U.S. dollars (US$2,500,000), and such amount shall be the maximum aggregate liability of the Seller and Parent hereunder (and any member of Seller’s Group), and (b) in no event shall the Purchaser, the Guarantor, their Affiliates, their respective stockholders or Representatives or any other Person seek, directly or indirectly, to recover against any member of the Seller’s Group, or compel any payment by any member of the Seller’s Group of any damages or other payments whatsoever that are, in aggregate, in excess of such amount.

7.5	The Parties acknowledge that the agreements contained in clauses 4.11(d), 4.11(e), 7.2, 7.3, 7.4 and this clause 7.5 are an integral part of this Agreement and the transactions contemplated hereby and, solely for the purpose of establishing the basis for the amount thereof and without in any way increasing the amounts or expanding the circumstances in which such amounts to be paid, the parties acknowledge and agree that each of (a) the Parent Termination Fee and (b) the Escrow Payment and Escrow Payment Interest constitute liquidated damages and not a penalty, and that the parties would not have entered into this Agreement without the agreements in clauses 4.11(d), 4.11(e), 7.2, 7.3, 7.4 and this clause 7.5. The Parties expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any such termination of this Agreement under circumstances in which the amounts referred to above are payable, the right to such payments: (A) constitutes a reasonable estimate of the damages that will be suffered by Seller or Purchaser (as applicable) by reason of any such termination of this Agreement, and (B) shall be in full and complete satisfaction of any and all damages arising as a result of any such termination of this Agreement.

8.	INDEMNITY AND COVENANTS OF THE SELLER AND PURCHASER

8.1	For the avoidance of doubt and except as provided in clauses 4 and 6, from and upon Completion, the Purchaser shall at its own cost and expense perform and shall be responsible for and shall indemnify and hold the Seller harmless against any and all Environmental Liabilities arising before, on or after the Effective Date except where resulting from any acts or omissions, negligence or breach of duty, whether statutory or otherwise of the Seller, its Affiliates or its or their directors, employees, agents, contractors, or subcontractors or any of them.

8.2	For the avoidance of doubt and except as provided in clauses 4.1, 4.2, 4.8 and 6, from and upon Completion, the Purchaser shall at its own cost and expense perform and shall be responsible for and shall indemnify and hold the Seller harmless against any and all duties, liabilities, obligations, costs (including legal costs) and claims arising before, on or after the Effective Date under or in respect of:

(a)	the ownership or use of the Interests; and/or

(b)	the ownership or use of facilities, wells, terminals, platforms, structures, equipment and pipelines, comprising part of or related to the Interests; and/or

(c)	the ownership or use of the PSC Area;

and relating to abandonment (which shall be deemed to include any residual liability for making safe, maintaining, monitoring and insuring), as required by, inter alia, the terms of the PSC and the Interests Documents and all Applicable Laws (including the requirements of laws enacted after the Effective Date) and regulations, whether arising before, on or after the Effective Date, and regardless of whether resulting from any acts or omissions, negligence or breach of duty, whether statutory or otherwise, conduct or statements of the Seller, its Affiliates, or its or their directors, employees, agents, contractors, or subcontractors or any of them or the condition of the Interests, including:

(i)	the proper plugging, replugging, and abandoning of all wells associated with the Interests, whether drilled or plugged before on or after the Effective Date;

(ii)	removing and disposing of all the terminals, facilities, platforms, structures, equipment and pipelines comprising part of or related to the Interests, including the disposal of facilities and property contaminated with naturally occurring radioactive material; and

(iii)	compliance with the provisions of the PSC, the other Interests Documents and all Applicable Laws and rules, regulations, orders and requirements of Governmental Entities associated with the abandonment of all facilities on the PSC Areas;

related to the decommissioning or abandonment of all and any plant, equipment and machinery, wells and other installations (including pipelines) and facilities relating to operations under the PSC and/or under the JOA or other Interests Document, to the extent that such obligations are attributable to the Interests, of whatsoever nature and howsoever arising before, on or after the Effective Date and irrespective of any negligence or breach of duty (statutory or otherwise) on the part of the Seller or its Affiliates.

8.3	For the avoidance of doubt, without prejudice to the generality of the foregoing provisions of this clause 8 and except as provided in clauses 4 and 6, from and upon Completion, the Purchaser will be responsible for and shall indemnify and hold harmless the Seller from, under or in respect of, and against all duties, obligations, liabilities, costs (including legal costs) and claims arising from use or ownership of the Interests and relating to the following safety occurrences, events and activities, whether arising before, on or after the Effective Date and regardless of whether resulting from any acts or omissions, negligence or breach of duty, whether statutory or otherwise of the Seller, its Affiliates, or its or their directors, employees, agents, contractors, or subcontractors or any of them or resulting from the condition of the Interests:

(a)	safety hazards and deficiencies that may exist in any facilities or operations in the PSC Area and any expenditures that may be necessary to correct those safety hazards and deficiencies;

(b)	compliance or failure to comply with applicable safety laws and government safety rules, regulations, orders and requirements affecting any facilities or operations in the PSC Area; and

(c)	the exposure of any person to chemicals and other hazardous materials or forms of energy, whether artificial or naturally occurring.

8.4	The Seller shall notify the Purchaser as soon as reasonably practicable after the Seller becomes aware of any claim actually made, or is formally notified of any potential claim to be made, against the Seller for which the Seller is indemnified as provided in this clause 8 and shall send with such notice all reasonable details relating to such claim. The Seller shall keep the Purchaser fully informed of material developments in relation to any such claim and in so doing shall supply to the Purchaser as soon as reasonably practicable (and in any event in reasonable time prior to any applicable deadline for making any response or defence) copies of relevant documentation and correspondence and in dealing with any such claim (i) shall take into account the reasonable representations of the Purchaser and (ii) shall not compromise or settle any such claim without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing the Purchaser shall have the right to take over, at the Purchaser’s own expense the defence of any such claim by notice to the Seller and in such event the Purchaser shall keep the Seller fully informed of material development.

8.5	For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement:

(a)	the Seller shall at its own cost and expense perform and shall be responsible for and shall indemnify and hold the Purchaser harmless against any and all tax payments and penalties arising out of the assessment of any taxes and penalties imposed by any Governmental Entity under any Taxation law including but not limited to the branch profits tax assessed on any transfer of interest in the Interests Documents prior to, but not subsequent to the Effective Date; and

(b)	the refund of any taxes and/or penalties paid by Seller in relation to Seller’s responsibility pursuant to clause 8.5(a) shall be the entitlement of the Seller.

8.6	The rights and obligations in this clause 8 shall not come into effect unless and until Completion takes place.

9.	ANNOUNCEMENTS

Neither Party shall issue or make any announcement with regard to this Agreement (and each shall procure that its Affiliates do not issue or make any such announcement) unless prior thereto it furnishes the other with a copy of such announcement and obtains the prior written consent of the other as to such announcement (such consent not to be unreasonably withheld or delayed), provided that such restriction shall not apply to any announcement otherwise required by:

(a)	any Applicable Law; or

(b)	the requirements of any recognised securities commission or stock exchange in compliance with its rules and regulations; or

(c)	any lawful order or other process in connection with any judicial or administrative proceedings;

in any of which events a copy of the same shall be furnished to the other as soon as practicable prior to publication; provided that any such disclosure shall, unless the Parties agree otherwise, be limited to the minimum disclosure required under the relevant obligation.

10.	ASSIGNMENT

Neither Party shall have the right to assign its rights and/or obligations under this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, the Purchaser shall have the right to assign its rights to Affiliates under this Agreement or to a legal entity created by Purchaser (and its co-investors, if any) for the express purpose of acquiring the Company provided Purchaser and Guarantor remain liable under this Agreement.

11.	COSTS

11.1	Each Party shall pay its own costs and expenses in relation to the negotiations leading up to, and to the preparation, execution and carrying into effect of this Agreement and the documents executed pursuant hereto.

11.2	Any Transfer Taxes arising in connection with the entry into or performance of this Agreement shall be for the account of the Purchaser and the Purchaser shall indemnify the Seller for any loss, cost or expenses suffered as a result of a delay or a failure to discharge such Transfer Taxes in a due and timely manner. Notwithstanding anything in clause 2.4, the Purchaser shall be responsible for arranging the payment of any Transfer Taxes, including any discussions with any Governmental Entity and fulfilling any administrative or reporting obligation imposed by a Governmental Entity in connection with such payment. Any fees and costs of a Notary, as customary for transactions of this nature will be paid by the Purchaser.

12.	PAYMENTS

12.1	Where any payment under this Agreement is to be made to a Party it will be made in U.S. Dollars in immediately available funds to such account as the receiving Party has notified to the paying Party at least five Business Days prior to the date of payment.

12.2	Subject to clause 12.3, all payments to a Party under this Agreement shall be made in full without any set-off, counterclaim, restriction or condition and without any deduction or withholding for or on account of Taxation save only for any withholding or deduction required by Applicable Laws.

12.3	If any withholding or deductions are required by Applicable Law from any payments made under this Agreement, the paying Party shall be liable under this clause to pay to the receiving Party (the “Payee”) such further sums as will ensure that the aggregate of the sums paid under this clause and the relevant payment provision shall, after deducting therefrom all deductions or withholdings from such payment, leave the Payee with the same amount as it would have been entitled to receive in the absence of any such withholding or deduction.

12.4	Any payment shall not be deemed received until the relevant Payee has seen receipt of funds in its bank account.

12.5	Clause 12.3 shall not apply to the extent that any deduction or withholding would not have arisen but for an assignment by the Payee of any of its rights under this Agreement but only to the extent that the deductions or withholdings are greater than the deductions or withholdings which would have arisen had no such assignment taken place.

12.6	Where any date is specified in this Agreement as being the due date for payment and payment is not made on that date, simple interest shall be paid on the amount on a daily basis (after as well as before judgement) from the due date to the end of the day preceding the actual date of payment at the Agreed Interest Rate.

13.	CONFIDENTIALITY

13.1	The provisions of this Agreement shall be held confidential by the Parties and shall not be divulged in any way to any third party by one Party without the prior written approval of the other Party; provided that a Party may, without such approval, disclose such terms to:

(a)	any of its Affiliates provided the disclosing Party procures that its Affiliate maintains such provision confidential; or

(b)	any investors, professional consultants or advisers, provided the disclosing Party obtains a similar undertaking of confidentiality (but excluding this proviso) from such parties; or

(c)	any bank or financial institution from whom such Party or its Affiliate is seeking or obtaining or has obtained finance or financial advice, provided the disclosing Party obtains a similar undertaking of confidentiality from such bank or institution; or

(d)	to the extent required by any Applicable Laws, the PSC, or the requirements of any recognised securities commission or stock exchange in compliance with its rules and regulations; or

(e)	any Government Entity lawfully requesting such terms; or

(f)	in respect of the Purchaser, the Guarantor; or

(g)	any court of competent jurisdiction acting in pursuance of its powers.

13.2

Seller and Purchaser acknowledges and agrees that due to the unique nature of the information referred to in this clause, there may be no adequate remedy under Applicable Laws for any breach of the obligations set out in this clause, and that any breach of these obligations will result in irreparable harm to one or more members of Seller Group or Purchaser Group, as applicable. Accordingly, each of Purchaser and Seller agrees that upon any breach (or threat of a breach) the other Party is entitled to immediate equitable relief, including a restraining order and preliminary injunction, and the Party in breach will indemnify the members of Seller Group or Purchaser Group, as applicable, for any Losses in connection with any breach or enforcement of such Party’s obligations provided in this clause. The Party in breach shall notify the other Party immediately upon a breach of this clause.

14.	MISCELLANEOUS

14.1	Except insofar as the same is performed on Completion, this Agreement shall remain in full force and effect notwithstanding Completion and will not merge upon Completion.

14.2	No waiver by any Party of any breach of a provision of this Agreement shall be binding unless made expressly in writing. Any such waiver shall relate only to the breach to which it expressly relates and shall not apply to any subsequent or other breach.

14.3	The Parties agree to execute and deliver to each other all additional documents and to do all further acts and things as may reasonably be required by the other Party to give effect to this Agreement and the matters contemplated under it.

14.4	This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

14.5	This Agreement represents the entire agreement between the Parties relating to the subject matter hereof and supersedes all warranties and representations previously made and all prior negotiations, proposals, statements of intent, understandings and agreements.

14.6	No future variation or amendment to this Agreement shall be effective unless made in writing and signed by each of the signatories.

14.7	Other than as set out in clauses 7.3 and 7.4, nothing in this Agreement is intended to confer on any person who is not a signatory to this Agreement any right pursuant to the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, and all other provisions of this Agreement necessary to give due effect to their rights under those clauses, but this Agreement may be amended or varied by the Parties hereto in any way, or terminated, in accordance with its terms without such persons’ consent.

14.8	This Agreement may be executed in any number of counterparts and by each of the signatories on different counterparts but shall not be effective until each signatory has executed at least one (but not necessarily the same) counterpart. Each counterpart shall constitute an original of this Agreement but all counterparts together shall constitute one and the same agreement.

14.9	Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

15.	NOTICES

15.1	Any notices given pursuant to this Agreement shall be in writing and may be given by hand at, or sent by pre-paid first class post or email to, the appropriate address stated in clause 15.3 (or such other address as may be given for the purposes of this Agreement by notice to the other Party). Any notices given by email shall be confirmed by sending the original notice by post.

15.2	Any such notice given as aforesaid shall be deemed to have been given at the time of delivery if delivered by hand or the first Business Day following the day of sending it if sent by email or the second Business Day following the day of sending if sent by pre-paid first class post.

15.3	The respective addresses for service are:

The Seller:

HNR Energia B.V.

1177 Enclave Parkway, Suite 300

Houston, Texas, USA 77077

email: khead@harvestnr.com

Attention: Keith L. Head, General Counsel

With a copy to Intertrust:

Intertrust (Netherlands) B.V.

Prins Bernhardplein 200

1097 JB Amsterdam

the Netherlands

email: Diana.Kerekes@intertrustgroup.com

Attention: Diana Kerekes

And with a copy to:

Mayer Brown LLP

700 Louisiana, Suite 3400

Houston, TX USA

email: tmoore@mayerbrown.com

Attention: Thomas J. Moore

The Parent:

Harvest Natural Resources, Inc.

1177 Enclave Parkway, Suite 300

Houston, Texas, USA 77077

email: khead@harvestnr.com

Attention: Keith L. Head, General Counsel

With a copy to Intertrust:

Intertrust (Netherlands) B.V.

Prins Bernhardplein 200

1097 JB Amsterdam

the Netherlands

email: Diana.Kerekes@intertrustgroup.com

Attention: Diana Kerekes

And with a copy to:

Mayer Brown LLP

700 Louisiana, Suite 3400

Houston, TX USA

email: tmoore@mayerbrown.com

Attention: Thomas J. Moore

The Purchaser:

BW Energy Gabon Pte. Ltd

2925 Briar Park, Suite 1295

Houston, Texas 77042

email: thomas.kolanski@bwoffshore.com

Attention: Thomas Kolanski

With a copy to:

BW Offshore Singapore Pte Ltd

30 Pasir Panjang Road

Mapletree Business City, #14-31/32

Singapore 117440

email: magda.vakil@bwoffshore.com

Attention: Magda Vakil

16.	GOVERNING LAW AND DISPUTE RESOLUTION

16.1	This Agreement shall be governed by and construed in accordance with the laws of England, except for any conflicts of laws principles which require the application of the laws of another jurisdiction.

16.2	It is agreed, as a severable and independent arbitration agreement separately enforceable from the remainder of this Agreement, that any dispute, controversy, or claim (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise) (“Dispute”), arising out of, connected with or related in any way to this Agreement including any question regarding its existence, validity or termination, shall be resolved as follows:

(a)	If a Dispute arises, a Party may initiate the resolution process by giving notice setting out, in writing and in reasonable detail, the issues in Dispute and the value of any Claim to the other Party (a “Notice of Claim”). A meeting between the relevant Parties, attended by individuals with decision-making authority, must take place within thirty (30) days from the date the Notice of Claim was sent in an attempt to resolve the Dispute through direct negotiations.

(b)	If the Dispute is not resolved by direct negotiations within sixty (60) days from the date the Notice of Claim was sent, the Dispute shall be referred to and resolved by final and binding arbitration by the Singapore International Arbitration Centre (the “SIAC”) pursuant to the SIAC arbitration rules. The arbitration shall be heard and determined by three (3) arbitrators. The claimant in the request for arbitration and the respondent in the response shall each designate one person to act as arbitrator. The two arbitrators so selected shall, within thirty (30) days after their appointment, select a third arbitrator who shall serve as the chairperson of the Arbitral Tribunal. The arbitrators selected shall be qualified by education, training, and experience to hear and determine matters in the nature of the Dispute. If a Party fails to appoint an arbitrator as provided herein, or if the arbitrators selected by the Parties are unable or fail to agree upon a third arbitrator, then that arbitrator shall be selected and appointed in accordance with the SIAC Rules. None of the arbitrators shall have been an employee of or consultant to any Party or any of its Affiliates within the five (5) year period preceding the arbitration, or have any financial interest in the dispute, controversy or claim. The arbitrators may not award punitive damages or damages for Consequential Loss except those awarded to Persons other than indemnified Persons under this Agreement for which responsibility is being allocated between the Parties. The Tribunal shall award to the Party prevailing in the arbitration its costs, expert witness fees and expenses and reasonable attorneys’ fees and expenses along with compound interest thereon calculated at a reasonable commercial rate. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The seat of arbitration shall be Singapore, and all proceedings shall be conducted in the English language.

The Parties agree that if any question of law arises in the course of the arbitral proceedings or arises out of an award, no application may be made or appeal brought to the High Court of England on such a question of law, and the Parties expressly waive their rights to make such an application or bring such an appeal under Sections 45 or 69 of the English Arbitration Act 1996 (or any amendment thereto).

IN WITNESS WHEREOF this Agreement has been signed by the duly authorised representatives of the undersigned on the day and year first above written.

For and on behalf of:

HNR ENERGIA B.V.

/s/ Keith L. Head
Name:	Keith L. Head
Title:	Attorney-in-Fact

HARVEST NATURAL RESOURCES, INC.

/s/ Keith L. Head
Name:	Keith L. Head
Title:	Vice President and General Counsel

For and on behalf of:

BW ENERGY GABON PTE. LTD

/s/ Thomas Kolanski
Name:	Thomas Kolanski
Title:	Authorized Signatory

[Signature Page to Sale and Purchase Agreement]

SCHEDULE 1

THE COMPANY

Name:	Harvest Dussafu, B.V.

Registered Number	34285161

Place of incorporation:	The Netherlands

Date of incorporation:	16 October 2007

Authorised share capital:	EUR 90.000,00

Issued share capital:	EUR 18.000,00

Registered Office:	Prins Bernhardplein 200, 1097JB Amsterdam

Directors:	PhastabeWEK B.V.

Harvest (US) Holdings, Inc.

Accounting reference date:	31 December 2015 (financial year equals calendar year)

Auditors:	BDO USA, LLP

U.S. Taxpayer Identification Number:	98-0554335

The Gabonese Branch:	c/o IPC Immeuble Dumez, 6ème étage B.P. 2326 705 Boulevard du Bord de Mer Libreville, Gabon

Registered number:	Tax: N.I.F.788501 K Business: 2008E00138

Date of registration:	Initial: July 28, 2008 Most Recent Renewal: May 26, 2016

Place of registration:	Libreville, Gabon

Address of registered office:	c/o IPC Immeuble Dumez, 6ème étage B.P. 2326 705 Boulevard du Bord de Mer Libreville, Gabon

Representatives	Charles Tchen

Accounting reference date:	31 December

A-Schedule 1

SCHEDULE 2

SELLER’S AND PARENT’S WARRANTIES

PART 1. SELLER’S WARRANTIES

1.	CORPORATE MATTERS

(a)	The Shares have been validly issued, are fully paid up and constitute the whole of the issued and outstanding share capital of the Company respectively.

(b)	The Seller is the only legal and beneficial owner of all the issued and outstanding share capital in the Company. There is no Encumbrance on, over or affecting any of the Shares and there is no agreement or arrangement to give or create any such Encumbrance. No person other than the Seller has any right to call for the allotment or issue of any share capital of the Company or any securities or rights convertible into any such share capital.

(c)	The Company has not created or granted or agreed to create any Encumbrance in respect of any of its uncalled share capital, and as at Completion, no Encumbrance will exist (other than by operation of law) over the Shares or the Interests or any other assets of the Company.

(d)	Upon satisfaction of the Conditions, the Seller is entitled to sell and transfer the full legal and beneficial ownership of the Shares to the Purchaser on the terms of this Agreement without the consent of any third party.

(e)	Except as required by this Agreement, there are no agreements or arrangements in force which provide for the present or future allotment, issue, transfer, redemption or repayment of, or grant to any person of the right (whether conditional or otherwise) to require the allotment, issue, transfer, redemption or prepayment of, any share or loan capital of the Company (including any third party’s option or right of pre-emption or conversion).

(f)	The Company does not hold or has not at any time held a shareholding in any other company.

(g)	The Company is a Dutch besloten vennootschap met beperkte aansprakelijkheid private limited company incorporated under Dutch law and has been in continuous existence since incorporation and the details of the Company set out in Schedule 1 are true and accurate in all respects.

(h)	All returns, notifications, resolutions and other documents required to be delivered by the Company to the registrar of companies have been properly prepared and delivered.

(i)	Seller is not insolvent, bankrupt, or otherwise unable to pay its debts as they come due, under any Applicable Laws. No order has been made or resolution passed for winding up Seller or for a provisional liquidator to be appointed in respect of Seller and no petition has been presented and no meeting has been convened for the purpose of winding up Seller.

2.	THE PSC

(a)	The Company is a party to the PSC and the sole legal and beneficial owner of its Interests and all property rights and interests attributable thereto under the Interests Documents.

(b)	The Interests Documents are valid and in full force and effect and the Company is not in breach or default thereunder (or with the giving of notice or lapse of time or both, would be in breach or default). The Company’s interests in the Interests Documents are held free and clear of any Encumbrances, pledges or ownership rights of third Persons, except as otherwise set forth in the PSC.

(c)	The Company is not a party to any claim, litigation or arbitration or administrative or criminal proceedings in respect of which a writ or summons or other formal pleading has been served or

A-Schedule 2-1

judgement issued, nor as far as the Seller is aware has the Seller been made aware of any claim (whether or not formulated within a formal pleading as aforesaid) or dispute in relation to, and which is likely materially to prejudice or detrimentally affect in any material manner, the Interests, and the Seller is not aware that any such claim, litigation, arbitration, administrative or criminal proceedings claim or dispute are threatened or pending either by or against either the Company or anyone else.

(d)	The Interests Documents are the only material documents which govern or relate to the creation, existence and validity of the Interests.

(e)	No force majeure event or other event which would excuse or has excused performance of any of the obligations of either (i) Company; or (ii) to Seller’s knowledge, any other party to the Interests Documents, which has arisen or is likely to arise under any of the Interests Documents.

(f)	So far as the Seller is aware, operations in respect of the Interests have been conducted in all material respects in compliance with all Applicable Laws.

(g)	The Company is not a party to any farm-in or farm-out agreement relating to the Interests.

(h)	The Company is not a party to any other agreement under which it is or will be obliged to transfer any or all of the Interests.

(i)	So far as the Seller is aware, there has been no incident giving rise to material pollution, material contamination or material environmental damage in relation to Interests and there are no outstanding Environmental Liabilities.

(j)	All material consents, approvals and permits necessary for the carrying out of operations under the PSC have been obtained and are in full force and effect, and as far as the Seller is aware, the Company as the Operator is in full compliance therewith.

(k)	The Company, as the Operator, has not cancelled, waived, released or discontinued any rights or claims under the Interests Documents since the Effective Date.

(l)	All cash calls due and payable by the Company as of the Effective Date in relation to the Interests have been paid in full.

(m)	Except as provided in the Interests Documents, neither entry into this Agreement nor the completion thereof will result in any third party being entitled to exercise any right of pre-emption or similar right in respect of the PSC or any other material agreement governing or relating to the Interests.

(n)	The change of control of the Company pursuant to this Agreement does not give rise to any rights of a third party in respect of the Interests or the Interests Documents.

(o)	Other than in respect of the Interests, the Company does not own or has not owned an interest in any petroleum licence, concession, production sharing contract or agreement or similar agreement allowing it to explore for or produce oil, gas or other hydrocarbons.

(p)	The copies of the Interests Documents made available to the Purchaser by the Seller are materially true and complete copies.

(q)	All Petroleum Operations conducted under the PSC were conducted in accordance with industry standards and good oil field practices including but not limited to the plugging and abandonment of wells drilled within the PSC prior to the Effective Date.

3.	CORPORATE POWER

(a)	The Seller is a Curaçao besloten vennootschap private limited liability company, has the full company power and lawful authority and has taken all necessary and all other action to enter into and complete this Agreement which Agreement constitutes a legally binding obligation on the Seller.

A-Schedule 2-2

(b)	The execution, delivery, and performance of this Agreement (and all documents required to be executed and delivered by Seller hereunder) by the Seller, the consummation of the transactions contemplated hereby and thereby and the compliance by Seller with the terms hereof and thereof will not:

(i)	violate any provision of the governing documents of Seller or the Company;

(ii)	result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any material agreement to which Seller or the Company is a party or by which it is bound;

(iii)	violate any judgment, order, ruling, or decree applicable to Seller or the Company or to the operations under the PSC;

(iv)	violate any Applicable Laws applicable to Seller or the Company or to the operations under the PSC; or

(v)	require any consent, approval, or waiver from any person other than those included as Mutual Conditions or Purchaser Conditions in Schedule 5.

(c)	There is no claim, action, or investigation with respect to the Seller that might delay or prevent consummation of the transactions contemplated hereby.

(d)	This Agreement when executed by the Parties to it will constitute a legal, valid and binding obligation on the Seller in accordance with its terms.

4.	BUSINESS OF THE COMPANY AND EMPLOYEES

(a)	The Company does not have and never have had any employees and no outstanding offer of employment has been made by the Company nor has any person accepted an offer of employment made by the Company but who has not yet commenced such employment.

(b)	There are no contracts for services (including without limitation consultancy agreements) between the Company and any person.

(c)	Except as disclosed hereunder, in the Disclosure Letter or under the Interests Documents, the Company does not have any contractual or other commitments or any rights, interests, title or other ownership in any assets, property, business or venture of whatsoever nature, other than in connection with the Interests.

(d)	The Company is not a party to any litigation, claim, governmental or official investigation concerning Company or any of its directors, arbitration, expert determination, administrative proceedings or to any dispute, as plaintiff or defendant (whether criminal or civil); there are no such proceedings pending or threatened either by or against the Company; and, to the Seller’s knowledge, there are no facts or circumstances which are likely to give rise to any such proceedings or arbitration or to any such dispute.

(e)	No person is entitled to receive from the Company a finder’s fee, brokerage or commission in connection with this Agreement or anything contained in it.

(f)	Other than such powers of attorney as shall be revoked on or prior to the Completion, there are no outstanding powers of attorney of a material nature executed on behalf of Company.

5.	ENVIRONMENTAL

(a)	Neither Company nor the Seller has received any notice or other formal communication alleging it to be in violation of any Applicable Laws relating to the Environment in respect of the Interests.

(b)	As far as the Seller is aware, the Company is in compliance with all Applicable Laws relating to the Environment and has conducted in all material respects its business in accordance thereof.

A-Schedule 2-3

6.	ACCOUNTS

(a)	Seller has provided Purchaser with true and complete copies of the Management Accounts. The Management Accounts have been approved by the board of the Seller and prepared in accordance with, and complies with the requirements of, Dutch GAAP and give a true and fair view of the assets, liabilities and the financial position of the Company as at the Management Accounts Date.

(b)	Since the Management Accounts Date, the Company has received no liabilities other than in the ordinary course of business of the Company in respect of the Interests.

(c)	Seller has provided Purchaser with true and complete copies of all financial statements of the Company for the twelve-month period ended December 31, 2015, and each report has been approved by the board of the Seller and prepared in accordance with, and complies with the requirements of, Dutch GAAP with a financial year end of December 31, including appropriate consideration of recognized subsequent events (as defined by the requirements of Dutch GAAP). All financial reports and accounts of the Company have been filed with the Dutch trade register (or other relevant Governmental Authority) within the relevant time periods and in accordance with the procedures required by section 2:394 of the Dutch Civil Code.

7.	FINANCE

(a)	As at the Effective Date, the Company has no outstanding capital commitments except as disclosed in the Management Accounts.

(b)	As at Completion, the Company will have no Intra-Group Payables and no Intra-Group Receivables.

(c)	As at Completion the Company will not have outstanding loans to any director or to any third party, overdraft on any bank account, creditors or debtors save as arising under the Interests Documents in the ordinary course of business of the Company.

8.	TRADING

(a)	Since the Effective Date:

(i)	the business of the Company has been carried on in the ordinary and normal course so as to maintain the same as a going concern;

(ii)	the Company has not entered into any contracts outside the ordinary and normal course of business save in respect of the Interests;

(iii)	the Company has not assumed or incurred any material liability (including any contingent liability) which is not provided for in the Management Accounts and the financial statements of the Company other than in the ordinary and normal course of business;

(iv)	the Company is not, nor has it agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association;

(v)	other than in respect of the Intra-Group Receivables and the Intra-Group Payables, there is not now outstanding and there has not been at any time during the period between the Effective Date and Completion Date any contract or arrangement between the Company on the one hand and the Seller and/or any member of the Seller’s Group on the other hand;

(vi)	no order has been made or petition presented or meeting convened for the purpose of considering a resolution for the winding up of the Company nor has any such resolution been passed. No petition has been presented for an administration order to be made in relation to the Company and no receiver (including any administrative receiver) has been appointed in respect of the whole or any part of the property, assets or undertaking of the Company;

A-Schedule 2-4

(vii)	no composition in satisfaction of the debts of the Company or scheme of arrangement of its affairs or compromise or arrangement between it and its creditors and/or members or any class of its creditors and /or members has been proposed, sanctioned or approved; and

(viii)	no distress, execution or other process has been levied or applied for in respect of the whole or any part of any of the property, assets or undertakings of the Company.

9.	TAXATION

(a)	The Company has at all times been resident only in The Netherlands and Gabon for Taxation purposes. The Company has not been involved in any business activity that has resulted or may result in a Taxation presence or permanent establishment in any other jurisdiction. The Company has not been directly subject to Taxation in any jurisdiction other than Gabon and The Netherlands.

(b)	The Company is not involved in (1) any dispute in relation to Taxation with any Governmental Authority and (2) any transaction which has given rise to or may give rise to a liability to Taxation of the Company other than Taxation in respect of normal trading income or receipts of the Company arising from the Interests and in the ordinary course of business; and so far as the Seller is aware there is no planned investigation or audit by any Governmental Authority.

(c)	All Taxation returns required to be filed by the Company with any Governmental Entity of The Netherlands or Gabon have been properly prepared and filed. All Taxation that were due and payable by the Company have been paid.

(d)	All records which the Company is required to keep for Taxation have been duly kept.

(e)	The Company has not paid or become liable to pay any interest, penalty, surcharge or fine relating to Taxation.

(f)	The Company has not been subject to or is not currently subject to any Taxation audit or investigation by any Governmental Authority.

(g)	The Company has made all withholdings or deductions in respect, or on account, of any Taxation from any payments or remittances made by it which it is obliged to make or which the Company has been notified by the relevant Governmental Authority as being obliged to make and has accounted in full to the appropriate Governmental Authority for all amounts so deducted.

(h)	The Company has complied with the transfer pricing provisions in the relevant jurisdictions with respect to inter-company or related party transactions, including leases, services and sales, and has entered into and conducted all inter-company or related party transactions on arms-length terms.

10.	INSURANCE

(a)	Details of the Company’s Insurance included in Schedule 4, which shall be in place throughout the Interim Period are true and accurate and any and all premiums due thereon have been paid in full. Seller makes no representation or warranty with respect to any Company Insurance for any period after Completion.

(b)	No claims are outstanding with regard to any insurance to which the Companies are beneficiaries.

(c)	So far as the Seller is aware, since the Effective Date there have been no occurrences which have resulted in the Company, or the Seller on behalf of the Company, making a claim under any policy of insurance to which the Company is a beneficiary.

11.	ANTI-CORRUPTION

(a)

Neither Seller nor any of its Affiliates have made, or given authorization to make, with respect to the Shares, the Company, the Interest Documents or the Transaction, any offer, payment, gift, promise

A-Schedule 2-5

or anything of value, whether directly or indirectly, to or for the use or benefit of any public or government official (including, but not limited to, any individual holding a legislative, administrative, judicial or appointed office, including any individual employed by or acting on behalf of a public agency, a state owned or controlled entity, a public enterprise or a public international organization) or any political party or political party official or candidate for office or to any other person, where such payment, gift, promise or advantage would violate:

(i)	the Applicable Laws of the Republic of Gabon;

(ii)	the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999;

(iii)	the United States Foreign Corrupt Practices Act 1977;

(iv)	the United Kingdom Bribery Act 2010; or

(v)	any other Applicable Laws.

(b)	Seller further warrants that neither it nor its Affiliates have made any such offer, payment, gift, promise or authorization to or for the use or benefit of any other person if it knew, had a firm belief, or was aware that there was a high probability that the other person would use such offer, payment, gift, promise or authorization in violation of this clause.

PART 2. PARENT’S WARRANTIES

1.	CORPORATE POWER

(a)	The Parent is a corporation duly organized under the laws of the State of Delaware, has the full corporate power and lawful authority and has taken all necessary and all other action to enter into and complete this Agreement which Agreement constitutes a legally binding obligation on the Parent.

(b)	The execution, delivery, and performance of this Agreement (and all documents required to be executed and delivered by the Parent hereunder) by the Parent, the consummation of the transactions contemplated hereby and thereby and the compliance by the Parent with the terms hereof and thereof will not (i) violate any provision of the governing documents of the Parent, (ii) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any material agreement to which the Parent is a party or by which it is bound, (iii) violate any judgment, order, ruling, or decree applicable to the Parent, or (iv) violate any Applicable Laws applicable to the Parent.

(c)	There is no claim, action, or investigation with respect to the Parent that might delay or prevent consummation of the transactions contemplated hereby.

(d)	This Agreement when executed by the parties to it will constitute a legal, valid and binding obligation on the Parent in accordance with its terms.

A-Schedule 2-6

SCHEDULE 3

PURCHASER’S WARRANTIES

1.    The Purchaser is duly incorporated with limited liability and validly existing under the laws of Singapore.

2.    The Purchaser has full corporate power and lawful authority to execute this Agreement and to perform its obligations under this Agreement. This Agreement has been executed and delivered by the Purchaser, and constitutes a legal, valid and binding obligation of the Purchaser.

3.    The execution, delivery, and performance of this Agreement (and all documents required to be executed and delivered by the Purchaser hereunder) by the Purchaser, the consummation of the transactions contemplated hereby and thereby and the compliance by the Purchaser with the terms hereof and thereof will not (i) violate any provision of the certificate of incorporation, memorandum and articles of association, bylaws or other governing documents of the Purchaser, (ii) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any material agreement to which the Purchaser is a party or by which it is bound, (iii) violate any judgment, order, ruling, or decree applicable to the Purchaser, (iv) violate any Applicable Laws applicable to the Purchaser, or (v) require any consent, approval, or waiver from any Person other than the Parties or those included as Mutual Conditions or Seller Conditions in Schedule 5.

4.    As of the Execution Date, there is no claim, action, or investigation with respect to the Purchaser that might delay or prevent consummation of the transactions contemplated hereby.

5.    The Purchaser has evaluated the Interests, the Block Facilities and the PSC to its satisfaction and has made an informed decision, as a prudent and knowledgeable purchaser, to acquire the Company upon the terms of this Agreement.

6.    No litigation, arbitration, administrative proceeding, dispute or judgment against the Purchaser or to which the Purchaser is a party which might by itself or together with any such other proceedings have a material adverse effect on its business, assets or condition and which would materially and adversely affect its ability to observe or perform its obligations under this Agreement and the transactions contemplated hereby, is subsisting or threatened or pending against the Purchaser or any of its assets.

7.    The Purchaser Group, has, or has available to it in the market, the capability, personnel, and resources to fulfil Purchaser’s obligations under this Agreement

8.    The Purchaser or the Guarantor shall have at Completion sufficient cash, available lines of credit or other sources of immediately available funds (in U.S. Dollars) to enable it to pay any due and unpaid portions of the Consideration to the Seller.

9.    The Purchaser has familiarized itself with the Applicable Laws of Gabon, the current practices and activities of the Government of Gabon and other Governmental Entities of Gabon that are relevant to the PSC.

10.    Neither the Purchaser nor any of its Affiliates have made, or given authorization to make, with respect to the Shares, the Company, the Interest Documents or the Transaction, any offer, payment, gift, promise or anything of value, whether directly or indirectly, to or for the use or benefit of any public or government official (including, but not limited to, any individual holding a legislative, administrative, judicial or appointed office, including any individual employed by or acting on behalf of a public agency, a state owned or controlled entity, a public enterprise or a public international organization) or any political party or political party official or candidate for office or to any other person, where such payment, gift, promise or advantage would violate:

(i)	the applicable Laws of the Republic of Gabon;

A-Schedule 3-1

(ii)	the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999;

(iii)	the United States Foreign Corrupt Practices Act 1977;

(iv)	the United Kingdom Bribery Act 2010; or

(v)	any other Applicable Laws.

11.    The Purchaser has incurred no liability, contingent or otherwise, for broker’s or finder’s fees or commissions relating to this Agreement for which Seller or the Company shall have responsibility.

A-Schedule 3-2

SCHEDULE 4

COMPANY INSURANCE

[Omitted.]

A-Schedule 4

SCHEDULE 5

CONDITIONS TO COMPLETION

1. Mutual Conditions. The following are conditions to the occurrence of the Completion, each of which may be waived in whole or in part, by written agreement between the Seller and the Purchaser:

(a)	No statute, rule, regulation, temporary restraining order, preliminary or permanent injunction, by any Governmental Entity preventing the transactions contemplated by this Agreement shall be in effect;

(b)	There shall not be pending or threatened in writing by any Governmental Entity any suit, action or proceeding challenging or seeking to restrain or prohibit the transactions contemplated by this Agreement or to terminate any Interest Document;

(c)	All of the following:

(i)	The Gabonese Minister in charge of Economy shall have approved the transfer of the Shares from the Seller to the Purchaser in accordance with Article 3 of Presidential Decree number 0673/PR/MECIT of 16 May 2011 relating to the Application of the Investment Charter to Foreign Investments in Gabon; and

(ii)	The Gabonese Minister in charge of Oil shall have approved the transfer of the Shares from the Seller to the Purchaser;

(d)	Each of the Interest Documents shall be in full force and effect; and

(e)	The Parent shall be released from any and all liability or obligation under the Parent Undertaking.

2. Seller Conditions. The following are conditions to the occurrence of the Completion, which may be waived, in whole or in part, only by Seller:

(a)	the representations and warranties of the Purchaser made in this Agreement are true and correct in all material respects as of the Execution Date and as of the Completion Date as though made on and as of the Execution Date and the Completion Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date);

(b)	The Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the Completion Date; and

(c)	The Parent Shareholder Approval shall have been obtained.

3. Purchaser Conditions. The following are conditions to the occurrence of the Completion, which may be waived, in whole or in part, only by Purchaser:

(a)	the representations and warranties of the Seller made in this Agreement are true and correct in all material respects as of the Execution Date and as of the Completion Date as though made on and as of the Execution Date and the Completion Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date); and

(b)	Seller shall have performed or complied (i) in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the Completion Date; and (ii) in all respects with the obligations and covenants required by clause 4.2(b) to be performed or complied with by Seller by the Completion Date.

A-Schedule 5-1

SCHEDULE 6

DEED OF TRANSFER

TRANSFER OF SHARES

(Harvest Dussafu B.V.)

This [●] day of [●] two thousand and seventeen, there appeared before me, Pieter Gerard van Druten, civil law notary at Amsterdam, the Netherlands:

[●], for the purposes hereof acting as authorized representative - as evidenced by three (3) written powers of attorney which will be attached hereto (“Annexes”) - of:

1.    HNR Energia B.V., a limited liability company under the laws of Curaçao, having its official seat in Curaçao, and its registered office address at Kaya W.F.G. (Jombi) Mensing 14, 2nd Floor, Curaçao, registered with the trade register of Curaçao (Curaçao Commercial Register) under number 105348, and registered with the Dutch trade register (handelsregister van de kamer van koophandel) under number 34311729 (“Seller”);

2.    BW Energy Gabon Pte. Ltd, a company incorporated and organized under the laws of Singapore whose registered office address is 30 Pasir Panjang Road, Mapletree Business City, #14-31/32, Singapore 117440, Republic of Singapore (“Purchaser”); and

3.    Harvest Dussafu, B.V., a private limited liability company under Dutch law (besloten vennootschap met beperkte aansprakelijkheid), having its official seat (statutaire zetel) in Amsterdam, the Netherlands and its registered office address at Prins Bernhardplein 200, 1097JB Amsterdam, the Netherlands, registered with the trade register of the Dutch Chamber of Commerce under number 34284544 (“Company”).

The person appearing declared the following:

WHEREAS:

(a)	on the 21st day of December two thousand and sixteen, the Seller and the Purchaser entered into an agreement (“Sale and Purchase Agreement”) regarding the sale and transfer of eighteen thousand (18,000) shares in the capital of the Company, with a nominal value of one euro (EUR 1.00) each, numbered 1 up to and including 18,000, jointly representing the entire issued capital of the Company (“Shares”). A copy of the Sale and Purchase Agreement (without annexes) is attached to this deed (“Annex”); and

(b)	in complying with the transfer obligation arising pursuant to the Sale and Purchase Agreement, the Seller and the Purchaser shall hereby effect the transfer of the Shares by the Seller to the Purchaser on the terms set out below.

THE SELLER AND THE PURCHASER HAVE AGREED AS FOLLOWS:

1.	Transfer

1.1	The Seller hereby transfers the Shares to the Purchaser, and the Purchaser hereby accepts the same from the Seller, all on the terms set out in the Sale and Purchase Agreement and in this deed.

1.2	The Seller and the Purchaser acknowledge and agree that the Sale and Purchase Agreement shall survive the execution and performance of this deed, and that except where this deed provides otherwise, this deed shall not vary, waive or modify in any respect any terms of the Sale and Purchase Agreement and that the execution of this deed shall be without prejudice to the rights or obligations of the Seller and the Purchaser under the Sale and Purchase Agreement.

A-Schedule 6-1

2.	Purchase Price

2.1	The purchase price for the Shares and the manner of payment thereof is (further) specified in the Sale and Purchase Agreement and is sufficiently known to the Seller and the Purchaser.

2.2	The Purchaser has paid the purchase price to the Seller, in accordance with the Sale and Purchase Agreement. The Seller hereby grants discharge to the Purchaser for the obligation to pay the purchase price.

3.	Declarations of the Seller

3.1	The Seller declares to have acquired the Shares pursuant to a notarial deed of incorporation executed before P.G. van Druten, aforementioned, on the fifth day of October two thousand and seven.

3.2	The Seller declares that the share transfer restrictions (also referred to as the ‘blocking clause’) referred to in Article 9 of the Company’s Articles of Association have been complied with, as evidenced by a copy of the shareholders’ resolution attached to this deed (“Annex”).

3.3	The Seller declares that the Shares are registered, and no share certificates (aandeelbewijzen) have been issued for the Shares.

4.	Costs

All costs connected with the preparation of this deed shall be for the account of the Company.

5.	Rescission (ONTBINDING)

The Seller and the Purchaser waive the right to rescind the agreement laid down in this deed and the Sale and Purchase Agreement or to demand rescission thereof.

Finally, the person appearing on behalf of the Company declared:

The Company hereby acknowledges the foregoing transfer of the Shares and shall register the same in its register.

Final statement

The person appearing is known to me, civil law notary.

This deed was executed in Amsterdam, the Netherlands, on the date stated in the first paragraph of this deed. The contents of the deed have been stated and clarified to the person appearing. The person appearing has declared not to wish the deed to be fully read out, to have noted the contents of the deed timely before its execution and to agree with the contents. After limited reading, this deed was signed first by the person appearing and thereafter by me, civil law notary.

A-Schedule 6-2

SCHEDULE 7

INTERESTS DOCUMENTS

PSC and the following amendments, authorizations and decrees:

1)	PSC dated 28 May 2003 between Sasol Petroleum West Africa Limited, Premier Oil Gabon B.V. and the Republic of Gabon relating to block Dussafu Marin No. G4-209 and its approval decree no. 1241/PR/MMEPRH of 3 December 2003;

2)	Amendment no. 1 to the above PSC dated 30 November 2007 between Sasol Petroleum West Africa Limited, Premier Oil Gabon B.V., Perenco S.A. and the Republic of Gabon and its approval Decree no. 01411/PR/MMEPRH of 28 December 2007; and

3)	Amendment no 2 dated 12 August 2012 between Harvest Dussafu B.V., Pan-Petroleum Gabon B.V. and the Republic of Gabon.

JOA and the following amendments:

1)	Amendment and Novation to the JOA dated 22 March 2004 between Sasol Petroleum West Africa Limited, Premier Oil Gabon B.V. and Perenco S.A.;

2)	Novation and Amendment to the JOA dated March 2008 between Sasol Petroleum West Africa Limited, Harvest Dussafu B.V., Premier Oil Gabon B.V. and Perenco S.A.; and

3)	Novation and Amendment to the JOA dated 11 September 2008 between Harvest Dussafu B.V., Pan-Petroleum Gabon B.V. and Perenco S.A.

EEA:

Order No. 0019/MPH/SG/DGH/DAEJF of 17 July 2014 granting the Exclusive Exploitation Authorisation Ruche No. G5-127.

Exclusive Exploration Authorisation and the following amendments:

1)	First exploration period:

a)	First 2 years exploration period from the Effective Date (28 May 2003) granted pursuant to article 3.1 of the PSC and the Decree no. 1241/PR of 3 December 2003;

b)	Extension letter No. 0999/MMEPRH/SG/DGH/DAEJF dated 12 April 2005, for one (1) year until 27 May 2006;

c)	Extension letter No. 0780/MMEPRH/SG/DGH/DAEJF dated 24 April 2006, for one (1) year until 26 May 2007;

2)	Second exploration period

a)	3 years exploration period granted by Ministerial Order no. 0869/MMEPRH of 10 September 2007 to enter into force retroactively from 28 May 2007;

b)	Extension letter No. 0504/MMPH/SG/DGH/DAEJF dated 27 April 2010,for one (1) year until 27 May 2011;

A-Schedule 7

SCHEDULE 8

PRELIMINARY ADJUSTMENT

The Preliminary Adjustment shall be equal to:

(i)	US$173,095; plus

(ii)	the Seller’s estimate of the aggregate amount of any new equity capital injected or to be injected into the Company by the Seller to fund Interim Period Petroleum Costs pursuant to clause 4.9 as of Completion; less

(iii)	the Seller’s estimate of any dividends or distributions by the Company between the Effective Date and Completion; less

(iv)	the Seller’s estimate of the aggregate amount of any Non-Budgeted Expenditures funded or to be funded, in each case between the Effective Date and Completion, out of the Company’s resources as at the Effective Date.

A-Schedule 8

SCHEDULE 9

FINAL ADJUSTMENT

The Final Adjustment shall be equal to:

(i)	US$173,095; plus

(ii)	the aggregate amount of any new equity capital injected into the Company by the Seller to fund Interim Period Petroleum Costs pursuant to clause 4.9 as of Completion; less

(iii)	any dividends or distributions by the Company between the Effective Date and Completion; less

(iv)	the aggregate amount of any Non-Budgeted Expenditures funded, between the Effective Date and Completion, out of the Company’s resources as at the Effective Date.

A-Schedule 9

SCHEDULE 10

LIMITATION ON THE SELLER’S LIABILITY, WARRANTY CLAIMS PROCEDURES

AND RETENTION ESCROW

1.	INTERPRETATION

1.1	In this schedule, the following words and expressions shall have the following meanings:

“Warranty Claim” means any claim made by the Purchaser against the Seller or the Parent under this Agreement after Completion with respect to breach of Seller’s Warranties or Parent’s Warranties that is identified as being filed pursuant to and which meets the requirements of paragraph 4.1 of this Schedule;

“Warranty Claim Period” means the period commencing on Completion and ending on 5:00 p.m. Houston, Texas time the day the Seller’s Warranties terminate in accordance with clause 6.7.

“Warranty Holdback Amount” means the amount of any Warranty Claim that has not been settled or the amount thereof otherwise determined by the end of the Warranty Claim Period as reasonably estimated by the Purchaser.

“Warranty Settlement Amount” means the amount for which any Warranty Claim has been settled or finally determined.

2.	TIME PERIOD FOR BRINGING CLAIMS

2.1	Neither the Seller nor the Parent shall have any liability for a breach of any Seller Warranty or Parent Warranty unless the Seller or the Parent receives a Warranty Claim Notification covering such breach during the Warranty Claim Period.

3.	LIMITATION ON LIABILITY

3.1	Neither the Seller nor the Parent shall have any liability in respect of any Warranty Claim unless the amount of the liability of the Seller or the Parent for any such Warranty Claim exceeds fifty thousand U.S. dollars (US$50,000), and unless the aggregate amount of the liability of the Seller and the Parent for all such Warranty Claims exceeds three hundred twenty thousand U.S. dollars (US$320,000), in which event, the Seller or the Parent, as the case may be shall be liable, subject to paragraph 3.2, for the whole of such claim and not only the excess over such amount.

3.2	The aggregate liability of the Seller and the Parent (i) in respect to Warranty Claims other than Warranty Claims for the breach of any Fundamental Warranties shall not in any circumstance exceed the Retention Escrow Amount, (ii) in respect to Warranty Claims for the breach of any Fundamental Warranties shall not in any circumstance exceed the Base Purchase Price, and (iii) in respect to all Warranty Claims shall not in any circumstance exceed the Base Purchase Price.

4.	WARRANTY CLAIMS; PAYMENTS FROM THE RETENTION ESCROW ACCOUNT

4.1

Any Warranty Claim by the Purchaser shall be notified to the Seller or the Parent in writing and identified as a Warranty Claim being made pursuant to this paragraph 4.1. Such notice shall set out a detailed description of the Warranty Claim including an explanation of the Seller Warranty or the Parent Warranty that has been breached, sufficient information to reasonably enable the Seller to assess the merits of the Warranty Claim and the Purchaser’s calculation of the amount of such Warranty Claim. No Warranty Claim shall be permitted unless such Warranty Claim is based upon facts and circumstances (that are described in the Warranty Claim) that would permit the Seller or the Parent to reasonably ascertain that (i) a breach of the referenced Seller Warranty or Parent Warranty has occurred, and (ii) the Purchaser have incurred or is reasonably likely to incur Losses as a result of such breach that are capable of being estimated based on the information that is contained in such Warranty Claim. If a Warranty Claim is made

A-Schedule 10-1

and it is subsequently determined in accordance with clause 16 of this Agreement that such Warranty Claim does not meet the requirements of this paragraph 4.1 because it is too general or otherwise does not contain the information required by this paragraph 4.1, such Warranty Claim shall be dismissed with prejudice regardless of whether facts or circumstances discovered after such Warranty Claim was made would allow the Warranty Claim to meet the requirements of this paragraph 4.1.

4.2	If the Purchaser believes that it may have a claim in respect of any Seller Warranty or Parent Warranty for which a Warranty Claim would be premature because the Purchaser does not have sufficient information to make a Warranty Claim that meets the requirements of paragraph 4.1 of this Schedule, the Purchaser shall be entitled to notify the Seller or the Parent of the potential claim and discuss the potential claim with the Seller or the Parent without making or being deemed to have made a Warranty Claim in respect thereof. Any information in respect of any such potential claim discovered during the Warranty Claim Period and before the Purchaser makes a Warranty Claim with respect to such potential claim may be included in such Warranty Claim, and to the extent so included, shall be taken into consideration in determining whether the Warranty Claim when filed meets the requirements of paragraph 4.1 of this Schedule.

4.3	When a Warranty Claim is settled or the amount thereof is otherwise determined, the Purchaser and the Seller shall jointly direct the Escrow Agent to distribute to the Purchaser from the Retention Escrow Account an amount equal to the lesser of the amount then on deposit in the Retention Escrow Account or Warranty Settlement Amount. If the amount distributed from the Retention Escrow Account is less than the Warranty Settlement Amount, the Seller or the Parent, as the case may be, shall pay the excess to the Purchaser.

4.4	If at the end of the Warranty Claim Period there are no outstanding Warranty Claims that have not been settled or the amount of which otherwise determined, the Purchaser shall direct the Escrow Agent to remit to the Seller all amounts on deposit in the Retention Escrow Account. If at the end of the Warranty Claim Period, there remains outstanding Warranty Claims that have not been settled or the amount thereof finally determined, the Purchaser shall direct the Escrow Agent to remit to the Seller the difference, if any, between (i) the amount on deposit in the Retention Escrow Account, and (ii) the sum of the Warranty Holdback Amounts for all such outstanding Warranty Claims. There after, whenever a Warranty Claim is settled for an amount which is less than the Warranty Holdback Amount therefor, the Purchaser shall direct the Escrow Agent to remit to the Seller from the Warranty Escrow Account, an amount equal to the difference, if any, between the amount on deposit in the Retention Escrow Account and the aggregate Warranty Holdback Amounts for all outstanding Warranty Claims that have not been settled or the amount thereof finally determined.

4.5	For the purposes of this paragraph 4, “settlement” shall mean an agreement in writing signed by the Seller and the Purchaser in respect of one or more relevant Warranty Claims, a “determination” shall mean a final arbitral award in accordance with this Agreement and “settled” and “determined” shall be construed accordingly.

4.6	Any payments made to the Purchaser pursuant to this schedule shall be treated as a reduction of the Base Purchase Price.

5.	THIRD PARTY CLAIMS

5.1	If Purchaser may seek recovery under this Schedule 10 in response to a claim by another Person not a party to this Agreement (a “Third Party Claim”), the Purchaser shall give a notice to the Seller or the Parent within ten (10) Business Days after the Purchaser has received notice or otherwise learns of the assertion of such Third Party Claim; provided, however, that no delay or deficiency on the part of the Purchaser in so notifying the Seller or the Parent shall relieve the Seller or the Parent of any liability under this Agreement except to the extent such delay or deficiency prejudices or otherwise adversely affects the rights of Seller with respect thereto.

A-Schedule 10-2

5.2	In the event of a Third Party Claim, the Purchaser shall use its commercially reasonable efforts (at the cost and expense of the Seller or the Parent) to allow the Seller or the Parent to participate in the defense thereof and, if the Seller or the Parent so chooses, assume at any time control of the defense thereof with counsel reasonably satisfactory to the Purchaser by giving to the Purchaser written notice of its intention to assume control of the defense of such Third Party Claim; provided, however, that the Purchaser may participate in the defense of such Third Party Claim with its own counsel at its own expense.

5.3	Neither the Seller nor the Parent shall agree to any settlement of, or consent to the entry of any judgment (other than a judgment of dismissal on the merits without costs) arising from, any such Third Party Claim without the prior written consent of the Purchaser; provided, however, that the consent of the Purchaser shall not be required if the Seller or the Parent agrees in writing to pay any amounts payable pursuant to such settlement or any judgment and such settlement or judgment includes a full, complete and unconditional release of the Purchaser from further liability. The Purchaser shall not agree to any settlement of, or the entry of any judgment (other than a judgment of dismissal on the merits without costs) arising from, any such Third Party Claim without the prior written consent of the Seller or the Parent.

A-Schedule 10-3

SCHEDULE 11

TAX CONDUCT

1.	Purchaser or its duly authorized agents must in respect of all accounting periods commencing on or before Completion do each of the following:

(A)	Deliver the corporate income Taxation returns of the Company to Seller in draft at least fifteen (15) Business Days prior to their intended submission to a Governmental Entity in order to allow Seller to comment prior to submission to the relevant Governmental Entity and deliver to Seller within five (5) Business Days of their submission copies of such corporate income Taxation returns submitted to such Governmental Entity.

(B)	Deliver a copy or a note of all material correspondence or other communication relating to the corporate income Taxation of the Company which it receives from or has with a Governmental Entity to Seller within five (5) Business Days of receipt of that correspondence or communication from the Governmental Entity.

(C)	Notify Seller of the content of all material discussions, correspondence or other communication (different from ordinary course of business submissions to any Governmental Entity required by Applicable Law) which it is intending to have with or submit to any Governmental Entity relating to the corporate income Taxation of the Company at least five (5) Business Days prior to the intended discussion or submission of the correspondence or other communication (in each case the “Intended Communication”) in order to allow Seller to comment on the content of the Intended Communication.

2.	Purchaser must procure that Seller and its duly authorized agents are afforded such access to the documents, books and records of the Companies and provide the assistance and information as they reasonably require to enable Seller to exercise its rights under Paragraph 1.

3.	Seller must provide all assistance and information as Purchaser may reasonably require to close any Taxation assessments pertaining to accounting periods commencing on or before Completion.

A-Schedule 11

ANNEX A

GUARANTEE

[Omitted.]

ANNEX B

ESCROW AGREEMENT

[Omitted.]

Appendix B

November 15, 2016

Board of Directors of

Harvest Natural Resources, Inc.

1177 Enclave Parkway, Suite 300

Houston, Texas 77077

Dear Members of the Board of Directors:

You have requested our opinion as to the fairness from a financial point of view to Harvest Natural Resources, Inc. (the “Company”) of the Consideration (as defined below) to be received by HNR Energia B.V. (“Seller”), a wholly owned subsidiary of the Company, in the Sale and Purchase Agreement, transmitted to us in draft form on November 14, 2016 (the “Agreement”) to be entered into, by and among the buyer party or parties specified therein (the “Purchaser”), the Company and Seller. The Agreement provides for, among other things, the sale by Seller of 100% of the issued share capital of Harvest Dussafu B.V. (“HDBV” and such shares, the “Shares”) to the Purchaser in exchange for US$32,000,000.00 in cash (the “Consideration”). The Shares represent the Seller’s approximately 66.667% working interest in the Dussafu Block (defined below). The transactions contemplated by the Agreement are referred to herein as the “Transactions.” Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

Tudor, Pickering, Holt & Co. Advisors, LLC (“TPH”) and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. TPH and its affiliates also engage in securities trading and brokerage, private equity activities, investment management activities, equity research and other financial services, and in the ordinary course of these activities, TPH and its affiliates may from time to time acquire, hold or sell, for their own accounts and for the accounts of their customers, (i) equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company or any of the parties to the Transactions and any of their respective affiliates and (ii) any currency or commodity that may be involved in the Transactions and the other matters contemplated by the Agreement. In addition, TPH and its affiliates and certain of its and their employees, including members of the team performing services in connection with the Transactions, as well as certain private equity funds and investment management funds associated or affiliated with TPH in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including the Company or any of the parties to the Transactions and any of their respective affiliates. We have acted as the financial advisor to the Company and became entitled to receive a fee upon the Company’s request that we deliver this opinion (regardless of the conclusion reached herein). We will also be entitled to receive a fee upon the consummation of the Transactions, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. Since 2013, we have provided advisory services to the Company related to the sale of its assets in Gabon and Indonesia for which we received compensation. In May 2016, TPH was engaged by the Special Committee of the Board of Directors of the Company to provide a fairness opinion regarding the sale of the Company’s assets in Venezuela, an assignment we completed in June 2016, and for which we received compensation in July. We may provide investment banking or other

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financial services to the Company or any of the other parties to the Transactions or their respective shareholders or affiliates in the future. In connection with such investment banking or other financial services, we may receive compensation.

In connection with this opinion, we have reviewed, among other things, (i) the financial terms of a draft of the Agreement transmitted to us on November 14, 2016; (ii) annual reports to stockholders and Annual Reports on Form 10-K of the Company for the three years ended December 31, 2015; (iii) certain interim reports to stockholders of the Company; (iv) audited financial statements of the Company and its subsidiaries on a consolidated basis as of and for the years ended December 31, 2015, 2014 and 2013, the unaudited financial statements of the Company and its subsidiaries on a consolidated basis for the three months ended March 31, 2016, the three and six months period ended June 30, 2016 and the three and nine months period ended September 30, 2016, and unaudited pro forma consolidated financial information of the Company and its subsidiaries as of and for the three and six months ended June 30, 2016; (v) certain estimates of contingent resources, future production, and income attributable to the interest of HDBV in certain properties located in the offshore block named Dussafu Marin no. G-4-209 (the “Dussafu Block”), prepared by management of the Company for the year ended December 31, 2015, and by the Company’s independent engineering firm prepared for management for the year ended December 31, 2014; (vi) certain other communications from the Company to its stockholders; and (vii) certain internal financial information and forecasts for the Company and HDBV prepared by the management of the Company (the “Forecasts”). We also have held discussions with members of the senior management of the Company regarding its assessment of the strategic rationale for, and the potential benefits of, the Transactions and the past and current business operations, future prospects and financial condition of the Company. In addition, we have reviewed the reported price and trading activity for the Company’s common stock, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent transactions in the upstream oil and gas industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of our opinion, we have assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax, regulatory and other information provided to, discussed with or reviewed by or for us, or publicly available. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. We have also assumed with your consent that (i) the executed Agreement (including the exhibits and schedules thereto) will not differ from the draft versions we have examined, (ii) the Consideration will not be reduced as a result of any purchase price adjustments in the Agreement or otherwise, (iii) the Transactions will not result in the default or acceleration of any obligation under material agreements of the Company, Seller or any of their subsidiaries and (iv) all governmental, regulatory or other consents or approvals necessary for the consummation of the Transactions will be obtained without any material adverse effect on the Company, Seller, their subsidiaries or the expected benefits of the Transactions in any way meaningful to our analysis. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, Seller or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. Our opinion does not address any legal, regulatory, tax or accounting matters.

Heritage Plaza  |  1111 Bagby, Suite 5100  |  Houston, Texas 77002  |  www.TudorPickeringHolt.com

Tudor, Pickering, Holt & Co. Securities, Inc.  |  Tudor, Pickering, Holt & Co. Advisors, LLC  |  Members FINRA/SIPC

Our opinion does not address the underlying business decision of the Company or Seller to engage in or consummate the Transactions, or the relative merits of the Transactions as compared to any other alternative transaction that might be available to the Company or Seller. This opinion addresses only the fairness from a financial point of view, as of the date hereof, to the Company of the Consideration to be received by Seller for the Shares pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transactions, including, without limitation, the fairness of the Transactions to, or any consideration received in connection therewith by, creditors or other constituencies of the Company or Seller; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Seller, or any class of such persons, in connection with the Transactions, whether relative to the Consideration pursuant to the Agreement or otherwise. We are not expressing any opinion as to the price at which the shares of the Company’s stock will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no obligation to update, revise or reaffirm our opinion and expressly disclaim any responsibility to do so based on circumstances, developments or events occurring after the date hereof. Our opinion and engagement are not on behalf of, and are not intended to confer any rights or remedies upon, any holder of the Company’s stock or any other person. The opinion expressed herein is provided for the information and assistance of the Board of Directors of the Company, solely for the purpose of its consideration of the Transactions, and such opinion does not constitute a recommendation as to how any holder of interests in the Company should vote with respect to such Transactions or any other matter. The delivery of this opinion has been approved by TPH’s fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by Seller pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

Tudor, Pickering, Holt & Co. Advisors, LLC

By:
Name: Joe Amador
Title: Managing Director

Heritage Plaza  |  1111 Bagby, Suite 5100  |  Houston, Texas 77002  |  www.TudorPickeringHolt.com

Tudor, Pickering, Holt & Co. Securities, Inc.  |  Tudor, Pickering, Holt & Co. Advisors, LLC  |  Members FINRA/SIPC

Appendix C

Audited Consolidated Financial Statements of Harvest Natural Resources, Inc. and its Subsidiaries,

related Management’s Discussion and Analysis of Financial Condition

and Results of Operations

and related Information About Oil and Gas Producing Activities

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Harvest Natural Resources, Inc.

Houston, Texas

We have audited the accompanying consolidated balance sheets of Harvest Natural Resources, Inc. and subsidiaries (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Harvest Natural Resources, Inc. and subsidiaries at December 31, 2015 and 2014, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 to the consolidated financial statements, the Company has changed its method of accounting for the classification of deferred taxes in the consolidated balance sheets as of December 31, 2015 and 2014 due to the retrospective adoption of Financial Accounting Standards Board, Accounting Standards Update No. 2015-17, Balance Sheet Classification of Deferred Taxes.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the consolidated financial statements, the Company has not generated revenues and has suffered recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO USA, LLP

Houston, Texas

March 29, 2016 (except for the matters disclosed in Notes 1 and 5 relating to the effect of the reverse stock split and the sale of Harvest Holding which are as of January 13, 2017)

HARVEST NATURAL RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	December 31,
	2015	2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,505	$6,138
Restricted cash	—	25
Accounts receivable	2,458	327
Assets associated with discontinued operations	10,444	165,366
Prepaid expenses and other	811	341

TOTAL CURRENT ASSETS	16,218	172,197
PROPERTY AND EQUIPMENT:
Oil and natural gas properties (successful efforts method)	31,006	54,290
Other administrative property, net	439	165

TOTAL PROPERTY AND EQUIPMENT, net	31,445	54,455
OTHER ASSETS, net of allowance for $0.7 million (2015)	118	1,394

TOTAL ASSETS	$47,781	$228,046

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable, trade and other	$365	$1,671
Accrued expenses	2,986	4,185
Liabilities associated with discontinued operations	7,177	14,392
Other current liabilities	5	5

TOTAL CURRENT LIABILITIES	10,533	20,253
LONG-TERM DEFERRED TAX LIABILITIES, net	—	14,700
OTHER LONG-TERM LIABILITIES	42	215

TOTAL LIABILITIES	10,575	35,168
COMMITMENTS AND CONTINGENCIES (Note 13)
STOCKHOLDERS’ EQUITY:
Preferred stock, par value $0.01 per share; authorized 5,000 shares; issued and outstanding, none	—	—
Common stock, par value $0.01 per share; shares authorized 37,500 (2015) and 20,000 (2014); shares issued 14,497 (2015) and 12,330 (2014); shares outstanding 12,854 (2015) and 10,687 (2014)	145	123
Additional paid-in capital	302,708	281,127
Accumulated loss	(199,778)	(101,208)
Treasury stock, at cost, 1,643 shares (2015 and 2014)	(66,316)	(66,316)

TOTAL HARVEST STOCKHOLDERS’ EQUITY	36,759	113,726
NONCONTROLLING INTEREST OWNERS	447	79,152

TOTAL EQUITY	37,206	192,878

TOTAL LIABILITIES AND EQUITY	$47,781	$228,046

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except per share data)

	Year Ended December 31,
	2015	2014
EXPENSES:
Depreciation and amortization	$87	$131
Exploration expense	3,900	6,267
Impairment expense - unproved property costs and oilfield inventories	24,178	57,994
General and administrative	15,958	13,170

	44,123	77,562

LOSS FROM OPERATIONS	(44,123)	(77,562)
OTHER NON-OPERATING INCOME (EXPENSE):
Gain on sale of oil and natural gas properties	—	2,865
Change in fair value of warrant derivative liability	—	1,953
Loss on extinguishment of long-term debt	—	(4,749)
Foreign currency transaction gains, net	(59)	(162)
Other non-operating income (expense)	482	(58)

	423	(151)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(43,700)	(77,713)
INCOME TAX BENEFIT	(16,450)	(58,317)

LOSS FROM CONTINUING OPERATIONS	(27,250)	(19,396)
DISCONTINUED OPERATIONS, net of income taxes	(153,407)	(339,317)

NET LOSS	(180,657)	(358,713)
LESS: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST OWNERS	(82,087)	(165,223)

NET LOSS AND COMPREHENSIVE LOSS ATTRIBUTABLE TO HARVEST	$(98,570)	$(193,490)

LOSS PER SHARE:
Basic loss per share:
Loss from continuing operations	$(2.41)	$(1.85)
Loss from discontinued operations	(6.30)	(16.56)

Basic loss per share	$(8.71)	$(18.41)

Diluted loss per share:
Loss from continuing operations	$(2.41)	$(1.85)
Loss from discontinued operations	(6.30)	(16.56)

Diluted loss per share	$(8.71)	$(18.41)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and diluted	11,322	10,510

See accompanying notes to consolidated financial statements.

HARVEST NATURAL RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands)

	Common Shares Issued	Common Stock	Additional Paid-in Capital	Retained Earnings (Accumulated Losses)	Treasury Stock	Non- Controlling Interests	Total Equity
Balance at January 1, 2014	12,167	$122	$276,448	$92,282	$(66,222)	$243,167	$545,797
Issuance of common shares:
Sales of common shares	163	1	2,027	—	—	—	2,028
Employee stock-based compensation	—	—	2,652	—	—	—	2,652
Purchase of treasury shares	—	—	—	—	(94)	—	(94)
Contributions from noncontrolling interest owners	—	—	—	—	—	1,208	1,208
Net loss	—	—	—	(193,490)	—	(165,223)	(358,713)

Balance at December 31, 2014	12,330	$123	$281,127	$(101,208)	$(66,316)	$79,152	$192,878
Issuance of common shares:
Employee stock-based compensation	—	—	2,271	—	—	—	2,271
Conversion of 9% Note	2,167	22	13,153	—	—	—	13,175
Contribution from noncontrolling owner of note payable and accrued interest payable	—	—	6,157	—	—	—	6,157
Contributions from noncontrolling interest owners	—	—	—	—	—	3,382	3,382
Net loss	—	—	—	(98,570)	—	(82,087)	(180,657)

Balance at December 31, 2015	14,497	$145	$302,708	$(199,778)	$(66,316)	$447	$37,206

See accompanying notes to consolidated financial statements.

HARVEST NATURAL RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss from continuing operations	$(27,250)	$(19,396)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	87	131
Amortization of debt financing costs	—	28
Impairment expense – unproved property costs and oilfield inventories	24,178	57,994
Allowance for long-term receivable	734	—
Gain on sale of oil and gas properties	—	(2,865)
Loss on extinguishment of long-term debt	—	4,749
Share-based compensation-related charges	2,023	1,612
Deferred income tax benefit	(14,700)	(58,249)
Change in fair value of warrant derivative liability	—	(1,953)
Changes in operating assets and liabilities:
Accounts receivable	(1,764)	1,529
Prepaid expenses and other	(470)	314
Other assets	201	(246)
Accounts payable	(1,306)	(2,680)
Accrued expenses	(1,094)	(17,291)
Accrued interest	—	(77)
Other current liabilities	—	(2,173)

NET CASH USED IN CONTINUING OPERATING ACTIVITIES	(19,361)	(38,573)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net proceeds from sale of oil and natural gas properties	—	2,865
Additions of property and equipment, net	(1,285)	(4,355)
Decrease in restricted cash	—	123

NET CASH USED IN INVESTING ACTIVITIES	(1,285)	(1,367)

CASH FLOWS FROM FINANCING ACTIVITIES:
Debt repayment	—	(79,750)
Debt extinguishment costs	—	(760)
Financing costs	—	(311)
Treasury stock	—	(94)
Proceeds from issuance of common stock	—	2,036

NET CASH USED IN FINANCING ACTIVITIES	—	(78,879)

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Cash used in operating activities of discontinued operations	(4,531)	(637)
Cash used in investing activities of discontinued operations	(4,794)	(3,867)
Cash provided by financing activities of discontinued operations	26,338	8,808

NET CASH PROVIDED BY DISCONTINUED OPERATIONS	17,013	4,304

NET DECREASE IN CASH AND CASH EQUIVALENTS	(3,633)	(114,515)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	6,138	120,653

CASH AND CASH EQUIVALENTS AT END OF YEAR	$2,505	$6,138

See accompanying notes to consolidated financial statements.

	Year Ended December 31,
	2015	2014
	(in thousands)
Supplemental Cash Flow Information:
Continuing Operations:
Cash paid during the year for interest	$—	$—
Cash paid during the year for income taxes	6	—
Discontinued Operations:
Cash paid during the year for interest	1,547	—
Cash paid during the year for income taxes	—	1,128
Supplemental Schedule of Noncash Investing and Financing Activities:
Continuing Operations:
Increase in current liabilities related to additions of property and equipment	$(30)	$(210)
Discontinued Operations:
Increase in Stockholders’ Equity from forgiveness of note payable and accrued interest – related party	6,157	—
Issuance of common stock from conversion of 9% Convertible Senior Secured Note	13,175	—

See accompanying notes to consolidated financial statements.

HARVEST NATURAL RESOURCES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 – Organization

Harvest Natural Resources, Inc. (“Harvest” or the “Company”) is an independent energy company engaged in the acquisition, exploration, development, production and disposition of oil and natural gas properties since 1988, when it was incorporated under Delaware law.

We have acquired and developed significant interests in the Bolivarian Republic of Venezuela (“Venezuela”). Our Venezuelan interests are owned through Harvest-Vinccler Dutch Holding B.V., a Dutch private company with limited liability (“Harvest Holding”). Our ownership of Harvest Holding is through HNR Energia B.V. (“HNR Energia”) in which we have a direct controlling interest. Prior to December 16, 2013, we indirectly owned 80 percent of Harvest Holding and we had one partner, Oil & Gas Technology Consultants (Netherlands) Coöperatie U.A., (“Vinccler”, a controlled affiliate of Venezolana de Inversiones y Construcciones Clerico, C.A.), which owned the remaining noncontrolling interest in Harvest Holding of 20 percent. We do not have a business relationship with Vinccler outside of Venezuela. On December 16, 2013, Harvest and HNR Energia entered into a Share Purchase Agreement (the “SPA”) with Petroandina Resources Corporation N.V. (“Petroandina”, a wholly owned subsidiary of Pluspetrol Resources Corporation B.V. (“Pluspetrol”)) and Pluspetrol to sell all of our 80 percent equity interest in Harvest Holding to Petroandina in two closings for an aggregate cash purchase price of $400.0 million. The first closing occurred on December 16, 2013 contemporaneously with the signing of the SPA, when we sold a 29 percent equity interest in Harvest Holding for $125.0 million. This first transaction resulted in a loss on the sale of the interest in Harvest Holding of $23.0 million in the year ended December 31, 2013. As a result of this first sale, we indirectly own 51 percent of Harvest Holding beginning December 16, 2013 and the noncontrolling interest owners hold the remaining 49 percent with Petroandina having 29 percent and Vinccler continuing to own 20 percent. The second closing did not occur during 2014 and the SPA was terminated by the Company on January 1, 2015. See Note 5 – Dispositions and Discontinued Operations below for further information on this transaction.

Harvest Holding owns 100 percent of HNR Finance B.V. (“HNR Finance”), and HNR Finance owns a 40 percent interest in Petrodelta, S.A. (“Petrodelta”). Petrodelta is our cost investment in eastern Venezuela responsible for the exploration, development, production, gathering, transportation and storage of hydrocarbons in six oil fields. Petrodelta is governed by its own charter and bylaws and the shareholders intend that the Company be self-funding and rely on internally-generated cash flows.

Corporación Venezolana del Petroleo S.A. (“CVP”) and PDVSA Social S.A. owns the remaining 56 percent and 4 percent, respectively, of Petrodelta. Petroleos de Venezuela S.A. (“PDVSA”) owns 100 percent of CVP and PDVSA Social S.A. Through our indirect 51 percent in Harvest Holding, we indirectly own a net 20.4 percent interest in Petrodelta for the period from December 16, 2013 to date, and prior to December 16, 2013 we indirectly owned a 32 percent interest in Petrodelta through our indirect 80 percent interest in Harvest Holding during this period.

In addition to its 40 percent interest in Petrodelta, Harvest Holding also indirectly owns 100 percent of Harvest Vinccler, S.C.A. (“Harvest Vinccler”). Harvest Vinccler’s main business purposes are to assist us in the management of Petrodelta and in negotiations with PDVSA.

In addition to our interests in Venezuela, we also hold exploration and exploitation acreage offshore of the Republic of Gabon (“Gabon”) through the Dussafu Marin Permit (“Dussafu PSC”). See Note 8 – Gabon.

Purchase Agreement

On June 19, 2015, the Company and certain of its domestic subsidiaries entered into a securities purchase agreement (the “Purchase Agreement”) with CT Energy Holding SRL (“CT Energy”), a Venezuelan-Italian

consortium organized as a Barbados Society with Restricted Liability, under which CT Energy purchased certain securities of the Company and acquired certain governance rights. Harvest immediately received gross proceeds of $32.2 million from the sale of the securities, as described below. Key terms of the transaction include:

•	CT Energy acquired a $25.2 million, five year, 15.0% non-convertible senior secured promissory note (the “15% Note”). Interest is payable quarterly on the first business day of each January, April, July and October, commencing October 1, 2015.

•	CT Energy acquired a $7.0 million, five year, 9.0% convertible senior secured note (the “9% Note”). The 9% Note face value of $7.0 million and associated accrued interest of $0.1 million was converted into 2,166,900 shares of Harvest common stock at a conversion price of $3.28 per share on September 15, 2015. Immediately after the conversion, CT Energy owned approximately 16.6% of Harvest’s common stock.

•	CT Energy also acquired a warrant to purchase up to 8,517,705 shares of Harvest’s common stock at an initial exercise price of $5.00 per share (the “CT Warrant”). The CT Warrant will become exercisable only after the 30-day volume weighted average price of Harvest’s common stock equals or exceeds $10.00 per share (“Stock Appreciation Date”). The warrant is cash-exercisable, but CT Energy may surrender the 15% Note to pay for a portion of the aggregate exercise price.

•	CT Energy acquired a five-year 15.0% non-convertible senior secured note (the “Additional Draw Note”), under which CT Energy may elect to provide $2.0 million of additional funds to the Company per month for up to six months following the one-year anniversary of the closing date of the transaction (up to $12.0 million in aggregate). If funds are loaned under the Additional Draw Note, interest will be compounded quarterly at a rate of 15.0% per annum and is payable quarterly on the first business day of each January, April, July and October, commencing October 1, 2016. If by June 19, 2016 (the “Claim Date”), the volume weighted average price of the Company’s common stock over any consecutive 30-day period has not equaled or exceeded $10.00 per share, the maturity date of the Additional Draw Note will be extended by two years and the interest rate on the Additional Draw Note will adjust to 8.0%. During an event of default, the outstanding principal amount will bear additional interest at a rate of 2.0% per annum higher than the rate otherwise applicable.

•	CT Energy also acquired 69.75 shares of the Company’s newly created Series C preferred stock, par value $0.01 per share. The purpose of the Series C preferred stock was to provide the holder of the 9% Note with voting rights equivalent to the common stock underlying the unconverted portion of the 9% Note. Upon conversion of the 9% Note, the Series C preferred stock ceased to have voting rights and was redeemed.

•	CT Energy was granted certain governance rights in the transaction, including the right to appoint specified directors. Also, the Company and CT Energia Holding Ltd. (“CT Energia”), a Malta corporation, entered into a Management Agreement (the “Management Agreement”), under which CT Energia and its representatives will manage the day-to-day operations of the Company’s business as it relates to Petrodelta and Venezuela generally.

At our annual shareholder meeting, on September 9, 2015, Harvest stockholders approved, among other proposals, 1) certain aspects of the transaction under NYSE shareholder approval requirements and Delaware law and 2) an amendment to Harvest’s charter to increase the number of authorized shares of our common stock from 20,000,000 shares to 37,500,000 in part to have sufficient shares to issue upon conversion of the 9% Note and exercise of the CT Warrant and an amendment to the 2010 Long Term Incentive Plan increasing the number shares of our common stock to satisfy of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”) and other stock-based awards. See Note 15 – Stock-Based Compensation and Stock Purchase Plans.

Share Purchase Agreement – Delta Petroleum

On October 7, 2016, the Company, and HNR Energia, completed the sale of all of HNR Energia’s 51% interest in Harvest Holding, to Delta Petroleum N.V., a limited liability company organized under the laws of Curacao (“Delta Petroleum”), pursuant to a share purchase agreement, dated June 29, 2016 (the “Share Purchase Agreement”). Harvest Holding owns, indirectly through wholly owned subsidiaries, a 40% interest in Petrodelta, through which all of the Company’s interests in Venezuela were owned. Thus, under the Share Purchase Agreement, the Company sold all of its interests in Venezuela to Delta Petroleum.

Delta Petroleum is an affiliate of CT Energy, which assigned all of its rights and obligations under the Share Purchase Agreement to Delta Petroleum on September 26, 2016. For more information about CT Energy, see Purchase Agreement, above.

At the closing, the Company received consideration consisting of:

•	$69.4 million in cash paid after various closing adjustments;

•	an 11% non-convertible senior promissory note payable by Delta Petroleum to HNR Energia six months from the closing date in the principal amount of $12.0 million, guaranteed by the sole member and sole equity-holder of Delta Petroleum (the “11% Note”);

•	the return of all of the Company’s common stock owned by CT Energy, consisting of 2,166,900 shares which was approximately 16.8% of all outstanding shares pre-closing, to be held by the Company as treasury shares;

•	the cancellation of $30.0 million in outstanding principal under the 15% Note;

•	the cancellation of the CT Warrant.

As a result of the sale we have reclassified the results of operations relating to Harvest Holding for the years ended December 31, 2015 and 2014 as discontinued operations and classified the assets and liabilities directly related to the sale as of December 31, 2015 and 2014 as assets and liabilities associated with discontinued operations. See Note 5 – Dispositions and Discontinued Operations for further information.

Reverse Stock Split

On December 2, 2015, the Company received notification from the New York Stock Exchange (“NYSE”) that the Company was not in compliance with the NYSE’s continued listing standards, which require a minimum average closing price of $1.00 per share over 30 consecutive trading days. In an effort to correct the deficiency, after the market closed on November 3, 2016, the Company completed a one-for-four reverse split of its issued and outstanding common stock. The Company’s common stock began trading on a split-adjusted basis at market open on November 4, 2016. In connection with the reverse stock split, the Company amended its amended and restated certificate of incorporation to reduce the authorized number of shares of common stock from 150,000,000 to 37,500,000.

As of November 4, 2016, the closing price of the Company’s common stock had increased to $4.45 per share.

All share, warrants, options, restricted stock, stock appreciation rights, restricted stock units and per share amounts in these consolidated financials have been adjusted to reflect the impact of the reverse stock split.

Note 2 – Liquidity and Going Concern

We expect that for 2016 we will not generate revenue, will continue to generate losses from operations, and our cash flows will not be sufficient to cover our operating expenses. Therefore, expected continued losses from operations, capital needs and uses of cash will be funded through debt or equity financings, farm-downs, delay of the discretionary portion of our capital spending to future periods or operating cost reductions. Our ability to continue as a going concern depends on our ability to negotiate the management and structure of our investment in Petrodelta and the success of our planned exploration and development activities in Gabon. There can be no guarantee of future capital acquisition, fundraising or exploration success or that we will realize the value of our exploration and exploitation acreage and suspended wells. We believe that we will continue to be successful in securing any funds necessary to continue as a going concern. However, our current cash position and our inability to access additional capital may limit our available opportunities or not provide sufficient cash for operations.

Historically, prior to the transaction pursuant to the Purchase Agreement, our primary ongoing source of cash had been dividends from Petrodelta, issuance of debt and the sale of oil and natural gas properties. Our primary use of cash has been to fund oil and natural gas exploration projects, principal payments on debt, interest, and general and administrative costs. We require capital principally to fund the exploration and development of new oil and natural gas properties. We have various contractual commitments pertaining to exploration, development and production activities.

See Note 8 – Gabon and Note 13 – Commitments and Contingencies for our contractual commitments.

We are currently assessing alternatives for our Gabon asset, and we intend to continue our consideration of a possible sale or farm-down of our Gabon asset if we are able to negotiate a sale or sales in transactions that our Board of Directors believes are in the best interests of the Company and its stockholders. Given that we do not currently have any operating cash inflows, we may also decide to access additional capital through equity or debt sales; however, there can be no assurance that such financing will be available to the Company or on terms that are acceptable to the Company.

On December 2, 2015, the Company received notification from the NYSE that the Company was not in compliance with the NYSE’s continued listing standards, which require a minimum average closing price of $1.00 per share over 30 consecutive trading days. Under the NYSE’s rules, Harvest has a period of six months from the date of the NYSE notice to bring its share price and 30 trading-day average share price back above $1.00. During this period, the Company’s common stock will continue to be traded on the NYSE under the symbol “HNR”, subject to the Company’s compliance with other NYSE continued listing requirements, but will be assigned the notation .BC after the listing symbol to signify that the Company is not currently in compliance with the NYSE’s continued listing standards. As required by the NYSE, in order to maintain its listing, Harvest has notified the NYSE that it intends to cure the price deficiency.

Failure to generate sufficient cash flow, raise additional capital through debt or equity financings, farm-downs, or reduce operating costs could have a material adverse effect on our ability to meet our short- and long-term liquidity needs and achieve our intended long-term business objectives.

The above circumstances raise substantial doubt about our ability to continue as a going concern. While we believe the issuance of additional equity securities, short- or long-term debt financing, farm-downs, the delay of the discretionary portion of our capital spending to future periods or operating cost reductions could be put into place which would not jeopardize our operations and future growth plans, there can be no assurance that such financings will be successful.

Our financial statements have been prepared under the assumption that we will continue as a going concern, which contemplates that we will continue in operation for the foreseeable future and will be able to realize assets and settle liabilities and commitments in the normal course of business. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that could result should we be unable to continue as a going concern.

Note 3 – Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of all wholly-owned and majority-owned subsidiaries. All intercompany profits, transactions and balances have been eliminated. Third-party interests in our majority-owned subsidiaries are presented as noncontrolling interest owners.

Reclassifications

Certain reclassifications have been made to prior period amounts to conform to the current period presentation. These reclassifications did not affect our consolidated financial results.

Investment in Affiliate

Through December 31, 2014, we included the results of Petrodelta in our financial statements under the equity method. We ceased recording earnings from Petrodelta in the second quarter 2014 due to the expected sales price of the second closing purchase agreement approximating the recorded value of our investment in Petrodelta. The Company was not able to obtain approval from the government of Venezuela during 2014 and on January 1, 2015 we terminated the SPA. Due to our failed sales attempts, lack of management influence, and actions and inactions by the majority owner, PDVSA, we believe we no longer exercise significant influence in Petrodelta and in accordance with Accounting Standards Codification “ASC 323 – Investments – Equity Method and Joint Ventures”, we are accounting for our investment in Petrodelta under the cost method (“ASC 325 – Investments – Other”), effective December 31, 2014. Under the cost method we don’t recognize any equity in earnings from our investment in Petrodelta in our results of operations, but recognized cash dividends in the period they are received.

We evaluate our investment in Petrodelta for impairment whenever events or changes in circumstances indicate that the carrying amount of the investment may be impaired. A loss is recorded in earnings in the current period if a decline in the value of the investment is determined to be other than temporary. Impairment is calculated as the difference between the carrying value of the investment and its fair value. We recorded pre-tax impairment charges against the carrying value of our investment in Petrodelta of $164.7 million and $355.7 million during the years ended December 31, 2015 and 2014, respectively. See Note 6 – Investment in Affiliate and Note 5 – Dispositions and Discontinued Operations for further information.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Other important significant estimates are those included in the valuation of our assets and liabilities that are recorded at fair value on a recurring and non-recurring basis. Actual results could differ from those estimates.

Reporting and Functional Currency

The United States Dollar (“USD”) is the reporting and functional currency for all of our controlled subsidiaries and Petrodelta. Amounts denominated in non-USD currencies are re-measured into USD, and all currency gains or losses are recorded in the consolidated statements of operations and comprehensive loss. There are many factors that affect foreign exchange rates and the resulting exchange gains and losses, many of which are beyond our influence.

See Note 6 – Investment in Affiliate and Note 7 – Venezuela – Other for a discussion of currency exchange rates and currency exchange risk on Petrodelta’s and Harvest Vinccler’s businesses.

Cash and Cash Equivalents

Cash equivalents include money market funds and short term certificates of deposit with original maturity dates of less than three months.

Restricted Cash

Restricted cash is classified as current or non-current based on the terms of the agreement. Restricted cash at December 31, 2014 represented $25,000 held in a U.S. bank as collateral for our foreign credit card program. There was no restricted cash as of December 31, 2015.

Financial Instruments

Financial instruments, which potentially subject us to concentrations of credit risk, are primarily cash and cash equivalents, accounts receivable, notes payable and derivative financial instruments. We maintain cash and cash equivalents in bank deposit accounts with commercial banks with high credit ratings, which, at times may exceed the federally insured limits. We have not experienced any losses from such investments. Concentrations of credit risk with respect to accounts receivable are limited due the nature of our receivables, which include primarily joint venture partner’s receivable, and income tax receivable. In the normal course of business, collateral is not required for financial instruments with credit risk.

Property and Equipment

The major components of property and equipment are as follows:

	As of December 31,
	2016	2015
	(in thousands)
Unproved property costs – Dussafu PSC	$28,000	$50,324
Oilfield inventories	3,006	3,966
Other administrative property	1,922	1,629

Total property and equipment	32,928	55,919
Accumulated depreciation	(1,483)	(1,464)

Total property and equipment, net	$31,445	$54,455

Property and equipment are stated at cost less accumulated depreciation. Costs of improvements that appreciably improve the efficiency or productive capacity of existing properties or extend their lives are capitalized. Maintenance and repairs are expensed as incurred. Upon retirement or sale, the cost of property and equipment, net of the related accumulated depreciation is removed and, if appropriate, gains or losses are recognized in investment earnings and other. We did not record any depletion expense in the years ended December 31, 2015 and 2014 as there was no production related to proved oil and natural gas properties.

We follow the successful efforts method of accounting for our oil and natural gas properties. Under this method, exploration costs such as exploratory geological and geophysical costs, delay rentals and exploration overhead are charged against earnings as incurred. Costs of drilling exploratory wells are capitalized pending determination of whether proved reserves can be attributed to the area as a result of drilling the well. If management determines that proved reserves, as that term is defined in Securities and Exchange Commission (“SEC”) regulations, have not been discovered, capitalized costs associated with the drilling of the exploratory well are charged to expense. Costs of drilling successful exploratory wells, all development wells, and related production equipment and facilities are capitalized and depleted or depreciated using the unit-of-production method as oil and natural gas is produced. During the years ended December 31, 2015 and 2014, we expensed no dry hole costs.

Leasehold acquisition costs are initially capitalized. Acquisition costs of unproved leaseholds are assessed for impairment during the holding period. Costs of maintaining and retaining unproved leaseholds are included in exploration expense. Costs of impairment of unsuccessful leases are included in impairment expense. We assess our unproved property costs for impairment when events or circumstances indicate a possible decline in the recoverability of the carrying value of the projects. The estimated value of our unproved projects is determined using quantitative and qualitative assessments and the carrying value of the projects is adjusted if the carrying value exceeds the assessed value of the projects.

Impairment is based on specific identification of the lease. Costs of expired or abandoned leases are charged to exploration expense, while costs of productive leases are transferred to proved oil and natural gas properties.

Proved oil and natural gas properties are reviewed for impairment at a level for which identifiable cash flows are independent of cash flows of other assets when facts and circumstances indicate that their carrying amounts may not be recoverable. In performing this review, future net cash flows are determined based on estimated future oil and natural gas sales revenues less future expenditures necessary to develop and produce the reserves. If the sum of these undiscounted estimated future net cash flows is less than the carrying amount of the property, an impairment loss is recognized for the excess of the property’s carrying amount over its estimated fair value, which is generally based on discounted future net cash flows. We did not have any proved oil and natural gas properties in 2015 and 2014.

Costs of drilling and equipping successful exploratory wells, development wells, asset retirement liabilities and costs to construct or acquire offshore platforms and other facilities, are depleted using the unit-of-production method based on total estimated proved developed reserves. Costs of acquiring proved properties, including leasehold acquisition costs transferred from unproved leaseholds, are depleted using the unit-of-production method based on total estimated proved reserves. All other properties are stated at historical acquisition cost, net of impairment, and depreciated using the straight-line method over the useful lives of the assets.

During the years ended December 31, 2015 and 2014, we recorded impairment expense related to our Dussafu Project in Gabon of $24.2 million (including $1.0 million of oilfield inventories) and $50.3 million, respectively. During the year ended December 31, 2014, we also recorded impairment expense related to our Budong Project in Indonesia of $7.7 million.

Other Administrative Property

Furniture, fixtures and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives, which range from three to five years. Leasehold improvements are recorded at cost and amortized using the straight-line method over the life of the applicable lease. For the year ended December 31, 2015, depreciation expense in continuing operations was $0.1 million and $0.1 million for the year ended December 31, 2014.

Other Assets

Other Assets at December 31, 2015 and 2014 include deposits, prepaid expenses which are expected to be realized in the next 12 to 24 months. During 2015 we fully reserved the blocked payment related to our drilling operations in Gabon in accordance with the U.S. sanctions against Libya as set forth in Executive Order 13566 of February 25, 2011, and administered by the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) See Note 13 – Commitments and Contingencies. We recorded an allowance for doubtful accounts of $0.7 million and the remaining balance of the blocked payment was reclassified to a receivable from our joint venture partners for $0.4 million. Other assets at December 31, 2014 also consisted of deferred financing costs. Deferred financing costs relate to specific financings and are amortized over the life of the financings to which the costs relate using the interest rate method.

	As of December 31,
	2015	2014
	(in thousands)
Deposits and other, net	$118	$294
Gabon – blocked payment	—	1,100

	$118	$1,394

Reserves

We measure and disclose oil and natural gas reserves in accordance with the provisions of the SEC’s Modernization of Oil and Gas Reporting and ASC 932, “Extractive Activities – Oil and Gas” (“ASC 932”). All of our reserves are owned through our investment in Petrodelta. We are accounting for our investment in Petrodelta under the cost method (“ASC 325 – Investments – Other”), effective December 31, 2014. Under the cost method, we do not have any reserves at December 31, 2015 and 2014.

Capitalized Interest

We capitalize interest costs for qualifying oil and natural gas properties. The capitalization period begins when expenditures are incurred on qualified properties, activities begin which are necessary to prepare the property for production and interest costs have been incurred. The capitalization period continues as long as these events occur. The average additions for the period are used in the interest capitalization calculation. During the years ended December 31, 2015 and 2014, we capitalized interest costs for qualifying oil and natural gas property additions related to Gabon of $0.0 million and $0.5 million, respectively.

Fair Value Measurements

We measure and disclose our fair values in accordance with the provisions of ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”). ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and establishes a three-level hierarchy, which encourages an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The three levels of the hierarchy are defined as follows:

•	Level 1 – Inputs to the valuation techniques that are quoted prices in active markets for identical assets or liabilities.

•	Level 2 – Inputs to the valuation techniques that are other than quoted prices but are observable for the assets or liabilities, either directly or indirectly.

•	Level 3 – Inputs to the valuation techniques that are unobservable for the assets or liabilities.

Financial instruments, which potentially subject us to concentrations of credit risk, are primarily cash and cash equivalents, accounts receivable, SARs, RSUs, debt, embedded derivatives and warrant derivative liabilities. We maintain cash and cash equivalents in bank deposit accounts with commercial banks with high credit ratings, which, at times may exceed the federally insured limits. We have not experienced any losses from such investments. Concentrations of credit risk with respect to accounts receivable are limited due to the nature of our receivables. In the normal course of business, collateral is not required for financial instruments with credit risk. The estimated fair value of cash and cash equivalents and accounts receivable approximates their carrying value due to their short-term nature (Level 1). The following tables set forth by level within the fair value hierarchy our financial assets and liabilities that were accounted for at fair value as of December 31, 2015 and 2014 and assets which were assessed for impairment on a non-recurring basis. During the year ended December 31, 2015, we impaired the carrying value of our Dussafu project in Gabon by $23.2 million and our investment in affiliate by $164.7 million. During the year ended December 31, 2014, we impaired the carrying value of our Dussafu project in Gabon by $50.3 million and our Budong project in Indonesia by $7.7 million. See Note 5 – Dispositions and Discontinued Operations, Note 6 – Investment in Affiliate, and Note 8 – Gabon for more information.

	As of December 31, 2015
	Level 1	Level 2	Level 3	Total
	(in thousands)
Non recurring
Assets:
Investment in affiliate (1)	$—	$—	$—	$—
Dussafu PSC	—	—	28,000	28,000

	$—	$—	$28,000	$28,000

Recurring
Assets:
Embedded derivative asset (1)	$—	$—	$5,010	$5,010

	$—	$—	$5,010	$5,010

Liabilities:
SARs liability	$—	$46	$50	$96
RSUs liability	—	174	—	174
Warrant derivative liability (2)	—	—	5,503	5,503

	$—	$220	$5,553	$5,773

	As of December 31, 2014
	Level 1	Level 2	Level 3	Total
	(in thousands)
Non recurring
Assets:
Investment in affiliate (1)	$—	$—	$164,700	$164,700
Dussafu PSC	—	—	50,324	50,324

	$—	$—	$215,024	$215,024

Recurring
Liabilities:
SARs liability	$—	$356	$—	$356
RSUs liability	—	652	—	652

	$—	$1,008	$—	$1,008

(1)	Included in Assets associated with discontinued operations – See Note 5 – Dispositions and Discontinued Operations.
(2)	Included in Liabilities associated with discontinued operations – See Note 5 – Dispositions and Discontinued Operations.

As of December 31, 2015, the fair value of our liability awards included $0.1 million for our SARs and $0.2 million for the RSUs which were recorded in accrued expenses and other long-term liabilities, respectively. As of December 31, 2014, the fair value of our liability awards of $0.8 million was included in accrued liabilities ($0.4 million for our SARs and $0.4 million for our RSUs) with the remaining $0.2 million fair value of our RSU liability being included in long-term liabilities.

Derivative Financial Instruments

As required by ASC 820, a financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value liabilities and their placement within the fair value hierarchy levels. See Note 12 – Warrant Derivative Liability for a description and discussion of our warrant derivative liability as well as a description of the valuation models and inputs used to calculate the fair value. See Note 11 – Debt and Financing for a description and discussion of our embedded derivatives related to our 9% Note and 15% Note as well as a description of the valuation models and inputs used to calculate the fair value. All of our embedded derivatives and warrants are classified as Level 3 within the fair value hierarchy.

Changes in Level 3 Instruments Measured at Fair Value on a Recurring Basis

The following table provides a reconciliation of financial assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3).

	Year Ended December 31,
	2015	2014
	(in thousands)
Financial assets – embedded derivative asset (1)
Beginning balance	$—	$—
Additions – fair value at issuance	2,504	—
Change in fair value	2,506	—

Ending balance	$5,010	$—

(1)	Included in Assets associated with discontinued operations – See Note 5 – Disposition and Discontinued Operations

	Year Ended December 31,
	2015	2014
	(in thousands)
Financial liabilities – embedded derivative liability
Beginning balance	$—	$—
Additions – fair value at issuance	13,449	—
Change in fair value	(2,307)	—
Conversion of debt	(11,142)	—

Ending balance	$—	$—

	Year Ended December 31,
	2015	2014
	(in thousands)
Financial liabilities – warrant derivative liabilities (2):
Beginning balance	$—	$1,953
Additions – fair value at issuance	40,013	—
Change in fair value	(34,510)	(1,953)

Ending balance	$5,503	$—

(2)	Included in Liabilities associated with discontinued operations – See Note 5 – Dispositions and Discontinued Operations

	Year Ended December 31,
	2015	2014
	(in thousands)
Financial liabilities – stock appreciation rights
Beginning balance	$—	$—
Additions – fair value at issuance	—	—
Change in fair value	50	—

Ending balance	$50	$—

During the year ended December 31, 2015 and 2014, no transfers were made between Level 1, Level 2 and Level 3 liabilities or assets.

Share-Based Compensation

We use the fair value based method of accounting for share-based compensation. In prior years, we utilized the Black-Scholes option pricing model to measure the fair value of stock options and SARs. Restricted stock and RSUs were measured at their fair values. During 2015, we issued options, SARs, and RSUs with an additional market condition. To fair value these awards, a Monte Carlo simulation was utilized. For more information about our share-based compensation, the fair value of these awards, and the additional market condition. See Note 15 – Stock-Based Compensations and Stock Purchase Plans.

Income Taxes

Deferred income taxes reflect the net tax effects, calculated at currently enacted rates, of (a) future deductible/taxable amounts attributable to events that have been recognized on a cumulative basis in the financial statements or income tax returns, and (b) operating loss and tax credit carryforwards. A valuation allowance for deferred tax assets is recorded when it is more likely than not that the benefit from the deferred tax asset will not be realized.

We classify interest related to income tax liabilities and penalties as applicable, as interest expense.

Since December of 2013 we have provided deferred income taxes on undistributed earnings of our foreign subsidiaries where we are not able to assert that such earnings were permanently reinvested, or otherwise could be repatriated in a tax free manner, as part of our ongoing business. As of December 31, 2015, the deferred tax liability provided on such earnings has been reduced to zero due to the impairment of the underlying book investment in Petrodelta.

As the conversion feature of the 9% Note was reasonably expected to be exercised at the time of the note’s issuance due to the conversion price being in-the-money, the interest on the 9% Note paid upon its conversion is non-deductible to the Company under Internal Revenue Code (“IRC”) Section 163(l). The 15% Note was issued, for income tax purposes, with original issue discount (“OID”). OID generally is deductible for income tax purposes. However, if the debt instrument constitutes an “applicable high-yield discount obligation” (“AHYDO”) within the meaning of IRC Section 163(i)(1), then a portion of the OID likely would be non-deductible pursuant to IRC Section 163(e)(5). Our analysis of the 15% Note is that the note may be an AHYDO; consequently, a portion or all of the OID likely may be non-deductible for income tax purposes.

Noncontrolling Interests

Changes in noncontrolling interest owners were as follows:

	Year Ended December 31,
	2015	2014
	(in thousands)
Balance at beginning of period	$79,152	$243,167
Contributions by noncontrolling interest owners	3,382	1,208
Increase in equity held by noncontrolling interest owner	—	—
Dividend to noncontrolling interest owner	—	—
Net loss attributable to noncontrolling interest owners	(82,087)	(165,223)

Balance at end of period	$447	$79,152

Valuation and Qualifying Accounts

Our valuation and qualifying accounts are comprised of the deferred tax valuation allowance, investment valuation allowance and Value-Added Tax (“VAT”) receivable valuation allowance. Balances and changes in these accounts are, in thousands:

		Additions
	Balance at Beginning of Year	Charged to Income	Other	Deductions From Reserves Credited to Income	Balance at End of Period
	(in thousands)
At December 31, 2015
Amounts deducted from applicable assets in continuing operations
Deferred tax valuation allowance	$84,558	$—	$4,322	$—	$88,880
Investment valuation allowance	1,350	—	—	—	1,350
VAT valuation allowance (a)	2,792	—	(2,792)	—	—
At December 31, 2014
Amounts deducted from applicable assets in continuing operations
Deferred tax valuation allowance	$56,248	$28,310	$—	$—	$84,558
Investment valuation allowance	1,350	—	—	—	1,350
VAT valuation allowance (a)	2,792	—	—	—	2,792

(a)	Valuation allowance for the VAT receivable associated with Harvest Budong. On May 4, 2015, the Company sold the shares of Harvest Budong-Budong B.V. to Stockbridge Capital Limited and the rights to the VAT receivable went with the entity to the buyer.

		Additions
	Balance at Beginning of Year	Charged to Income	Other	Deductions From Reserves Credited to Income	Balance at End of Period
	(in thousands)
At December 31, 2015
Amounts deducted from applicable assets in discontinued operations
Deferred tax valuation allowance	$97,347	$—	$39,692	$—	$137,039
Long-term receivable – investment in affiliate (a)	13,753	—	—	—	13,753
At December 31, 2014
Amounts deducted from applicable assets in discontinued operations
Deferred tax valuation allowance	$3,329	$101,169	$(7,151)	$—	$97,347
Long-term receivable – investment in affiliate (a)	—	13,753	—	—	13,753

(a)	During the year ended December 31, 2014, we fully reserved a dividend receivable of $12.2 million and $1.6 million of long-term receivable due from our investment in affiliate, which has been reclassified to assets associated with discontinued operations. See Note 5 – Disposition and Discontinued Operations for further information.

New Accounting Pronouncements

In April 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2015-03, “Simplifying the Presentation of Debt Issuance Costs”. The amendments in this update require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this update. In June 2015 the FASB issued ASU No. 2015-15 as an amendment to this guidance to address the absence of authoritative guidance for debt issuance costs related to line-of-credit arrangements. The SEC staff stated that they would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. The guidance is effective for interim periods and annual period beginning after December 15, 2015; however early adoption is permitted. We do not believe the adoption of this guidance will have a material impact on our financial position and will not have an impact on our results of operations or cash flows.

In August 2014, the FASB issued ASU No. 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” ASU No. 2014-15. ASU No. 2014-15 requires management to assess an entity’s ability to continue as a going concern and to provide related footnote disclosures in certain circumstances. The standard is effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016, with early adoption permitted. We are currently evaluating the provisions of ASU No. 2014-15 and assessing the impact, if any, it may have on our consolidated financial statements.

In April 2014, FASB issued ASU No. 2014-09 “Revenue from Contracts with Customers” which is included in ASC 606, a new topic under the same name. The guidance in this update affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards (for example, insurance contracts or lease contracts). The guidance supersedes the previous revenue recognition requirements and most industry-specific guidance. Additionally, the update supersedes some cost guidance related to construction type and production-type contracts. In addition, the existing requirements for the recognition of a gain or loss on the transfer of nonfinancial assets that are not in a contract with a customer are amended to be consistent with the guidance on recognition and measurement (including the constraint on revenue) in this update.

The core principle of the new guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

The new guidance also provides for additional qualitative and quantitative disclosures related to: (1) contracts with customers, including revenue and impairments recognized, disaggregation of revenue, and information about contract balances and performance obligations (including the transaction price allocated to the remaining performance obligations); (2) significant judgments and changes in judgments which impact the determination of the timing of satisfaction of performance obligations (over time or at a point in time), the transaction price and amounts allocated to performance obligations; and (3) assets recognized from the costs to obtain or fulfill a contract.

In July 2015, the FASB issued a decision to delay related to ASU No. 2014-09 for the effective date by one year. The new guidance is effective for annual and interim periods beginning after December 15, 2017. An entity should apply the amendments either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying the update recognized at the date of initial application. We are currently evaluating the impact of this guidance.

In November 2015, the FASB issued ASC No. 2015-17, “Balance Sheet Classification of Deferred Taxes”. ASU No. 2015-17 simplifies the balance sheet presentation of deferred income taxes by requiring all deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The standard is effective for annual periods beginning after December 15, 2016 and interim periods within those annual periods, with early adoption permitted. The standard may be applied either prospectively or retrospectively to all periods presented. The Company has decided to adopt the accounting change in its current financial statements and has adopted the change retrospectively.

In February 2016, the FASB issued ASU No. 2016-02, “Leases”. It is expected to be effective for periods beginning after December 15, 2018 for public entities, and for periods beginning after December 15, 2019 for nonpublic entities. Early application is permitted. Under the new provisions, all lessees will report a right-of-use asset and a liability for the obligation to make payments for all leases with the exception of those leases with a term of 12 months or less. All other leases will fall into one of two categories: (1) Financing leases, similar to capital leases, will require the recognition of an asset and liability, measured at the present value of the lease payments. Interest on the liability will be recognized separately from amortization of the asset. Principal repayments will be classified as financing outflows and payments of interest as operating outflows on the statement of cash flows. (2) Operating leases will also require the recognition of an asset and liability measured at the present value of the lease payments. A single lease cost, consisting of interest on the obligation and amortization of the asset, calculated such that the amortization of the asset will increase as the interest amount decreases resulting in a straight-line recognition of lease expense. All cash outflows will be classified as operating on the statement of cash flows. We do not believe the adoption of this guidance will have a material impact on our financial position, results of operations or cash flows.

In March 2016, the FASB issued ASU No. 2016-07, “Investments – Equity Method and Joint Ventures (Topic 323)”. This amendment simplifies the accounting for equity method of investments, the amendment in the update eliminates the requirement in Topic 323 that an entity retroactively adopt the equity method of accounting if an investment qualifies for use of the equity method as a result of an increase in the level of ownership or degree of influence. The amendment requires that the equity method investor add the cost of acquiring the additional interest in the investee to the current basis of the investor’s previously held interest and adopt equity method of accounting as of the date the investment becomes qualified for equity method accounting. The amendment in this update is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. The amendment should be applied prospectively upon the effective date to increases in the level of ownership interest or degree of influence that result in the adoption of the equity method. Earlier application is permitted. We are currently evaluating the impact of this guidance.

Note 4 – Earnings Per Share

Basic earnings per common share (“EPS”) are computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock.

	Year Ended December 31,
	2015	2014
	(in thousands)
Loss from continuing operations	$(27,250)	$(19,396)
Loss from discontinued operations, net of taxes (a)	(71,320)	(174,094)

Net loss attributable to Harvest	$(98,570)	$(193,490)

Weighted average common shares outstanding – basic and dilutive	11,322	10,510
Loss per basic and dilutive shares:
Loss from continuing operations	$(2.41)	$(1.85)
Loss from discontinued operations	(6.30)	(16.56)

Basic loss per share	$(8.71)	$(18.41)

Loss from continuing operations	$(2.41)	$(1.85)
Loss from discontinued operations	(6.30)	(16.56)

Diluted loss per share	$(8.71)	$(18.41)

(a)	Net of net loss attributable to noncontrolling interest owners.

The year ended December 31, 2015 per share calculations above exclude 1.0 million options, 8.5 million warrants and 0.4 million RSUs because we are in a net loss position. The year ended December 31, 2014 per share calculations above exclude 0.05 million unvested restricted shares, 1.1 million options and 0.6 million warrants because we were in a net loss position.

Note 5 – Dispositions and Discontinued Operations

Share Purchase Agreement – Petroandina

On December 16, 2013, Harvest and HNR Energia entered into the SPA with Petroandina and Pluspetrol, its parent, to sell all of our 80 percent equity interest in Harvest Holding to Petroandina in two closings. The first closing occurred on December 16, 2013 contemporaneously with the signing of the SPA, when we sold a 29 percent equity interest in Harvest Holding . As a result of the first sale, we indirectly owned 51 percent of Harvest Holding beginning December 16, 2013 and the noncontrolling interest owners hold the remaining 49 percent, with Petroandina having 29 percent and Vinccler continuing to own 20 percent. The second closing, for the sale of a 51 percent equity interest in Harvest Holding for a cash purchase price of $275.0 million, was subject to, among other things, approval by the holders of a majority of our common stock and approval by the Ministerio del Poder Popular de Petroleo y Mineria representing the Government of Venezuela (which indirectly owns the other 60 percent interest in Petrodelta).

On May 7, 2014, Harvest’s stockholders voted to authorize the sale of the remaining interests in Harvest Holding. Once stockholders’ approval was obtained, the SPA allowed for 120 days, or until September 7, 2014, for consummation of the sale, extension of the SPA or termination of the SPA. Petroandina had the right to extend the SPA beyond the termination date in increments of one month, but not beyond December 31, 2014, in exchange for the Company’s right to borrow up to $2.0 million, not to exceed $7.6 million in the aggregate, from Petroandina per each monthly extension. Petroandina exercised this right through December 31, 2014 with the Company borrowing $7.6 million in total during this period. Repayments of these loans are subject to certain conditions, one of which states that all outstanding loans (along with interest accrued and other amounts) would become due upon the final closing date of the SPA, with the second tranche proceeds being reduced by such outstanding amounts. If the SPA was terminated by either party, any outstanding loans would become due one year from the date of the termination.

On January 1, 2015, HNR Energia exercised its right to terminate the SPA in accordance with its terms as a result of the failure to obtain the necessary approval from the Government of Venezuela. As a result of the termination of the SPA, the Company retained its 51 percent equity interest in Harvest Holding, and Petroandina retained its 29 percent equity interest in Harvest Holding.

HNR Energia and Petroandina also entered into a Shareholders’ Agreement (the “Shareholders’ Agreement”) on December 16, 2013, regarding the shares of Harvest Holding. The Shareholders’ Agreement became effective upon the termination of the SPA.

China

On July 2, 2014, we completed the sale of our rights under a petroleum contract with China National Offshore Oil Corporation for the WAB-21 area for net proceeds of $2.9 million and recorded that amount as a gain from sale of oil and natural gas properties. This area is located in the South China Sea and is the subject of a border dispute between China and Socialist Republic of Vietnam.

Discontinued Operations

Oman

We have no continuing operations in Oman. The nominal loss from discontinued operations for Oman for the year ended December 31, 2014 included general and administrative expenses.

Colombia

During 2013 the Company decided to exit Colombia and incurred certain liabilities associated with the shut- down of our operations. In December 2014, we settled these liabilities with a payment of $2.0 million. We are in the process of closing and exiting our Colombia venture. As we no longer have any interests in Colombia, we have reflected the results in discontinued operations. The loss from discontinued operations included $0.5 million in general and administrative expenses during the year ended December 31, 2014.

Harvest Holding

Share Purchase Agreement – Delta Petroleum

On October 7, 2016, the Company, and HNR Energia, completed the sale of all of HNR Energia’s 51% interest in Harvest Holding, to Delta Petroleum N.V., a limited liability company organized under the laws of Curacao (“Delta Petroleum”), pursuant to a share purchase agreement, dated June 29, 2016 (the “Share Purchase Agreement”). Harvest Holding owned, indirectly through wholly owned subsidiaries, a 40% interest in Petrodelta, through which all of the Company’s interests in Venezuela were owned. Thus, under the Share Purchase Agreement, the Company sold all of its interests in Venezuela to Delta Petroleum. See Note 1 – Organization – Share Purchase Agreement – Delta Petroleum for further information.

As a result of the sale we have reclassified the results of operations relating to Harvest Holding for the years ended December 31, 2015 and 2014 as discontinued operations and classified the assets and liabilities directly related to the sale as of December 31, 2015 and 2014 as assets and liabilities associated with discontinued operations as follows:

	December 31,
	2015	2014
	(in thousands)
Assets associated with discontinued operations
Cash and cash equivalents	$5,256	$447
Accounts receivable	3	12
Prepaid costs	15	12
Embedded derivative asset (1)	5,010	—
Deferred taxes (5)	120	53
Investment in affiliate (2)	—	164,700
Administrative property, net	16	52
Other assets	24	90

	$10,444	$165,366

	December 31,
	2015	2014
	(in thousands)
Liabilities associated with discontinued operations
Accounts payable	$5	$26
Accrued expenses	341	432
Accrued interest payable	954	97
Other current liabilities	160	128
Note payable - non controlling interest owner (3)	—	13,709
Long-term debt (1)	214	—
CT Warrant liability (4)	5,503	—

	$7,177	$14,392

(1)	See Note 11 – Debt and Financing for further information.
(2)	See Note 6 – Investment in Affiliate for further information.
(3)	See Note 17 – Related Party Transactions for further information.
(4)	See Note 12 – Warrant Derivative Liability for further information.
(5)	Net deferred tax assets for Harvest Holding at December 31, 2015 and 2014 include deferred tax assets related to operating loss carryforwards and investment in affiliate, substantially offset by a valuation allowance. The deferred tax liability recognized in prior periods was decreased during 2015 to zero due to the impairment of the Company’s remaining investment in Petrodelta. At December 31, 2015 we had net operating losses for carryforward of $7.3 million available for up to three years from 2013.

The Results of operations for Oman, Colombia and Harvest Holding are reflected in discontinued operations as shown in the table below:

	Year Ended December 31,
	2015	2014
	(in thousands)
Loss from Discontinued Operations
Depreciation	$(21)	$(67)
Exploration expense	—	(24)
Impairment expense – investment affiliate	(164,700)	(355,650)
Allowance for account and note receivable	—	(13,753)
General and administrative expense	(3,052)	(3,101)
Change in fair value of warrant derivative liability	34,510	—
Change in fair value of embedded derivative asset and liabilities	4,813	—
Interest expense	(2,958)	(11)
Loss on sale of Harvest Holding	—	(1,574)
Loss on debt conversion	(1,890)	—
Loss on issuance of debt	(20,402)	—
Foreign currency transaction gains/(losses)	320	(59)
Income tax expense	(27)	(27)
Earnings from investment in affiliate	—	34,949

Loss from discontinued Operations, net of income taxes	$(153,407)	$(339,317)
Loss attributable to noncontrolling interests	(82,087)	(165,223)

Loss attributable to discontinued operations, net of income taxes	$(71,320)	$(174,094)

Note 6 – Investment in Affiliate

Venezuela – Petrodelta, S.A.

The following table summarizes the changes in our investment in affiliate (Petrodelta) as of December 31, 2015 and 2014. Petrodelta’s reporting and functional currency is the USD.

	Year Ended December 31,
	2015	2014
	(in thousands)
Investment at beginning of year	$164,700	$485,401
Equity in earnings	—	34,949
Impairment	(164,700)	(355,650)

Investment at end of year	$—	$164,700

Our 40 percent investment in Petrodelta is owned through our subsidiary, Harvest Holding, a Dutch private company with limited liability. Up until December 16, 2013 we had an 80 percent interest in Harvest Holding. On December 16, 2013, Harvest entered into a share purchase agreement (“SPA”) with Petroandina Resources Corporation to sell our 80 percent equity interest in Harvest Holding in two closings. The first closing occurred on December 16, 2013 when we sold a 29 percent equity interest in Harvest Holding. As a result of the first sale, we own 51 percent of Harvest Holding beginning December 16, 2013 and the non-controlling interest owners hold the remaining 49 percent. See Note 1 – Organizations – Share Purchase Agreement – Delta Petroleum and Note 5 – Dispositions and Discontinued Operations for further information.

The Company was not able to obtain approval from the government of Venezuela during 2014, which was required to complete the second closing for our remaining 51 percent interest in Petrodelta and on January 1, 2015 we terminated the SPA. Due to our failed sales attempts, lack of management influence, and actions and inactions by the majority owner, PDVSA, we believe we no longer exercise significant influence in Petrodelta and in accordance with Accounting Standards Codification “ASC 323 – Investments – Equity Method and Joint Ventures”, we are accounting for our investment in Petrodelta under the cost method (“ASC 325 – Investments – Other”), effective December 31, 2014. Under the cost method we will not recognize any equity in earnings from our investment in Petrodelta in our results of operations, but will recognize any cash dividends in the period they are received.

We performed an impairment analysis of the carrying value of our investment of Petrodelta as of December 31, 2014. The estimated fair value of our investment was determined based on the estimated fair value of Petrodelta’s oil and natural gas properties and other net assets as of December 31, 2014, discounted by a factor for economic instability, foreign currency risks and lack of marketability. Based on this analysis, we recorded a pre-tax impairment charge against the carrying value of our investment in Petrodelta of $355.7 million as of December 31, 2014.

We also performed an impairment analysis of the carrying value of our investment of Petrodelta as of December 31, 2015 due to the continued decline in world oil prices and deteriorating economic conditions in Venezuela which have significantly impacted Petrodelta’s operations. During 2015, Petrodelta’s operating costs exceeded the price realized from the sale of its production due to the significant rate of inflation in Venezuela and the restrictive foreign currency exchange system which Petrodelta is required to operate under. While we believe that our relationship with CT Energy may allow us to restructure our relationship with PDVSA and Petrodelta and allow us to access the alternative foreign currency systems to companies in Venezuela, there can be no assurances that we will be successful in these negotiations. Based on the existing economic environment in which Petrodelta is required to operate, we have concluded that the estimated fair value of our investment in Petrodelta is nil and have recorded a pre-tax impairment charge of $164.7 million to fully impair our investment in Petrodelta as of December 31, 2015. The estimated fair value of our investment was determined based on the estimated fair value of Petrodelta’s oil and natural gas properties and other net liabilities as of December 31, 2015 which exceeded the estimated fair value of the oil and natural gas properties.

The model used in the valuation of Petrodelta was based on an income approach which considered three scenarios relating to the future development of proved, probable and possible reserves and its other net liabilities at December 31, 2015. The three scenarios considered that Petrodelta would have varying degrees of access to foreign exchange regimes as well as our ability to participate in and influence its operations to improve operational performance and efficiencies. Each scenario also considered three price forecasts for crude oil. The weighted average cost of capital of 26.5% was used to discount the future cash flows from these scenarios. The expected value obtained from the income approach less net liabilities at December 31, 2015 resulted in a full impairment of the carrying value of our investment in Petrodelta.

In addition to the impairment charge, we recorded an allowance of $12.2 million to fully reserve the dividend receivable due from Petrodelta relating to the dividend declared in 2011 during the year ended December 31, 2014.

Petrodelta’s financial information is prepared in accordance with International Financial Reporting Standards (“IFRS”) which we have adjusted to conform to U.S. GAAP for the years ending December 31, 2014. The year ended December 31, 2015 is excluded due to the change to the cost method of accounting. The differences between IFRS and U.S. GAAP for which we adjusted are:

•	Deferred income tax: IFRS allows the inclusion of non-monetary temporary differences impacted by inflationary adjustments, whereas U.S. GAAP does not. In addition, we have adjusted for the impact on deferred income tax of other adjustments to arrive at net income under U.S. GAAP.

•	Depletion expense: Oil and natural gas reserves used by Petrodelta in calculating depletion expense under IFRS are provided by Ministry of the People’s Power for Petroleum and Mining (“MENPET”). MENPET reserves are not prepared using the guidance on extractive activities for oil and natural gas (ASC 932). Annually at year-end, we prepare reserve reports for Petrodelta’s oil and natural gas reserves using ASC 932. On a quarterly basis, we recalculate Petrodelta’s depletion using the most recent reserve report using ASC 932 adjusted as appropriate.

•	Under U.S. GAAP abandoned well costs are capitalized and depleted using the guidance on extractive activities for oil and natural gas under Successful Efforts accounting. To conform to U.S. GAAP we reclassified $13.9 million in abandoned wells costs expensed to lease operating costs to depletable costs as per ASC 932.

•	Windfall Profits Tax Credit: The April 2011 Windfall Profits Tax law included a provision wherein it considered that an exemption of the Windfall Profits Tax could be granted for the incremental production of projects and grass root developments until the specific investments are recovered. The projects deemed to qualify for the exemption have to be considered and approved on a case by case basis by MENPET. In March 2013, PDVSA requested from MENPET a Windfall Profits Tax exemption credit under provisions in the April 2011 Windfall Profits Tax law. The exemption was applied to several oil development projects, including Petrodelta. However, MENPET has not defined the projects qualifying for exemption or provided the guidance necessary to calculate the exemption. PDVSA issued to Petrodelta its estimated share of the exemption credit related to 2012 of $55.2 million ($36.4 million net of tax) based on PDVSA’s calculation and projects PDVSA deemed to qualify for the exemption. In July 2014, Petrodelta received confirmation that MENPET had denied PDVSA’s application for the exemption, and Petrodelta reversed its estimated share of the credit. We determined that until MENPET either issues guidance on the exemption provisions in the law or issues payment forms including the exemption credit, or written approval from MENPET for this exemption credit is received by Petrodelta or us, we would exclude the exemption credit from our equity earnings in Petrodelta under U.S. GAAP. In March 2013, we included an adjustment for the differences between IFRS and U.S. GAAP which reversed Petrodelta’s accrual for the Windfall Profits Tax credit, and in June 2014 we recorded an adjustment to Petrodelta’s reversal of the Windfall Profits Tax credit

•	Petrodelta’s revenues are not subject to a value-added tax (“VAT”). However, most of their purchases are subject to VAT. The result is that Petrodelta has $153.7 million of VAT receivables or VAT credits. Petrodelta has recorded a corresponding valuation allowance of $38.2 million against these VAT credits. At December 2014, the valuation allowance of the VAT credits was adjusted for our U.S. GAAP presentation. Under U.S. GAAP, sufficient evidence did not exist to support Petrodelta’s assumptions of recoverability at December 31, 2014. Therefore, for U.S. GAAP purposes the estimated recoverability of the VAT credits was extended to 5 years and the discount rate was increased to 24.0%. The discount rate approximates the December 31, 2014 yield on the 20-year Venezuelan 9 3⁄4 % bond. The resulting value of the VAT credits, net of Petrodelta’s valuation allowance and U.S. GAAP adjustment, is $64.1 million at December 31, 2014.

•	Sports Law Overaccrual: The Organic Law on Sports, Physical Activity and Physical Education (“Sports Law”) was published in the Official Gazette on August 24, 2011. The purpose of the Sports Law is to establish the public service nature of physical education and the promotion, organization and administration of sports and physical activity. Funding of the Sports Law is by contributions made by companies or other public or private organizations that perform economic activities for profit in Venezuela. The contribution is one percent of annual net or accounting profit and is not deductible for income tax purposes. Per the Sports Law, contributions are to be calculated on an after-tax basis. However, in March 2012, CVP has instructed Petrodelta to calculate the contribution on a before-tax basis contrary to the Sports Law. In addition to the adjustments to arrive at Petrodelta’s net income under U.S. GAAP, earnings from affiliate also reflect the amortization of the excess basis in affiliate using the unit-of-production method based on risk adjusted total current estimated reserves.

All amounts through Net Income under U.S. GAAP represent 100 percent of Petrodelta. Summary financial information is presented for the year ended December 31, 2014 and the financial position is presented at December 31, 2014.

Year Ended December 31
2014
(in thousands)
Results under IFRS:
Revenues:
Oil sales	$1,343,452
Natural gas sales	4,590
Royalty	(437,281)

910,761
Expenses:
Operating expenses	303,409
Workovers	28,239
Depletion, depreciation and amortization	129,409
General and administrative	45,623
Windfall profits tax	140,816
Windfall profits (credit) and reversal of credit	55,168

702,664

Income from operations	208,097
Gain (loss) on exchange rate	(260)
Investment earnings and other	7,752
Interest expense	137

Income before income tax	215,726
Current income tax expense	103,619
Deferred income tax expense (benefit)	(32,617)

Net income under IFRS	144,724
Adjustments to increase (decrease) net income under IFRS:
Deferred income tax (expense) benefit	(2,841)
Depletion expense	(12,437)
Adjustment to lease operating costs to conform with GAAP	13,888
Windfall profits credit and (reversal) of credit	55,168
Adjust fair value of value added tax credits	(51,393)
Sports law over accrual	1,322

Net income under U.S. GAAP	148,431
Interest in investment affiliate	40%

Income before amortization of excess basis in investment in affiliate	59,372
Amortization of excess basis in investment in affiliate	(4,428)
Earnings from investment affiliate excluded from results of operations	(19,995)

Earnings from investment affiliate included Harvest’s income	$34,949

As of December 31, 2014
(in thousands)
Financial Position under IFRS:
Current assets	$1,459,676
Property and equipment	1,044,797
Other assets	241,478
Current liabilities	1,437,929
Other liabilities	147,242
Net equity	1,160,780

Conversion Contract

On October 25, 2007, the Venezuelan Presidential Decree which formally transferred to Petrodelta the rights to the Petrodelta Fields subject to the conditions of the Conversion Contract was published in the Official Gazette. Petrodelta is governed by its own charter and bylaws and will engage in the exploration, production, gathering, transportation and storage of hydrocarbons from the Petrodelta Fields for a maximum of 20 years from that date. Petrodelta operates a portfolio of properties in eastern Venezuela including large proven oil fields as well as properties with substantial opportunities for both development and exploration. Petrodelta is to undertake its operations in accordance with Petrodelta’s business plan as set forth in its conversion contract. Under its conversion contract, work programs and annual budgets adopted by Petrodelta must be consistent with Petrodelta’s business plan. Petrodelta’s business plan may be modified by a favorable decision of the shareholders owning at least 75 percent of the shares of Petrodelta.

Sales Contract

The sale of oil and natural gas by Petrodelta to the Venezuelan government is pursuant to a Contract for Sale and Purchase of Hydrocarbons with PDVSA Petroleo S.A. (“PPSA”) signed on January 17, 2008. The form of the agreement is set forth in the Conversion Contract. Crude oil delivered from the Petrodelta Fields to PPSA is priced with reference to Merey 16 published prices, weighted for different markets, and adjusted for variations in gravity and sulphur content, commercialization costs and distortions that may occur given the reference price and prevailing market conditions. Merey 16 published prices are quoted and sold in USD. Natural gas delivered from the Petrodelta Fields to PPSA is priced at $1.54 per thousand cubic feet. Natural gas deliveries are paid in Venezuela Bolivars (“Bolivars”), but the pricing for natural gas is referenced to the U.S. Dollar. PPSA is obligated to make payment to Petrodelta of each invoice within 60 days of the end of the invoiced production month by wire transfer, in USD in the case of payment for crude oil and natural gas liquids delivered, and in Bolivars in the case of payment for natural gas delivered, in immediately available funds to the bank accounts designated by Petrodelta.

When the Sales Contract was executed, Petrodelta was producing only one type of crude, Merey 16. Beginning in October 2011, the Ministry of the People’s Power for Petroleum and Mining (“MENPET”) determined that Petrodelta’s production flowing through the COMOR transfer point was a heavier type of crude, Boscan. Since Petrodelta was producing only Merey 16 when the Sales Contract was executed, the Boscan gravity and sulphur correction factors and crude pricing formula are not included in the Sales Contract. However, under the Sales Contract, PPSA is obligated to receive all of Petrodelta’s production. All production deliveries for all of Petrodelta’s fields have been certified by MENPET and acknowledged by PPSA. All pricing factors to be used in the Merey 16 and Boscan pricing formulas have been provided by and certified by MENPET to Petrodelta.

Since the Sales Contract provides for only one crude pricing formula, the Sales Contract had to be amended to include the Boscan pricing formula to allow Petrodelta to invoice PPSA for El Salto crude oil deliveries. Petrodelta received a draft amendment to the Sales Contract from PDVSA Trade and Supply. The pricing formula in the draft amendment has been used to accrue revenue for El Salto field deliveries from October 1,

2011 through December 31, 2014. Except for the inclusion of the Boscan pricing formula to be used in invoicing El Salto crude oil deliveries, all other terms and conditions of the Sales Contract remain in force. On January 31, 2013, Petrodelta’s board of directors endorsed the amendment to the Sales Contract. The amendment has been approved by CVP’s board of directors. HNR Finance, as shareholder, has agreed to the contract amendment. During 2015, Petrodelta completed billing PPSA for invoices for deliveries through December 2014.

CVP’s board of directors reviewed the amendment on April 30, 2013. A certificate of CVP’s final board resolution approving the amendment dated April 30, 2013 was received by Petrodelta on May 23, 2013. The remaining steps for the contract amendment are to (1) inform MENPET of the approval, (2) receive approval from Petrodelta’s shareholders to amend the Sales Contract including the Boscan formula, and (3) sign the contract amendment with PDVSA Trade and Supply. As of December 31, 2014 revenues of $1,207.2 million ($756.7 million as of December 31, 2013) for El Salto remained uninvoiced to PPSA pending execution of the amendment. The amendment was signed in November 2014 and during January and February of 2015, Petrodelta completed billing PPSA for deliveries through November 2014. This invoicing resulted in an additional $98.6 million in revenue being recognized in the fourth quarter of 2014 due to a pricing change in the formula included in the sales contract.

Payments to Contractors

PDVSA has failed to pay on a timely basis certain amounts owed to contractors that PDVSA has contracted to do work for Petrodelta. PDVSA, through PPSA, purchases all of Petrodelta’s oil production. PDVSA and its affiliates have reported shortfalls in meeting their cash requirements for operations and planned capital expenditures, and PDVSA has fallen behind in certain of its payment obligations to its contractors, including contractors engaged by PDVSA to provide services to Petrodelta. In addition, PDVSA has fallen behind in certain of its payment obligations to Petrodelta, which payments Petrodelta would otherwise use to pay its contractors, including Harvest Vinccler. As a result, Petrodelta has experienced, and is continuing to experience, difficulty in retaining contractors who provide services for Petrodelta’s operations. We cannot provide any assurance as to whether or when PDVSA will become current on its payment obligations. Inability to retain contractors or to pay them on a timely basis is having an adverse effect on Petrodelta’s operations and on Petrodelta’s ability to carry out its business plan.

Harvest Vinccler has advanced certain costs on behalf of Petrodelta. These costs include consultants in engineering, drilling, operations, seismic interpretation, and employee salaries and related benefits for Harvest Vinccler employees seconded into Petrodelta. Currently, we have three employees seconded into Petrodelta. Costs advanced are invoiced on a monthly basis to Petrodelta. Harvest Vinccler is considered a contractor to Petrodelta, and as such, Harvest Vinccler is also experiencing the slow payment of invoices. Petrodelta and Petrodelta’s board have not indicated that the advances are not payable, or that they will not be paid. We fully reserved the outstanding receivables of $1.6 million related to these advances as of December 31, 2014, which was reflected in Harvest’s general and administrative costs.

Windfall Profits Tax

In April 2011, the Venezuelan government published in the Official Gazette the Law Creating a Special Contribution on Extraordinary Prices and Exorbitant Prices in the International Hydrocarbons Market (“Windfall Profits Tax”). In February 2013, the Venezuelan government published in the Official Gazette an amendment to the Windfall Profits Tax. The amended Windfall Profits Tax establishes new levels for contribution of extraordinary and exorbitant prices to the Venezuelan government. Extraordinary prices are considered to be above $60 and equal to or lower than $80 per barrel, and exorbitant prices are considered to be over $80 per barrel.

Functional Currency

Petrodelta’s functional and reporting currency is the USD. PPSA is obligated to make payment to Petrodelta in USD in the case of payment for crude oil and in Bolivars for natural gas liquids delivered. In addition, major contracts for capital expenditures and lease operating expenditures are denominated in USD. Any dividend paid by Petrodelta will be made in USD.

Petrodelta has currency exchange risk from fluctuations of the official prevailing exchange rate that applies to their operating costs denominated in Bolivars. The monetary assets that are exposed to exchange rate fluctuations are cash, accounts receivable, prepaid expenses and other current assets. The monetary liabilities that are exposed to exchange rate fluctuations are accounts payable, accruals, current and deferred income tax and other tax obligations and other current liabilities. All monetary assets and liabilities incurred at the official Bolivar exchange rate are settled at the official Bolivar exchange rate. The official prevailing currency exchange rate was increased from 4.3 Bolivars per U.S. Dollar to 6.3 Bolivars per U.S. Dollar in February 2013. As a result of legislation enacted in December 2013 and January and February of 2014, Venezuela now has a multiple exchange rate system. Most of Petrodelta’s transactions are subject to a fixed official exchange rate of 6.3. The Venezuelan government modified the currency exchange system whereby the official exchange rate of 6.3 Bolivars per USD would only apply to certain economic sectors related to purchases of “essential goods and services” while other sectors of the economy would be subject to a new exchange rate, SICAD I, determined by an auction process conducted by Venezuela’s Complimentary System of Foreign Currency Administration. Participation in the SICAD I mechanism is controlled by the Venezuelan government and is limited to certain companies that operate in designated economic sectors. In March 2014, an additional currency exchange mechanism was established by the Venezuelan government that allows companies within other economic sectors to participate in an additional auction process (“SICAD II”). The exchange rate averaged approximately 50 Bolivars per USD for the re-measurement of our Bolivar denominated assets and liabilities and revenue and expenses. The financial information is prepared using the official fixed exchange rate (6.3 from February 2013 through December 2014). On February 10, 2015, the Ministry of Economy, Finance, and Public Banking, and the Central Bank of Venezuela (BCV) published in the Extraordinary Official Gazette No.6.171 Exchange Agreement No.33 with two Official Notices. The first notice being that the SICAD II exchange rate would be no longer permitted. Secondly, a new exchange rate called the Foreign Exchange Marginal System (“SIMADI”) has been created. The SIMADI rate published on December 31, 2015 is 198.70 Bolivars per USD. The SIMADI’s marginal system is available in limited quantities for individuals and companies to purchase and sell foreign currency via banks and exchange houses. Currently the SIMADI marginal system is the only mechanism available to Harvest Vinccler.

Petrodelta’s results were also impacted by PDVSA changing its policy with respect to invoicing for disbursements made in Bolivars on behalf of Petrodelta to require that such invoices be denominated in USD rather than Bolivars. This change was implemented in the fourth quarter of 2013 with retroactive application to certain transactions occurring in 2011 and thereafter. As a result of this change, Petrodelta recorded a $14.2 million foreign currency loss in the three months ended December 31, 2013.

Collective Labor Agreement

On February 11, 2014, the Collective Labor Agreement for the period from October 1, 2013 thru October 1, 2015, between the employees of the oil industry represented by the Venezuelan Unitary Federation of workers of the oil, gas, and derivatives (FUTPV) and PDVSA were signed. The Collective Labor Agreement established a salary raise and payroll and retirement benefits which had a significant impact on Petrodelta’s payroll cost. The most significant impact was a steep increase of salary around 90%, with 59% retroactive from October 1, 2013, a 23% raise in effect from May 1, 2014 and finally the remaining portion adjusted on January 1, 2015.

Dividends

On November 12, 2010, Petrodelta’s board of directors declared a dividend of $30.6 million, $12.2 million net to HNR Finance. Petrodelta shareholder approval of the dividend was received on March 14, 2011. During the year ended December 31, 2014, we recorded an allowance of $12.2 million, which is reflected in Harvest’s general and administrative costs, to fully reserve the dividend due from Petrodelta. This dividend has not been received as of December 31, 2015.

Note 7 – Venezuela – Other

Harvest Vinccler currently assists us in the oversight of our investment in Petrodelta and in negotiations with PDVSA. Harvest Vinccler’s functional and reporting currency is the USD. They do not have currency exchange risk other than the official prevailing exchange rate that applies to their operating costs denominated in Venezuela Bolivars (“Bolivars”). See Note 1 – Organizations – Share Purchase Agreement – Delta Petroleum and Note 5 – Dispositions and Discontinued Operations for further information.

In January 2014, the Venezuelan government modified the currency exchange system whereby the official exchange rate of 6.3 Bolivars per USD would only apply to certain economic sectors related to purchases of “essential goods and services” while other sectors of the economy would be subject to a new exchange rate, SICAD I, determined by an auction process conducted by Venezuela’s Complimentary System of Foreign Currency Administration. Participation in the SICAD I mechanism is controlled by the Venezuelan government and is limited to certain companies that operate in designated economic sectors.

In March 2014, an additional currency exchange mechanism was established by the Venezuelan government that allows companies within other economic sectors to participate in an additional auction process (“SICAD II”).

On February 10, 2015, the Ministry of Economy, Finance, and Public Banking, and the Central Bank of Venezuela (BCV) published in the Extraordinary Official Gazette No.6.171 Exchange Agreement No.33 with two Official Notices. The first notice being that the SICAD II exchange rate would be no longer permitted. Secondly, a new exchange rate called the Foreign Exchange Marginal System (“SIMADI”) has been created. The SIMADI rate published on December 31, 2015 is 198.70 Bolivars per USD. The SIMADI’s marginal system is available in limited quantities for individuals and companies to purchase and sell foreign currency via banks and exchange houses. Currently the SIMADI marginal system is the only mechanism available to Harvest Vinccler.

We have determined that Harvest Vinccler is not eligible to apply for exchanges at the official rate. We are eligible and have successfully participated in the SIMADI during 2015 and as a result we have adopted the SIMADI exchange rate of approximately 200 Bolivars per USD for the re-measurement of our Bolivar denominated assets and liabilities and revenue and expenses, as we believe the SIMADI rate is most representative of the economics in which Harvest Vinccler operates. Prior to this change, we were using the SICAD II rate of 50 Bolivars per USD.

During the year ended December 31, 2015, Harvest Vinccler exchanged approximately $0.1 million ($0.4 million during the year ended December 31, 2014) and received an average exchange rate of 212.4 Bolivars (34.4 Bolivars during the year ended December 31, 2014) per U.S. Dollar. A gain on foreign currency transactions of $0.3 million was recognized during the year ended December 31, 2015 associated with participating in the SIMADI marginal system. A loss on foreign currency transactions of $0.1 million was recognized during the year ended December 13, 2014 associated with participating in the SICAD II auction process.

The monetary assets that are exposed to exchange rate fluctuations are cash, accounts receivable, prepaid expenses and other current assets. The monetary liabilities that are exposed to exchange rate fluctuations are accounts payable, accruals, current and deferred income tax and other tax obligations and other current liabilities. All monetary assets and liabilities incurred at the official Bolivar exchange rate are settled at the official 6.3 Bolivar exchange rate. At December 31, 2015, the balances in Harvest Vinccler’s Bolivar denominated monetary assets and liabilities accounts that are exposed to exchange rate changes are 11.9 million Bolivars ($0.06 million) and 5.5 million Bolivars ($0.03 million), respectively.

Note 8 – Gabon

We are the operator of the Dussafu PSC with a 66.667 percent ownership interest. Located offshore Gabon, adjacent to the border with the Republic of Congo, the Dussafu PSC covers an area of 680,000 acres with water depths up to 1,650 feet.

The Dussafu PSC partners and the Republic of Gabon, represented by the Ministry of Mines, Energy, Petroleum and Hydraulic Resources, entered into the third exploration phase of the Dussafu PSC with an effective date of May 28, 2012. The Ministry of Mines, Energy, Petroleum and Hydraulic Resources agreed to lengthen the third exploration phase to four years until May 27, 2016. The Company is currently assessing extension possibilities for the exploration phase.

During 2011, we drilled our first exploratory well, Dussafu Ruche Marin-1 (“DRM-1”), and two appraisal sidetracks. DRM-1 and the sidetracks are currently suspended pending further exploration and development activities.

Well planning progressed during 2012 to drill an exploration well in the fourth quarter of 2012 on the Tortue prospect. DTM-1 well was spud November 19, 2012. DTM-1 was drilled with the Scarabeo 3 semi-submersible drilling unit. On January 4, 2013, we announced that DTM-1 had reached the Dental Formation and discovered oil in both the Gamba and Dentale formations. The first appraisal sidetrack of DTM-1 (“DTM-1ST1”) was spud in January 12, 2013. DTM-1ST1 was drilled in the Dentale Formation. Due to a stuck downhole tool, logging operations were terminated before pressure data could be collected to confirm connectivity. The downhole tool was retrieved and the DTM-1 well suspended for future re-entry.

Operational activities during 2014 included additional evaluation of development alternatives, preparation and a formal remittance of a field development plan along with continued processing of 3D seismic. On March 26, 2014, the joint venture partners approved a resolution that the discovered fields are commercial to exploit. On June 4, 2014, a Declaration of Commerciality (“DOC”) was signed with Gabon pertaining to the four discoveries on the Dussafu Project offshore Gabon. Furthermore, on July 17, 2014, the Direction Generale Des Hydrocarbures (“DGH”) awarded an Exclusive Exploitation Authorization (“EEA”) for the development and exploitation of certain oil discoveries on the Dussafu Project and on October 10, 2014, the field development plan was approved. The Company has four years from the date of the EEA approval to begin production.

The Company is currently assessing alternatives to farm-down or sell the Dussafu Project, while weighing the liquidity requirements necessary to maintain ongoing Company operations.

Operational activities during the year ended December 31, 2015, included continued evaluation of development plans, based on the 3D seismic data processed during 2014.

In December 2014, the Company recorded a $50.3 million impairment related to the unproved costs of the Dussafu PSC based on a qualitative analysis which considered our current liquidity needs, our inability to attract additional capital and the decrease in oil and natural gas prices. In December 2015, the Company reassessed the carrying value of the unproved costs related to the Dussafu PSC and recorded an additional impairment of $23.2 million based on its analysis of the value of the unproved costs which considered the value of the contingent and exploration resources and the ability of the Company to develop the project given its current liquidity situation and the depressed price of crude oil. If oil and natural gas prices continue to deteriorate or we fail to obtain adequate financing, farm-down or sell the asset, additional impairments may be required on our prospect.

In the impairment analysis in December 2015, the Company prepared a quantitative and qualitative assessment of the unproved property which estimated the value of the estimated contingent and exploration resources based on the Company’s ability to develop the project given its current liquidity situation and the depressed price of crude oil. The valuation model developed used three price scenarios and a development decision tree model which estimated the value of three development options available to the Company. The value of the development options was determined using outputs from a Monte Carlo simulation model which estimated the net present value of expected future cash flow to be generated from the development of the contingent and exploratory resources in the Dussafu PSC and discounted using a weighted average cost of capital of 21.5%. The development options considered the probability that the Company would be: a) able to farm-down 50% of their working interest; b) able to sell their working interest; and c) unable to complete either of the first 2 options. All inputs used in the valuation process were primarily level 3 in the fair value hierarchy. The concluded fair value of the unproved property costs in our Dussafu project was $28.0 million.

We also reviewed the value of our oilfield inventories that are in the country of Gabon, of which the majority is steel conductor and casing. We impaired the value of this inventory by approximately $1.0 million in 2015, leaving $3.0 million related to this inventory as of December 31, 2015.

See Note 13 – Commitments and Contingencies for a discussion related to our Gabon operations.

Note 9 – Indonesia

We fully impaired our investment in the Budong Production Sharing Contract (“Budong PSC”) in Indonesia as of March 31, 2014. In June 2014, Harvest and our partner adopted a resolution to terminate the Budong PSC. Harvest advised the Indonesian government of this decision and submitted a request to terminate the Budong PSC. On February 5, 2015, the Company entered into a Share Purchase Agreement to transfer shares of Harvest Budong-Budong B.V. to Stockbridge Capital Limited for a nominal amount. On February 17, 2015, a withdrawal request of the earlier termination request was made to the Indonesian government and the withdrawal request was accepted on April 15, 2015. The transfer of shares to Stockbridge Capital Limited was completed on May 4, 2015.

Note 10 – Notes Payable to Noncontrolling Interest Owners

At December 31, 2014, HNR Energia had a note payable to Vinccler of $6.1 million. Principal and interest were payable upon the maturity date of December 31, 2015. On March 6, 2015, Vinccler forgave the note payable and accrued interest of $6.2 million. This was reflected as a contribution to stockholders’ equity.

On August 28, 2014 Petroandina exercised its right to a one month extension of the termination date of the SPA. In accordance with the extension the Company had the option to borrow $2.0 million from Petroandina, which it exercised. Petroandina again extended the SPA on September 29, and October 30, 2014, with the Company borrowing $2.0 million per extension. On November 27, 2014, Petroandina exercised their final extension and the Company borrowed the final maximum amount allowed of $1.6 million. Quarterly interest payments began on December 31, 2014 with the principal due January 1, 2016. The note payable with Petroandina as of December 31, 2014 was $7.6 million. Interest accrued at a rate of 11.0%. We were in default of the loan agreement with Petroandina for not making the April 1, 2015 interest payment. After default the interest rate increased from 11.0% to 13.0%. On June 23, 2015, the Company repaid the note payable of $7.6 million plus accrued interest of $0.4 million.

Note 11 – Debt and Financing

On June 19, 2015, we issued the CT Warrant, 9% and 15% Notes, the Additional Draw Note and Series C preferred stock in connection with the Purchase Agreement with CT Energy and received proceeds of $30.6 million, net of financing fees of $1.6 million. We identified embedded derivative assets and derivative liabilities in the notes and determined that the CT Warrant did not meet the required conditions to qualify for equity classification and was required to be classified as a warrant liability (see Note 12 – Warrant Derivative Liability). The estimated fair value, at issuance, of the embedded derivative asset was $2.5 million, the embedded derivative liability was $13.5 million and the warrant liability was $40.0 million. In accordance with ASC 815, the proceeds were first allocated to the fair value of the embedded derivatives and warrants, which resulted in no value being attributable to the Series C preferred stock and the 9% and 15% Notes. As a result of the allocation, we recognized a loss on the issuance of these securities of $20.4 million from discontinued operations in our consolidated statements of operations and comprehensive loss during the year end December 31, 2015. The following table summarizes the movement of our long-term debt due to related party net of discount:

As of December 31, 2015
(in thousands)
Long-Term Debt (1)
Beginning balance	$—
Proceeds from 9% and 15% Notes to CT Energy	32,200
Proceeds from note payable to CT Energy	1,300
Repayment of note payable to CT Energy	(1,300)
Value assigned to embedded derivatives	(32,200)
Conversion of 9% Note, net of unamortized discount	(11)
Accretion of discount on debt	225

$214

(1)	Debt and financing related to the CT Energy transaction has been reclassified to liabilities associated with discontinued operations. Please see Note 5 – Dispositions and Discontinued Operations for further information.

The face value of the 15% and 9% Notes were recorded net of the discount related to the value allocated to the embedded derivatives and warrant. The unamortized discount of the 15% Note was $25.0 million at December 31, 2015. The Company will accrete the discount over the life of the note using the interest method. Total interest expense associated with this note was $2.2 million, comprised of $2.0 million related to the stated rate of interest on the note and $0.2 million related to the accretion of the discount on the debt. The effective interest rate on the note is approximately 141%. The fair value of the 15% Note at December 31, 2015 was $8.8 million.

15% Non-Convertible Senior Secured Note due June 19, 2020

On June 19, 2015, in connection with the transaction with CT Energy described in Note 1 – Organization, we issued the five-year, 15% Note in the aggregate principal amount of $25.2 million with interest that is compounded quarterly at a rate of 15% per annum and is payable quarterly on the first business day of each January, April, July and October, commencing October 1, 2015. If by June 19, 2016, the volume weighted average price of the Company’s common stock over any consecutive 30-day period has not equaled or exceeded $10.00 per share, the maturity date of the 15% Note will be extended by two years and the interest rates on the 15% Note will adjust to 8.0% (the “15% Note Reset Feature”). During an event of default, the outstanding principal amount bears additional interest at a rate of 2.0% per annum higher than the rate otherwise applicable.

The Company may prepay all or a portion of the note at a prepayment price equal to a make-whole price, as of the prepayment date, with respect to the principal amount of the note being prepaid, plus accrued and unpaid interest. The make-whole price is defined as the greater of (i) 100% of such outstanding principal amount of the 15% Note and (ii) the sum of the present values as of such date of determination of (A) such outstanding principal amount of the 15% Note, assumed, for the purpose of determining the present value thereof, to be paid on the earlier of the stated maturity of this 15% Note or the date that is two years after the date of determination, and (B) all remaining payments of interest (excluding interest accrued to the prepayment date) scheduled to become due and payable after the date of determination and on or before the date that is two years after the date of determination with respect to such outstanding principal amount of the 15% Note, in the case of each of the foregoing clauses (ii)(A) and (B), computed using a discount rate equal to the Treasury Rate as of the date of determination plus 50 basis points.

If an event of default occurs (other than an event of default related to certain bankruptcy events), holders of at least 25% of the outstanding principal of the 15% Note may declare the principal, premium, if any, and accrued and unpaid interest of such notes immediately due and payable. If an event of default related to specified bankruptcy events occurs, an amount equal to the make-whole price for the 15% Note plus accrued and unpaid interest is immediately due and payable.

We have evaluated the 15% Note Reset Feature related to the interest rate and maturity date using “ASC 815 Derivatives and Hedging”. Because the interest rate and maturity date reset are linked to achievement of a certain stock price, the feature is not considered clearly and closely related to the debt host. In addition, the interest rate at the reset date is not tied to any approximation of the expected market rate at the date of the term extension as required by ASC 815. As a result, we are accounting for the 15% Note Reset Feature as an embedded derivative asset that has been measured at fair value with current changes in fair value reflected in our consolidated statements of operations and comprehensive loss.

The embedded 15% Note Reset Feature in the 15% Note was valued using the ‘with’ and ‘without’ method. A Black-Derman-Toy (“BDT”) Model, which is a binomial interest rate lattice model, was used to value the 15% Note and the incremental value attributed to the embedded option was determined based on a comparison of the value of the 15% Note with the feature included and without the feature included. Key inputs into this valuation model are our current stock price, U.S. Treasury rate, our credit spread and the underlying yield volatility. As part of our overall valuation process, management employs processes to evaluate and validate the methodologies, techniques and inputs, including review and approval of valuation judgments, methods, models, process controls, and results. These processes are designed to help ensure that the fair value measurements and disclosures are appropriate, consistently applied, and reliable. We estimate the yield volatility for the 15% Note based on historical daily volatility of the USD denominated Venezuela Sovereign zero coupon yield over a look back period of 6.0 years. The risk-free interest rate is based on the U.S. Treasury yield curve as of the valuation dates for a maturity similar to the expected remaining life of the 15% Note. The credit spread was estimated based on the option adjusted spread (“OAS”) of the Venezuelan yield over the USD Treasury yield and the implied OAS for the transaction as of the date the term sheet was signed to capture the investor’s assessment of the risk in their investment in the Company. This model requires Level 3 inputs (see Note 3 – Summary of Significant Accounting Policies, Financial Instruments and Fair Value Measurements) which were based on our estimates of the probability and timing of potential future financings and fundamental transactions.

The assumptions summarized in the following table were used to calculate the fair value of the derivative asset associated with the 15% Note at the date of issuance:

	Fair Value Hierarchy Level	June 19, 2015
Significant assumptions (or ranges):
Stock price	Level 1 input	$7.28
Weighted Term (years)		5.0
Yield Volatility	Level 2 input	32.5%
Risk-free rate	Level 1 input	1.6% to 2.0%
Dividend yield	Level 2 input	0.0%
Scenario probability:
Claim date extended with Stock Appreciation Date threshold met	Level 3 input	60.0%
Claim date extended with Stock Appreciation Date threshold not met	Level 3 input	42.5%
Claim date not extended with Stock Appreciation Date threshold met	Level 3 input	60.0%
Claim date not extended with Stock Appreciation Date threshold not met	Level 3 input	40.2%
Scenario probability (future draws/no future draws)	Level 3 input	50%/50%

The embedded derivative asset related to the 15% Note contains a Level 3 input related to the probability of our investor lending us additional funds or not lending us funds according to the terms of the loan agreement for the additional draws. We have assumed a 50/50 scenario of the draw or no draw for valuation of the embedded derivative. Changes in this assumption have minimal impacts on the embedded derivative asset valuation as HNR stock price is the primary driver of the value.

The assumptions summarized in the following table were used to calculate the fair value of the derivative asset associated with the 15% Note that was outstanding as of December 31, 2015 on our consolidated balance sheet:

	Fair Value Hierarchy Level	As of December 31, 2015
Significant assumptions (or ranges):
Stock price	Level 1 input	$1.72
Weighted Term (years)		4.47
Yield Volatility	Level 2 input	35%
Risk-free rate	Level 1 input	1.6% to 2.0%
Dividend yield	Level 2 input	0.0%
Scenario probability:
Claim date extended with Stock Appreciation Date threshold met	Level 3 input	54.8%
Claim date extended with Stock Appreciation Date threshold not met	Level 3 input	36.1%
Claim date not extended with Stock Appreciation Date threshold met	Level 3 input	54.8%
Claim date not extended with Stock Appreciation Date threshold not met	Level 3 input	33.4%
Scenario probability (future draws/no future draws)	Level 3 input	50%/50%

The fair value of the embedded derivative asset was $2.5 million at issuance and $5.0 million as of December 31, 2015. We recognized $2.5 million in income from discontinued operations related to the change in fair value of this embedded derivative asset in change in fair value of derivative assets and liabilities in our consolidated statement of operations for the year ended December 31, 2015.

15% Non-Convertible Senior Secured Additional Draw Note

On June 19, 2015, in connection with the transaction with CT Energy described in Note 1 – Organization, the Company also issued the Additional Draw Note which, under certain circumstances, CT Energy may elect to provide $2.0 million of additional funds to the Company per month for up to six months following the one-year anniversary of the closing date of the transaction (up to $12.0 million in aggregate). If funds are loaned under the Additional Draw Note, interest will be compounded quarterly at a rate of 15.0% per annum and will be payable quarterly on the first business day of each January, April, July and October, commencing October 1, 2016. If by the Claim Date, the volume weighted average price of the Company’s common stock over any consecutive 30-day period has not equaled or exceeded $10.00 per share, the maturity date of the Additional Draw Note will be extended by two years and the interest rate on the Additional Draw Note will adjust to 8.0%. During an event of default, the outstanding principal amount will bear additional interest at a rate of 2.0% per annum higher than the rate otherwise applicable.

The Company may prepay all or a portion of the Additional Draw Note at a prepayment price equal to the make-whole price, as of the prepayment date, with respect to the principal amount of the Additional Draw Note being prepaid, plus accrued and unpaid interest. The make-whole price with respect to the Additional Draw Note has the same meaning described above with respect to the 15% Note under.

If an event of default occurs (other than an event of default related to certain bankruptcy events), holders of at least 25% of the outstanding principal of the 15% Note (including the Additional Draw Note, if outstanding) may declare the principal, premium, if any, and accrued and unpaid interest of such notes immediately due and payable. If an event of default related to specified bankruptcy events occurs, an amount equal to the make-whole price for the Additional Draw Note plus accrued and unpaid interest is immediately due and payable.

Because we have not withdrawn any proceeds on this note at issuance and at December 31, 2015, we have assigned no value to the Additional Draw Note, as it does not meet the definition of a derivative in ASC 815 and there is no principal amount outstanding.

9% Convertible Senior Secured Note due June 19, 2020

On June 19, 2015, in connection with the transaction with CT Energy described in Note 1 – Organization we issued the five-year, 9% Note in the aggregate principal amount of $7.0 million, which was immediately convertible into 2,126,525 shares of the Company’s common stock, par value $0.01 per share, at an initial conversion price of $3.28 per share (“Beneficial Conversion Feature”).

Interest on the 9% Note was compounded quarterly at a rate of 9.0% per annum and was payable quarterly on the first business day of each January, April, July and October, commencing October 1, 2015. If by June 19, 2016, the volume weighted average price of the Company’s common stock over any consecutive 30-day period had not equaled or exceeded $10.00 per share, the maturity date of the 9% Note will be extended by two years and the interest rates on the 9% Note will adjust to 8.0% (the “9% Note Reset Feature”).

Regarding the 9% Note Reset Feature, because the interest rate and maturity date reset were linked to achievement of a certain stock price, the feature was not considered clearly and closely related to the debt host. In addition, the interest rate at the reset date was not tied to any approximation of the expected market rate at the date of the term extension as required by ASC 815. As a result, we accounted for the 9% Note Reset Feature as an embedded derivative asset that was measured at fair value with current changes in fair value reflected in change of fair value of derivative assets and liabilities in our consolidated statements of operations and comprehensive loss. The changes in the fair value of this embedded derivative asset was netted against the changes in the fair value of the embedded derivative liabilities relating to the 9% Down-Round Provision and Note Reset Feature discussed below.

The conversion price was subject to adjustment upon the occurrence of certain events, including a stock issuance, dividend, or stock split. If the Company completes an issuance of common stock at a price less than the current conversion price, then the conversion price will be fully reduced to the new issuance price for such below-price issuance (the “9% Down-Round Provision”). This is a full ratchet down round provision that could compensate the holder for an amount greater than dilution related to a stock issuance. For example, in the event of an issuance of stock causing a 10% dilution, the note holder could theoretically be compensated greater than 10% under certain circumstances.

The embedded 9% Down-Round Provision and the 9% Note Reset Feature were valued using the ‘with’ and ‘without’ method. A Binomial Lattice Model was used to value the 9% Note and the incremental value attributed to the embedded options was determined based on a comparison of the value of the 9% Note with the features included and without the features included. Key inputs into this valuation model were our current stock price, U.S. Treasury rate, our credit spread and the underlying stock price volatility. As part of our overall valuation process, management employs processes to evaluate and validate the methodologies, techniques and inputs, including review and approval of valuation judgments, methods, models, process controls, and results. These processes are designed to help ensure that the fair value measurements and disclosures are appropriate, consistently applied, and reliable. We estimated the volatility of our common stock based on historical volatility that matches the expected remaining life of the longest instrument in the transaction, seven years. The risk-free interest rate was based on the U.S. Treasury yield curve as of the valuation dates for a maturity similar to the expected remaining life of the 9% Note. The credit spread was estimated based on the option adjusted spread (“OAS”) of the Venezuelan yield over the USD Treasury yield and the implied OAS for the transaction as of the date the term sheet was signed to capture the investor’s assessment of the risk in their investment in the Company. This model requires Level 3 inputs (see Note 3 – Summary of Significant Accounting Policies, Financial Instruments and Fair Value Measurements) which were based on our estimates of the probability and timing of potential future draws.

We have evaluated the 9% Down-Round Provision and the 9% Note Reset Feature using ASC 815. The Convertible Down-Round Provision is not consistent with a fixed-price-for-fixed-number of shares instrument and therefore precludes the conversion option from being indexed to the Company’s own stock. As a result, the conversion option did not meet the scope exception in ASC 815 and was bifurcated as a separate liability that has been measured at fair value with current changes in fair value reflected in our consolidated statements of operations and comprehensive loss.

The fair value of the net embedded derivative liabilities was $13.5 million at issuance and $11.1 million immediately prior to the conversion of the 9% Note. We recognized $2.3 million in income for the change in the fair value of this embedded derivative liabilities in our consolidated statement of operations for the year ended December 31, 2015.

On September 15, 2015, the 9% Note, the associated accrued interest and related derivative liabilities were converted into 2,166,900 shares of the Company’s common stock. The Company recognized a $1.9 million loss on debt conversion. The $1.9 million loss on debt conversion was the result of the difference between the September 14, 2015 carrying value of the 9% Note, including accrued interest and unamortized debt discount ($0.2 million) and the fair value of the related derivative liabilities ($11.1 million) less the fair value of the 2,166,900 shares issued upon conversion ($13.2 million) at September 15, 2015.

The assumptions summarized in the following table were used to calculate the fair value of the net embedded derivative liability associated with the 9% Note at the date of issuance:

	Fair Value Hierarchy Level	June 19, 2015
Significant assumptions (or ranges):
Stock price	Level 1 input	$7.28
Term (years)		5.0
Volatility	Level 2 input	90%
Risk-free rate (base)	Level 1 input	0.27%
Risk-free rate (5 year)	Level 1 input	2.05%
Risk-free rate (7 year)	Level 1 input	2.40%
Dividend yield	Level 2 input	0.0%

Note 12 – Warrant Derivative Liability

CT Warrant

On June 19, 2015, in connection with the transaction with CT Energy described in Note 1 – Organization, we issued a warrant exercisable for 8,517,705 shares of the Company’s common stock at an initial exercise price of $5.00 per share (the “CT Warrant”). The CT Warrant may not be exercised until the volume weighted average price of the Company’s common stock over any consecutive 30-day period equals or exceeds $10.00 per share. The CT Warrant has been reclassified to liabilities associated with discontinued operations. See Note 5 – Dispositions and Discontinued Operations for further information.

The fair value of the CT Warrant was $40.0 million at issuance and $5.5 million as of December 31, 2015. We recognized income from discontinued operations of $34.5 million related to the change in fair value of the warrant liability in our consolidated statement of operations and comprehensive loss for the year ended December 31, 2015.

The CT Warrant can be exercised at the option of the investor in cash or by effecting a reduction in the principal amount of the 15% Note (See Note 11 – Debt and Financing). If the CT Warrant is exercised through the reduction in the principal amount of the 15% Note, the reduction will be equal to the amount obtained by multiplying the number of shares of common stock for which the CT Warrant is exercised by (i) the exercise price then in effect divided by (ii) (A) the defined make-whole price with respect to the outstanding principal amount of such 15% Note divided by (B) the outstanding principal amount of such 15% Note. The exercise price of the CT Warrant is subject to adjustment upon the occurrence of certain events, including stock issuance, dividend or stock split.

In addition, the holder of the CT Warrant has certain registration rights regarding the CT Warrant and the shares of common stock issuable upon exercise of the CT Warrant.

We have analyzed the CT Warrant to determine whether it should be classified as a derivative liability or equity instrument. Provisions of the CT Warrant agreement allow for a change in the exercise price of the CT Warrant upon the occurrence of certain corporate events. These exercise price adjustments incorporate variables other than those used to determine the fair value of a fixed-for-fixed forward or option on equity shares therefore the CT Warrant is not considered to be “indexed to the issuer’s own stock” and does not meet the exception from derivative treatment in ASC 815. HNR continues to account for the CT Warrant as a derivative which was marked to market as of December 31, 2015.

Estimating fair values of derivative financial instruments requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, option-based techniques (such as the Monte Carlo model) are highly volatile and sensitive to changes in the trading market price of our common stock. Since derivative financial instruments are initially and subsequently carried at fair value, our income will reflect the volatility in these estimate and assumption changes. A Monte Carlo simulation model is used to value the CT Warrant to determine if the Stock Appreciation Date is achieved, which is based on the average stock price over a 30 day period (21 trading days) reaching $10.00 per share. This requires Level 3 inputs (See Note 3 – Summary of Significant Accounting Policies, Financial Instruments and Fair Value Measurements) which are fundamentally based on market data but require complex modeling. The additional modeling is required in order to simulate future stock prices, to determine whether the Stock Appreciation Date is achieved and to model the projected exercise behavior of the warrant holders.

The assumptions summarized in the following table were used to calculate the fair value of the warrant derivative liability at the date of issuance:

	Fair Value Hierarchy Level	June 19, 2015
Significant assumptions (or ranges):
Stock price	Level 1 input	$7.28
Exercise price	Level 1 input	$5.00
Stock appreciation date price (hurdle)	Level 1 input	$10.00
Term (warrants)		3.0
Term (claim date)		1.0
Term (claim date extended)		1.5
Volatility	Level 2 input	90.0%
Risk-free rate (warrants)	Level 1 input	1.09%
Risk-free rate (claim date)	Level 1 input	0.27%
Risk-free rate (claim date extended)	Level 1 input	0.48%
Dividend yield	Level 2 input	0.0%

The assumptions summarized in the following table were used to calculate the fair value of the warrant derivative liability that was outstanding as of the balance sheet date presented on our consolidated balance sheet:

	Fair Value Hierarchy Level	As of December 31, 2015
Significant assumptions (or ranges):
Stock price	Level 1 input	$1.72
Exercise price	Level 1 input	$5.00
Stock appreciation date price (hurdle)	Level 1 input	$10.00
Term (warrants)		2.4668
Term (claim date)		0.4672
Term (claim date extended)		0.9672
Volatility	Level 2 input	110.0%
Risk-free rate (warrants)	Level 1 input	1.27%
Risk-free rate (claim date)	Level 1 input	0.55%
Risk-free rate (claim date extended)	Level 1 input	0.70%
Dividend yield	Level 2 input	0.0%

Inherent in the Monte Carlo valuation model are assumptions related to expected stock price volatility, expected life, risk-free interest rate and dividend yield. As part of our overall valuation process, management employs processes to evaluate and validate the methodologies, techniques and inputs, including review and approval of valuation judgments, methods, models, process controls, and results. These processes are designed to help ensure that the fair value measurements and disclosures are appropriate, consistently applied, and reliable. We estimate the volatility of our common stock based on historical volatility that matches the expected remaining life of the longest instrument in the transaction, seven years. The risk-free interest rate is based on the U.S. Treasury yield curve as of the valuation dates for a maturity similar to the expected remaining life of the CT Warrant. The expected life of the CT Warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which we anticipate to remain at zero.

MSD Warrants

On October 28, 2015, the warrants issued as inducements in connection with a $60 million term loan facility that was paid off in May 2011 (“MSD Warrants”) expired (461,522 warrants outstanding: December 31, 2014).

The fair value of these warrants as of December 31, 2014 and at expiration was $0.00 per warrant. The Warrant Purchase Agreement dated as of October 28, 2010 includes certain anti-dilution provisions which adjust the number of warrants and the exercise price per warrant. The issuance of the CT Energy 9% Note, because of the initial conversion price and the CT Warrant of 8,517,705 shares triggered the anti-dilution provisions on the MSD Warrants which resulted in the issuance of 386,935 additional warrants during the year ended December 31, 2015. In addition, the exercise price per share for all warrants was repriced to $27.88 per warrant during the year ended December 31, 2015. The warrants had been classified as a liability on our consolidated balance sheets and marked to market. The valuation for the warrants had based primarily on our stock price of $7.24 at December 31, 2014, their remaining life of 0.83 years and their strike price of $27.88 as of December 31, 2014. We recognized $0.0 million in warrant liability income in our consolidated statement of operations and comprehensive loss year ended December 31, 2015 for these warrants and $2.0 million for the year ended December 31, 2014. The assumptions summarized in the following table were used to calculate the fair value of the warrant derivative liability related to the MSD warrants that were outstanding at December 31, 2014:

	Fair Value Hierarchy Level	As of December 31, 2014
Significant assumptions (or ranges):
Stock price	Level 1 input	$7.24
Term (years)		0.83
Volatility	Level 2 input	67%
Risk-free rate	Level 1 input	0.21%
Dividend yield	Level 2 input	0.0%
Scenario probability (fundamental change event/debt raise/equity raise)	Level 3 input	0%/100%/0%

Note 13 – Commitments and Contingencies

We have employment contracts with five executive officers which provide for annual base salaries, eligibility for bonus compensation and various benefits. The contracts provide for a lump sum payment as a multiple of base salary in the event of termination of employment without cause. In addition, these contracts provide for payments as a multiple of base salary and bonus, excise tax reimbursement, outplacement services and a continuation of benefits in the event of termination without cause following a change in control. By providing one year notice, these agreements may be terminated by either party on or before May 31, 2016.

We have various contractual commitments pertaining to leasehold, training, and development costs for the Dussafu PSC totaling $4.5 million. Under the EEA granted for the Dussafu PSC on July 17, 2014, we are required to commence production within four years of the date of grant in order to preserve our rights to production under the EEA. We expect that significant capital expenditures will be required prior to commencement of production which is expected in 2016 under the approved field development plan. These work commitments are non-discretionary; however, we do have the ability to control the pace of expenditures. The table below consists of our contractual commitments for office space and various other commitments:

	Payments Due by Period
	Total	Less than 1 Year	1-2 Years	3-4 Years	After 4 Years
	(in thousands)
Obligations:
Oil and natural gas activities	$4,520	$1,130	$1,130	$1,130	$1,130
Office leases	171	157	14	—	—

Total contractual obligations	$4,691	$1,287	$1,144	$1,130	$1,130

Under the agreements with our partners in the Dussafu PSC and the Budong PSC, we are jointly and severally liable to various third parties. As of December 31, 2015, the gross carrying amount associated with obligations to third parties which were fixed at the end of the period was $0.3 million ($2.4 million as of December 31, 2014) and is related to accounts payable to vendors, accrued expenses and withholding taxes payable to taxing authorities. As we are the operators for the Dussafu PSC and Budong PSC, the gross carrying amount related to accounts payable and withholding taxes and the net amount related to other accrued expenses are reflected in the consolidated balance sheet in accounts payable and accrued expenses leaving $0.1 million in fixed obligations as of December 31, 2015 ($0.3 million as of December 31, 2014) attributable to our joint partners’ share which is not accrued in our balance sheet. Our partners have advanced $0.0 million ($0.5 million as of December 31, 2014) to satisfy their share of these obligations which was $0.1 million as of December 31, 2015 ($0.8 million as of December 31, 2014). As we expect our partners will continue to meet their obligations to fund their share of expenditures, we have not recognized any additional liability related to fixed joint interest obligations attributable to our joint interest partners.

Kensho Sone, et al. v. Harvest Natural Resources, Inc., in the United States District Court, Southern District of Texas, Houston Division. On July 24, 2013, 70 individuals, all alleged to be citizens of Taiwan, filed an original complaint and application for injunctive relief relating to the Company’s interest in the WAB-21 area of the South China Sea. The complaint alleged that the area belonged to the people of Taiwan and sought damages in excess of $2.9 million and preliminary and permanent injunctions to prevent the Company from exploring, developing plans to extract hydrocarbons from, conducting future operations in, and extracting hydrocarbons from, and the WAB-21 area. The Company filed a motion to dismiss the suit, which was granted by the district court in August 2014. The plaintiffs appealed the dismissal. The Fifth Circuit Court of Appeals heard oral arguments on June 3, 2015 and affirmed the district court’s dismissal on June 4, 2015. The plaintiffs filed a petition for writ of certiorari with the Supreme Court of the United States. On October 13, 2015, the Supreme Court denied the petition.

The following related class action lawsuits were filed on the dates specified in the United States District Court, Southern District of Texas: John Phillips v. Harvest Natural Resources, Inc., James A. Edmiston and Stephen C. Haynes (March 22, 2013) (“Phillips case”); Sang Kim v. Harvest Natural Resources, Inc., James A. Edmiston, Stephen C. Haynes, Stephen D. Chesebro’, Igor Effimoff, H. H. Hardee, Robert E. Irelan, Patrick M. Murray and J. Michael Stinson (April 3, 2013); Chris Kean v. Harvest Natural Resources, Inc., James A. Edmiston and Stephen C. Haynes (April 11, 2013); Prastitis v. Harvest Natural Resources, Inc., James A. Edmiston and Stephen C. Haynes (April 17, 2013); Alan Myers v. Harvest Natural Resources, Inc., James A. Edmiston and Stephen C. Haynes (April 22, 2013); and Edward W. Walbridge and the Edward W. Walbridge Trust v. Harvest Natural Resources, Inc., James A. Edmiston and Stephen C. Haynes (April 26, 2013). The complaints allege that the Company made certain false or misleading public statements and demand that the defendants pay unspecified damages to the class action plaintiffs based on stock price declines. All of these actions have been consolidated into the Phillips case. The Company and the other named defendants have filed a motion to dismiss and intend to vigorously defend the consolidated lawsuits. We are currently unable to estimate the amount or range of any possible loss.

In May 2012, Newfield Production Company (“Newfield”) filed notice pursuant to the Purchase and Sale Agreement between Harvest (US) Holdings, Inc. (“Harvest US”), a wholly owned subsidiary of Harvest, and Newfield dated March 21, 2011 (the “PSA”) of a potential environmental claim involving certain wells drilled on the Antelope Project. The claim asserts that locations constructed by Harvest US were built on, within, or otherwise impact or potentially impact wetlands and other water bodies. The notice asserts that, to the extent of potential penalties or other obligations that might result from potential violations, Harvest US must indemnify Newfield pursuant to the PSA. In June 2012, we provided Newfield with notice pursuant to the PSA (1) denying that Newfield has any right to indemnification from us, (2) alleging that any potential environmental claim related to Newfield’s notice would be an assumed liability under the PSA and (3) asserting that Newfield indemnify us pursuant to the PSA. We dispute Newfield’s claims and plan to vigorously defend against them. We are currently unable to estimate the amount or range of any possible loss.

On May 31, 2011, the United Kingdom branch of our subsidiary, Harvest Natural Resources, Inc. (UK), initiated a wire transfer of approximately $1.1 million ($0.7 million net to our 66.667 percent interest) intending to pay Libya Oil Gabon S.A. (“LOGSA”) for fuel that LOGSA supplied to our subsidiary in the Netherlands, Harvest Dussafu, B.V., for the company’s drilling operations in Gabon. On June 1, 2011, our bank notified us that it had been required to block the payment in accordance with the U.S. sanctions against Libya as set forth in Executive Order 13566 of February 25, 2011, and administered by OFAC, because the payee, LOGSA, may be a blocked party under the sanctions. The bank further advised us that it could not release the funds to the payee or return the funds to us unless we obtain authorization from OFAC. On October 26, 2011, we filed an application with OFAC for return of the blocked funds to us. Until that application is approved, the funds will remain in the blocked account, and we can give no assurance when OFAC will permit the funds to be released. On April 23, 2014, we received a notice that OFAC had denied our October 26, 2011 application for the return of the blocked funds. During the year ended December 31, 2015 primarily due to the passage of time, we recorded a $0.7 million allowance for doubtful accounts to general and administrative costs associated with the blocked payment and $0.4 million receivable from our joint venture partner. On October 13, 2015, we filed a request that OFAC reconsider its decision and on March 8, 2016 OFAC denied our October 13, 2015 request for the return of blocked funds; however, the Company will continue attempts to recover the funds from OFAC.

Robert C. Bonnet and Bobby Bonnet Land Services vs. Harvest (US) Holdings, Inc., Branta Exploration & Production, LLC, Ute Energy LLC, Cameron Cuch, Paula Black, Johnna Blackhair, and Elton Blackhair in the United States District Court for the District of Utah. This suit was served in April 2010 on Harvest and Elton Blackhair, a Harvest employee, alleging that the defendants, among other things, intentionally interfered with plaintiffs’ employment agreement with the Ute Indian Tribe – Energy & Minerals Department and intentionally interfered with plaintiffs’ prospective economic relationships. Plaintiffs seek actual damages, punitive damages, costs and attorney’s fees. The court administratively closed the case in 2013. The case was reopened in 2014 as a result of a Circuit Court of Appeals’ ruling. On November 3, 2015, the court granted a stipulated motion to dismiss with prejudice and the lawsuit was dismissed.

Uracoa Municipality Tax Assessments. Harvest Vinccler, a subsidiary of Harvest Holding, has received nine assessments from a tax inspector for the Uracoa municipality in which part of the Uracoa, Tucupita and Bombal fields are located as follows:

•	Three claims were filed in July 2004 and allege a failure to withhold for technical service payments and a failure to pay taxes on the capital fee reimbursement and related interest paid by PDVSA under the Operating Service Agreement (“OSA”). Harvest Vinccler has filed a motion with the Tax Court in Barcelona, Venezuela, to enjoin and dismiss one of the claims and has protested with the municipality the remaining claims.

•	Two claims were filed in July 2006 alleging the failure to pay taxes at a new rate set by the municipality. Harvest Vinccler has filed a protest with the Tax Court in Barcelona, Venezuela, on these claims.

•	Two claims were filed in August 2006 alleging a failure to pay taxes on estimated revenues for the second quarter of 2006 and a withholding error with respect to certain vendor payments. Harvest Holding has filed a protest with the Tax Court in Barcelona, Venezuela, on one claim and filed a protest with the municipality on the other claim.

•	Two claims were filed in March 2007 alleging a failure to pay taxes on estimated revenues for the third and fourth quarters of 2006. Harvest Vinccler has filed a protest with the municipality on these claims.

Harvest Vinccler disputes the Uracoa tax assessments and believes it has a substantial basis for its positions based on the interpretation of the tax code by SENIAT (the Venezuelan income tax authority), as it applies to operating service agreements, Harvest Holding has filed claims in the Tax Court in Caracas against the Uracoa Municipality for the refund of all municipal taxes paid since 1997.

Libertador Municipality Tax Assessments. Harvest Vinccler has received five assessments from a tax inspector for the Libertador municipality in which part of the Uracoa, Tucupita and Bombal fields are located as follows:

•	One claim was filed in April 2005 alleging the failure to pay taxes at a new rate set by the municipality. Harvest Vinccler has filed a protest with the Mayor’s Office and a motion with the Tax Court in Barcelona, Venezuela, to enjoin and dismiss the claim. On April 10, 2008, the Tax Court suspended the case pending a response from the Mayor’s Office to the protest. If the municipality’s response is to confirm the assessment, Harvest Holding will defer to the Tax Court to enjoin and dismiss the claim.

•	Two claims were filed in June 2007. One claim relates to the period 2003 through 2006 and seeks to impose a tax on interest paid by PDVSA under the OSA. The second claim alleges a failure to pay taxes on estimated revenues for the third and fourth quarters of 2006. Harvest Vinccler has filed a motion with the Tax Court in Barcelona, Venezuela, to enjoin and dismiss both claims.

•	Two claims were filed in July 2007 seeking to impose penalties on tax assessments filed and settled in 2004. Harvest Vinccler has filed a motion with the Tax Court in Barcelona, Venezuela, to enjoin and dismiss both claims.

Harvest Vinccler disputes the Libertador allegations set forth in the assessments and believes it has a substantial basis for its position. As a result of the SENIAT’s interpretation of the tax code as it applies to operating service agreements, Harvest Vinccler has filed claims in the Tax Court in Caracas against the Libertador Municipality for the refund of all municipal taxes paid since 2002.

On May 4, 2012, Harvest Vinccler learned that the Political Administrative Chamber of the Supreme Court of Justice issued a decision dismissing one of Harvest Vinccler’s claims against the Libertador Municipality. Harvest Vinccler continues to believe that it has sufficient arguments to maintain its position in accordance with the Venezuelan Constitution. Harvest Vinccler plans to present a request of Constitutional Revision to the Constitutional Chamber of the Supreme Court of Justice once it is notified officially of the decision. Harvest Vinccler has not received official notification of the decision. Harvest Vinccler is unable to predict the effect of this decision on the remaining outstanding municipality claims and assessments.

On January 15, 2015, HNR Finance and Harvest Vinccler S.C.A submitted a Request for Arbitration against the Government of Venezuela before the International Centre for Settlement of Investment Disputes (“ICSID”) regarding HNR Finance’s interest in Petrodelta. The Request for Arbitration set forth numerous claims, including (a) the failure of the Venezuelan government to approve the Company’s negotiated sale of its 51 percent interest in Harvest Holding to Petroandina on any reasonable grounds in 2013-2014, resulting in the termination of the SPA (b) the failure of the Venezuelan government to approve the Company’s previously negotiated sale of its interest in Petrodelta to PT Pertamina (Persero) on any reasonable grounds in 2012-2013, resulting in the termination of a purchase agreement entered into between HNR Energia and PT Pertamina (Persero); (c) the failure of the Venezuelan government to allow Petrodelta to pay approved and declared dividends for 2009; (d) the failure of the Venezuelan government to allow Petrodelta to approve and declare dividends since 2010, in violation of Petrodelta’s bylaws and despite Petrodelta’s positive financial results between 2010 and 2013; (e) the denial of Petrodelta’s right to fully explore the reserves within its designated areas; (f) the failure of the Venezuelan government to pay Petrodelta for all hydrocarbons sales since Petrodelta’s incorporation, recording them instead as an ongoing balance in the accounts of PDVSA, the Venezuelan government-owned oil company that controls Venezuela’s 60 percent interest in Petrodelta, and as a result disregarding Petrodelta’s managerial and financial autonomy; (g) the failure of the Venezuelan government to pay Petrodelta in US dollars for the hydrocarbons sold to PDVSA, as required under the mixed company contract; (h) interference with Petrodelta’s operations, including PDVSA’s insistence that PDVSA and its affiliates act as a supplier of materials and equipment and provider of services to Petrodelta; (i) interference with Petrodelta’s financial management, including the use of low exchange rates Bolivars/US dollars to the detriment of the Company and to the benefit of the Venezuelan government, PDVSA and its affiliates; and (j) the forced migration of the Company’s investment in Venezuela from an operating services agreement to a mixed company structure in 2007.

On January 26, 2015, Petroandina filed a complaint for breach of contract against the Company and its subsidiary HNR Energia in Court of Chancery of the State of Delaware (“Court of Chancery”). The complaint states that HNR Energia breached provisions of the Shareholders Agreement between Petroandina and HNR Energia, which provisions require HNR Energia to provide advance notice of, and deposit $5.0 million into an escrow account, before bringing any claim against the Venezuelan government. Under those provisions, if Petroandina so requests, an appraisal of Petroandina’s 29 percent interest in Harvest Holdings must be performed, and Petroandina has the right to require HNR Energia to purchase that 29 percent interest at the appraised value. Petroandina’s claim requests that, among other things, the court (a) declare that HNR Energia has breached the Shareholders’ Agreement by submitting the Request for Arbitration against the Venezuelan government on January 15, 2015 (which Request for Arbitration was subsequently withdrawn without prejudice); (b) declare that the Company has breached its guaranty of HNR Energia’s obligations under the Shareholders’ Agreement; (c) direct the Company and HNR Energia to refrain from prosecuting any legal proceeding against the Venezuelan government (including the previously filed Request for Arbitration) until such time as they have complied with the relevant provisions of the Shareholders’ Agreement; (d) award Petroandina costs and fees related to the lawsuit; and (e) award Petroandina such other relief as the court deems just and proper. On January 28, 2015, the Court of Chancery issued an injunction ordering the Company and HNR Energia to withdraw the Request for Arbitration and not take any action to pursue its claims against Venezuela until Harvest and HNR Energia have complied with the provisions of the Shareholders’ Agreement or otherwise reached an agreement with Petroandina. Accordingly, on January 28, 2015, HNR Finance B.V. and Harvest Vinccler S.C.A. withdrew without prejudice the Request for Arbitration. In the Delaware proceeding, the Company and HNR Energia have until May 23, 2016 to respond to Petroandina’s complaint. We are currently unable to estimate the amount or range of any possible loss.

On February 27, 2015, Harvest (US) Holdings, Inc. (“Harvest US”), a wholly owned subsidiary of Harvest, Branta, LLC and Branta Exploration & Production Company, LLC (together, “Branta,” and together with Harvest US, “Plaintiffs”) filed a complaint against Newfield Production Company (“Newfield”) in the United States District Court for the District of Colorado. Plaintiffs previously sold oil and natural gas assets located in Utah’s Uinta Basin to Newfield pursuant to two Purchase and Sale Agreements, each dated March 21, 2011. In the complaint, Plaintiffs allege that, prior to the sale, Newfield breached separate confidentiality agreements with Harvest US and Branta by discussing the auction of the assets with a potential bidder for the assets, which caused the potential bidder not to participate in the auction and resulted in a depressed sales price for the assets. The complaint seeks damages and fees for breach of contract, violation of the Colorado Antitrust Act, violation of the Sherman Antitrust Act and tortious interference with a prospective business advantage. In September 2015, Plaintiffs amended their complaint to add Ute Energy, LLC and Crescent Point Energy Corporation as defendants.

We are a defendant in or otherwise involved in other litigation incidental to our business. In the opinion of management, there is no such incidental litigation that will have a material adverse effect on our financial condition, results of operations and cash flows.

Note 14 – Taxes

Taxes on Income

The tax effects of significant items comprising our net deferred income taxes related to continuing operations are as follows:

	As of December 31,
	2015		2014
	Foreign	United States and Other	Foreign	United States and Other
	(in thousands)
Deferred tax assets:
Operating loss carryforwards	$42,791	$13,547	$46,234	$8,718
Stock-based compensation	—	3,471	—	6,479
Accrued compensation	—	653	—	376
Oil and natural gas properties	26,065	—	18,515	—
Alternative minimum tax credit	—	2,545	—	4,299
Other	—	89	—	81

Total deferred tax assets	68,856	20,305	64,749	19,953

Deferred tax liabilities:
Tax on unremitted earnings of foreign subsidiaries	—	—	—	(14,700)
Other liabilities	—	(278)	—	(141)
Fixed assets	—	(3)	—	(3)

Total deferred tax liabilities	—	(281)	—	(14,844)

Net deferred tax asset (liability)	68,856	20,024	64,749	5,109
Valuation allowance	(68,856)	(20,024)	(64,749)	(19,809)

Net deferred tax asset (liability) after valuation allowance	$—	$—	$—	$(14,700)

As a result of the adoption of ASU No. 2015-17 the deferred tax assets (liabilities) as of December 31, 2015 and 2014 were included in the consolidated balance sheets as Long-term deferred tax liabilities of $0.0 and $14.7 million, respectively.

After assessing the possible actions which management may take in 2016 and the next few years during the year ended December 31, 2015, we continued to recognize that a deferred tax liability related to income tax on undistributed earnings of our foreign subsidiaries may be appropriate. The Company is pursuing various alternatives with respect to its future operations and cannot assert that any future earnings will not be remitted to the U.S. as operations require.

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets (“DTAs”). A significant piece of objective negative evidence evaluated was the cumulative losses incurred in our foreign operating entities over the three-year period ended December 31, 2015. Such objective evidence limits the ability to consider other subjective evidence such as our projections for future growth or future asset dispositions. We have therefore placed a valuation allowance on all of our foreign DTAs.

Management also reviewed the earnings history of our U.S. operations and determined that the Company is not expected to have sufficient taxable income in the U.S. due to its inability to sell the remaining equity interest in Harvest Holding and the lack of other income producing operations. Consequently, the Company is not expected to utilize its deferred tax assets and carries a valuation allowance on these deferred tax assets.

Additionally, there was a significant increase to the valuation allowance attributable to the recognition of deferred tax assets related to the impairment of the Dussafu PSC as the deferred tax assets are more likely than not to be unrealizable. The components of loss from continuing operations before income taxes are as follows:

	Year Ended December 31,
	2015	2014
	(in thousands)
Income (loss) from continuing operations before income taxes
United States	$(14,041)	$(12,310)
Foreign	(29,659)	(65,403)

Total	$(43,700)	$(77,713)

The provision (benefit) for income taxes on continuing operations consisted of the following at December 31:

	Year Ended December 31,
	2015	2014
	(in thousands)
Current:
United States	$(1,755)	$(87)
Foreign	5	20

	(1,750)	(67)

Deferred:
United States	(14,700)	(58,250)
Foreign	—	—

	(14,700)	(58,250)

	$(16,450)	$(58,317)

A comparison of the income tax expense (benefit) on continuing operations at the federal statutory rate to our provision for income taxes is as follows:

	Year Ended December 31,
	2015	2014
	(in thousands)
Income tax expense (benefit) from continuing operations:
Tax expense (benefit) at U.S. statutory rate	$(10,345)	$(27,741)
Effect of foreign source income and rate differentials on foreign income	(27,793)	994
Non-deductible interest	11,397	—
Tax on unremitted earnings of foreign subsidiaries	(14,700)	(75,200)
Expired losses	25,901	2,409
Other changes in valuation allowance	4,323	35,464
Other permanent differences	(9)	2,001
Return to accrual and other true-ups	8,533	3,277
Debt exchange	(12,079)	—
Warrant derivatives	(1,685)	(684)
Liability for uncertain tax positions	—	(29)
Other	7	1,192

Total income tax expense (benefit) – continuing operations	$(16,450)	$(58,317)

Rate differentials for foreign income result from tax rates different from the U.S. tax rate being applied in foreign jurisdictions.

At December 31, 2015, we have the following net operating losses available for carryforward (in thousands):

United States	$38,707	Available for up to 20 years from 2012
Gabon	22,269	Available for up to 3 years from 2013
The Netherlands	134,858	Available for up to 9 years from 2007

As a result of the first Petroandina closing in 2013, the Company realized a tax gain of $47.4 million which was included in U.S. taxable income pursuant to the provisions of the Internal Revenue Code. The Company utilized $9.8 million of available losses from prior years as well as a current year tax loss of $37.6 million to offset income resulting from the sale, leaving $9.3 million of losses available to offset taxable income in future periods. However, as a result of the alternative minimum tax provisions (“AMT”), we did incur AMT of $1.9 million increasing the amount of the AMT credit carryforward. During 2014, the Company incurred a net operating loss (“NOL”) for AMT purposes. A portion of this AMT NOL was carried back to 2013 to offset 90% of the $1.9 million AMT liability incurred during the year. Accounts receivable at December 31, 2015 included a tax receivable of $1.7 million which was received from the Internal Revenue Service on February 12, 2016. The AMT credit carryforward at December 31, 2015 amounts to $2.6 million.

If the U.S. operating loss carryforwards are ultimately realized, there would be no amounts credited to additional paid in capital for tax benefits associated with deductions for income tax purposes related to stock options and convertible debt.

Accumulated Undistributed Earnings of Foreign Subsidiaries

Under ASC 740-30-25-17, no deferred tax liability must be recorded if sufficient evidence shows that a foreign subsidiary has invested or will invest its undistributed earnings or that the earnings will be remitted in a tax-free manner. Management must consider numerous factors in determining timing and amounts of possible future distribution of these earnings to the parent company and whether a U.S. deferred tax liability should be recorded for these earnings. These factors include the future operating and capital requirements of both the parent company and the subsidiaries, remittance restrictions imposed by foreign governments or financial agreements and tax consequences of the remittance, including possible application of U.S. foreign tax credits and limitations on foreign tax credits that may be imposed by the Internal Revenue Code and regulations.

Prior to 2013, no U.S. taxes had been recorded on these earnings as it was our practice and intention to reinvest the earnings of our non-U.S. subsidiaries into our foreign operations. During the fourth quarter of 2013, management evaluated numerous factors related to the timing and amounts of possible future distribution of foreign earnings to the parent company, with consideration of the sale of non-U.S. assets. Because management was pursuing various alternatives with respect to the Company’s future operations and disposition of any sale proceeds, a determination was made that it was appropriate to record a deferred tax liability associated with the unremitted earnings of our foreign subsidiaries. Due primarily to the $355.7 million pre-tax impairment of Petrodelta, this deferred tax liability decreased by $75.2 million to $14.7 million at December 31, 2014.

As of December 31, 2015, the book-tax outside basis difference in our foreign subsidiary resulting from unremitted earnings from our foreign operations was reduced to zero due to a pre-tax impairment of the Company’s remaining investment in Petrodelta of $164.7 million. This benefit was recorded to continuing operations, consistent with the Company’s continued investment in foreign subsidiaries. The entire net deferred tax liability as of December 31, 2014 has been reflected as a long-term liability, a characterization consistent with the Company’s adoption of Accounting Standards Update (“ASU”) No. 2015-17.

Accounting for Uncertainty in Income Taxes

The FASB issued ASC 740-10 (prior authoritative literature: Financial Interpretation No. (“FIN”) 48, “Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109 (“FIN 48”) to create a single model to address accounting for uncertainty in tax positions. ASC 740-10 clarifies the accounting for income taxes, by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. ASC 740-10 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods and disclosure.

We or one of our subsidiaries file income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. With few exceptions, we are no longer subject to tax examinations by tax authorities for years before 2010. Our primary income tax jurisdictions and their respective open audit years as of December 31, 2015 are:

Tax Jurisdiction	Open Audit Years
United States	2012 – 2015
The Netherlands	2013 – 2015

In January 2014, the U.S. IRS began an audit of our U.S. tax returns for 2011 and 2012. The audit was concluded in October 2014 with an increase in tax of $0.01 million. The Company has recently received notice from the U.S. IRS that it intends to audit the Company’s 2013 and 2014 tax years. The audit is expected to commence in April 2016.

The changes in our reserve for unrecognized tax benefits follow, which have been reclassified to discontinued operations:

	Year Ended December 31,
	2015	2014
	(in thousands)
Balance at beginning of year	$288	$318
Additions for tax positions of prior years	—	—
Reductions for tax positions of prior years	(168)	(30)

Balance at end of year	$120	$288

The release of the reserve for uncertain tax positions of $0.03 million during the year ended December 31, 2014 was primarily related to the resolution of a Dutch tax matter regarding treatment of certain costs charged to our Dutch affiliate. However, this amount was offset by an adjustment to the valuation allowance resulting in a nil net tax. In 2015, the reserve was adjusted for a law change re-opening a prior closed year ($0.1 million) offset by a benefit ($0.3 million) from the expiration of the period of assessment on a tax related interest issue. The benefit was included as a reduction of interest expense in our consolidated results of operations and comprehensive income for the year ended December 31, 2015. We believe that it is likely that remaining amount for the uncertain tax position will be resolved within the next twelve months, and the amount of unrecognized tax benefits will significantly decrease.

There were no changes in our reserve for unrecognized tax benefits related continuing operations.

Note 15 – Stock-Based Compensation and Stock Purchase Plans

Total share-based compensation expense, which includes stock options, restricted stock, SARs, and RSUs, totaled $2.0 million for the year ended December 31, 2015 and $1.6 million for the year ended December 31, 2014. All awards utilize the straight line method of amortization over the vesting period. The following table is a summary of compensation expense (income) recorded in general and administrative expense in our consolidated statements of operations and comprehensive loss by type of awards:

	Year Ended December 31,
Employee Stock-Based Compensation	2015	2014
	(in thousands)
Equity based awards:
Stock options	$2,003	$2,073
Restricted stock	135	578
RSUs	133	—

Total expense related to equity based awards	2,271	2,651
Liability based awards:
SARs	(260)	(1,236)
RSUs	12	197

Total expense related to liability based awards	(248)	(1,039)

Total compensation expense	$2,023	$1,612

As of December 31, 2015, we had several long term incentive plans under which stock options, restricted stock, SARs and RSUs can be granted to eligible participants including employees, non-employee directors and consultants of our Company or subsidiaries:

•	2010 Long Term Incentive Plan, as amended (“2010 Plan”) – Provides for the issuance of up to 1,931,250 shares of our common stock in satisfaction of stock options, SARs, restricted stock, RSUs and other stock-based awards. No more than 606,250 shares may be granted as restricted stock and annually no individual may be granted more than 250,000 stock options or SARs. The 2010 Plan also permits the granting of performance awards to eligible employees and consultants. In the event of a change in control, all outstanding stock options and SARs become immediately exercisable to the extent permitted by the plan, and any restrictions on restricted stock and RSUs lapse. At December 31, 2015, all shares available under the 2010 Plan had been granted.

•	2006 Long Term Incentive Plan (“2006 Plan”) – Provides for the issuance of up to 456,250 shares of our common stock in satisfaction of stock options, SARs and restricted stock. No more than 81,250 shares may be granted as restricted stock, and no individual may be granted more than 225,000 stock options or SARs and not more than 43,750 shares of restricted stock during any period of three consecutive calendar years. The 2006 Plan also permits the granting of performance awards to eligible employees and consultants. In the event of a change in control, all outstanding stock options and SARs become immediately exercisable to the extent permitted by the plan, and any restrictions on restricted stock lapse. The termination date for the 2006 LTIP Plan is May 17, 2016. At December 31, 2015, all shares available under the 2006 Plan had been granted.

•	2004 Long Term Incentive Plan (“2004 Plan”) – Provides for the issuance of up to 437,500 shares of our common stock in satisfaction of stock options, SARs and restricted stock. No more than 109,500 shares may be granted as restricted stock, and no individual may be granted more than 109,500 stock options and not more than 27,500 shares of restricted stock over the life of the plan. The 2004 Plan also permits the granting of performance awards to eligible employees and consultants. In the event of a change in control, all outstanding stock options and SARs become immediately exercisable to the extent permitted by the plan, and any restrictions on restricted stock lapse. With the exception of outstanding awards, the 2004 Plan terminated on May 20, 2014.

•

2001 Long Term Stock Incentive Plan (“2001 Plan”) – Provides for the issuance of up to 424,250 shares of our common stock in the form of Incentive Stock Options and Non-Qualified Stock Options. No officer may be granted more than 125,000 stock options during any one fiscal year, as adjusted for any changes in capitalization, such as stock splits. In the event of a change in control, all outstanding options become immediately exercisable to the extent permitted by the 2001 Plan. At December 31, 2015, stock option awards to purchase 21,250 common shares remain available for grant.

Stock Options

Stock options granted under the plans must be no less than the fair market value of our common stock on the date of grant. Stock options granted under the plans generally vest ratably over a three year period beginning from the date of grant. Stock options granted under the plans expire five to ten years from the date of grant.

Prior to 2015, the fair value of each stock option award was estimated on the date of grant using the Black-Scholes option-pricing model which uses assumptions for the risk-free interest rate, volatility, dividend yield and the expected term of the options. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for a period equal to the expected term of the option. Expected volatility is based on historical volatilities of our stock. We do not assume any dividend yield since we do not pay dividends. The expected term of options granted is the weighted average life of stock options and represents the period of time that options are expected to be outstanding.

In 2015, the fair value of each stock option was estimated on the date of grant using a Monte Carlo simulation since the options were also subject to a market condition. These options will not become exercisable until the first day on which the volume weighted average price of the common stock over any 30-day period, commencing on or after the award date, equals or exceeds $10.00 per share (“VWAP condition”) in addition to the ratable vesting over a three year period. The Monte Carlo simulation includes this VWAP condition and uses assumptions for the risk-free interest rate, volatility, and dividend yield while a suboptimal exercise factor determines the expected term of the options. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for a period equal to the expected term of the option. Expected volatility is based on historical volatilities of our stock. We do not assume any dividend yield since we do not pay dividends. The expected term of options granted represents the period of time that options are expected to be outstanding. The Monte Carlo simulation assumed a suboptimal exercise factor of 2.5 meaning that exercise is generally expected to occur when the share price reaches 2.5 times the award’s exercise price.

On December 31, 2015, we awarded stock options vesting over three years to purchase 211,750 of our common shares to our employees and executive officers and 170,750 stock options were granted during the year ended December 31, 2014.

On December 9, 2015, we additionally issued 882,050 options with a life of 4.6 years and an exercise price of $4.52 subject to the VWAP condition. These options vest one-third on July 22, 2016, one-third on July 22, 2017 and one-third on July 22, 2018 with an expiry date of July 22, 2020. These options were issued as replacement awards for the equivalent number of SARs issued on July 22, 2015. The options were issued with the equivalent terms, exercise price, and VWAP conditions as the SARs.

We also consider an estimated forfeiture rate for all stock option awards, and we recognize compensation cost only for those shares that are expected to vest, on a straight-line basis over the requisite service period of the award, which is generally the vesting term of three years. The forfeiture rate is based on historical experience.

Options	Outstanding	Weighted- Average Exercise Price		Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
	(in thousands)
Options outstanding as of December 31, 2014	1,134	$31.24		2.0	$—
Granted	1,094	4.52	(1)		—
Exercised	—	—
Cancelled	(442)	(39.40)

Options outstanding as of December 31, 2015	1,786	12.84		3.5	—

Options exercisable as of December 31, 2015	503	$28.64		1.5	—

(1)	These options will not become exercisable until the first day on which the volume weighted average price of the common stock over any 30-day period, commencing on or after the award date, equals or exceeds $10.00 per share, as reported by the NYSE in addition to the ratable vesting over a three year period.

Of the options outstanding, 0.5 million were exercisable at a weighted-average exercise price of $28.64 as of December 31, 2015 and 0.7 million at $35.40 as of December 31, 2014.

In 2014 the value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model. In 2015, the value of each stock option grant is estimated on the date of grant using a Monte Carlo simulation. Each have the following weighted average assumptions:

	As of December 31,
	2015	2014
For options granted during:
Weighted average fair value	$1.72	$11.88
Weighted average expected life	4.7 years	5 years
Expected volatility (1)	100%	76.7%
Risk-free interest rate	1.7%	1.5%
Suboptimal exercise factor (2)	2.5	—
Weighted average pre-vest forfeiture rate	1.1%	1.0%
Dividend yield	0.0%	0.0%

(1)	Expected volatilities are based on historical volatilities of our stock.
(2)	A suboptimal exercise factor of 2.5 means that exercise is generally expected to occur when the share price reaches 2.5 times the award’s exercise price.

A summary of our unvested stock option awards as of December 31, 2015, and the changes during the year then ended is presented below:

Unvested Stock Options	Outstanding	Weighted-Average Grant-Date Fair Value
	(in thousands)
Unvested as of December 31, 2014	469	$15.40
Granted	1,094	1.72
Vested	(161)	(11.96)
Expired	(119)	(25.52)

Unvested as of December 31, 2015	1,283	$3.24

The total intrinsic value of stock options exercised during the year ended December 31, 2015 was $0.0 million and 2014 was $0.0 million. The total fair value of stock options that vested during the year ended December 31, 2015, was $1.9 million and $2.4 million during the year ended December 31, 2014.

As of December 31, 2015, there was $3.0 million of total future compensation cost related to unvested stock option awards that are expected to vest. That cost is expected to be recognized over a weighted average period of 1.86 years.

Restricted Stock

Restricted stock is issued on the grant date, but cannot be sold or transferred. Restricted stock granted to directors vest one year after date of grant. Restricted stock granted to employees vest at the third year after date of grant. Vesting of the restricted stock is dependent upon the employee’s continued service to Harvest.

A summary of our restricted stock awards as of December 31, 2015, and the changes during the year then ended is presented below:

Restricted Stock	Outstanding	Weighted-Average Grant-Date Fair Value
	(in thousands)
Unvested as of December 31, 2014	22	$19.28
Granted	—	—
Vested	(1)	(23.40)
Forfeited	—	—

Unvested as of December 31, 2015	21	$19.20

No restricted stock shares were awarded during the years ended December 31, 2015 and 2014. The restricted stock is scheduled to vest at the third year after date of grant for employees and vested one year after date of grant for directors. The fair value of the restricted stock that vested during the year ended December 31, 2015 was $11,700 and $1.9 million during the year ended December 31, 2014.

As of December 31, 2015 there was $0.1 million of total future compensation cost related to unvested restricted stock awards that are expected to vest. That cost is expected to be recognized over a weighted average period of 0.5 years.

Stock Appreciation Rights (“SARs”)

All SAR awards granted to date have been granted outside of active long-term incentive plans and are held by Harvest employees. SARs granted in 2015 vest ratably over three years beginning in the first year of grant. Vesting of SARs is dependent upon the employee’s continued service to Harvest. SAR awards are settled either in cash or Harvest common stock if available through an equity compensation plan. For recording of compensation, we assume the SAR award will be cash-settled and record compensation expense based on the fair value of the SAR awards at the end of each period.

The significant assumptions are summarized in the following table that were used to calculate the fair value of the SARs granted on July 22, 2015 and amended December 9, 2015 that were outstanding as of the balance sheet date presented on our consolidated balance sheet:

	Fair Value Hierarchy Level	As of December 31, 2015
Significant assumptions (or ranges):
Stock price	Level 1 input	$1.72
Exercise price	Level 1 input	$4.52
Threshold price	Level 1 input	$10.00
Suboptimal exercise factor	Level 3 input	2.5
Term (years)		4.56
Volatility	Level 2 input	105.0%
Risk-free rate	Level 1 input	1.66%
Dividend yield	Level 2 input	0.0%

As these awards are accounted for as liabilities, the fair value of each SAR was estimated at December 31, 2015 using a Monte Carlo simulation since the SARs were also subject to a market condition. These SARs will not become exercisable until the first day on which the volume weighted average price of the common stock over any 30-day period, commencing on or after the award date, equals or exceeds $10.00 per share (“VWAP condition”) in addition to the ratable vesting over a three year period. The Monte Carlo simulation includes this VWAP condition and uses assumptions for the risk-free interest rate, volatility, and dividend yield while a suboptimal exercise factor determines the expected term of the SARs. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for a period equal to the expected term of the SAR. Expected volatility is based on historical volatilities of our stock. We do not assume any dividend yield since we do not pay dividends. The expected term of SARs granted represents the period of time that SARs are expected to be outstanding. The Monte Carlo simulation assumed a suboptimal exercise factor of 2.5 meaning that exercise is generally expected to occur when the share price reaches 2.5 times the award’s exercise price. The suboptimal exercise factor was the Level 3 input used for the valuation of the SARs. In general, if the suboptimal exercise factor increases then the fair value of the SAR will increase or vice versa. A change in the Level 3 input has a minimal effect on the valuation of the SARs as the primary driver is our stock price.

SAR award transactions under our employee compensation plans are presented below:

SARs	Outstanding	Weighted- Average Exercise Price		Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
	(in thousands)
SARS outstanding as of December 31, 2014	281	$19.80		2.2	$—
Granted	1,266	4.52	(1)	5.0	—
Cancelled	(882)	(4.52	) (1)
Expired	(22)	(20.48)

SARS outstanding as of December 31, 2015	643	10.68		3.3	—

SARS exercisable as of December 31, 2015	242	$19.80		1.3	—

(1)	These options will not become exercisable until the first day on which the volume weighted average price of the common stock over any 30-day period, commencing on or after the award date, equals or exceeds $10.00 per share, as reported by the NYSE in addition to the ratable vesting over a three year period.

Of the SAR awards outstanding, 0.2 million were exercisable at the weighted-average exercise price of $19.80 as of December 31, 2015, 0.3 million exercisable at the weighted-average exercise price of $19.80 as of December 31, 2014.

During the year ended December 31, 2015, there were 1.3 million SAR awards granted and nil during the year ended December 31, 2014.

On July 22, 2015, we issued 1.3 million SARs at an exercise price of $4.52 per share, vesting ratably over three years from the date of grant and on the first day on which the volume weighted average price of the common stock over any 30-day period, commencing on or after the award date, equals or exceeds $10.00 per share, as reported by the NYSE. The dual vesting requirements necessitated that all of these awards be valued using a Monte Carlo simulation. Since the Company had an insufficient numbers of shares available from existing long-term incentive plans, the SARs were classified as liability awards when issued.

On December 9, 2015, our board of directors approved modifications of a portion of the July 22, 2015 awards. Of the 1.3 million SARs issued, 0.9 million were cancelled and replaced with options under the 2010 Plan. All other terms remained the same. The fair value of the vested portion of the cancelled SARs approximated the fair value of the replacement options granted on December 9, 2015. The remaining 0.4 million SARs continue to be classified as liability awards.

A summary of our unvested SAR awards as of December 31, 2015, and the changes during the year then ended is presented below:

Unvested SARs	Outstanding	Weighted-Average Fair Value
	(in thousands)
Unvested as of December 31, 2014	85	$2.04
Granted	1,265	1.28
Vested	(66)	(0.24)
Cancelled	(882)	(1.40)
Expired	(1)	(0.20)

Unvested as of December 31, 2015	401	$0.84

No SAR awards were exercised during the years ended December 31, 2015, and 2014. The total fair value of SAR awards that vested during the year ended December 31, 2015, was $15,960 and $0.2 million during the year ended December 31, 2014.

Restricted Stock Units (“RSUs”)

RSU awards granted prior to 2015 have been granted outside of active long-term incentive plans, are held by Harvest employees and directors, and are settled either in cash or Harvest common stock if available through an equity compensation plan and are accounted for as liability awards . RSU awards granted in 2012, 2014 and 2015 to employees vest at the third year after date of grant. RSU awards granted in 2015 to our board of directors vest one year after the date of grant. Vesting of the RSU awards is dependent upon the employee’s and director’s continued service to Harvest.

On September 9, 2015, we issued 80,001 RSUs vesting one year from the date of grant to our directors. These awards are classified as liability awards. These awards are measured at their fair values based on our closing stock price at December 31, 2015.

The significant assumptions are summarized in the following table that were used to calculate the fair value of the restricted stock units granted on July 22, 2015 and amended December 9, 2015 that were outstanding as of the balance sheet date presented on our consolidated balance sheet:

	Fair Value Hierarchy Level	As of December 9, 2015
Significant assumptions (or ranges):
Stock price	Level 1 input	$2.52
Threshold price	Level 1 input	$10.00
Term (years)		10.0
Volatility	Level 2 input	80.0%
Risk-free rate	Level 1 input	2.27%
Dividend yield	Level 2 input	0.0%

A summary of our RSU awards as of December 31, 2015, and the changes during the year then ended is presented below:

RSUs	Outstanding	Weighted-Average Fair Value
	(in thousands)
Unvested as of December 31, 2014	226	$7.24
Granted	473	2.92
Vested	(81)	(6.00)
Forfeited	—	—

Unvested as of December 31, 2015 (1)	618	$2.08

1)	At December 31, 2015, unvested RSUs of 0.4 million and 0.2 million were accounted for as equity and liability awards, respectively.

The 81,536 RSU awards, which reflected vesting in 2015, were settled for cash of $0.5 million. The 25,835 RSU awards which vested in 2014 were settled for cash of $0.5 million. The fair value of the RSU awards that vested during the year ended December 31, 2015 and 2014 were $0.3 million and $0.2 million, respectively.

On July 22, 2015, we issued 0.4 million restricted stock units vesting at three years from the date of grant as stock based compensation awards to certain employees. Subject to the three year vesting requirement, the RSUs awarded will not become exercisable until the first day on which the volume weighted average price of the common stock over any 30-day period, commencing on or after the award date, equals or exceeds $10.0 per share, as reported by the NYSE. The dual vesting requirements necessitated that all of these awards be valued using a Monte Carlo simulation. Since an insufficient numbers of shares were available from existing long-term incentive plans, the RSUs were classified as liability awards at issuance.

On December 9, 2015, our board of directors approved a modification to share-settle the 0.4 million RSUs granted on July 22, 2015. This modification changed the classification of these awards from liability to equity awards. The fair value of the vested portion of the initial RSUs approximated the fair value of the modified RSUs on December 9, 2015. The grant-date fair value of the modified RSUs was $2.28 per RSU.

As of December 31, 2015 there was $1.0 million of total future compensation cost related to unvested RSU awards expected to vest. That cost is expected to be recognized over a weighted average period of 2.2 years.

Common Stock Warrants

In connection with the transaction with CT Energy on June 19, 2015, we issued a warrant exercisable for 8,517,705 shares of the Company’s common stock at an initial exercise price of $5.00 per share with an expiration date of June 19, 2018. The CT Warrant may not be exercised until the volume weighted average price of the Company’s common stock over any consecutive 30-day period equals or exceeds $10.00 per share. See Note 1 – Organization and Note 12 – Warrant Derivative Liability.

Note 16 – Operating Segments

We regularly allocate resources to and assess the performance of our operations by segments that are organized by unique geographic and operating characteristics. The segments are organized in order to manage regional business, currency and tax related risks and opportunities. Operations included under the heading “United States” include corporate management, cash management, business development and financing activities performed in the United States and other countries, which do not meet the requirements for separate disclosure. All intersegment revenues, other income and equity earnings, expenses and receivables are eliminated in order to reconcile to consolidated totals. Corporate general and administrative and interest expenses are included in the United States segment and are not allocated to other operating segments. In previous years, charges for intersegment general and administrative and interest expenses were included in results for the respective operating segments, and operating segment assets included intersegment receivables and loans. Segment loss and operating segment assets for prior periods have been adjusted to conform to the current presentation method in which intersegment items are eliminated from each segment’s results and assets.

	Year Ended December 31,
	2015	2014
	(in thousands)
Segment Income (Loss) From Continuing Operations
Gabon	$(28,448)	$(55,563)
Indonesia	(43)	(9,558)
United States and other	1,241	45,725

Loss from continuing operations	$(27,250)	$(19,396)

	As of December 31,
	2015	2014
	(in thousands)
Operating Segment Assets
Gabon	$32,710	$60,051
Indonesia	5	176
United States and other	4,622	2,453

	37,337	62,680
Discontinued operations (b)	10,444	165,366

Total assets	$47,781	$228,046

(a)	See Note 5 – Dispositions and Discontinued Operations.

Note 17 – Related Party Transactions

The noncontrolling interest owners in Harvest Holdings, Vinccler (currently owning 20 percent) and Petroandina (currently owning 29 percent) are both related parties of the Company.

As of December 31, 2014, HNR Energia had a note payable to Vinccler of $6.1 million. Principal and interest were payable upon the maturity date of December 31, 2015. Interest accrued at a rate of U.S. Dollar based three month LIBOR plus 0.5%. On March 9, 2015, Vinccler forgave the note payable and accrued interest totaling $6.2 million. This was reflected as a contribution to stockholders’ equity.

On May 11, 2015, the Company borrowed $1.3 million to fund certain corporate expenses and issued a note payable to CT Energy bearing an interest rate of 15.0% per annum, with a maturity date of January 1, 2016. On June 19, 2015, the Company repaid the note payable and accrued interest.

On June 3, 2015, the Company entered into the note with James A. Edmiston, President and Chief Executive Officer of the Company, for $50,000. The note carried interest at 11.0% per year and was to mature upon the earlier to occur of June 30, 2016 or the date on which the Loan Obligations (as defined in that certain Loan Agreement, dated as of September 11, 2014, by and among the Company, HNR Energia B.V. and Petroandina Resources Corporation N.V.) are paid in full. On June 19, 2015, the Company repaid the note payable and accrued interest.

As of December 31, 2014, HNR Energia had a note payable to Petroandina of $7.6 million. Principal was due by January 1, 2016. Interest payments were quarterly beginning on December 31, 2014. On June 23, 2015 the Company repaid the note payable of $7.6 million plus accrued interest of $0.4 million.

On June 19, 2015, Harvest sold to CT Energy the 15% Note, the 9% Note and the Series C preferred stock. Shortly after this transaction two representatives of CT Energy were appointed to Harvest’s board of directors. On September 15, 2015, CT Energy converted the 9% Note, including accrued interest, into 2,166,900 shares of Harvest’s common stock and Harvest redeemed the Series C preferred stock. See Note 1 – Organization for more information about the CT Energy transaction.

On January 4, 2016, HNR Finance made a loan to CT Energia in the amount of $5.2 million under an 11.0% promissory note due 2019 (the “CT Energia Note”), dated January 4, 2016, executed by CT Energia. The purpose of the loan is to provide CT Energia with collateral to obtain funds for one or more loans to Petrodelta. The loans to Petrodelta are to assist Petrodelta in satisfying its working capital needs and discharging its obligations. Interest on the CT Energia Note is due and payable on the first of each January and July, commencing July 1, 2016. The full amount outstanding, including any unpaid accrued interest, is due on January 4, 2019; however, HNR Finance’s sole recourse for payment of the principal amount of the loan is the payments of principal and interest from loans that CT Energia has made to Petrodelta. If and when CT Energia receives any payments of principal or interest from loans it has made to Petrodelta, then those proceeds must be used to prepay unpaid interest and principal under the CT Energia Note. The source of funds for HNR Finance’s $5.2 million loan to CT Energia was a capital contribution from Harvest Holding, which, in return, received the same aggregate amount of capital contributions from its shareholders, pro rata according to their equity interests in Harvest Holding. Of that aggregate amount of capital contributions, HNR Energia contributed $2.6 million, which it had received as a capital contribution from Harvest.

Note 18 – Mezzanine Equity

In connection with the CT Energy transaction described in Note 1 – Organization, the Company also issued CT Energy 69.75 shares of its newly created Series C preferred stock, par value $0.01 per share. The primary purpose of the Series C preferred stock was to provide the holder of the 9% Note with voting rights equivalent to the common stock underlying the unconverted portion of the 9% Note. The Series C preferred stock was not entitled to receive dividends, had perpetual maturity, and had a $4.00 per share liquidation preference. On September 15, 2015, upon the conversion of the 9% Note, the shares of Series C preferred stock were redeemed.

As discussed in Note 11 – Debt and Financing, no value was attributed to the Series C preferred stock. Prior to its redemption on September 15, 2015, shares of the Series C preferred stock were recorded in temporary equity in accordance with ASC 480 – Distinguishing Liabilities from Equity, as the redemption of the shares was outside of the control of the Company.

Note 19 – Quarterly Financial Data (unaudited)

Summarized quarterly financial data is as follows:

	Quarter Ended
	March 31	June 30	September 30	December 31
	(amounts in thousands, except for per share data)
Year ended December 31, 2015
Expenses	$(6,119)	(4,765)	(6,078)	$(27,161)
Non-operating gain (loss)	(234)	191	477	(11)

Loss from continuing operations before income taxes	(6,353)	(4,574)	(5,601)	(27,172)
Income tax expense (benefit)	(384)	1,591	(1,857)	(15,800)

Loss from continuing operations	(5,969)	(6,165)	(3,744)	(11,372)
Income (loss) discontinued operations (1)	(1,002)	(18,520)	9,162	(143,047)

Net income (loss)	(6,971)	(24,685)	5,418	(154,419)
Less: Net loss attributable to noncontrolling interest owners	(352)	(262)	(294)	(81,179)

Net income (loss) attributable to Harvest	$(6,619)	$(24,423)	$5,712	$(73,240)

Basic Earnings (Loss) per Share:
Income (loss) from continuing operations	$(0.56)	$(0.58)	$(0.34)	$(0.88)
Income (loss) discontinued operations	(0.06)	(1.71)	0.86	(4.81)

Net income (loss) attributable to Harvest	$(0.62)	$(2.29)	$0.52	$(5.69)

Diluted Earnings (Loss) per Share:
Income (loss) from continuing operations	$(0.56)	$(0.58)	$(0.34)	$(0.88)
Income (loss) discontinued operations	(0.06)	(1.71)	0.86	(4.81)

Net income (loss) attributable to Harvest	$(0.62)	$(2.29)	$0.52	$(5.69)

	Quarter Ended
	March 31	June 30	September 30	December 31
	(amounts in thousands, except for share data)
Year ended December 31, 2014
Expenses	$(11,822)	(9,057)	(4,134)	$(52,549)
Non-operating gain (loss)	(4,888)	(48)	2,771	2,014

Loss from continuing operations before income taxes	(16,710)	(9,105)	(1,363)	(50,535)
Income tax expense (benefit)	(961)	(94)	2,354	(59,616)

Income (loss) from continuing operations	(15,749)	(9,011)	(3,717)	9,081
Discontinued operations (2)	16,342	15,025	(696)	(369,988)

Net income (loss)	593	6,014	(4,413)	(360,907)
Less: Net income (loss) attributable to noncontrolling interest owners	8,601	7,665	(273)	(181,216)

Net loss attributable to Harvest	$(8,008)	$(1,651)	$(4,140)	$(179,691)

Basic Earnings (Loss) per Share:
Income (loss) from continuing operations	$(1.51)	$(0.86)	$(0.35)	$0.85
Discontinued operations	0.74	0.70	(0.04)	(17.77)

Net income (loss) attributable to Harvest	$(0.77)	$(0.16)	$(0.39)	$(16.92)

Diluted Earnings (Loss) per Share:
Income (loss) from continuing operations	$(1.51)	$(0.86)	$(0.35)	$0.85
Discontinued operations	0.74	0.70	(0.04)	(17.77)

Net income (loss) attributable to Harvest	$(0.77)	$(0.16)	$(0.39)	$(16.92)

(1)	Includes $164.7 million impairment during the quarter ended December 31, 2015 related to our investment in Petrodelta and $24.2 million impairment of oil and natural gas properties (including oilfield inventory) for Dussafu PSC. See Note 6 – Investment in Affiliate and Note 8- Gabon.
(2)	Includes $355.7 million impairment during the quarter ended December 31, 2014 related to our investment in Petrodelta, $13.8 million allowance for doubtful accounts for long-term receivable – investment in affiliate, and $50.3 million impairment of oil and natural gas properties for Dussafu PSC. See Note 6 – Investment in Affiliate and Note 8- Gabon.

Note 20 – Subsequent Events

On January 4, 2016, Harvest entered into transactions to amend its existing 15.0% non-convertible note due 2020 and to make a loan, via one of its subsidiaries, to a third party. The parties involved in the transactions are HNR Energia, Harvest Holding, HNR Finance, CT Energy and CT Energia Holding Ltd., a Malta corporation (“CT Energia”) that is the service provider under the June 19, 2015 management agreement with Harvest and HNR Finance. Harvest and CT Energy executed a first amendment of Harvest’s 15% non-convertible promissory note due 2020 (the “Original Note”), dated June 19, 2015, payable to CT Energy in the original principal amount of $25.2 million. The amendment increases the principal amount of the Original Note to $26.1 million to reflect a loan back to Harvest equal to the amount of interest that otherwise would have been due to CT Energy on January 1, 2016, less withholding tax due as a result of the interest that was owed at January 1, 2016.

On January 4, 2016, HNR Finance provided a loan to CT Energia in the amount of $5.2 million under an 11.0% promissory note due 2019 (the “CT Energia Note”), dated January 4, 2016, executed by CT Energia. The purpose of the loan is to provide CT Energia with collateral to obtain funds for one or more loans to Petrodelta that is 40% owned by HNR Finance and through which Harvest’s Venezuelan oil and natural gas interests are held. The loans to Petrodelta are to assist Petrodelta in satisfying its working capital needs and discharging its obligations. Interest on the CT Energia Note is due and payable on the first of each January and July, commencing July 1, 2016. The full amount outstanding, including any unpaid accrued interest, is due on January 4, 2019; however, HNR Finance’s sole recourse for payment of the principal amount of the loan is the payments of principal and interest from loans that CT Energia has made to Petrodelta. If and when CT Energia receives any payments of principal or interest from loans it has made to Petrodelta, then those proceeds must be used to prepay unpaid interest and principal under the CT Energia Note. All payments made by CT Energia to HNR Finance under the CT Energia Note must be made in USD. The source of funds for HNR Finance’s $5.2 million loan to CT Energia was a capital contribution from Harvest Holding, which, in return, received the same aggregate amount of capital contributions from its shareholders, pro rata according to their equity interests in Harvest Holding. Of that aggregate amount of capital contributions, HNR Energia contributed $2.6 million, which it had received as a capital contribution from Harvest.

On March 9, 2016, Venezuela Vice President for Economic Area announced a new exchange agreement No. 35 (the “Exchange Agreement No. 35”). Exchange Agreement No. 35 was published in Venezuela’s Official Gazette No. 40865 dated March 9, 2016, and became effective on March 10, 2016. Exchange Agreement No. 35 will have a dual exchange rate for a controlled rate (named DIPRO) fixed at 10 USD/Bolivars for priority goods and services and a complimentary rate (named DICOM) starting at 206.92 USD/Bolivars for travel and other non-essential goods. We are evaluating the impact Exchange Agreement No. 35 has on Harvest Vinccler and Petrodelta.

Supplemental Information on Oil and Natural Gas Producing Activities (unaudited)

The following tables summarize our proved reserves, drilling and production activity, and financial operating data at the end of each year. Tables I through III provide historical cost information pertaining to costs incurred in exploration, property acquisitions and development; capitalized costs; and results of operations. Tables IV through VI present information on our estimated proved reserve quantities, standardized measure of estimated discounted future net cash flows related to proved reserves, and changes in estimated discounted future net cash flows.

TABLE I – Total costs incurred in oil and natural gas acquisition, exploration and development activities (in thousands):

Gabon
(in thousands)
Year Ended December 31, 2015
Unproved exploration costs (a)	$894

$894

Year Ended December 31, 2014
Unproved exploration costs (a)	$1,202

$1,202

(a)	See Note 8 – Gabon for additional information.

TABLE II – Capitalized costs related to oil and natural gas producing activities (in thousands):

	Gabon (a)	Indonesia	Total
	(in thousands)
As of December 31, 2015, net of impairment
Unproved property costs	$28,000	$—	$28,000
Oilfield Inventories	3,006	—	3,006

	$31,006	$—	$31,006

As of December 31, 2014, net of impairment
Unproved property costs	$50,324	$—	$50,324
Oilfield Inventories	3,966	—	3,966

	$54,290	$—	$54,290

(a)	During 2013, we announced that Dussafu Ruche Marin-1 (“DRM-1”) had reached a vertical depth of 11,260 feet within the Dentale Formation. Log evaluation and pressure data indicate that we had an oil discovery of approximately 42 feet of pay in a 72-foot column within the Gamba Formation and 123 feet of pay in stacked reservoirs within the Dentale Formation. The first appraisal sidetrack of DTM-1 (“DTM-1ST1”) was spud in January 12, 2013. DTM-1ST1 was drilled to a total depth of 11,385 feet in the Dentale Formation, approximately 1,800 feet from DTM-1 wellbore and found 65 feet of pay in the primary Dentale reservoir. Several other stacked sands with oil shows were encountered; however, due to a stuck downhole tool, logging operations were terminated before pressure data could be collected to confirm connectivity. The downhole tool was retrieved and the DTM-1 well suspended for future re-entry. Work on DRM-1 and the sidetracks are currently suspended pending further exploration and development activities. Since approval of the Field Development Plan (“FDP”) in October 2014, Harvest has continued to move toward development of the Ruche Exclusive Exploitation Area. A tender for all the subsea equipment was concluded in January 2015 where prices exceeded the costs employed in the FDP. Efforts continue to negotiate with the lowest priced vendors and to revise the development scheme to bring the projected cost back to the FDP levels. The depth volume from the 2013 3D seismic acquisition over the discovered fields and the outboard area of the license has been received and interpreted. This new data was incorporated into our reservoir models and optimization of well trajectories to maximize oil recovery is ongoing. In addition, the prospect inventory was updated and several prospects have been high graded for drilling in the first half of 2016. To accommodate the drilling schedule, a site survey, including bathymetry and geophysical data gathering with respect to prospects A/B, 6/7 and 8/9, was completed in August 2015. A tender for a drilling rig for the planned well was completed in November 2015 and a tender for well testing and other services were concluded in January 2016.

In December 2014, the Company recorded a $50.3 million impairment related to the unproved costs of the Dussafu PSC based on a qualitative analysis. In December 2015, the Company recorded an additional impairment of $24.2 million related based on its analysis of the value of the unproved costs (including oilfield inventory) which considered the value of the contingent and exploration resources and the ability of the Company to develop the project given its current liquidity situation and the depressed price of crude oil.

TABLE III – Results of operations for oil and natural gas producing activities:

	Year Ended December 31,
	2015	2014
	(in thousands)
Expenses:
Exploration expense	$3,900	$6,267
Impairment of oil and natural gas properties costs	24,178	57,994

Total expenses	28,078	64,261

Results of operations from oil and natural gas producing activities.	$(28,078)	$(64,261)

TABLE IV – Quantities of Oil and Natural Gas Reserves

Estimating oil and natural gas reserves is a very complex process requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. This data may change substantially over time as a result of numerous factors such as production history, additional development activity and continual reassessment of the viability of production under various economic and political conditions. Consequently, material upward or downward revisions to existing reserve estimates may occur from time to time; although, every reasonable efforts is made to ensure that reported results are the most accurate assessment available. We ensure that the data provided to our external independent experts, and their interpretation of that data, corresponds with our development plans and management’s assessment of each reservoir. The significance of subjective decisions required and variances in available data make estimates generally less precise than other estimates presented in connection with financial statement disclosures.

We measure and disclose oil and natural gas reserves in accordance with the provisions of the SEC’s Modernization of Oil and Gas Reporting and ASC 932, “Extractive Activities – Oil and Gas” (“ASC 932”).

The process for preparation of our oil and natural gas reserves estimates is completed in accordance with our prescribed internal control procedures, which include verification of data provided for, management reviews and review of the independent third party reserves report. The technical employee responsible for overseeing the process for preparation of the reserves estimates has a Bachelor of Arts in Engineering Science, a Master of Science in Petroleum Engineering, has more than 25 years of experience in reservoir engineering and is a member of the Society of Petroleum Engineers.

All reserve information in this report is based on estimates prepared by Ryder Scott Company L.P. (“Ryder Scott”), independent petroleum engineers. The technical personnel responsible for preparing the reserve estimates at Ryder Scott meet the requirements regarding qualifications, independence, objectivity and confidentiality set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers. Ryder Scott is an independent firm of petroleum engineers, geologists, geophysicists and petrophysicists; they do not own an interest in our properties and are not employed on a contingent fee basis.

See the following section Additional Supplemental Information on Oil and Natural Gas Producing Activities (unaudited) for Venezuela Investment in Affiliate as of December 31, 2014, TABLE IV – Quantities of Oil and Natural Gas Reserves for Petrodelta’s reserves.

TABLE V – Standardized Measure of Discounted Future Net Cash Flows Related to Proved Oil and Natural Gas Reserve Quantities

The standardized measure of discounted future net cash flows is presented in accordance with the provisions of the accounting standard on disclosures about oil and natural gas producing activities. In preparing this data, assumptions and estimates have been used, and we caution against viewing this information as a forecast of future economic conditions.

Future cash inflows are estimated by applying the average price during the 12-month period, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, adjusted for fixed and determinable escalations provided by the contract, to the estimated future production of year-end proved reserves. Future cash inflows are reduced by estimated future production and development costs to determine pre-tax cash inflows. Future income taxes are estimated by applying the year-end statutory tax rates to the future pre-tax cash inflows, less the tax basis of the properties involved, and adjusted for permanent differences and tax credits and allowances. The resultant future net cash inflows are discounted using a ten percent discount rate.

As of December 31, 2015 and 2014, we did not have a direct interest in any proved reserves. See the following section Additional Supplemental Information on Oil and Natural Gas Producing Activities (unaudited) for Venezuela Investment in Affiliate as of December 31, 2014, TABLE V – Standardized Measure of Discounted Future Net Cash Flows Related to Proved Oil and Natural Gas Reserve Quantities for Petrodelta’s reserves.

Additional Supplemental Information on Oil and Natural Gas Producing Activities (unaudited) for Petrodelta S.A.

We no longer exercise significant influence in Petrodelta and in accordance with Accounting Standards Codification “ASC 323 – Investments – Equity Method and Joint Ventures”, we are accounting for our investment in Petrodelta, which is reflected in discontinued operations, under the cost method (“ASC 325 – Investments – Other”), effective December 31, 2014. Under the cost method we will not recognize any equity in earnings from our investment in Petrodelta in our results of operations, but will recognize any cash dividends in the period they are received. Due to the change in accounting method from equity method to cost method of accounting for our investment in Petrodelta, additional supplemental information on oil and natural gas producing activities for 2015 have been excluded.

The following tables summarize the proved reserves, drilling and production activity, and financial operating data at the end of each year for our net interest in Petrodelta. Tables I through III provide historical cost information pertaining to costs incurred in exploration, property acquisitions and development; capitalized costs; and results of operations. Tables IV through VI present information on our estimated proved reserve quantities, standardized measure of estimated discounted future net cash flows related to proved reserves, and changes in estimated discounted future net cash flows.

TABLE I – Total costs incurred in oil and natural gas acquisition, exploration and development activities (in thousands):

Year ended December 31
2014
(in thousands)
Development costs	$88,498

TABLE II – Capitalized costs related to oil and natural gas producing activities (in thousands):

Year ended December 31
2014
(in thousands)
Proved property costs	$291,967
Unproved property costs	—
Oilfield inventories	26,712
Less accumulated depletion and impairment	(100,591)

$218,088

TABLE III – Results of operations for oil and natural gas producing activities (in thousands):

Year ended December 31
2014
(in thousands)
Revenue:
Oil and natural gas revenues	$274,999
Royalty	(89,177)

185,822

Expenses:
Operating, selling and distribution expenses and taxes other than on income (1)	117,120
Depletion	27,668
Income tax expense	20,517

Total expenses	165,305

Results of operations from oil and natural gas producing activities	$20,517

(1)	Expenses include operating expenses, production taxes and Windfall Profits Tax. Net to our percent interest, Windfall Profits Tax for December 31, 2014 was $40.0 million.

TABLE IV – Quantities of Oil and Natural Gas Reserves

We measure and disclose oil and natural gas reserves in accordance with the provisions of the SEC’s Modernization of Oil and Gas Reporting and ASC 932, “Extractive Activities – Oil and Gas” (“ASC 932”).

Petrodelta is producing from, and continuing to develop, the Petrodelta Fields. Petrodelta has both developed and undeveloped oil and natural gas reserves identified in all six fields. Petrodelta produces the fields in accordance with a business plan originally defined by its Conversion Contract executed in late 2007. Proved Undeveloped (“PUD”) oil and natural gas reserves are drilled in accordance with Petrodelta’s business plan, but can be revised where drilling results indicate a change is warranted.

During 2014, Petrodelta drilled and completed 13 production wells. Eight of the wells were previously identified Proved Undeveloped (“PUD”) locations and five wells were previously classified Probable, Possible or undefined locations. In 2014, an additional 26 PUD locations were identified through drilling activity; however, 101 PUD locations which are scheduled to be drilled five years after the wells were originally identified have been reclassified as Probable reserves. At December 31, 2015, Petrodelta had a total of 66 PUD (7.5 MM barrels of oil equivalent (“BOE”) locations identified. Since the implementation of its 2007 business plan, Petrodelta has drilled 93 gross production wells (2008 9 wells [1.4 MMBOE], (2009 15 wells [2.0 MMBOE], 2010 16 wells [2.0 MMBOE], 2011 15 wells [2.1 MMBOE], 2012 12 wells [2.2 MMBOE], 2013 13 wells [1.2 MMBOE]) and 2014 13 wells [1.3MMBOE] which have moved to the proved developed producing (“PDP”) category.

Petrodelta has a track record of identifying, executing and converting its PUD locations to PDP locations in accordance with the business plan defined by the conversion contract executed in 2007 and subsequent updates. However, the timing and pace of the development is controlled by the majority owner, PDVSA through CVP, although we have substantial negative control provisions as a noncontrolling interest shareholder. In 2010, Petrodelta submitted a revised business plan to PDVSA which substantially increases the total projected drilling activity and production volumes compared to the 2007 business plan, but which is otherwise consistent with the 2007 business plan. The 2010 business plan, as approved by PDVSA, contemplates sustained drilling activities through the year 2024 to fully develop the El Salto and Temblador fields. As a noncontrolling interest shareholder in Petrodelta, HNR Finance has limited ability to control the development plans that are periodically prepared or approved by the Venezuelan government. Since this constraint represents a hindrance to development not experienced by typical operations, the PUD locations which are now scheduled to be drilled five years after they were originally identified have been reclassified as Probable reserves.

As of December 31, 2014, proved undeveloped reserves of 7.5 MMBOE from 66 gross PUD locations are all scheduled to be drilled within the period from 2015 to 2019 and within five years from when these locations were first identified.

All above MMBOE represent our net 20.4 percent interest, net of a 33.33 percent royalty.

The tables shown below represent HNR Finance’s 40 percent ownership interest and our net percent ownership interest, both net of a 33.33 percent royalty, in Venezuela in each of the years.

	HNR Finance	Minority Interest in Venezuela	20.4% Net Total
	(in thousands)
Proved Reserves-Crude oil, condensate, and natural gas liquids (MBbls)
Year Ended December 31, 2014 (20.4% net interest)
Proved Reserves at January 1, 2014	36,420	(17,846)	18,574
Revisions	(5,259)	2,577	(2,682)
Extensions	3,728	(1,827)	1,901
Production	(4,150)	2,034	(2,116)

Proved Reserves at end of the year	30,739	(15,062)	15,677

As of December 31, 2014 (20.4% net interest)
Proved
Developed	16,459	(8,065)	8,394
Undeveloped	14,280	(6,997)	7,283

Total Proved	30,739	(15,062)	15,677

	HNR Finance	Minority Interest in Venezuela	20.4% Net Total
	(in thousands)
Proved Reserves-Natural gas (MMcf)
Year Ended December 31, 2014 (20.4% net interest)
Proved Reserves at January 1, 2014	24,797	(12,150)	12,647
Revisions	(12,131)	5,944	(6,187)
Extensions	1,014	(497)	517
Production	(1,504)	737	(767)

Proved Reserves at end of the year	12,176	(5,966)	6,210

As of December 31, 2014 (20.4% net interest)
Proved
Developed	9,582	(4,695)	4,887
Undeveloped	2,594	(1,271)	1,323

Total Proved	12,176	(5,966)	6,210

TABLE V – Standardized Measure of Discounted Future Net Cash Flows Related to Proved Oil and Natural Gas Reserve Quantities

The standardized measure of discounted future net cash flows is presented in accordance with the provisions of the accounting standard on disclosures about oil and natural gas producing activities. In preparing this data, assumptions and estimates have been used, and we caution against viewing this information as a forecast of future economic conditions.

Future cash inflows are estimated by an applying the average price during the 12-month period, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, adjusted for fixed and determinable escalations provided by the contract, to the estimated future production of year-end proved reserves. Our average prices used for 2014 were $78.04 per barrel for oil for the El Salto field and $86.56 per barrel for the other fields, and $1.54 per Mcf for natural gas. Future cash inflows were reduced by estimated future production and development costs to determine pre-tax cash inflows. Future income taxes were estimated by applying the year-end statutory tax rates to the future pre-tax cash inflows, less the tax basis of the properties involved, and adjusted for permanent differences and tax credits and allowances. The resultant future net cash inflows are discounted using a ten percent discount rate.

The table shown below represents HNR Finance’s net interest in Petrodelta.

	HNR Finance	Minority Interest in Venezuela	20.4% Net Total
	(in thousands)
As of December 31, 2014 (20.4% net interest)
Future cash inflows from sales of oil and natural gas	$2,507,395	$(1,228,624)	$1,278,771
Future production costs (1)	(740,295)	362,745	(377,550)
Future development costs	(118,595)	58,112	(60,483)
Future income tax expenses	(637,378)	312,315	(325,063)

Future net cash flows	1,011,127	(495,452)	515,675
Effect of discounting net cash flows at 10%	(329,294)	161,354	(167,940)

Standardized measure of discounted future net cash flows	$681,833	$(334,098)	$347,735

(1)	Future production costs include operating costs, production taxes and Windfall Profits Tax. For 2014, Windfall Profits Tax equates to $347 million, or 47 percent, of the $ 740 million of undiscounted future production costs.

TABLE VI – Changes in the Standardized Measure of Discounted Future Net Cash Flows from Proved Reserves (in thousands):

Year ended December 31, 2014
Standardized Measure at January 1	$322,065
Sales of oil and natural gas, net of related costs	(68,702)
Revisions to estimates of proved reserves:
Net changes in prices, net of production taxes	21,045
Quantities	(142,136)
Extensions, discoveries and improved recovery, net of future costs	59,039
Accretion of discount	50,794
Net change in income taxes	37,049
Development costs incurred	88,498
Changes in estimated development costs	(19,545)
Timing differences and other	(373)

Standardized Measure at December 31	$347,734

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Operations

We had a net loss from continuing operations of $27.3 million, or $2.41 per diluted share, for the year ended December 31, 2015 compared to a net loss from continuing operations of $19.4 million, or $1.85 per diluted share, for the year ended December 31, 2014. Net loss from continuing operations for the year ended December 31, 2015 includes $3.9 million of exploration expense, $24.2 million of impairment expense – unproved property costs and oilfield inventories and $16.4 million of income tax benefit. The net loss continuing operations for the year ended December 31, 2014 includes $6.3 million of exploration expense, $58.0 million of impairment expense – unproved property costs and $58.3 million of income tax benefit.

Dussafu Project – Gabon

We have a 66.667 percent ownership interest in the Dussafu PSC through two separate acquisitions, and we are the operator. The Dussafu PSC partners and Gabon, represented by the Ministry of Mines, Energy, Petroleum and Hydraulic Resources, is in the third exploration phase of the Dussafu PSC which was extended to May 27, 2016. The Company is currently assessing extension possibilities for the exploration phase.

During 2011, we drilled our first exploratory well, Dussafu Ruche Marin-1 (“DRM-1”), and two appraisal sidetracks. DRM-1 and sidetracks discovered oil of approximately 149 feet of pay within the Gamba and Middle Dentale Formations. DRM-1 and the sidetracks are currently suspended pending further exploration and development activities.

During the fourth quarter of 2012, our second exploration well on the Tortue prospect to target stacked pre-salt Gamba and Dentale reservoirs commenced. DTM-1 was spud on November 19, 2012 in a water depth of 380 feet. On January 4, 2013, we announced that DTM-1 had reached a vertical depth of 11,260 feet within the Dentale Formation. Log evaluation and pressure data indicate that we have an oil discovery of approximately 42 feet of pay in a 72-foot column within the Gamba Formation and 123 feet of pay in stacked reservoirs within the Dentale Formation. The first appraisal sidetrack of DTM-1 (“DTM-1ST1”) was spud in January 12, 2013. DTM-1ST1 was drilled to a total depth of 11,385 feet in the Dentale Formation, approximately 1,800 feet from DTM-1 wellbore and found 65 feet of pay in the primary Dentale reservoir. Several other stacked sands with oil shows were encountered; however, due to a stuck downhole tool, logging operations were terminated before pressure data could be collected to confirm connectivity. The downhole tool was retrieved and the DTM-1 well was suspended for future re-entry. We have met all funding commitments for the third exploration phase of the Dussafu PSC.

Central/inboard 3D seismic data acquired in 2011 has been processed and interpreted to review prospectivity. We have begun processing data from the 1,260 Sq Km of 3D seismic survey performed during the fourth quarter of 2013. This survey provides 3D coverage over the outboard portion of the block where significant pre-salt prospectivity has been recognized on 2D seismic data. The new 3D seismic data also covers the Ruche, Tortue and Moubenga discoveries and is expected to enhance the placement of future development wells in the Ruche and Tortue development program as well as provide improved assessment of the numerous undrilled structures already identified on older 2D seismic surveys.

On March 26, 2014, the joint venture partners approved a resolution that the discovered fields are commercial to exploit. On June 4, 2014, a Declaration of Commerciality (“DOC”) was signed with Gabon pertaining to the four discoveries on the Dussafu Project offshore Gabon. Furthermore, on July 17, 2014, the Direction Generale Des Hydrocarbures (“DGH”) awarded an Exclusive Exploitation Authorization (“EEA”) for the development and exploitation of certain oil discoveries on the Dussafu Project and on October 10, 2014, the field development plan was approved. The Company has four years from the date of the EEA approval to begin production.

Since approval of the Field Development Plan (“FDP”) in October 2014, Harvest has continued to move toward development of the Ruche Exclusive Exploitation Area. A tender for all the subsea equipment was concluded in January 2015 where prices exceeded the costs employed in the FDP. Efforts continue to negotiate with the lowest priced vendors and to revise the development scheme to bring the projected cost back to the FDP levels. The depth volume from the 2013 3D seismic acquisition over the discovered fields and the outboard area of the license has been received and interpreted. This new data was incorporated into our reservoir models and optimization of well trajectories to maximize oil recovery is ongoing. In addition, the prospect inventory was updated and several prospects have been high graded for drilling in the first half of 2016. To accommodate the drilling schedule, a site survey, including bathymetry and geophysical data gathering with respect to prospects A/B, 6/7 and 8/9, was completed in August 2015. A tender for a drilling rig for the planned well was completed in November 2015 and a tender for well testing and other services were concluded in January 2016.

Harvest and its joint venture partner engaged a contractor to undertake a fixed-price, geophysical site survey over multiple potential well locations in the Dussafu block in August 2015. The survey is a pre-requisite for siting mobile drilling units and other installations required for continuing exploration and development activities over the license. The survey will provide information about the seabed and shallow geological conditions, essential for the safe siting and operation of these installations.

During the year ended December 31, 2015, we had cash capital expenditures of $0.9 million for site survey ($1.2 million for well costs during the year ended December 31, 2014). The 2016 budget for the Dussafu PSC is $3.6 million.

The Company is considering options to develop, sell or farm-down its interest in the Dussafu Project in order to obtain the maximum value from the asset, while maintaining the required liquidity to continue our current operations.

In December 2014, the Company recorded a $50.3 million impairment related to the unproved costs of the Dussafu PSC based on a qualitative analysis which considered our current liquidity needs, our inability to attract additional capital and the decrease in oil and natural gas prices. In December 2015, the Company reassessed the carrying value of the unproved costs related to the Dussafu PSC and recorded an additional impairment of $23.2 million based on its analysis of the value of the unproved costs which considered the value of the contingent and exploration resources and the ability of the Company to develop the project given its current liquidity situation and the depressed price of crude oil.

We reviewed the value of our oilfield inventories that are in the country of Gabon, of which the majority is steel conductor and casing. We impaired the value of this inventory by approximately $1.0 million, leaving $3.0 million related to this inventory as of December 31, 2015.

Colombia – Discontinued Operations

In February 2013, we signed farm-down agreements on Block VSM14 and Block VSM15 in Colombia. Under the terms of the farm-down agreements, we had a 75 percent beneficial working interest and our partners had a 25 percent carried interest for the minimum exploratory work commitments on each block. We requested the legal assignment of the interest by the Agencia Nacional de Hidrocarburos (“ANH”), Colombia’s oil and natural gas regulatory authority, and approval of us as operator.

For both blocks, phase one of the contract began on December 15, 2012 and expired on December 15, 2015. We have received notices of default from our partners for failing to comply with certain terms of the farm-down agreements for Block VSM14 and Block VSM15, followed by notices of termination on November 27, 2013. Our partners filed for arbitration of claims related to these agreements. After evaluating these circumstances, we determined that it was appropriate to fully impair the costs associated with these interests, and we recorded an impairment charge of $3.2 million during the year ended December 31, 2013 which included an accrual of

$2.0 million related to this matter. On December 14, 2014 we paid our partners $2.0 million to settle the arbitration. As we no longer have any interests in Colombia, we have reflected the results in discontinued operations. We are in the process of closing and exiting our Colombia venture. See Note 5 – Dispositions and Discontinued Operations for further information on this project.

Harvest Holding – Discontinued Operations

On October 7, 2016, the Company, and its wholly owned subsidiary, HNR Energia BV (“HNR Energia”), completed the sale of all of HNR Energia’s 51% interest in Harvest-Vinccler Dutch Holding B.V., a Netherlands company (“Harvest Holding”), to Delta Petroleum N.V., a limited liability company organized under the laws of Curacao (“Delta Petroleum”), pursuant to a share purchase agreement, dated June 29, 2016 (the “Share Purchase Agreement”). Harvest Holding owns, indirectly through wholly owned subsidiaries, a 40% interest in Petrodelta, S.A., a mixed company organized under Venezuelan law (“Petrodelta”), through which all of the Company’s interests in Venezuela were owned. Thus, under the Share Purchase Agreement, the Company sold all of its interests in Venezuela to Delta Petroleum.

Delta Petroleum is an affiliate of CT Energy, which assigned all of its rights and obligations under the Share Purchase Agreement to Delta Petroleum on September 26, 2016. For more information about CT Energy, see Note 1 – Organization – Purchase Agreement, for more information.

At the closing, the Company received consideration consisting of:

•	$69.4 million in cash paid after various closing adjustments;

•	an 11% non-convertible senior promissory note payable by Delta Petroleum to HNR Energia six months from the closing date in the principal amount of $12.0 million, guaranteed by the sole member and sole equity-holder of Delta Petroleum (the “11% Note”);

•	the return of all of the Company’s common stock owned by CT Energy, consisting of 2,166,900 shares which was approximately 16.8% of all outstanding shares pre-closing, to be held by the Company as treasury shares;

•	the cancellation of $30.0 million in outstanding principal under the 15% Note;

•	the cancellation of the CT Warrant.

As a result of the sale we have reclassified the results of operations relating to Harvest Holding for the years ended December 31, 2015 and 2014 as discontinued operations and classified the assets and liabilities directly related to the sale as of December 31, 2015 and 2014 as assets and liabilities associated with discontinued operations.

Petrodelta

Our 40 percent investment in Petrodelta is owned through our subsidiary, Harvest Vinccler-Dutch Holding B.V. (“Harvest Holding”), a Dutch private company with limited liability. Up until December 16, 2013 we had an 80 percent interest in Harvest Holding. On December 16, 2013, Harvest entered into a share purchase agreement (“SPA”) with Petroandina Resources Corporation to sell our 80 percent equity interest in Harvest Holding in two closings for an aggregate cash purchase price of $400.0 million. The first closing occurred on December 16, 2013 when we sold a 29 percent equity interest in Harvest Holding for $125.0 million. As a result of the first sale, we own 51 percent of Harvest Holding beginning December 16, 2013 and the non-controlling interest owners hold the remaining 49 percent. See Note 1- Organization – Share Purchase Agreement – Delta Petroleum for further information.

The Company was not able to obtain approval from the government of Venezuela during 2014, which was required to complete the second closing for our remaining 51 percent interest in Petrodelta and on January 1, 2015 we terminated the SPA. Due to our failed sales attempts, lack of management influence, and actions and inactions by the majority owner, PDVSA, we believe we no longer exercise significant influence in Petrodelta and in accordance with Accounting Standards Codification “ASC 323 – Investments – Equity Method and Joint Ventures”, we are accounting for our investment in Petrodelta under the cost method (“ASC 325 – Investments – Other”), effective December 31, 2014. Under the cost method we will not recognize any equity in earnings from our investment in Petrodelta in our results of operations, but will recognize any cash dividends in the period they are received.

We performed an impairment analysis of the carrying value of our investment of Petrodelta as of December 31, 2014. The estimated fair value of our investment was determined based on the estimated fair value of Petrodelta’s oil and natural gas properties and other net assets as of December 31, 2014, discounted by a factor for economic instability, foreign currency risks and lack of marketability. Based on this analysis, we recorded a pre-tax impairment charge against the carrying value of our investment in Petrodelta of $355.7 million as of December 31, 2014, which has been reclassified to Discontinued Operations.

We also performed an impairment analysis of the carrying value of our investment of Petrodelta as of December 31, 2015 due to the continued decline in world oil prices and deteriorating economic conditions in Venezuela, which have significantly impacted Petrodelta’s operations. During 2015, Petrodelta’s operating costs exceeded the price realized from the sale of its production due to the significant rate of inflation in Venezuela and the restrictive foreign currency exchange system which Petrodelta is required to operate under. While we believe that our relationship with CT Energy may allow us to restructure our relationship with PDVSA and Petrodelta and allow us to access the alternative foreign currency systems available to companies in Venezuela, there can be no assurances that we will be successful in these negotiations. Based on the existing economic environment in which Petrodelta is required to operate, we have concluded that the estimated fair value of our investment in Petrodelta is nil and have recorded a pre-tax impairment charge of $164.7 million to fully impair our investment in Petrodelta as of December 31, 2015, which has been reclassified to Discontinued Operations. The estimated fair value of our investment was determined based on the estimated fair value of Petrodelta’s oil and natural gas properties and other net liabilities as of December 31, 2015, which exceeded the estimated fair value of the oil and natural gas properties.

Certain operating statistics for the years ended December 31, 2015 and 2014 for the fields operated by Petrodelta are set forth below. This information is provided at 100 percent.

	Year Ended December 31,
	2015		2014
Thousand barrels of oil sold	14,761		15,561
Million cubic feet of natural gas sold	3,934		2,981
Total thousand BOE	15,417		16,058
Average BOE per day	42,237		43,994
Average price per barrel (a)	$36.92		$86.33
Average price per thousand cubic feet	$1.54		$1.54
Operating costs (inclusive of U.S. GAAP adjustment) (thousands)		(b)	$289,521
Capital expenditures (thousands)		(b)	$430,629

(a)	Includes additional pricing adjustments related to the approved El Salto contract of $60.4 million for previous years that were invoiced in 2014. Excluding these pricing adjustments, the average crude oil sales price for 2014 was $82.45.
(b)	Due to the change in accounting method from equity method to cost method of accounting for our investment in Petrodelta as of December 31, 2014 certain operating statistics for 2015 have been excluded.

Results of Operations

The following discussion on results of operations for each of the years in the two-year period ended December 31, 2015 should be read in conjunction with our consolidated financial statements and related notes thereto.

Years Ended December 31, 2015 and 2014

We reported a net loss from continuing operations of $27.3 million, or $2.41 diluted earnings per share, for the year ended December 31, 2015, compared with a net loss from continuing operations of $19.3 million, or $1.85 diluted earnings per share, for the year ended December 31, 2014.

Loss From Continuing Operations

Expenses and other non-operating (income) expense from continuing operations were:

	Year Ended December 31,
	2015	2014	Change
	(in thousands)
Depreciation and amortization	$87	$131	$(44)
Exploration expense	3,900	6,267	(2,367)
Impairment expense – unproved property costs and oilfield inventories	24,178	57,994	(33,816)
General and administrative	15,958	13,170	2,788
Gain on sale of oil and natural gas properties	—	(2,865)	2,865
Change in fair value of warrant derivative liability	—	(1,953)	1,953
Loss on extinguishment of debt	—	4,749	(4,749)
Foreign currency transaction losses	59	162	(103)
Other non-operating (income) expense	(482)	58	(540)
Income tax benefit	(16,450)	(58,317)	41,867

Loss from continuing operations	$27,250	$19,396	$7,854

Our accounting method for oil and natural gas properties is the successful efforts method. During the year ended December 31, 2015, we incurred $3.5 million of exploration costs for the processing and reprocessing of seismic data related to ongoing operations and $0.4 million related to other general business development activities. During the year ended December 31, 2014, we incurred $5.7 million of exploration costs for the processing and reprocessing of seismic data related to ongoing operations and $0.6 million related to other general business development activities.

During the years ended December 31, 2015 and 2014, we recorded impairment expense, related to our Dussafu Project in Gabon, of $24.2 million (including $1.0 million relating to oilfield inventories) and $50.3 million, respectively, which reflect management’s estimate of the decreased value of the project given our current liquidity situation and the decline in global crude oil prices. During 2014, we also recognized impairments related to our Budong Project in Indonesia of $7.7 million.

The increase in general and administrative costs in the year ended December 31, 2015 from the year ended December 31, 2014, was primarily due to higher employee related costs ($0.7 million), general operations and overhead ($1.5 million), contract services and other professional fees ($1.2 million) offset by lower taxes other than income ($0.6 million). Employee related costs were higher primarily related to certain stock based compensation that was impacted by a 60% decrease in company stock price during 2014. General operations and overhead is higher primarily due to recording an allowance on doubtful accounts for $0.7 million blocked payment related to our drilling operations in Gabon in 2015 and lower billings to our joint venture partners. See Note 3 – Summary of Significant Accounting Policies, Other Assets. Professional fees are higher due to higher litigation and consulting costs offset by lower audit fees in 2015 compared to 2014.

The $2.9 million gain on sale of oil and natural gas properties during the year ended December 31, 2014 relates to the sale of our rights under a petroleum contract with China National Offshore Oil Corporation. The Company fully impaired this property in 2012.

The change in the fair value of the derivative assets and liabilities of $2.0 million during year ended December 31, 2014 was related to the change in fair value of 461,522 warrants issued as inducements under the warrant agreements dated October 2010 in connection with the $60.0 million term loan facility that was repaid in May 2011. On October 28, 2015, the 461,522 warrants expired.

During the year ended December 31, 2014, we incurred a loss on extinguishment of debt of $4.7 million in connection with the repayment of the 11% senior unsecured notes due in 2014 (“11% Senior Notes”).

We recognized a loss on foreign currency transactions for the year ended December 31, 2015 of $0.1 million as compared to $0.2 million loss on foreign currency transactions for the year ended December 31, 2014. The losses in 2015 and 2014 were primarily associated with a unfavorable change in converting USD to Euros.

The non-operating income of $0.5 million for the year ended December 31, 2015 was primarily related to the reduction of estimated final settlement costs associated with prior financings compared to non-operating expense of $0.1 million for the year ended December 31, 2014 for costs related to our strategic alternative process and evaluation.

We had an income tax benefit in the year ended December 31, 2015 of $16.4 million as compared to an income tax benefit of $58.3 million in the year ended December 31, 2014. The benefit for the year ended December 31, 2015 was primarily attributable to a reduction in the valuation allowance against the Company’s deferred tax assets for a claim for refund of 2013 taxes and a decrease in the deferred tax liability associated with the Company’s undistributed earnings from its foreign subsidiaries. In the fourth quarter of 2014, we reinstated a valuation allowance against the Company’s U.S. deferred tax assets as we determined that we would not have sufficient taxable income in the U.S. after the termination of the sale of the remaining equity interest in Harvest Holding. We have not recognized a tax benefit on the Company’s losses arising during the year ended December 31, 2015; although the valuation allowance was reduced by an expected refund of alternative minimum tax from the carryback of 2014 losses to 2013.

Discontinued Operations

We reported a net loss from discontinuing operations of $153.4 million, or $6.30 diluted earnings per share, for the year ended December 31, 2015, compared with a net loss from continuing operations of $339.3 million, or $16.56 diluted earnings per share, for the year ended December 31, 2014.

There were no revenues applicable to discontinued operations during the years ended December 31, 2015 and 2014. Losses from discontinued operations for Oman, Colombia and Harvest Holding were:

	Year Ended December 31,
	2015	2014	Change
	(in thousands)
Loss from Discontinued Operations
Depreciation	$21	$67	$(46)
Exploration expense	—	24	(24)
Impairment expense – investment affiliate	164,700	355,650	(190,950)
Allowance for account and note receivable	—	13,753	(13,753)
General and administrative expense	3,052	3,101	(49)
Change in fair value of warrant derivative liability	(34,510)	—	(34,510)
Change in fair value of embedded derivative asset and liabilities	(4,813)	—	(4,813)
Interest expense	2,958	11	2,947
Loss on sale of Harvest Holding	—	1,574	(1,574)
Loss on debt conversion	1,890	—	1,890
Loss on issuance of debt	20,402	—	20,402
Foreign currency transaction gains/(losses)	(320)	59	(379)
Income tax expense	27	27	—
Earnings from investment in affiliate	—	(34,949)	34,949

Net loss from discontinued operations, net of income taxes	$153,407	$339,317	$(185,910)

Oman

As a result of the decision to not request an extension of the first phase or enter the second phase of the EPSA A1 Ghubar / Qarn Alam license (“Block 64 EPSA”), Block 64 was relinquished effective May 23, 2013. The carrying value of Block 64 EPSA of $6.4 million was written off to impairment expense at December 31, 2012. Operations in Oman were terminated, and the field office was closed May 31, 2013. We have no continuing involvement in Oman. The nominal loss from discontinued operations for Oman for the year ended December 31, 2014 included general and administrative expenses for legal and other professional fees.

Colombia

We received notices of default from our partners for failing to comply with certain terms of the farm-down agreements for Block VSM14 and Block VSM15 in Colombia, followed by notices of termination on November 27, 2013. In 2013, our partners filed for arbitration of claims related to these agreements. We accrued $2.0 million as of December 31, 2013 related to obligations under the farm-down agreements. After evaluating these circumstances, we determined that it was appropriate to fully impair the costs associated with these interests. On December 14, 2014 we settled all arbitration claims for a payment of $2.0 million and the arbitration was dismissed. As we no longer have any interests in Colombia, we have reflected the results in discontinued operations. We are in the process of closing and exiting our Colombia venture. The loss from discontinued operations included $0.5 million in general and administrative expenses during the year ended December 31, 2014.

Harvest Holding

As a result of the sale we have reclassified the results of operations relating to Harvest Holding for the years ended December 31, 2015 and 2014 as discontinued operations.

We recorded an allowance on doubtful accounts for dividend and accounts receivables from our investment affiliate of $13.8 million in 2014.

The change in fair value of the warrant liability of $34.5 million during the year ended December 31, 2015 was related to the decrease in fair value of the CT Warrant issued to CT Energy on June 19, 2015. See Note 11 – Debt and Financing and Note 12 – Warrant Derivative Liabilities for further information.

The change in the fair value of the derivative assets and liabilities of $4.8 million during year ended December 31, 2015 was related to the increase in the fair value of the embedded derivative asset of $1.0 million and the decrease in fair value of the derivative liability related to the 9% Note which was converted on September 15, 2015. See Note12 – Warrant Derivative Liabilities

The increase in interest expense in the year ended December 31, 2015 from the year ended December 31, 2014 was primarily due to higher outstanding debt balances and higher rates of interest during the year ended December 31, 2015.

The $1.6 million loss on the sale of interest in Harvest Holding in the year ended December 31, 2014 relates to costs incurred during the period in connection to the failed second closing of our remaining 51 percent in Harvest Holding.

On September 15, 2015, the 9% Note, the associated accrued interest and related derivative liability were converted into 2,166,899 shares of the Company’s common stock. The Company recognized a $1.9 million loss on debt conversion. The $1.9 million loss on debt conversion was the result of the difference between the September 14, 2015 carrying value of the 9% Note, including accrued interest and unamortized debt discount ($0.2 million) and the fair value of the related derivative liability ($11.1 million) less the fair value of the 2,166,899 shares issued upon conversion ($13.2 million) at September 15, 2015.

On June 19, 2015, we issued the CT Warrant, 9% and 15% Notes, Additional Draw Note and Series C preferred stock in connection with the Purchase Agreement with CT Energy and received proceeds of $30.6 million, net of financing fees of $1.6 million. We identified embedded derivative assets and liabilities in the notes and determined that the CT Warrant did not meet the required conditions to qualify for equity classification and is required to be classified as a warrant liability (See Note 11 – Warrant Derivative Liabilities). The estimated fair value, at issuance, of the embedded derivative asset was $2.5 million, the embedded derivative liability was $13.5 million and the CT Warrant was $40.0 million. In accordance with ASC 815, the fair value of the financial instruments was first allocated to the embedded derivatives and warrants, which resulted in no value being attributable to the Series C preferred stock, the 9% and 15% Notes and the Additional Draw Note. As a result of the allocation we recognized a loss on the issuance of these securities of $20.4 million during the year ended December 31, 2015.

We recognized a gain on foreign currency transactions for the year ended December 31, 2015 of $0.3 million as compared to $0.1 million loss on foreign currency transactions for the year ended December 31, 2014. The gain in 2015 was primarily associated with a favorable change in the Bolivar denominated liabilities. The loss in 2014 is primarily related to converting USD to Bolivars from participating in the SICAD II auctions.

Earnings from Investment in Affiliate

Our 40 percent investment in Petrodelta’s financial information is prepared in accordance with International Financial Reporting Standards (“IFRS”) which we have adjusted to conform to U.S. GAAP. See Note 6 – Investment in Affiliate.

Through December 31, 2014, we included the results of Petrodelta in our financial statements under the equity method. We ceased recording earnings from Petrodelta in the second quarter of 2014 due to the expected sales price of the second tranche purchase agreement approximating the recorded value of our investment in Petrodelta. During the year ended December 31, 2014 we recognized $34.9 million of equity in earnings from our investment in Petrodelta. Accordingly we do not summarize revenue and operational results associated with our investment in affiliate for 2015 or provide analysis of the reported variances of the revenues and operational expenses for Petrodelta. We believe we no longer exercise significant influence in Petrodelta and in accordance with Accounting Standards Codification “ASC 325 – Investments – Other”, we began reporting the results of our Venezuelan operations using the cost method of accounting effective December 31, 2014.

Net Loss Attributable to Noncontrolling Interest Owners

Net loss attributable to noncontrolling interest owners was $82.1 million for year ended December 31, 2015 compared to net loss attributable to noncontrolling interest owners of $165.2 million year ended December 31, 2014. The net loss attributable to noncontrolling interest owners in 2015 was related to the impairment of our investment in Petrodelta as well as to our ongoing operations at Harvest Vinccler as they continue oversight of our investment in Petrodelta. The net loss attributable to noncontrolling interest owners in 2014 was related to the impairment of our investment in Petrodelta and our decision to cease recording earnings from Petrodelta in the second quarter due to the expected sales price of the second tranche purchase agreement approximating the recorded value of our investment in Petrodelta.

Risks, Uncertainties, Capital Resources and Liquidity

The following discussion on risks, uncertainties, capital resources and liquidity should be read in conjunction with our consolidated financial statements and related notes thereto.

Liquidity

Our financial statements for the year ended December 31, 2015 have been prepared under the assumption that we will continue as a going concern. We expect that in 2016 we will not generate revenues, we will continue to generate losses from operations, and that our operating cash flows will not be sufficient to cover our operating expenses. While we believe that we may be able to raise additional capital through issuances of debt or equity or through sales of assets, our circumstances at such time raise substantial doubt about our ability to continue to operate as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our current capital resources may not be sufficient to support our liquidity requirements through 2016. However, we believe certain cost reduction measures could be put into place which would not jeopardize our operations and future growth plans. In addition, we could delay the discretionary portion of our capital spending to future periods or sell or farm-down our interest in our Gabon asset as necessary to maintain the liquidity required to run our operations, as warranted. There are no assurances that we will be successful in selling or farming-down this asset.

Our ability to continue as a going concern depends upon the success of our planned exploration and development activities and the ability to secure additional financing as needed to fund our current operations. There can be no guarantee of future capital acquisition, fundraising or exploration success or that we will realize the value of our unevaluated exploratory well costs. We believe that we will continue to be successful in securing any funds necessary to continue as a going concern. However, our current cash position and our inability to access additional capital may limit our available opportunities or not provide sufficient cash for operations.

The long-term continuation of our business plan through 2016 and beyond is dependent upon the generation of sufficient cash flow to offset expenses. We will be required to obtain additional funding through public or private financing, farm-downs, further reduce operating costs, or possible sales of assets. Failure to generate sufficient cash flow by raising additional capital through debt or equity financings, reducing operating costs, or by farm-downs or selling of assets further could have a material adverse effect on our ability to meet our short- and long-term liquidity needs and achieve our intended long-term business objectives.

Historically, prior to the transaction pursuant to the Purchase Agreement with CT Energy, our primary ongoing source of cash had been dividends from Petrodelta, issuance of debt and the sale of oil and natural gas properties. Our primary use of cash has been to fund oil and natural gas exploration projects, principal payments on debt, interest, and general and administrative costs. We require capital principally to fund the exploration and development of new oil and natural gas properties. As is common in the oil and natural gas industry, we have various contractual commitments pertaining to exploration, development and production activities.

The Company is assessing alternatives to farm-down or sell our interest in the Dussafu Project, while weighing the liquidity requirements necessary to maintain ongoing Company operations. The development of, or a transaction regarding, the Dussafu project and the success of negotiations between PDVSA, CT Energy, and HNR Finance for the management of Petrodelta will directly impact our future earnings, cash flows, and balance sheet. Without these transactions or additional financings or other sources of cash, we may not have sufficient liquidity for operations or capital requirements. There can be no guarantee of realizing the value of our exploration and exploitation acreage or suspended wells in the Dussafu project or our investment in Petrodelta or that we can obtain further financings or sources of cash.

On June 19, 2015, CT Energy purchased from the Company 9% and 15% Notes and the CT Warrant. The Company immediately received gross proceeds of $32.2 million from the sale of the securities. The Company used $9.7 million of these proceeds to repay its existing debt plus accrued interest and certain financing fees. The remaining proceeds will be used to position the Company for long-term growth, both in Venezuela and Gabon as well as to fund general and administrative costs. On September 15, 2015, the 9% Note and associated accrued interest was converted into 2,166,900 shares of Harvest common stock. See Note 1 – Organization for further information.

As of December 31, 2014, HNR Energia had a note payable to Petroandina of $7.6 million. Principal was due by January 1, 2016. Interest payments were to be paid quarterly beginning on December 31, 2014. On June 23, 2015 the Company repaid the note payable of $7.6 million plus accrued interest of $0.4 million.

At December 31, 2014, HNR Energia had a note payable to Vinccler of $6.1 million. Principal and interest were payable upon the maturity date of December 31, 2015. On March 6, 2015, Vinccler forgave the note payable and accrued interest of $6.2 million. This was reflected as a contribution to stockholders’ equity.

Accumulated Undistributed Earnings of Foreign Subsidiaries

Under ASC 740-30-25-17, no deferred tax liability must be recorded if sufficient evidence shows that a foreign subsidiary has invested or will invest its undistributed earnings or that the earnings will be remitted in a tax-free manner. Management must consider numerous factors in determining timing and amounts of possible future distribution of these earnings to the parent company and whether a U.S. deferred tax liability should be recorded for these earnings. These factors include the future operating and capital requirements of both the parent company and the subsidiaries, remittance restrictions imposed by foreign governments or financial agreements and tax consequences of the remittance, including possible application of U.S. foreign tax credits and limitations on foreign tax credits that may be imposed by the Internal Revenue Code and regulations.

Prior to 2013, no U.S. taxes had been recorded on these earnings as it was our practice and intention to reinvest the earnings of our non-U.S. subsidiaries into our foreign operations. During the fourth quarter of 2013, management evaluated numerous factors related to the timing and amounts of possible future distribution of foreign earnings to the parent company, with consideration of the sale of non-U.S. assets. Because management was pursuing various alternatives with respect to the Company’s future operations and disposition of any sale proceeds, a determination was made that it was appropriate to record a deferred tax liability associated with the unremitted earnings of our foreign subsidiaries of $89.9 million in the fourth quarter of 2013. However, due primarily to the $355.7 million pre-tax impairment of Petrodelta, this balance decreased by $75.2 million to $14.7 million at December 31, 2014.

As of December 31, 2015, the book-tax outside basis difference in our foreign subsidiary resulting from unremitted earnings from our foreign operations was reduced to zero due to a pre-tax impairment of the Company’s remaining investment in Petrodelta of $164.7 million. This benefit was recorded to continuing operations, consistent with the Company’s continued investment in foreign subsidiaries. The entire net deferred tax liability as of December 31, 2014 has been reflected as a long-term liability, a characterization consistent with the Company’s adoption of Accounting Standards Update (“ASU”) No. 2015-17. See New Accounting Pronouncements for further information.

Working Capital and Cash Flows

The net funds raised or used in each of the operating, investing and financing activities from continuing operations are summarized in the following table and discussed in further detail below:

	Year Ended December 31,
	2015	2014
	(in thousands)
Cash flows from operations:
Net cash used in continuing operating activities	$(19,361)	$(38,573)
Net cash used in continuing investing activities	(1,285)	(1,367)
Net cash used in continuing financing activities	—	(78,879)
Net cash provided by discontinued operations	17,013	4,304

Net decrease in cash	$(3,633)	$(114,515)

	As of December 31,
	2015	2014
	(in thousands, except ratios)
Working capital	$2,418	$970
Current ratio	1.7	1.2
Total cash	$2,505	$6,138

The decrease in working capital of $1.4 million between December 31, 2014 and 2015 was primarily due to cash used to fund our loss from operations and capital expenditures.

Cash Flow from Continuing Operating Activities

During the year ended December 31, 2015, net cash used in operating activities was approximately $19.4 million ($38.6 million during the year ended December 31, 2014). The $19.2 million decrease in use of cash from operations was primarily to fund our loss from operations.

Cash Flow from Continuing Investing Activities

Our cash capital expenditures for property and equipment are summarized in the following table:

	Year Ended December 31,
	2015	2014
	(in thousands)
Budong PSC	$—	$3,152
Dussafu PSC	947	1,194
Other administrative property	338	9

Total additions of property and equipment	$1,285	$4,355

In addition to cash capital expenditures, during the year ended December 31, 2014 we:

•	Received $2.9 million net of associated costs related to the sale of leasehold WAB-21 area;

•	Had $0.1 million in restricted cash returned to us related to the Dussafu PSC.

Our budgeted capital expenditures of $4.0 million for 2016 for U.S. and Gabon operations will be funded through our existing cash balances, accessing equity and debt markets, and cost reductions. In addition, we could delay the discretionary portion of our capital spending to future periods or sell assets as necessary to maintain the liquidity required to run our operations, as warranted.

Cash Flow from Continuing Financing Activities

During the year ended December 31, 2014, we:

•	Repaid $79.8 million of our 11% Senior Notes;

•	Incurred $0.8 million in debt extinguishment costs;

•	Incurred $0.3 million in legal fees associated with financings;

•	Incurred $0.1 million in treasury stock purchases;

•	Received $2.0 million in net proceeds from issuance of 163,458 shares of common stock from the “at-the-market” offerings.

Cash Flow from Discontinued Operations

Net cash flow from discontinued operations was $17.0 million and $4.3 million for the years ended December 31, 2015 and 2014, respectively. During the year ended December 31, 2015, the cash flow from discontinued operations was generated primarily from financing activities related to the proceeds from 15% Note and the CT Warrant and contributions from the noncontrolling interests offset by financing costs and the net loss during the period. During the year ended December 31, 2014, the cash flow from discontinued operations was generated primarily from net proceeds from issuance of note payable from noncontrolling interest and contributions from the noncontrolling interests offset by the net loss during the period.

Contractual Obligations

At December 31, 2015, we had the following lease commitments for office space in Houston, Texas and regional office in Caracas, Venezuela.

Location	Date Lease Signed	Term	Annual Expense
Houston, Texas	December 2014	1.8 years	81,100
Caracas, Venezuela	December 2015	1.0 years	83,100

At December 31, 2015, we had the following contractual obligations:

	Payments Due by Period
	Total	Less than 1 Year	1-2 Years	3-4 Years	After 4 Years
	(in thousands)
Debt:
15% Note with related party (1)	$25,225	$—	$—	$—	$25,225

Total debt	25,225	—	—	—	25,225

Other obligations:
Interest payments (1)	17,494	3,923	3,913	3,913	5,745
Oil and natural gas activities (2)	4,520	1,130	1,130	1,130	1,130
Office leases	171	157	14	—	—

Total other obligations	22,185	5,210	5,057	5,043	6,875

Total contractual obligations	$47,410	$5,210	$5,057	$5,043	$32,100

1)	The carrying value of the 15% Note at December 31, 2015 was $0.2 million, net of $25.0 million of unamortized discount On January 4, 2016, the outstanding principal amount of the 15% Note increased to $26.1 million as a result of the capitalization of accrued interest of $0.8 million. Debt and interest payments have been reclassified to liabilities associated with discontinued operations.
2)	“Oil and natural gas activities” in the table above includes various contractual commitments pertaining to leasehold, training and development costs.

15% Non-Convertible Senior Secured Note due June 19, 2020

On June 19, 2015, in connection with the transaction with CT Energy described in Note 1 – Organization, we issued the five-year, 15% Note in the aggregate principal amount of $25.2 million with interest that is compounded quarterly at a rate of 15.0% per annum and is payable quarterly on the first business day of each January, April, July and October, commencing October 1, 2015. If by June 19, 2016, the volume weighted average price of the Company’s common stock over any consecutive 30-day period has not equaled or exceeded $2.50 per share, the maturity date of the 15% Note will be extended by two years and the interest rates on the 15% Note will adjust to 8.0% (the “15% Note Reset Feature”). During an event of default, the outstanding principal amount bears additional interest at a rate of 2.0% per annum higher than the rate otherwise applicable. See Note 11 – Debt and Financing.

Effects of Changing Prices, Foreign Exchange Rates and Inflation

Our results of operations and cash flow are affected by changing oil prices. Fluctuations in oil prices may affect our total planned development activities and capital expenditure program.

Our net foreign exchange gain attributable to our international operations was $0.3 million for the year ended December 31, 2015 compared to $0.2 million loss on foreign currency transactions for the year ended December 31, 2014. The gains in 2015 are primarily associated with favorable changes in the Bolivar denominated liabilities. The loss in 2014 is primarily related to converting USD to Bolivars from participating in the SICAD II auctions and USD to Euros. There are many factors affecting foreign exchange rates and resulting exchange gains and losses, most of which are beyond our control. Petrodelta, our investment in affiliate, is required to follow the foreign exchange controls placed on PDVSA which requires them to use a 6.3 Bolivars per USD exchange rate. Harvest Vinccler is able to bring money into the country using the SIMADI foreign exchange system which is at a 200 Bolivars per USD exchange rate. The foreign exchange gains and losses referred to here are generated from activity of Harvest Vinccler and not Petrodelta. It is not possible for us to predict the extent to which we may be affected by future changes in exchange rates and exchange controls.

On March 9, 2016, Venezuela Vice President for Economic Area announced a new exchange agreement No. 35 (the “Exchange Agreement No. 35”). Exchange Agreement No. 35 was published in Venezuela’s Official Gazette No. 40865 dated March 9, 2016, and became effective on March 10, 2016. Exchange Agreement No. 35 will have a dual exchange rate for a controlled rate (named DIPRO) fixed at 10 USD/Bolivars for priority goods and services and a complimentary rate (named DICOM) starting at 206.92 USD/Bolivars for travel and other non-essential goods. We are evaluating the impact Exchange Agreement No. 35 has on Harvest Vinccler and Petrodelta.

Harvest Vinccler’s functional and reporting currency is the USD. They do not have currency exchange risk other than the official prevailing exchange rate that applies to their operating costs denominated in Venezuela Bolivars (“Bolivars”) (198.70 Bolivars per USD).

Within the United States and other countries in which we conduct business, inflation has had a minimal effect on us, but it is an important factor with respect to certain aspects of the results of operations in Venezuela. The 2015 annual inflation rate in Venezuela provided by the Central Bank of Venezuela (BCV) through December 2015 was 180.9 percent.

Critical Accounting Policies

Reporting and Functional Currency

USD is the reporting and functional currency for all of our controlled subsidiaries and Petrodelta. Amounts denominated in non-USD currencies are re-measured into USD, and all currency gains or losses are recorded in the consolidated statements of operations and comprehensive loss. There are many factors that affect foreign exchange rates and the resulting exchange gains and losses, many of which are beyond our influence.

Investment in Affiliate

We evaluate our investments in unconsolidated companies under “ASC 323 – Investments – Equity Method and Joint Ventures” and “ASC 325 – Investments – Other”. In accordance with ASC 323, investments in which we have significant influence were accounted for under the equity method of accounting. Under the equity method, our Investment in Affiliate was increased by additional investments and earnings and decreased by dividends and losses. We review our Investment in Affiliate for impairment whenever events and circumstances indicate a loss in investment value is other than a temporary decline. Once an event is identified that is other than temporary, a loss is recognized and the Investment in Affiliate is reduced to fair value.

Investments where we do not have significant influence are accounted for in accordance with ASC 325. Under this method we will not recognize any equity in earnings from our investments in our results of operations, but will recognize any cash dividends in the period they are received. We review our Investment in Affiliate for impairment whenever events and circumstances indicate a loss in investment value is other than a temporary decline. Once an event is identified that is other than temporary, a loss is recognized and the Investment in Affiliate is reduced to fair value.

Through December 31, 2014, we included the results of Petrodelta in our financial statements under the equity method. We ceased recording earnings from Petrodelta in the second quarter 2014 due to the expected sales price of the second closing purchase agreement approximating the recorded value of our investment in Petrodelta. The Company was not able to obtain approval from the government of Venezuela during 2014 and on January 1, 2015 we terminated the SPA. Due to our failed sales attempts, lack of management influence, and actions and inactions by the majority owner, PDVSA, we believe we no longer exercise significant influence in Petrodelta and in accordance with Accounting Standards Codification “ASC 323 – Investments – Equity Method and Joint Ventures”, we are accounting for our investment in Petrodelta under the cost method (“ASC 325 – Investments – Other”), effective December 31, 2014. Under the cost method we will not recognize any equity in earnings from our investment in Petrodelta in our results of operations, but will recognize any cash dividends in the period they are received.

Capitalized Interest

We capitalize interest costs for qualifying oil and natural gas properties. The capitalization period begins when expenditures are incurred on qualified properties, activities begin which are necessary to prepare the property for production and interest costs have been incurred. The capitalization period continues as long as these events occur. The average additions for the period are used in the interest capitalization calculation.

Property and Equipment

We follow the successful efforts method of accounting for our oil and natural gas properties. Under this method, oil and natural gas lease acquisition costs are capitalized when incurred. Unproved properties are assessed quarterly on a property-by-property basis, and any impairment in value is recognized. We assess our unproved property costs for impairment when events or circumstances indicate a possible decline in the recoverability of the carrying value of the projects. The estimated value of our unproved projects is determined using quantitative and qualitative assessments and the carrying value of the projects is adjusted if the carrying value exceeds the assessed value of the projects.

During the years ended December 31, 2015 and 2014, we recorded impairment expense, related to our Dussafu Project in Gabon, of $24.2 million (including $1.0 million relating to oilfield inventories) and $50.3 million, respectively, which reflect management’s estimate of the decreased value of the project given our current liquidity situation and the decline in global crude oil prices. During 2014, we recognized impairments related to our Budong Project in Indonesia of $7.7 million. If the unproved properties are determined to be productive, the appropriate related costs are transferred to proved oil and natural gas properties. Lease rentals are expensed as incurred. Oil and natural gas exploration costs, other than the costs of drilling exploratory wells, are charged to expense as incurred. The costs of drilling exploratory wells are capitalized pending determination of whether the wells have discovered proved reserves. Exploratory drilling costs are capitalized when drilling is completed if it is determined that there is economic producibility supported by either actual production, conclusive formation tests or by certain technical data. If proved reserves are not discovered, such drilling costs are expensed. Costs to develop proved reserves, including the costs of all development wells and related equipment used in production of crude oil and natural gas, are capitalized.

Depletion, depreciation, and amortization (“DD&A”) of the cost of proved oil and natural gas properties are calculated using the unit of production method. The reserve base used to calculate DD&A for leasehold acquisition costs and the cost to acquire proved properties is proved reserves. With respect to lease and well equipment costs, which include development costs and successful exploration drilling costs, the reserve base is proved developed reserves. Estimated future dismantlement, restoration and abandonment costs, net of salvage values, are taken into account. Certain other assets are depreciated on a straight-line basis.

Assets are grouped based upon a reasonable aggregation of properties with a common geological structural feature or stratigraphic condition, such as a reservoir or field.

Amortization rates are updated to reflect: 1) the addition of capital costs, 2) reserve revisions (upwards or downwards) and additions, 3) property acquisitions or property dispositions and 4) impairments.

We account for impairments of proved properties under the provisions of ASC 360, “Property, Plant, and Equipment”. When circumstances indicate that an asset may be impaired, we compare expected undiscounted future cash flows at a producing field level to the amortized capitalized cost of the asset. If the future undiscounted cash flows, based on our estimate of future crude oil and natural gas prices, operating costs, anticipated production from proved reserves and other relevant data, are lower than the amortized capitalized cost, the capitalized cost is reduced to fair value. Fair value is calculated by discounting the future cash flows at an appropriate risk-adjusted discount rate.

Income Taxes

Deferred income taxes reflect the net tax effects, calculated at currently enacted rates, of (a) future deductible/taxable amounts attributable to events that have been recognized on a cumulative basis in the financial statements or income tax returns, and (b) operating loss and tax credit carry forwards. A valuation allowance for deferred tax assets is recorded when it is more likely than not that the benefit from the deferred tax asset will not be realized.

Since December 31, 2013, we have provided deferred income taxes on undistributed earnings of our foreign subsidiaries where we are not able to assert that such earnings were permanently reinvested, or otherwise could be repatriated in a tax free manner, as part of our ongoing business. As of December 31, 2015, the deferred tax liability provided on such earnings has been reduced to zero due to the impairment of the underlying book investment in Petrodelta.

As the conversion feature of the 9% Note was reasonably expected to be exercised at the time of the note’s issuance due to the conversion price being in-the-money, the interest on the 9% Note paid upon its conversion is non-deductible to the Company under Internal Revenue Code (“IRC”) Section 163(l). The 15% Note was issued, for income tax purposes, with original issue discount (“OID”). OID generally is deductible for income tax purposes. However, if the debt instrument constitutes an “applicable high-yield discount obligation” (“AHYDO”) within the meaning of IRC Section 163(i)(1), then a portion of the OID likely would be non-deductible pursuant to IRC Section 163(e)(5). Our analysis of the 15% Note is that the note may be an AHYDO; consequently, a portion or all of the OID likely may be non-deductible for income tax purposes.

New Accounting Pronouncements

In April 2015, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2015-03, “Simplifying the Presentation of Debt Issuance Costs”. The amendments in this update require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this update. In June 2015 the FASB issued ASU No. 2015-15 as an amendment to this guidance to address the absence of authoritative guidance for debt issuance costs related to line-of-credit arrangements. The SEC staff stated that they would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. The guidance is effective for interim periods and annual period beginning after December 15, 2015; however early adoption is permitted. We do not believe the adoption of this guidance will have a material impact on our financial position and will not have an impact on our results of operations or cash flows.

In August 2014, the FASB issued ASU No. 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. ASU No. 2014-15 requires management to assess an entity’s ability to continue as a going concern and to provide related footnote disclosures in certain circumstances. The standard is effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016, with early adoption permitted. We are currently evaluating the provisions of ASU No. 2014-15 and assessing the impact, if any, it may have on our consolidated financial statements.

In April 2014, FASB issued ASU No. 2014-09 “Revenue from Contracts with Customers” which is included in ASC 606, a new topic under the same name. The guidance in this update affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards (for example, insurance contracts or lease contracts). The guidance supersedes the previous revenue recognition requirements and most industry-specific guidance. Additionally, the update supersedes some cost guidance related to construction type and production-type contracts. In addition, the existing requirements for the recognition of a gain or loss on the transfer of nonfinancial assets that are not in a contract with a customer are amended to be consistent with the guidance on recognition and measurement (including the constraint on revenue) in this update.

The core principle of the new guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

The new guidance also provides for additional qualitative and quantitative disclosures related to: (1) contracts with customers, including revenue and impairments recognized, disaggregation of revenue, and information about contract balances and performance obligations (including the transaction price allocated to the remaining performance obligations); (2) significant judgments and changes in judgments which impact the determination of the timing of satisfaction of performance obligations (over time or at a point in time), the transaction price and amounts allocated to performance obligations; and (3) assets recognized from the costs to obtain or fulfill a contract.

In July 2015, the FASB issued a decision to delay related to ASU No. 2014-09 for the effective date by one year. The new guidance is effective for annual and interim periods beginning after December 15, 2017. An entity should apply the amendments either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying the update recognized at the date of initial application. We are currently evaluating the impact of this guidance.

In November 2015, the FASB issued ASU No. 2015-17, “Balance Sheet Classification of Deferred Taxes”. ASU No. 2015-17 simplifies the balance sheet presentation of deferred income taxes by requiring all deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The standard is effective for annual periods beginning after December 15, 2016 and interim periods within those annual periods, with early adoption permitted. The standard may be applied either prospectively or retrospectively to all periods presented. The Company has decided to adopt the accounting change in its current financial statements and has adopted the change retrospectively.

In February 2016, the FASB issued ASU No. 2016-02, “Leases”. It is expected to be effective for periods beginning after December 15, 2018 for public entities, and for periods beginning after December 15, 2019 for nonpublic entities. Early application is permitted. Under the new provisions, all lessees will report a right-of-use asset and a liability for the obligation to make payments for all leases with the exception of those leases with a term of 12 months or less. All other leases will fall into one of two categories: (1) Financing leases, similar to capital leases, will require the recognition of an asset and liability, measured at the present value of the lease payments. Interest on the liability will be recognized separately from amortization of the asset. Principal repayments will be classified as financing outflows and payments of interest as operating outflows on the statement of cash flows. (2) Operating leases will also require the recognition of an asset and liability measured at the present value of the lease payments. A single lease cost, consisting of interest on the obligation and amortization of the asset, calculated such that the amortization of the asset will increase as the interest amount decreases resulting in a straight-line recognition of lease expense. All cash outflows will be classified as operating on the statement of cash flows. We do not believe the adoption of this guidance will have a material impact on our financial position, results of operations or cash flows.

In March 2016, the FASB issued ASU No. 2016-07, “Investments – Equity Method and Joint Ventures (Topic 323)”. This amendment simplifies the accounting for equity method investments; the amendment in the update eliminates the requirement in Topic 323 that an entity retroactively adopt the equity method of accounting if an investment qualifies for use of the equity method as a result of an increase in the level of ownership or degree of influence. The amendment requires that the equity method investor add the cost of acquiring the additional interest in the investee to the current basis of the investor’s previously held interest and adopt equity method of accounting as of the date the investment becomes qualified for equity method accounting. The amendment in this update is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. The amendment should be applied prospectively upon the effective date to increases in the level of ownership interest or degree of influence that result in the adoption of the equity method. Earlier application is permitted. We are currently evaluating the impact of this guidance.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Appendix D

Unaudited Consolidated Financial Statements of Harvest Natural Resources, Inc. and Subsidiaries

HARVEST NATURAL RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands, except per share data)

	September 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,546	$2,505
Accounts receivable	259	2,458
Assets associated with discontinued operations	11,013	10,444
Prepaid expenses and other	810	811

TOTAL CURRENT ASSETS	14,628	16,218
PROPERTY AND EQUIPMENT:
Oil and natural gas properties (successful efforts method)	29,626	31,006
Other administrative property, net	671	439

TOTAL PROPERTY AND EQUIPMENT, net	30,297	31,445
OTHER ASSETS, net of allowance for $0.7 million (2016 and 2015)	149	118

TOTAL ASSETS	$45,074	$47,781

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable, trade and other	$735	$365
Accrued expenses	7,037	2,991
Liabilities associated with discontinued operations	34,435	7,177

TOTAL CURRENT LIABILITIES	42,207	10,533
OTHER LONG-TERM LIABILITIES	—	42

TOTAL LIABILITIES	42,207	10,575
COMMITMENTS AND CONTINGENCIES (Note 10)
STOCKHOLDERS’ EQUITY:
Preferred stock, par value $0.01 per share; authorized 5,000 shares; issued and outstanding, none	—	—
Common stock, par value $0.01 per share; shares authorized 37,500 (2016 and 2015); shares issued 14,497 (2016 and 2015); shares outstanding 12,848 shares (2016) and 12,854 shares (2015)	145	145
Additional paid-in capital	304,490	302,708
Accumulated deficit	(233,832)	(199,778)
Treasury stock, at cost, 1,649 shares (2016) and 1,643 shares (2015)	(66,331)	(66,316)

TOTAL HARVEST STOCKHOLDERS’ EQUITY	4,472	36,759
NONCONTROLLING INTEREST OWNERS	(1,605)	447

TOTAL EQUITY	2,867	37,206

TOTAL LIABILITIES AND EQUITY	$45,074	$47,781

See accompanying notes to consolidated condensed financial statements.

HARVEST NATURAL RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
EXPENSES:
Depreciation and amortization	$11	$21	$41	$67
Exploration expense	581	831	1,720	3,338
Impairment expense – oilfield inventories	1,324	540	1,452	540
General and administrative	3,630	4,686	12,535	13,017

	5,546	6,078	15,748	16,962

LOSS FROM OPERATIONS	(5,546)	(6,078)	(15,748)	(16,962)
OTHER NON-OPERATING INCOME (EXPENSE):
Transaction costs related to sale of Harvest Holding	(1,814)	—	(3,365)	—
Other non-operating income (expense)	(3)	477	(10)	434

	(1,817)	477	(3,375)	434

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(7,363)	(5,601)	(19,123)	(16,528)
INCOME TAX BENEFIT	—	(1,857)	—	(650)

LOSS FROM CONTINUING OPERATIONS	(7,363)	(3,744)	(19,123)	(15,878)
DISCONTINUED OPERATIONS, net of taxes	96	9,162	(18,204)	(10,360)

NET INCOME (LOSS)	(7,267)	5,418	(37,327)	(26,238)
LESS: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST OWNERS	(207)	(294)	(3,273)	(908)

NET INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO HARVEST	$(7,060)	$5,712	$(34,054)	$(25,330)

INCOME (LOSS) PER SHARE:
Income (loss) per share:
Basic income (loss) per share:
Loss from continuing operations	$(0.56)	$(0.31)	$(1.23)	$(1.39)
Discontinued operations	0.01	0.83	(1.42)	(0.96)

Basic income (loss) per share	$(0.55)	$0.52	$(2.65)	$(2.35)

Diluted income (loss) per share:
Loss from continuing operations	$(0.56)	$(0.31)	$(1.23)	$(1.39)
Discontinued operations	0.01	0.83	(1.42)	(0.96)

Diluted income (loss) per share	$(0.55)	$0.52	$(2.65)	$(2.35)

See accompanying notes to consolidated condensed financial statements.

HARVEST NATURAL RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss from continuing operations	$(19,123)	$(15,878)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	41	67
Amortization of debt financing costs	—	200
Impairment expense - oilfield inventories	1,452	540
Allowance for long-term receivable	—	550
Share-based compensation-related charges	2,425	2,202
Deferred income tax benefit	—	(655)
Changes in operating assets and liabilities:
Accounts receivable	2,199	(1,790)
Prepaid expenses and other	—	(542)
Other assets	(31)	1
Accounts payable	370	(1,035)
Accrued expenses	3,354	(477)
Other current liabilities	107	(1)
Deferred tax liabilities	—	1,755

NET CASH USED IN CONTINUING OPERATING ACTIVITIES	(9,206)	(15,063)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions of property and equipment, net	(360)	(491)

NET CASH USED IN INVESTING ACTIVITIES	(360)	(491)

CASH FLOWS FROM FINANCING ACTIVITIES:
Treasury stock	(15)	—

NET CASH PROVIDED BY FINANCING ACTIVITIES	(15)	—

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Cash used in operating activities in discontinued operations	(2,420)	(2,758)
Cash provided by (used in) investing activities in discontinued operations	(179)	323
Cash provided by financing activities in discontinued operations	12,221	23,537

NET CASH PROVIDED BY DISCONTINUED OPERATIONS	9,622	21,102

NET INCREASE IN CASH AND CASH EQUIVALENTS	41	5,548
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,505	6,138

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,546	$11,686

See accompanying notes to consolidated condensed financial statements.

Supplemental Schedule of Noncash Investing and Financing Activities:

	Nine Months Ended September 30,
	2016	2015
	(in thousands)
Supplemental Cash Flow Information:
Continuing Operations:
Cash paid during the period for interest	$—	$—
Cash paid during the period for income taxes	8	6
Discontinued Operations:
Cash paid during the period for interest	—	615
Supplemental Schedule of Noncash Investing and Financing Activities:
Continuing Operations:
(Increase) decrease in current liabilities related to additions of property and equipment	$(15)	$384
Discontinued Operations:
Decrease in current liabilities related to additions of property and equipment	22	—
Increase in Stockholders’ Equity from forgiveness of note payable and accrued interest - related party	—	6,157
Accrued interest paid in-kind	2,704	—

See accompanying notes to consolidated condensed financial statements.

HARVEST NATURAL RESOURCES, INC. AND SUBSIDIARIES

Notes to Consolidated Condensed Financial Statements

Note 1 – Organization

Organization

Harvest Natural Resources, Inc. (“Harvest” or the “Company”) is a petroleum exploration and production company incorporated under Delaware law in 1988.

We hold exploration acreage offshore of the Republic of Gabon (“Gabon”) through the Dussafu Marin Permit (“Dussafu PSC”). See Note 7 – Gabon. We currently are evaluating the continued development or possible sale of our Gabon interests.

We previously owned significant interests in the Bolivarian Republic of Venezuela (“Venezuela”). We sold these interests in a transaction that closed on October 7, 2016. See Share Purchase Agreement, below, for more information.

Interim Reporting

In our opinion, the accompanying unaudited consolidated condensed financial statements contain all adjustments, which are of a normal recurring nature, necessary to present fairly the financial position as of September 30, 2016, results of operations for the three and nine months ended September 30, 2016 and 2015, and the cash flows for the nine months ended September 30, 2016 and 2015. The December 31, 2015 consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by United States of America generally accepted accounting principles (“U.S. GAAP”). The unaudited consolidated condensed financial statements are presented in accordance with the requirements of Form 10-Q and do not include all disclosures normally required by U.S. GAAP. The consolidated condensed financial statements included in this report should be read with our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2015, which include certain definitions and a summary of significant accounting policies. The results of operations for any interim period are not necessarily indicative of the results of operations for the entire year.

Reverse Stock Split

On December 2, 2015, the Company received notification from the New York Stock Exchange (“NYSE”) that the Company was not in compliance with the NYSE’s continued listing standards, which require a minimum average closing price of $1.00 per share over 30 consecutive trading days. In an effort to correct the deficiency, after the market closed on November 3, 2016, the Company completed a one-for-four reverse split of its issued and outstanding common stock. The Company’s common stock began trading on a split-adjusted basis at market open on November 4, 2016. In connection with the reverse stock split, the Company amended its amended and restated certificate of incorporation to reduce the authorized number of shares of common stock from 150,000,000 to 37,500,000.

All share, warrants, options, restricted stock, stock appreciation rights, restricted stock units and per share amounts in these consolidated financials have been reported on a post-split basis.

Securities Purchase Agreement

On June 19, 2015, the Company and certain of its domestic subsidiaries entered into a securities purchase agreement (the “Securities Purchase Agreement”) with CT Energy Holding SRL (“CT Energy”), a private investment firm organized as a Barbados Society with Restricted Liability, under which CT Energy purchased certain securities of the Company and acquired certain governance rights. Harvest immediately received gross proceeds of $32.2 million from the sale of the securities, as described below. Key terms of the transaction include:

•	CT Energy acquired a $25.2 million, five year, 15.0% non-convertible senior secured promissory note (the “15% Note”).

•	CT Energy acquired a $7.0 million, five year, 9.0% convertible senior secured note (the “9% Note”). The 9% Note and associated accrued interest of $0.1 million was converted into 2,166,900 shares of Harvest common stock at a conversion price of $3.28 per share on September 15, 2015.

•	CT Energy acquired a warrant to purchase up to 8,517,705 shares of Harvest’s common stock at an initial exercise price of $5.00 per share (the “CT Warrant”), subject to certain conditions set forth in the CT Warrant.

•	CT Energy acquired a five-year 15.0% non-convertible senior secured note (the “Additional Draw Note”), under which CT Energy could elect to provide $2.0 million of additional funds to the Company per month for up to six months following the one-year anniversary of the closing date of the transaction.

•	CT Energy was granted certain governance rights in the transaction, including the right to appoint specified directors.

•	CT Energia Holding Ltd. (“CT Energia”), a Malta corporation and the Company, entered into a Management Agreement (the “Management Agreement”), under which CT Energia and its representatives provided management services with respect to the operations of the Company’s business as it relates to Petrodelta and Venezuela generally.

The securities sold to CT Energy under the Securities Purchase Agreement, as well as CT Energy’s governance rights, the Management Agreement and the Company’s relationship with CT Energy generally, were terminated on October 7, 2016 upon the closing of the sale of all of the Company’s Venezuelan interests to an affiliate of CT Energy. See Share Purchase Agreement, below, for more information.

Share Purchase Agreement

On October 7, 2016, the Company, and its wholly owned subsidiary, HNR Energia BV (“HNR Energia”), completed the sale of all of HNR Energia’s 51% interest in Harvest-Vinccler Dutch Holding B.V., a Netherlands company (“Harvest Holding”), to Delta Petroleum N.V., a limited liability company organized under the laws of Curacao (“Delta Petroleum”), pursuant to a share purchase agreement, dated June 29, 2016 (the “Share Purchase Agreement”). Harvest Holding owns, indirectly through wholly owned subsidiaries, a 40% interest in Petrodelta, S.A., a mixed company organized under Venezuelan law (“Petrodelta”), through which all of the Company’s interests in Venezuela were owned. Thus, under the Share Purchase Agreement, the Company sold all of its interests in Venezuela to Delta Petroleum.

Delta Petroleum is an affiliate of CT Energy, which assigned all of its rights and obligations under the Share Purchase Agreement to Delta Petroleum on September 26, 2016. For more information about CT Energy, see Securities Purchase Agreement, above.

At the closing, the Company received consideration consisting of:

•	$69.4 million in cash paid after various closing adjustments;

•	an 11% non-convertible senior promissory note payable by Delta Petroleum to HNR Energia six months from the closing date in the principal amount of $12.0 million, guaranteed by the sole member and sole equity-holder of Delta Petroleum (the “ 11% Note “);

•	the return of all of the Company’s common stock owned by CT Energy, consisting of 2,166,900 shares which was approximately 16.8% of all outstanding shares pre-closing, to be held by the Company as treasury shares;

•	the cancellation of $30.0 million in outstanding principal under the 15% Note;

•	the cancellation of the CT Warrant.

At the closing, the outstanding principal and accrued interest totaling $38.9 million and $1.4 million, respectively, under both the 15% Note and the Additional Draw Note, were repaid, net of withholding tax, as a closing adjustment to cash, and the 15% Note and Additional Draw Note were terminated. (The $69.4 million in cash referenced above takes these adjustments into account.) To fund Harvest’s transaction expenses and operations until the closing under the Share Purchase Agreement, CT Energy had loaned Harvest $2.0 million on each of June 21, 2016, July 20, 2016, August 24, 2016 and September 21, 2016 under the Additional Draw Note.

The relationship between the Company and CT Energy effectively terminated upon the closing under the Share Purchase Agreement. In addition to the termination or relinquishment of all Company securities held by CT Energy, Oswaldo Cisneros and Alberto Sosa resigned as CT Energy’s non-independent designees to the Company’s board of directors. Additionally, the Securities Purchase Agreement and certain agreements related to the Securities Purchase Agreement, including the Management Agreement, terminated. Finally, all liens securing Company debt formerly owed to CT Energy were released at the closing. Upon the closing, the Company’s primary assets were cash from the proceeds of the transaction and the Company’s oil and gas interests in Gabon.

Long-Term Receivable – CT Energia

On January 4, 2016, HNR Finance B.V., a wholly owned subsidiary of Harvest Holding (“HNR Finance”), provided a loan to CT Energia of $5.2 million under an 11.0% promissory note due 2019 (the “CT Energia Note”). The purpose of the loan was to provide CT Energia with collateral to obtain funds for one or more loans to Petrodelta, which is 40% owned by HNR Finance. HNR Finance’s sole recourse for payment of the principal amount of the loan was the payments of principal and interest from loans that CT Energia has made to Petrodelta.

The source of funds for HNR Finance’s $5.2 million loan to CT Energia was a capital contribution from Harvest Holding, which, in return, received the same aggregate amount of capital contributions from its shareholders, pro rata according to their equity interests in Harvest Holding. Of that aggregate amount of capital contributions, HNR Energia contributed $2.6 million, which was a capital contribution from Harvest. During the three months ended March 31, 2016, we recorded a $5.2 million allowance to fully reserve the CT Energia Note due to concerns related to the continued deteriorating economic conditions in Venezuela and our assessment relating to the probability that the CT Energia Note will be collected. As of September 30, 2016, the CT Energia Note remained fully reserved and we had not accrued any interest with respect to this note receivable.

As discussed above under Share Purchase Agreement, the Company sold its 51% interest in Harvest Holding, the parent company of HNR Finance, which holds the CT Energia Note), to an affiliate of CT Energy on October 7, 2016.

Note 2 – Liquidity

We expect the net proceeds from the sale of our Venezuelan interests on October 7, 2016 will be adequate to meet our short-term liquidity requirements.

In January, April and July 2016, due to our liquidity position, the Company amended the 15% Note to increase the principal amount of the note equal to the amount of the accrued interest, less withholding tax, which was due to CT Energy. On May 3, 2016, the Company increased the principal amount of the 15% Note by $3.0 million. Taking these increases into account, the principal amount outstanding under the 15% Note was $30.9 million as of September 30, 2016. As of September 30, 2016, we had capitalized interest payments, less withholding tax, totaling $2.7 million.

As discussed above in Note 1 – Organization – Share Purchase Agreement, the outstanding principal under the Additional Draw Note was $8.0 million at September 30, 2016. The Additional Draw Note was cancelled on October 7, 2016 upon the closing of the sale of our Venezuelan interests.

Our primary tangible asset is our oil and gas interests in Gabon. We have received two proposals for the purchase of our Gabon interests and are in discussions with both potential buyers; however, there can be no assurances that these discussions or either proposal will lead to a definitive transaction. We currently are evaluating the continued development or possible sale of our Gabon interests, potential distributions of cash to our stockholders, and possible dissolution of the Company.

The Company completed a one-for-four reverse split of its issued and outstanding common stock on November 3, 2016. See Note 1 – Organization – Reverse Stock Split, above, for more information. All share and per share amounts in this report have been reflected on a post-split basis in these financial statements.

On April 25, 2016, the Company received a notice from the NYSE stating that the Company was not in compliance with a second NYSE continued listing requirement, which provides that a company is not in compliance if its average global market capitalization over a consecutive 30 trading-day period is less than $50 million and, at the same time, its stockholders’ equity is less than $50 million. The Company believes that the sale of its Venezuelan interests on October 7, 2016 ultimately will allow it to regain compliance with this listing standard by increasing its stockholders’ equity. However, the Company must demonstrate compliance for two consecutive financial quarters before the deficiency can be cured.

Upon the closing of the sale of the Company’s 51 percent interest in Harvest Holding, the Company received, among other consideration, $69.4 million in net cash proceeds and a $12.0 million note due from Delta Petroleum, due six months after closing. A portion of the proceeds from the sale have been and will be used to fund costs associated with the either the sale or development of the Company’s Gabon prospect, to pay certain severance costs, to fund capital expenditures, to pay tax obligations related to the sale, to fund any potential future dividends declared and to maintain ongoing general operating and administrative expenses.

Note 3 – Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated condensed financial statements include the accounts of all wholly-owned and majority-owned subsidiaries. All intercompany profits, transactions and balances have been eliminated. Third-party interests in our majority-owned subsidiaries are presented as noncontrolling interests owners.

Reclassifications

Certain reclassifications have been made to prior period amounts to conform to the current period presentation. These reclassifications did not affect our consolidated condensed financial results.

Note Receivable

A loan is considered impaired if it is probable, based on current information and events, that the Company will be unable to collect all amounts due according to the contractual terms of the loan. Loans are reviewed for impairment and include loans that are past due, non-performing or in bankruptcy. Recognition of interest income is suspended and the loan is placed on non-accrual status when management determines that collection of future interest income is not probable. Accrual is resumed, and previously suspended interest income is recognized, when the loan becomes contractually current and/or collection doubts are removed. Cash receipts on impaired loans are recorded first against the receivable and then to any unrecognized interest income.

Investment in Affiliate

Until the October 7, 2016 sale of our interests in Venezuela, we accounted for the investment in Petrodelta under Accounting Standards Codification (“ASC”) 325 – Investments – Other (the “cost method”). Under the cost method we did not recognize any equity in earnings from the investment in Petrodelta in our results of operations, but would have recognized any cash dividends in the period they were received.

As of December 31, 2015, we fully impaired the carrying value of the investment in Petrodelta and effective with the October 7, 2016 closing of the CT Energy transaction, we no longer have an ownership interest in Petrodelta. See Note 1 – Organization and Note 5 – Investment in Affiliate for further information.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Other important significant estimates are those included in the valuation of our assets and liabilities that are recorded at fair value on a recurring and non-recurring basis. Actual results could differ from those estimates.

Oil and Natural Gas Properties

The major components of property and equipment are as follows:

	As of September 30, 2016	As of December 31, 2015
	(in thousands)
Unproved property costs – Dussafu PSC	$28,072	$28,000
Oilfield inventories	1,554	3,006
Other administrative property	2,192	1,922

Total property and equipment	31,818	32,928
Accumulated depreciation	(1,521)	(1,483)

Total property and equipment, net	$30,297	$31,445

Other Administrative Property

Furniture, fixtures and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives, which range from three to five years. Leasehold improvements are recorded at cost and amortized using the straight-line method over the life of the applicable lease. For the three and nine months ended September 30, 2016, depreciation expense from continuing operations was $11 thousand and $41 thousand, respectively. For the three and nine months ended September 30, 2015, depreciation expense from continuing operations was $21 thousand and $67 thousand, respectively.

Other Assets

Other assets at September 30, 2016 and December 31, 2015 include deposits and retainers. During 2015 we fully reserved the $1.1 million blocked payment related to our drilling operations in Gabon. The payment was blocked in accordance with the U.S. sanctions against Libya as set forth in Executive Order 13566 of February 25, 2011, and administered by the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”). See Note 10 – Commitments and Contingencies. At December 31, 2015, we recorded an allowance for doubtful accounts of $0.7 million and the remaining balance of the blocked payment was reclassified to a receivable from our joint venture partner for $0.4 million.

Capitalized Interest

We capitalize interest costs for qualifying oil and natural gas properties. The capitalization period begins when expenditures are incurred on qualified properties, activities begin which are necessary to prepare the property for production and interest costs have been incurred. The capitalization period continues as long as these events occur. The average additions for the period are used in the interest capitalization calculation. During the three and nine months ended September 30, 2016 and 2015, we did not capitalize interest costs due to insufficient on-going activity related to our oil and natural gas activities.

Fair Value Measurements

We measure and disclose our fair values in accordance with the provisions of ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”). ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and establishes a three-level hierarchy, which encourages an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The three levels of the hierarchy are defined as follows:

•	Level 1 – Inputs to the valuation techniques that are quoted prices in active markets for identical assets or liabilities.

•	Level 2 – Inputs to the valuation techniques that are other than quoted prices but are observable for the assets or liabilities, either directly or indirectly.

•	Level 3 – Inputs to the valuation techniques that are unobservable for the assets or liabilities.

Financial instruments, which potentially subject us to concentrations of credit risk, are primarily cash and cash equivalents, accounts receivable, stock appreciation rights (“SARs”), restricted stock units (“RSUs”), debt, embedded derivatives and warrant derivative liability. We maintain cash and cash equivalents in bank deposit accounts with commercial banks, which at times may exceed the federally insured limits. We have not experienced any losses from such investments. Concentrations of credit risk with respect to accounts receivable are limited due to the nature of our receivables. In the normal course of business, collateral is not required for financial instruments with credit risk. The estimated fair value of cash and cash equivalents and accounts receivable, prepaid costs, accounts payable and other current liabilities approximate their carrying value due to their short-term nature (Level 1). The following tables set forth by level within the fair value hierarchy our financial assets and liabilities that were accounted for at fair value as of September 30, 2016 and December 31, 2015. During the year ended December 31, 2015, we impaired the carrying value of our Dussafu project in Gabon by $23.2 million and our investment in affiliate by $164.7 million. See Note 5 – Investment in Affiliate and Note 7 – Gabon for more information.

	As of September 30, 2016
	Level 1	Level 2	Level 3	Total
	(in thousands)
Recurring
Assets:
Embedded derivative asset – 15% Note (a)	$—	$—	$8,391	$8,391
Embedded derivative asset – Additional Draw Note (a)	—	—	2,170	2,170

	$—	$—	$10,561	$10,561

Liabilities:
SARs liability	$—	$64	$286	$350
RSUs liability	—	424	—	424
Warrant derivative liability (a)	—	—	14,879	14,879

	$—	$488	$15,165	$15,653

(a)	See Note 8 – Debt and Financing, Note – 9 Warrant Derivative Liability and Note 13 – Discontinued Operations

	As of December 31, 2015
	Level 1	Level 2	Level 3	Total
	(in thousands)
Non recurring
Assets:
Dussafu PSC	$—	$—	$28,000	$28,000

	$—	$—	$28,000	$28,000

Recurring
Assets:
Embedded derivative asset (a)	$—	$—	$5,010	$5,010

	$—	$—	$5,010	$5,010

Liabilities:
SARs liability	$—	$46	$50	$96
RSUs liability	—	174	—	174
Warrant derivative liability (a)	—	—	5,503	5,503

	$—	$220	$5,553	$5,773

(a)	See Note 8 – Debt and Financing, Note – 9 Warrant Derivative Liability and Note 13 – Discontinued Operations

As of September 30, 2016, the fair value of our liability awards included $0.4 million for our SARs and $0.4 million for the RSUs both of which were recorded in accrued expenses. As of December 31, 2015, the fair value of our liability awards included $0.1 million for our SARs which were recorded in accrued expenses and $0.2 million for our RSUs which were recorded in accrued expenses and other long-term liabilities.

Derivative Financial Instruments

As required by ASC 820, a financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels. See Note 9 – Warrant Derivative Liability for a description and discussion of our warrant derivative liability as well as a description of the valuation models and inputs used to calculate the fair value. See Note 8 – Debt and Financing for a description and discussion of our embedded derivatives related to our 15% Note as well as a description of the valuation models and inputs used to calculate the fair value. All of our embedded derivatives included in our assets associated with discontinued operations and warrants included in liabilities associated with discontinued operations are classified as Level 3 within the fair value hierarchy. See Note 13 – Discontinued Operations for discussion of our discontinued operations.

Changes in Level 3 Instruments Measured at Fair Value on a Recurring Basis

The following table provides a reconciliation of financial liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in thousands)
Financial assets – embedded derivative asset (a):
Beginning balance	$7,144	$2,627	$5,010	$—
Additions	2,692	—	3,139	2,504
Change in fair value	725	854	2,412	977

Ending balance	$10,561	$3,481	$10,561	$3,481

(a)	See Note 8 – Debt and Financing and Note 13 – Discontinued Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in thousands)
Financial liabilities – embedded derivative liability:
Beginning balance	$—	$13,015	$—	$—
Additions – fair value at issuance	—	—	—	13,449
Change in fair value	—	(1,873)	—	(2,307)
Conversion of debt		(11,142)		(11,142)

Ending balance	$—	$—	$—	$—

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in thousands)
Financial liabilities – warrant derivative liability (a):
Beginning balance	$16,417	$37,595	$5,503	$—
Additions	—	—	—	40,013
Change in fair value	(1,538)	(9,982)	9,376	(12,400)

Ending balance	$14,879	$27,613	$14,879	$27,613

(a)	See Note 9 – Warrant Derivative Liability and Note 13 – Discontinued Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in thousands)
Financial liabilities – stock appreciation rights
Beginning balance	$241	$—	$50	$—
Change in fair value	45	312	236	312

Ending balance	$286	$312	$286	$312

During three and nine months ended September 30, 2016 and 2015, no transfers were made between Level 1, Level 2 and Level 3 liabilities or investments.

Share-Based Compensation

We use the fair value based method of accounting for share-based compensation. We utilized the Black-Scholes option pricing model to measure the fair value of stock options and SARs on their grant dates in years prior to 2015. Restricted stock and RSUs were measured at their fair values. During 2015, we issued options, SARs and RSUs with an additional market condition. To fair value these awards, we utilized a Monte Carlo simulation.

The following table is a summary of compensation expense recorded in general and administrative expense in our consolidated condensed statements of operations and comprehensive income (loss) by type of awards:

	Three Months Ended September 30,		Nine Months Ended September 30,
Employee Stock-Based Compensation	2016	2015	2016	2015
	(in thousands)
Equity based awards:
Stock options	$372	$444	$1,485	$1,364
Restricted stock	5	33	73	101
RSUs	75	—	224	—

Total expense related to equity based awards	452	477	1,782	1,465
Liability based awards:
SARs	17	93	255	370
RSUs	42	141	388	367

Total expense related to liability based awards	59	234	643	737

Total compensation expense	$511	$711	$2,425	$2,202

The assumptions summarized in the following table were used to calculate the fair value of the SARs classified as Level 3 instruments that were outstanding as of the balance sheet date:

	Fair Value Hierarchy Level	As of September 30, 2016
Significant assumptions (or ranges):
Exercise price	Level 1 input	$4.52
Threshold price	Level 1 input	$10.00
Suboptimal exercise factor	Level 3 input	2.5
Term (years)	Level 1 input	3.81
Volatility	Level 2 input	114%
Risk-free rate	Level 1 input	0.98%
Dividend yield	Level 2 input	0.0%

Income Taxes

Deferred income taxes reflect the net tax effects, calculated at currently enacted rates, of (a) future deductible and taxable amounts attributable to events that have been recognized on a cumulative basis in the financial statements or income tax returns, and (b) operating loss and tax credit carryforwards. A valuation allowance for deferred tax assets is recorded when it is more likely than not that the benefit from the deferred tax asset will not be realized.

We classify interest related to income tax liabilities and penalties as applicable, as interest expense. We recorded no penalties during the three and nine months ended September 30, 2016 and 2015.

Since December 2013, we have provided deferred income taxes on undistributed earnings of our foreign subsidiaries where we are not able to assert that such earnings were permanently reinvested, or otherwise could be repatriated in a tax free manner, as part of our ongoing business. As of December 31, 2015 and through the third quarter of 2016, the deferred tax liability provided on such earnings was zero due to the impairment of the underlying book investment in Petrodelta.

The 15% Note was issued, for income tax purposes, with original issue discount (“OID”). OID generally is deductible for income tax purposes. However, if the debt instrument constitutes an “applicable high-yield discount obligation” (“AHYDO”) within the meaning of IRC Section 163(i)(1), then a portion of the OID likely would be non-deductible pursuant to IRC Section 163(e)(5). Our analysis of the 15% Note is that the note may be an AHYDO; consequently, a portion or all of the OID likely may be non-deductible for income tax purposes.

The Internal Revenue Service (“IRS”) has audited the Company’s 2013 and 2014 tax years. The audit commenced in April 2016 and the IRS issued a no change report on August 16, 2016.

Noncontrolling Interest Owners

Changes in noncontrolling interest owners were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in thousands)
Balance at beginning of period	$(1,695)	$78,701	$447	$79,152
Contributions by noncontrolling interest owners	297	380	1,221	543
Net loss attributable to noncontrolling interest owners	(207)	(294)	(3,273)	(908)

Balance at end of period	$(1,605)	$78,787	$(1,605)	$78,787

New Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, “Leases”. It is expected to be effective for periods beginning after December 15, 2018 for public entities. Early application is permitted. Under the new provisions, all lessees will report a right-of-use asset and a liability for the obligation to make payments for all leases with the exception of those leases with a term of 12 months or less. All other leases will fall into one of two categories: (1) Financing leases, similar to capital leases, will require the recognition of an asset and liability, measured at the present value of the lease payments. Interest on the liability will be recognized separately from amortization of the asset. Principal repayments will be classified as financing outflows and payments of interest as operating outflows on the statement of cash flows. (2) Operating leases will also require the recognition of an asset and liability measured at the present value of the lease payments. A single lease cost, consisting of interest on the obligation and amortization of the asset, calculated such that the amortization of the asset will increase as the interest amount decreases resulting in a straight-line recognition of lease expense. All cash outflows will be classified as operating on the statement of cash flows. We do not believe the adoption of this guidance will have a material impact on our financial position, results of operations or cash flows.

In March 2016, the FASB issued ASU No. 2016-06, “Derivatives and Hedging (Topic 815: Contingent Put and Call Options in Debt Instruments)”. This amendment addresses how an entity should assess whether contingent call (put) options that can accelerate the payment of debt instruments that are clearly and closely related to the debt hosts. This assessment is necessary to determine if the option(s) must be separately accounted for as a derivative. The ASU clarifies that an entity is required to assess the embedded call (put) options solely in accordance with the specific four-step decision sequence. This means entities are not also required to assess whether the contingency for exercising the option(s) is indexed to interest rates or credit risk. For example, when evaluating debt instruments puttable upon a change in control, the event triggering the change in control is not relevant to the assessment. Only the resulting settlement of debt is subject to the four-step decision sequence. The amendment is effective for public entities for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. Early adoption is permitted. However, if an entity early adopts the amendment in an interim period, any adjustments should be reflected as of the beginning of that fiscal year. We do not believe the adoption of this guidance will have a material impact on our financial position, results of operations or cash flows.

In March 2016, the FASB issued ASU No. 2016-07, “Investments – Equity Method and Joint Ventures (Topic 323)”. This amendment simplifies the accounting for equity method of investments, the amendment in the update eliminates the requirement in Topic 323 that an entity retroactively adopt the equity method of accounting if an investment qualifies for use of the equity method as a result of an increase in the level of ownership or degree of influence. The amendment requires that the equity method investor add the cost of acquiring the additional interest in the investee to the current basis of the investor’s previously held interest and adopt equity method of accounting as of the date the investment becomes qualified for equity method accounting. The amendment in this update is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. The amendment should be applied prospectively upon the effective date to increases in the level of ownership interest or degree of influence that result in the adoption of the equity method. Earlier application is permitted. We are currently evaluating the impact of this guidance.

In March 2016, the FASB issued ASU No 2016-09, “Compensation – Stock Compensation (Topic 718)”. It introduces targeted amendments intended to simplify the accounting for stock compensation. Specifically the ASU requires all excess tax benefits and tax deficiencies to be recognized as income tax expense or benefit in the income statement. The tax effects of exercised or vested awards should be treated as discrete items in the reporting period in which they occur. An entity also should recognize excess tax benefits, and assesses the need for a valuation allowance, regardless of whether the benefit reduces taxes payable in the current period. That is, off balance sheet accounting for net operating losses stemming from excess tax benefits would no longer be required and instead such net operating losses would be recognized, net of a valuation allowance if required, through an adjustment to opening retained earnings in the period of adoption. Entities will no longer need to maintain and track an Additional Paid In Capital pool. The ASU also requires excess tax benefits to be classified along with other income tax cash flows as an operating activity in the statement of cash flows. The amendment is effective for public entities for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Early adoption is permitted. We are currently evaluating the impact of this guidance.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The new guidance is related to the calculation of credit losses on financial instruments. All financial instruments not accounted for at fair value will be impacted, including our trade and partner receivables. Allowances are to be measured using a current expected credit loss model as of the reporting date which is based on historical experience, current conditions and reasonable and supportable forecasts. This is significantly different from the current model which increases the allowance when losses are probable. This change is effective for all public companies for fiscal years beginning after December 31, 2019, including interim periods within those fiscal years and will be applied with a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. We are currently evaluating the provisions of this guidance and are assessing its potential impact on our financial position, results of operations, cash flows and related disclosures.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, or ASU 2016-15. ASU 2016-15 provides specific guidance on eight cash flow classification issues not specifically addressed by GAAP: debt prepayment or debt extinguishment costs; settlement of zero-coupon debt instruments; contingent consideration payments; proceeds from the settlement of insurance claims; proceeds from the settlement of corporate-owned life insurance policies; distributions from equity method investees; beneficial interests in securitization transactions; and separately identifiable cash flows and application of the predominance principle. The amendments in ASU 2016-15 are effective for interim and annual periods beginning after December 15, 2017. ASU 2016-15 should be applied using a retrospective transition method, unless it is impracticable to do so for some of the issues. In such case, the amendments for those issues would be applied prospectively as of the earliest date practicable. Early adoption is permitted. We are currently evaluating the provisions of ASU 2016-15 but do not expect ASU 2016-15 to have a significant impact on the presentation of cash receipts and cash payments within our consolidated statements of cash flows.

In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other than Inventory, which eliminates the exception that prohibits the recognition of current and deferred income tax effects for intra-entity transfers of assets other than inventory until the asset has been sold to an outside party. We will be required to adopt the amendments in this ASU in the annual and interim periods beginning January 1, 2018, with early adoption permitted at the beginning of an annual reporting period for which financial statements (interim or annual) have not been issued or made available for issuance. The application of the amendments will require the use of a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption. We are evaluating the standard and the impact it will have on our consolidated financial statements.

Note 4 – Earnings Per Share

Basic earnings per common share (“EPS”) are computed by dividing loss from continuing operations available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in thousands)
Loss from continuing operations (a)	$(7,156)	$(3,450)	$(15,850)	$(14,970)
Discontinued operations, net of taxes	96	9,162	(18,204)	(10,360)

Net income (loss) attributable to Harvest	$(7,060)	$5,712	$(34,054)	$(25,330)

Weighted average common shares outstanding	12,849	11,019	12,852	10,785
Weighted average common shares, diluted	12,849	11,019	12,852	10,785
Income (loss) per share:
Loss from continuing operations (a)	$(0.56)	$(0.31)	$(1.23)	$(1.39)
Discontinued operations	0.01	0.83	(1.42)	(0.96)

Basic income (loss) per share (a)	$(0.55)	$0.52	$(2.65)	$(2.35)

Loss from continuing operations (a)	$(0.56)	$(0.31)	$(1.23)	$(1.39)
Discontinued operations	0.01	0.83	(1.42)	(0.96)

Diluted income (loss) per share (a)	$(0.55)	$0.52	$(2.65)	$(2.35)

a)	Net of net loss attributable to noncontrolling interests.

During the three months ended September 30, 2016 per share calculations above excluded 1.6 million options and 8.5 million warrants because we had a loss from continuing operations. During the three months ended September 30, 2015 per share calculations above excluded 1.0 million options and 9.5 million warrants because we had a loss from continuing operations.

During the nine months ended September 30, 2016 per share calculations above excluded 1.7 million options and 8.5 million warrants because we had a loss from continuing operations. During nine months ended

September 30, 2015 per share calculations above excluded 1.0 million options and 9.5 million warrants because we had a loss from continuing operations.

Note 5 – Investment in Affiliate

Venezuela – Petrodelta

Prior to the October 7, 2016 sale of our interests in Venezuela, our 40 percent investment in Petrodelta was indirectly owned through our subsidiary, Harvest Holding, which was sold in the transaction. Prior to the sale, we accounted for our investment in Petrodelta under the cost method as we did not exercise significant influence over the operations of Petrodelta.

Under the cost method we did not recognize any equity in earnings from our investment in Petrodelta in our results of operations, but would have recognized any cash dividends as income in the period they were received.

The carrying value of our investment in Petrodelta at September 30, 2016 and December 31, 2015 was nil. For more information about the sale of our interests in Venezuela, see Note 1 – Organization – Share Purchase Agreement.

Note 6 – Venezuela – Other

Prior to the October 7, 2016 sale of our Venezuelan interests, Harvest Vinccler, S.C.A, a wholly owned subsidiary of Harvest Holding (“Harvest Vinccler”) assisted in the oversight of the investment in Petrodelta and in negotiations with PDVSA. Harvest Vinccler’s functional and reporting currency was the United States Dollar (“USD”). They did not have currency exchange risk other than the official prevailing exchange rate that applied to their operating costs denominated in Venezuelan Bolivars (“Bolivars”).

On March 9, 2016, the Venezuelan government announced a new exchange agreement No. 35 (the “Exchange Agreement No. 35”). Exchange Agreement No. 35 was published in Venezuela’s Official Gazette No. 40865 dated March 9, 2016, and became effective on March 10, 2016. Exchange Agreement No. 35 will have a dual exchange rate for a controlled rate (named DIPRO) fixed at DIPRO 10 Bolivars/USD for priority goods and services and a complementary rate (named DICOM) starting at 206.92 Bolivars per USD for travel and other non-essential goods. During the three and nine months ended September 30, 2016, Harvest Vinccler exchanged approximately $0.1 million and $0.2 million, respectively, and received 660.16 Bolivars and 518.57 Bolivars, respectively, per USD.

The monetary assets that were exposed to exchange rate fluctuations were cash, accounts receivable and prepaid expenses. The monetary liabilities that were exposed to exchange rate fluctuations are accounts payable, accruals, current and deferred income tax and other tax obligations and other current liabilities. All monetary assets and liabilities incurred at the DIPRO exchange rate were settled at the 10 Bolivar/USD exchange rate. At September 30, 2016, the balances in Harvest Vinccler’s Bolivar denominated monetary assets and liabilities accounts that were exposed to exchange rate changes were 47.6 million Bolivars ($0.09 million) and 59.3 million Bolivars ($0.11 million), respectively.

On October 7, 2016, the Company, and its wholly owned subsidiary, HNR Energia, completed the sale of all of HNR Energia’s 51% interest in Harvest Holding, to Delta Petroleum, pursuant to Share Purchase Agreement. See Note 1 – Organization for more information.

Note 7 – Gabon

Following the October 7, 2016 sale of our interests in Venezuela, our interests in Gabon represent our primary operating asset. We have received two proposals for the purchase of our Gabon interests and are in discussions with both potential buyers; however, there can be no assurances that these discussions or either proposal will lead to a definitive transaction.

We are the operator of the Dussafu PSC with a 66.667 percent ownership interest. Located offshore Gabon, adjacent to the border with the Republic of Congo, the Dussafu PSC covers an area of 680,000 acres with water depths up to 1,650 feet.

The Dussafu PSC partners and the Republic of Gabon, represented by the Ministry of Mines, Energy, Petroleum and Hydraulic Resources, entered into the third exploration phase of the Dussafu PSC with an effective date of May 28, 2012. The third exploration phase expired May 27, 2016. Expiration of the exploration phase has no effect on the discovered fields under the Exclusive Exploitation Authorization (“EEA”) as discussed below.

On March 26, 2014, the joint venture partners approved a resolution that the discovered fields are commercial to exploit. On June 4, 2014, a Declaration of Commerciality (“DOC”) was signed with Gabon pertaining to four discoveries on the Dussafu Project offshore Gabon. Furthermore, on July 17, 2014, the Direction Generale Des Hydrocarbures (“DGH”) awarded an EEA for the development and exploitation of certain oil discoveries on the Dussafu Project and on October 10, 2014, the field development plan was approved. The Company has four years from the date of the EEA approval to begin production.

Operational activities during the nine months ended September 30, 2016, included continued evaluation of development plans, based on the 3D seismic data acquired in late 2013 and processed during 2014.

In September 2016, the Company assessed the need for impairment related to the unproved properties of the Dussafu PSC. The primary factors considered were the current bids received for the project which substantiated the carrying value at September 30, 2016. Other factors considered were price forecasts, drilling costs and the remaining time on the EEA; none of which currently indicated a need for impairment. Based on our September 2016 review, it is the opinion of the Company that no impairment is needed for the Dussafu prospect for the three months ending September 30, 2016.

We also reviewed the value of our oilfield inventories that are in the country of Gabon, of which the majority is steel conductor and casing. At March 31, 2016, based on contemporaneous market prices, we impaired the value of this inventory by $0.1 million. At September 30, 2016, we determined that an additional $1.3 million impairment was necessary after review of condition of equipment leaving the value related to the inventory at $1.6 million.

See Note 10 – Commitments and Contingencies for additional information regarding our Gabon operations.

The Dussafu PSC represents $29.6 million of unproved oil and natural gas properties including inventory on our September 30, 2016 balance sheet ($31.0 million at December 31, 2015).

Note 8 – Debt and Financing

As described in Note 1 – Organization – Securities Purchase Agreement, on June 19, 2015, we issued the CT Warrant, the 9% Note, the 15% Note and the Additional Draw Note to CT Energy and received proceeds of $30.6 million, net of financing fees of $1.6 million. As described in Note 1 – Organization – Share Purchase Agreement, these securities were cancelled, paid off or relinquished by CT Energy on October 7, 2016 upon the closing of the sale of all of our interests in Venezuela to an affiliate of CT Energy.

We previously identified embedded derivative assets and derivative liabilities in the 9% Note and 15% Note and determined that the CT Warrant did not meet the required conditions to qualify for equity classification and was required to be classified as a warrant derivative liability (see Note 9 – Warrant Derivative Liability). The estimated fair value, at issuance, of the embedded derivative asset, described below, was $2.5 million, the embedded derivative liability, described below, was $13.5 million and the warrant derivative liability was $40.0 million. In accordance with ASC 815, the proceeds were first allocated to the fair value of the embedded derivatives and CT Warrant, which resulted in no value being attributable to the 9% Note and the 15% Note.

The following table summarizes the changes in our long-term debt due to related party, net of discount currently included in liabilities associated with discontinued operations in the balance sheet:

As of September 30, 2016
(in thousands)
Long-Term Debt
Beginning balance – January 1, 2016	$214
Capitalization of accrued interest	2,704
Additional borrowings under the 15% Note	3,000
Additional Draw Note borrowings	8,000
15% Note and Additional Draw Note – premiums	3,139
Accretion of discount on debt	823
Amortization of premium on debt	(63)

$17,817

At September 30, 2016, the amended face value of the 15% Note was $30.9 million. The unamortized discount of the 15% Note was $23.0 million at September 30, 2016 and $25.0 million at December 31, 2015. The Company accreted the discount over the life of the 15% Note using the interest method. Total interest expense for the three months ended September 30, 2016 associated with the 15% Note from CT Energy, a related party, was $1.7 million, comprised of $1.4 million related to the stated rate of interest on the note, $0.4 million related to the accretion of the discount on the debt and $(0.1) million related to amortization of premium on debt. Total interest expense for the nine months ended September 30, 2016 associated with the 15% Note from CT Energy, a related party, was $4.0 million, comprised of $3.3 million related to the stated rate of interest on the note, $0.8 million related to the accretion of the discount on the debt and $(0.1) million amortization of premium on debt. The fair value of the 15% Note at September 30, 2016 was $13.9 million, calculated using a Monte Carlo simulation.

CT Energy agreed to lend Harvest $2.0 million per month for up to five months at 15% interest beginning on July 19, 2016, until the earlier of the closing under or the termination of the Share Purchase Agreement. These loans were made under the Additional Draw Note. See Additional Draw Note below for more information.

15% Note

On June 19, 2015, we issued the 15% Note to CT Energy. As described in Note 1 – Organization – Share Purchase Agreement, the 15% Note was cancelled on October 7, 2016 upon the closing of the sale of all of our interests in Venezuela to an affiliate of CT Energy.

The 15% Note was a five-year note in the aggregate principal amount of $25.2 million with interest that compounded quarterly at a rate of 15% per annum. The 15% Note was payable quarterly on the first business day of each January, April, July and October, commencing October 1, 2015. If the Stock Appreciation Date had not occurred by the Claim Date, the maturity date of the 15% Note could have been extended by two years and the interest rate on the 15% Note would have been adjusted to 8.0% (the “15% Note Reset Feature”). The lending of funds under of the Additional Draw Note extended the Claim Date and 15% Note Reset Feature. See Additional Draw Note below for additional details.

On January 4, April 1, and May 3, 2016, Harvest entered into first, second and third amendments, respectively, to the 15% Note. Each amendment converted an interest payment and increased the principal amount of the 15% Note by the amount of the converted interest payment, less applicable withholding tax of $0.1 million for January 4 and April 1. Additionally, the third amendment also increased the principal amount of the 15% Note by $3.0 million in connection with additional funds received from CT Energy. After taking into account the third amendment, the outstanding principal amount of the 15% Note was $30.9 million effective as of July 1, 2016.

We evaluated the 15% Note Reset Feature related to the interest rate and maturity date using “ASC 815 Derivatives and Hedging”. Because the interest rate and maturity date reset were linked to achievement of a certain stock price, the feature was not considered clearly and closely related to the debt host. In addition, the interest rate at the reset date was not tied to any approximation of the expected market rate at the date of the term extension as required by ASC 815. As a result, we accounted for the 15% Note Reset Feature as an embedded derivative asset that had been measured at fair value with current changes in fair value reflected in our consolidated condensed statements of operations and comprehensive loss.

The embedded 15% Note Reset Feature in the 15% Note was valued using the ‘with’ and ‘without’ method. A Black-Derman-Toy (“BDT”) Model, which is a binomial interest rate lattice model, was used to value the 15% Note and the incremental value attributed to the embedded option was determined based on a comparison of the value of the 15% Note with the feature included and without the feature included. Key inputs into this valuation model are the U.S. Treasury rate, our credit spread and the underlying yield volatility. As part of our overall valuation process, management employs processes to evaluate and validate the methodologies, techniques and inputs, including review and approval of valuation judgments, methods, models, process controls, and results. These processes are designed to help ensure that the fair value measurements and disclosures are appropriate, consistently applied, and reliable. We estimate the yield volatility for the 15% Note based on historical daily volatility of the USD denominated Venezuela Sovereign zero coupon yield over a look back period of 3.97 years. The risk-free interest rate is based on the U.S. Treasury yield curve as of the valuation dates for a maturity similar to the expected remaining life of the 15% Note. The credit spread was estimated based on the option adjusted spread (“OAS”) of the Venezuelan yield over the USD Treasury yield and the implied OAS for the transaction as of the date the term sheet was signed to capture the investor’s assessment of the risk in their investment in the Company. This model requires Level 3 inputs (see Note 3 – Summary of Significant Accounting Policies, Financial Instruments and Fair Value Measurements) which were based on our estimates of the probability and timing of potential future financings and fundamental transactions.

The embedded derivative asset related to the 15% Note contains a Level 3 input related to the probability of our investor lending us additional funds or not lending us funds according to the terms of the loan agreement for the additional draws, as discussed below. We have assumed a 10/90 scenario (50/50 scenario at December 31, 2015) of the draw or no draw for valuation of the embedded derivative asset.

The assumptions summarized in the following table were used to calculate the fair value of the derivative asset associated with the 15% Note and the Additional Draw Notes that were outstanding as of September 30, 2016 included in liabilities associated with discontinued operations on our consolidated condensed balance sheet:

	Fair Value Hierarchy Level	As of September 30, 2016
Significant assumptions (or ranges):
Weighted Term (years)		3.72
Yield Volatility	Level 2 input	40%
Risk-free rate	Level 1 input	1.0% to 1.2%
Dividend yield	Level 2 input	0.0%
Scenario probability:
Claim Date extended with Stock Appreciation Date threshold met	Level 3 input	72.2%
Claim Date extended with Stock Appreciation Date threshold not met	Level 3 input	46.0%
Claim Date not extended with Stock Appreciation Date threshold met	Level 3 input	72.2%
Claim Date not extended with Stock Appreciation Date threshold not met	Level 3 input	44.9%
Scenario probability (future draws/no future draws)	Level 3 input	10%/90%

The fair value of the embedded derivative asset related to the 15% Note Reset Feature was $8.4 million at September 30, 2016 and $5.0 million at December 31, 2015. We recognized $0.5 million and $2.2 million, respectively, in changes in fair value of embedded derivative asset in discontinued operations in our consolidated condensed statement of operations and comprehensive income (loss) for the three and nine months ended September 30, 2016. We recognized $2.7 million and $3.3 million, respectively, in derivative expense related to this embedded derivative asset and liabilities in discontinued operations in our consolidated condensed statement of operations and comprehensive income (loss) for the three and nine months ended September 30, 2015.

Additional Draw Note

On June 19, 2015, the Company also issued the Additional Draw Note, under which CT Energy could elect to provide $2.0 million of additional funds to the Company per month for up to six months following the one-year anniversary of the closing date of the transaction (up to $12.0 million in aggregate). The outstanding principal under the Additional Draw Note was $8.0 million at September 30, 2016, consisting of loans of $2.0 million by CT Energy on each of June 21, 2016, July 20, 2016, August 24, 2016 and September 21, 2016. As described in Note 1 – Organization – Share Purchase Agreement, the Additional Draw Note was cancelled on October 7, 2016 upon the closing of the sale of all of our interests in Venezuela to an affiliate of CT Energy.

Interest under the Additional Draw Note was to be compounded quarterly at a rate of 15.0% per annum and payable quarterly on the first business day of each January, April, July and October, commencing October 1, 2016. If the Stock Appreciation Date had not occurred by the Claim Date, the maturity date of the Additional Draw Note could have been extended by two years and the interest rate on the Additional Draw Note would have adjusted to adjust to 8.0%, (the “Additional Draw Note Reset Feature”). However, while CT Energy was making the monthly $2.0 million loans under the Additional Draw Note, the Claim Date was to be extended.

At June 30, 2016, due to the $2.0 million loaned under the Additional Draw Note on June 20, 2016, we evaluated the Additional Draw Note Reset Feature related to the interest rate and maturity date using “ASC 815 Derivatives and Hedging”. We determined to account for the Additional Draw Note Reset Feature as an embedded derivative asset measured at fair value with current changes in fair value reflected in our consolidated condensed statements of operations and comprehensive loss. The embedded Additional Draw Note Reset Feature in the Additional Draw Note was valued using the same methods and assumptions as the 15% Note Reset Feature discussed above.

The assumptions summarized in the table above for the 15% Note were used to calculate the fair value of the derivative asset associated with the Additional Draw Notes that were outstanding as of September 30, 2016 included in liabilities associated with discontinued operations on our consolidated condensed balance sheet

The fair value of the embedded derivative asset related to the Additional Draw Note Reset Feature was $2.2 million at September 30, 2016. We recognized $0.2 million for the three and nine months ended September 30, 2016 in change in fair value of embedded derivative assets in our consolidated condensed statement of operations and comprehensive income (loss) related to the Additional Draw Note Reset Feature.

Note 9 – Warrant Derivative Liability

CT Warrant

On June 19, 2015, we issued CT Energy the CT Warrant, which was exercisable for 8,517,705 shares of the Company’s common stock at an initial exercise price of $5.00 per share. The CT Warrant could not be exercised until the volume weighted average price of the Company’s common stock over any consecutive 30-day period equaled or exceeded $10.00 per share (the “Stock Appreciation Date”). As described in Note 1 – Organization – Share Purchase Agreement, the CT Warrant was cancelled on October 7, 2016 upon the closing of the sale of all of our interests in Venezuela to an affiliate of CT Energy.

We analyzed the CT Warrant to determine whether it should be classified as a derivative liability or equity instrument. Provisions of the CT Warrant agreement allowed for a change in the exercise price of the CT Warrant upon the occurrence of certain corporate events. These exercise price adjustments incorporated variables other than those used to determine the fair value of a fixed-for-fixed forward or option on equity shares; therefore, the CT Warrant was not considered to be “indexed to the issuer’s own stock” and did not meet the exception from derivative treatment in ASC 815. We continued to account for the CT Warrant as a derivative which was marked to market as of September 30, 2016.

A Monte Carlo simulation model is used to value the CT Warrant to estimate if the Stock Appreciation Date is achieved, which is based on the average stock price over a 30 day period (21 trading days) reaching $10.00 per share. This requires Level 3 inputs (see Note 3 – Summary of Significant Accounting Policies, Financial Instruments and Fair Value Measurements) which are fundamentally based on market data but require complex modeling. The additional modeling is required in order to simulate future stock prices, to determine whether the Stock Appreciation Date is achieved and to model the projected exercise behavior of the warrant holders.

The assumptions summarized in the following table were used to calculate the fair value of the warrant derivative liability that was outstanding as of the balance sheet date included in liabilities associated with discontinued operations on our consolidated condensed balance sheet:

	Fair Value Hierarchy Level	As of September 30, 2016
Significant assumptions (or ranges):
Stock price	Level 1 input	$3.24
Exercise price	Level 1 input	$5.00
Stock appreciation date price (hurdle)	Level 1 input	$10.00
Term (warrants)	Level 1 input	1.7162
Term (Claim Date)	Level 1 input	0.0574
Term (Claim Date extended)	Level 1 input	0.2240
Volatility	Level 2 input	140.0%
Risk-free rate (warrants)	Level 1 input	0.77%
Risk-free rate (Claim Date)	Level 1 input	0.44%
Risk-free rate (Claim Date extended)	Level 1 input	0.48%
Dividend yield	Level 2 input	0.0%

We estimate the volatility of our common stock based on historical volatility that matches the expected remaining life of the longest instrument in the transaction, seven years. The risk-free interest rate is based on the U.S. Treasury yield curve as of the valuation dates for a maturity similar to the expected remaining life of the CT Warrant. The expected life of the CT Warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which we anticipate to remain at zero.

The fair value of the CT Warrant was $14.9 million at September 30, 2016 and $5.5 million at December 31, 2015. We recognized $1.5 million and $9.4 million, respectively, in change in fair value of warrant liabilities in discontinued operations in our consolidated condensed statement of operations and comprehensive income (loss) for the three and nine months ended September 30, 2016. We recognized income of $10.0 million and $12.4 million, respectively, in change in fair value of warrant liabilities in discontinued operations in our consolidated condensed statement of operations and comprehensive income (loss) for the three and nine months ended September 30, 2015.

Note 10 – Commitments and Contingencies

We have various contractual commitments pertaining to leasehold, training, and development costs for the Dussafu PSC totaling $4.5 million. Under the EEA granted for the Dussafu PSC on July 17, 2014, we are required to commence production within four years of the date of grant in order to preserve our rights to production under the EEA. We expect that significant capital expenditures will be required prior to commencement of production. These work commitments are non-discretionary; however, we do have the ability to control the pace of expenditures.

Under the agreements with our partner in the Dussafu PSC, we are jointly and severally liable to various third parties. As of September 30, 2016, the gross carrying amount associated with obligations to third parties which were fixed at the end of the period was $37 thousand ($0.3 million as of December 31, 2015) and is related to accounts payable to vendors, accrued expenses and withholding taxes payable to taxing authorities. As we are currently the operator for the Dussafu PSC, the gross carrying amount related to accounts payable and withholding taxes are reflected in the consolidated condensed balance sheet in accounts payable. The net amount related to other accrued expenses is reflected in accrued expenses in the consolidated condensed balance sheet. Our partners have obligations totaling $12 thousand as of September 30, 2016 ($0.1 million as of December 31, 2015) to us for these liabilities. As we expect our partners will continue to meet their obligations to fund their share of expenditures, we have not recognized any additional liability related to fixed joint interest obligations attributable to our joint interest partners.

The following related class action lawsuits were filed on the dates specified in the United States District Court, Southern District of Texas: John Phillips v. Harvest Natural Resources, Inc., James A. Edmiston and Stephen C. Haynes (March 22, 2013) (the “Phillips Case”); Sang Kim v. Harvest Natural Resources, Inc., James A. Edmiston, Stephen C. Haynes, Stephen D. Chesebro’, Igor Effimoff, H. H. Hardee, Robert E. Irelan, Patrick M. Murray and J. Michael Stinson (April 3, 2013); Chris Kean v. Harvest Natural Resources, Inc., James A. Edmiston and Stephen C. Haynes (April 11, 2013); Prastitis v. Harvest Natural Resources, Inc., James A. Edmiston and Stephen C. Haynes (April 17, 2013); Alan Myers v. Harvest Natural Resources, Inc., James A. Edmiston and Stephen C. Haynes (April 22, 2013); and Edward W. Walbridge and the Edward W. Walbridge Trust v. Harvest Natural Resources, Inc., James A. Edmiston and Stephen C. Haynes (April 26, 2013). The complaints alleged that the defendants made certain false or misleading public statements and demanded that the defendants pay unspecified damages to the class action plaintiffs based on stock price declines. All of these actions were consolidated into the Phillips Case. On August 25, 2016, the court granted the defendants’ motion to dismiss the Phillips Case and entered a final judgment dismissing the Phillips Case in its entirety. The plaintiffs declined to file an appeal, and the time for the filing an appeal expired on September 26, 2016.

In May 2012, Newfield Production Company (“Newfield”) filed notice pursuant to the Purchase and Sale Agreement between Harvest (US) Holdings, Inc. (“Harvest US”), a wholly owned subsidiary of Harvest, and Newfield dated March 21, 2011 (the “PSA”) of a potential environmental claim involving certain wells drilled on the Antelope Project. The claim asserts that locations constructed by Harvest US were built on, within, or otherwise impact or potentially impact wetlands and other water bodies. The notice asserts that, to the extent of potential penalties or other obligations that might result from potential violations, Harvest US must indemnify Newfield pursuant to the PSA. In June 2012, we provided Newfield with notice pursuant to the PSA (1) denying that Newfield has any right to indemnification from us, (2) alleging that any potential environmental claim related to Newfield’s notice would be an assumed liability under the PSA and (3) asserting that Newfield indemnify us pursuant to the PSA. We dispute Newfield’s claims and plan to vigorously defend against them. We are currently unable to estimate the amount or range of any possible loss.

On February 27, 2015, Harvest (US) Holdings, Inc. (“Harvest US”), a wholly owned subsidiary of Harvest and Branta, LLC and Branta Exploration & Production Company, LLC filed a complaint against Newfield in the United States District Court for the District of Colorado. The plaintiffs previously sold oil and natural gas assets located in Utah’s Uinta Basin to Newfield pursuant to two Purchase and Sale Agreements, each dated March 21, 2011. In the complaint, the plaintiffs allege that, prior to the sale, Newfield breached separate confidentiality agreements with Harvest US and Branta by discussing the auction of the assets with a potential bidder for the assets, which caused the potential bidder not to participate in the auction and resulted in a depressed sales price for the assets. The complaint seeks damages and fees for breach of contract, violation of the Colorado Antitrust Act, violation of the

Sherman Antitrust Act and tortious interference with a prospective business advantage. In September 2015, plaintiffs amended their complaint to add Ute Energy, LLC and Crescent Point Energy Corporation as defendants. Subsequently, plaintiffs agreed to dismiss with prejudice all claims against Ute Energy, LLC and Crescent Point Energy Corporation. On August 12, 2016, the court denied Newfield’s motion to dismiss the claim.

On May 31, 2011, the United Kingdom branch of our subsidiary, Harvest Natural Resources, Inc. (UK), initiated a wire transfer of approximately $1.1 million ($0.7 million net to our 66.667 percent interest) intending to pay Libya Oil Gabon S.A. (“LOGSA”) for fuel that LOGSA supplied to our subsidiary in the Netherlands, Harvest Dussafu, B.V., for the company’s drilling operations in Gabon. On June 1, 2011, our bank notified us that it had been required to block the payment in accordance with the U.S. sanctions against Libya as set forth in Executive Order 13566 of February 25, 2011, and administered by OFAC, because the payee, LOGSA, may be a blocked party under the sanctions. The bank further advised us that it could not release the funds to the payee or return the funds to us unless we obtain authorization from OFAC. On October 26, 2011, we filed an application with OFAC for return of the blocked funds to us. Until that application is approved, the funds will remain in the blocked account, and we can give no assurance when OFAC will permit the funds to be released. On April 23, 2014, we received a notice that OFAC had denied our October 26, 2011 application for the return of the blocked funds. During the year ended December 31, 2015 primarily due to the passage of time, we recorded a $0.7 million allowance for doubtful accounts to general and administrative costs associated with the blocked payment and $0.4 million receivable from our joint venture partner. On October 13, 2015, we filed a request that OFAC reconsider its decision and on March 8, 2016 OFAC denied our October 13, 2015 request for the return of blocked funds; however, the Company will continue attempts to recover the funds from OFAC.

Uracoa Municipality Tax Assessments. Harvest Vinccler, a subsidiary of Harvest Holding, has received nine assessments from a tax inspector for the Uracoa municipality in which part of the Uracoa, Tucupita and Bombal fields are located. Harvest Holding had filed claims in the Tax Court in Caracas against the Uracoa Municipality for the refund of all municipal taxes paid since 1997. Any potential liability for these tax assessments was transferred by the Company upon the closing of the sale of the Company’s 51% interest in Harvest Holding on October 7, 2016, and remains the responsibility of Harvest Vinccler.

Libertador Municipality Tax Assessments. Harvest Vinccler has received five assessments from a tax inspector for the Libertador municipality in which part of the Uracoa, Tucupita and Bombal fields are located. Harvest Vinccler had filed claims in the Tax Court in Caracas against the Libertador Municipality for the refund of all municipal taxes paid since 2002. Any potential liability for these tax assessments was transferred by the Company upon the closing of the sale of the Company’s 51% interest in Harvest Holding on October 7, 2016, and remains the responsibility of Harvest Vinccler.

On January 26, 2015, Petroandina Resources Corporation N.V. (“Petroandina”), which owns a 29% interest in Harvest Holding, filed a complaint for breach of contract against the Company and its subsidiary, HNR Energia, in the Court of Chancery of the State of Delaware (“Court of Chancery”). The complaint alleged a January 15, 2015 Request for Arbitration filed by HNR Finance and Harvest Vinccler against the Government of Venezuela before the International Centre for Settlement of Investment Disputes regarding HNR Finance’s investment in Petrodelta (the “Request for Arbitration”) constituted a breach of the Shareholders’ Agreement, dated December 16, 2013, which governed the rights of HNR Energia and Petroandina as shareholders of Harvest Holding (the “Shareholders Agreement”). Specifically, the Shareholders’ Agreement required HNR Energia to provide advance notice of, and deposit $5.0 million into an escrow account, before bringing any claim against the Venezuelan government. On January 28, 2015, the Court of Chancery issued an injunction ordering the Company and HNR Energia to withdraw the Request for Arbitration and not take any action to pursue its claims against Venezuela until Harvest and HNR Energia have complied with the provisions of the Shareholders’ Agreement or otherwise reached an agreement with Petroandina. Accordingly, on January 28, 2015, HNR Finance B.V. and Harvest Vinccler withdrew without prejudice the Request for Arbitration. On October 11, 2016, as described in the following paragraph, the Court of Chancery dismissed this claim with prejudice pursuant to a settlement agreement among the Company, HNR Energia, CT Energy and Petroandina.

On July 12, 2016, Petroandina filed a second claim against the Company and HNR Energia in the Court of Chancery. The claim alleged that, by entering into the Share Purchase Agreement to sell its Venezuelan interests to CT Energy, the Company and HNR Energia breached the Shareholders’ Agreement. The claim requested an injunction to prevent the Company and HNR Energia from completing the proposed transaction with CT Energy. On August 16, 2016, the Court of Chancery granted Petroandina’s motion for a preliminary injunction. On September 8, 2016, the Company, HNR Energia, CT Energy and Petroandina entered into a settlement agreement (the “Settlement Agreement”) intended to resolve the claim. On September 8, 2016, the Court of Chancery granted an order amending its August 16, 2016 order and permitting Harvest and HNR Energia to effect the HNR Energia transaction, provided that the parties complied with the Settlement Agreement. On October 7, 2016, as contemplated in the Settlement Agreement, Petroandina completed the sale of its 29% interest in Harvest Holding to Delta Petroleum, the assignee of CT Energy’s rights and obligations under the Settlement Agreement (the “Petroandina Sale”). On October 11, 2016, in accordance with the Settlement Agreement, the Court of Chancery issued an order dismissing with prejudice Petroandina’s claims against the Company and HNR Energia. As part of the Settlement Agreement and effective upon closing of the Petroandina Sale, HNR Energia agreed to pay Petroandina $1,000,000 accrued as of September 30, 2016 and the cost as reimbursement for expenses incurred by Petroandina in connection with the litigation related to the Shareholders’ Agreement. This was recorded to Transaction Costs Related to Sale of Harvest Holding on our consolidated condensed statement of operations and comprehensive income (loss) during the nine months ended September 30, 2016. Additionally, effective upon the closing of the Petroandina Sale, the Company, HNR Energia and CT Energy released Petroandina and its affiliates, and Petroandina released the Company, HNR Energia, CT Energy and their respective affiliates, from all claims or liabilities in connection with the Shareholders’ Agreement, the Share Purchase Agreement or the sale of the Company’s interests in Venezuela arising up to the date of the Settlement Agreement.

On August 9, 2016, Robert Garfield, a stockholder of the Company, filed a lawsuit in the 215th Civil District Court of Harris County, Texas against the members of the Company’s board of directors (the “Board”) and CT Energy (and the Company, as a nominal defendant). The lawsuit asserts several class action and derivative claims, including that (i) the Board members breached their fiduciary duties to the Company’s stockholders by negotiating and causing the execution of the Share Purchase Agreement, (ii) CT Energy aided and abetted the Board members in breaching their fiduciary duties and (iii) the Proxy Statement contained inadequate disclosures about the proposed transaction. Among other relief, the lawsuit requests that the court grant an injunction to prevent the completion of the proposed transaction, in addition to unspecified rescissory and compensatory damages and attorneys’ fees and other costs. The Company intends to vigorously defend the lawsuit. We are unable to estimate the amount or range of any possible loss. On September 14, 2016 plaintiff’s motion for a temporary injunction was denied. On November 3, 2016, we learned that the plaintiff will dismiss this lawsuit without prejudice.

On October 14, 2016, Saltpond Offshore Producing Co., Ltd. (“Saltpond”) filed a petition in the 334th Judicial District Court of Harris County, Texas under Rule 202 of the Texas Rules of Civil Procedure to take a pre-suit deposition of the Company’s general counsel. The petition alleges that Alessandro Bazzoni, a representative of CT Energy, obtained proceeds from oil allegedly misappropriated from Saltpond and used these funds to consummate the June 19, 2015 Securities Purchase Agreement between CT Energy and the Company. The petition “seeks information to pursue a claim under the Uniform Fraudulent Transfer Act.” The Company denies the allegations in the petition and intends to mount a vigorous defense. Because the petition is in its preliminary stages, it is not possible to estimate the likelihood or magnitude of any potential liability at this time.

We are a defendant in or otherwise involved in other litigation incidental to our business. In the opinion of management, there is no such incidental litigation that will have a material adverse effect on our financial condition, results of operations and cash flows.

Note 11 – Operating Segments

We regularly allocate resources to and assess the performance of our operations by segments that are organized by unique geographic and operating characteristics. The segments are organized in order to manage regional business, currency and tax related risks and opportunities. Operations included under the heading “United States” include corporate management, cash management, business development and financing activities performed in the United States and other countries, which do not meet the requirements for separate disclosure. All intersegment revenues, other income and equity earnings, expenses and receivables are eliminated in order to reconcile to consolidated totals. Corporate general and administrative and interest expenses are included in the United States segment and are not allocated to other operating segments. Segment loss and operating segment assets for prior periods have been adjusted to conform to the current presentation method in which intersegment items are eliminated from each segment’s results and assets.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in thousands)
Segment Income (Loss) Attributable to Harvest
Gabon	$(1,718)	$(1,293)	$(2,741)	$(4,141)
Indonesia	—	13	—	(42)
United States and other	(5,645)	(2,464)	(16,382)	(11,695)

Loss from continuing operations	(7,363)	(3,744)	$(19,123)	$(15,878)
Discontinued operations (a)	303	9,456	(14,931)	(9,452)

Net income (loss) attributable to Harvest	$(7,060)	$5,712	$(34,054)	$(25,330)

a)	Net of net loss attributable to noncontrolling interest owners. See Note 13 – Discontinued Operations.

	As of September 30, 2016	As of December 31, 2015
	(in thousands)
Operating Segment Assets
Gabon	$30,051	$32,710
Indonesia	—	5
United States and other	4,010	4,622

	34,061	37,337
Discontinued operations (b)	11,013	10,444

Total assets	$45,074	$47,781

b)	See Note 13 – Discontinued Operations

As described in Note 1 – Organization – Share Purchase Agreement, we sold all of our interests in Venezuela to an affiliate of CT Energy in a transaction that closed on October 7, 2016.

Note 12 – Related Party Transactions

The noncontrolling interest owners in Harvest Holdings, Oil & Gas Technology Consultants (Netherlands) Cooperatie V.A. (“Vinccler”) (currently owning 20 percent) and Petroandina (currently owning 29 percent) were both related parties of the Company prior to the sale of our interests in Venezuela on October 7, 2016.

On January 4, April 1, and May 3, 2016, Harvest entered into first, second and third amendments, respectively, to the 15% Note. Each amendment converted an interest payment and increased the principal amount of the 15% Note by the amount of the converted interest payment, less applicable withholding tax of $0.1 million for January 4 and April 1, 2016. Additionally, the third amendment also increased the principal amount of the 15% Note by $3.0 million in connection with additional funds received from CT Energy. After taking into account the third amendment, the outstanding principal amount of the 15% Note was $30.9 million as of July 1, 2016. The 15% Note was cancelled upon the closing of the sale of our Venezuelan interests to an affiliate of CT Energy on October 7, 2016.

On January 4, 2016, HNR Finance B.V., a wholly owned subsidiary of Harvest Holding (“HNR Finance”), provided a loan to CT Energia in the amount of $5.2 million under an 11.0% promissory note due 2019 (the “CT Energia Note”). The purpose of the loan was to provide CT Energia with collateral to obtain funds for one or more loans to Petrodelta, which is 40% owned by HNR Finance. HNR Finance’s sole recourse for payment of the principal amount of the loan is the payments of principal and interest from loans that CT Energia has made to Petrodelta. The source of funds for HNR Finance’s $5.2 million loan to CT Energia was a capital contribution from Harvest Holding, which, in return, received the same aggregate amount of capital contributions from its shareholders, pro rata according to their equity interests in Harvest Holding. Of that aggregate amount of capital contributions, HNR Energia contributed $2.6 million, which was a capital contribution from Harvest. During the three months ended March 31, 2016, we recorded a $5.2 million allowance to fully reserve the CT Energia Note due to concerns related to the continued deteriorating economic conditions in Venezuela and our assessment relating to the probability that the CT Energia Note will be collected. As of September 30, 2016, the CT Energia Note remained fully reserved and we had not accrued any interest with respect to this note receivable. As described under Note 1 – Organization – Share Purchase Agreement, the Company sold its 51% interest in Harvest Holding (the parent company of HNR Finance, which holds the CT Energia Note) to an affiliate of CT Energy on October 7, 2016.

On each of June 21, July 20, August 24, and September 21, 2016, CT Energy loaned $2.0 million to the Company pursuant to the Additional Draw Note. These loans were secured by substantially all of the Company’s assets, including equity in certain of Harvest’s subsidiaries. As described in Note 1 – Organization – Share Purchase Agreement, the Additional Draw Note was cancelled on October 7, 2016 upon the closing of the sale of all of our interests in Venezuela to an affiliate of CT Energy.

Note 13 – Discontinued Operations

On October 7, 2016, the Company, and its wholly owned subsidiary, HNR Energia BV, completed the sale of all of HNR Energia’s 51% interest in Harvest Holding, to Delta Petroleum, pursuant to a share purchase agreement, dated June 29, 2016 (the “Share Purchase Agreement”). Harvest Holding owns, indirectly through wholly owned subsidiaries, a 40% interest in Petrodelta, through which all of the Company’s interests in Venezuela were owned. Thus, under the Share Purchase Agreement, the Company sold all of its interests in Venezuela to Delta Petroleum and we do not have any continuing involvement in Venezuela. See Note 1 – Organization – Share Purchase Agreement for further information.

The Company’s 51% interest in Harvest Holding and the assets and liabilities directly related to the sale have been reclassified to assets and liabilities associated with discontinued operations as follows:

	As of September 30, 2016	As of December 31, 2015
	(in thousands)
Assets associated with discontinued operations
Cash and cash equivalents	$230	$5,256
Accounts receivable	49	3
Prepaid costs	7	15
Embedded derivative asset	10,561	5,010
Deferred taxes	85	120
Long-term note receivable, net	—	—
Administrative property, net	69	16
Other assets	12	24

	$11,013	$10,444

	As of September 30, 2016	As of December 31, 2015
	(in thousands)
Liabilities associated with discontinued operations
Accounts payable	$2	$5
Accrued Expenses	279	341
Accrued interest payable	1,351	954
Other current liabilities	107	160
15% Note and Additional Draw Note, net	17,817	214
CT Warrant liability	14,879	5,503

	$34,435	$7,177

Harvest Holding’s effect on results of operations and other items directly related to discontinued operations have been reported in discontinued operations as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in thousands)
Income (Loss) from Discontinued Operations
Sale of Harvest Holding
Depreciation	$(5)	$(6)	$(15)	$(16)
Reserve for note receivable - related party	—	—	(5,160)	—
General and administrative expense	(497)	(683)	(2,114)	(2,027)
Change in fair value of warrant derivative liability	1,538	9,982	(9,376)	12,400
Change in fair value of embedded derivative asset and liabilities	725	2,727	2,412	3,284
Interest expense	(1,674)	(1,057)	(4,143)	(1,909)
Loss on debt conversion	—	(1,890)	—	(1,890)
Loss on issuance of debt	—	—	—	(20,402)
Foreign currency transaction gains	16	96	215	220
Income tax expense	(7)	(7)	(23)	(20)

Income (loss) from discontinued operations, net of taxes	$96	$9,162	$(18,204)	$(10,360)
Loss attributable to noncontrolling interests	(207)	(294)	(3,273)	(908)

Income (loss) attributable to discontinued operations, net of taxes	$303	$9,456	$(14,931)	$(9,452)

Note 14 – Subsequent Events

On October 7, 2016, the Company and its wholly owned subsidiary, HNR Energia, closed the sale of the Company’s Venezuelan interests to an affiliate of CT Energy. See Note 1 – Organization – Share Purchase Agreement for more information.

On November 3, 2016, a one-for-four reverse split of the Company’s common stock became effective. See Note 1 – Organization – Reverse Stock Split for more information. All share and per share amounts in this report have been reflected on a post-split basis in these financial statements.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Harvest Natural Resources, Inc. (“Harvest” or the “Company”) cautions that any forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) contained in this report or made by management of the Company involve risks and uncertainties and are subject to change based on various important factors. When used in this report, the words “budget”, “forecast”, “expect”, “believes”, “goals”, “projects”, “plans”, “anticipates”, “estimates”, “should”, “could”, “assume” and similar expressions are intended to identify forward-looking statements. In accordance with the provisions of the Securities Act and the Exchange Act, we caution you that important factors could cause actual results to differ materially from those in any forward-looking statements. These factors, among other factors, our ability, or our Board’s decision, to keep our common stock listed on the New York Stock Exchange; the risk that our stockholders will not receive any of the proceeds from the sale of our Venezuelan interests in the form of dividends; difficult global economic and commodity and capital markets conditions; changes in the legal and regulatory environment; political and economic risks associated with international operations; anticipated future development costs for undeveloped reserves; drilling risks; risk that actual results may vary considerably from reserve estimates; the dependence on the abilities and continued participation of our key employees; risks normally incident to the exploration, operation and development of oil and natural gas properties; permitting and drilling of oil and natural gas wells; availability of materials and supplies necessary to projects and operations; prices for oil and natural gas and related financial derivatives; changes in interest rates; our ability to acquire oil and natural gas properties that meet our objectives; availability and cost of drilling rigs and seismic crews; political stability; civil unrest; acts of terrorism; currency and exchange risks; currency controls; changes in existing or potential tariffs, duties or quotas; changes in taxes; changes in governmental policy; lack of liquidity; availability of sufficient financing; estimates of amounts and timing of sales of securities; changes in weather conditions; our ability to continue as a going concern; and other risks, including those discussed in our Annual Report on Form 10-K for the year ended December 31, 2015 (the “2015 Form 10-K”), which includes certain definitions and a summary of significant accounting policies and should be read in connection with this report, and other public filings.

Executive Summary

Recent Developments

Effective as of April 1, 2016, the Company and CT Energy Holding SRL, a Barbados Society with Restricted Liability (“CT Energy”), executed and delivered a second amendment (the “Second Amendment”) to the 15% Note, dated June 19, 2015, as amended by the First Amendment, effective as of December 31, 2015, payable by Harvest to CT Energy in the principal amount of $26.1 million. The Second Amendment converted the $1.0 million interest payment that was due and payable on April 1, 2016 and converted such amount, less applicable withholding tax, into additional principal, such that the current principal amount of the 15% Note as of April 1, 2016, was $27.0 million.

On December 2, 2015, the Company received notification from the New York Stock Exchange (“NYSE”) that the Company was not in compliance with the NYSE’s continued listing standards, which require a minimum average closing price of $1.00 per share over 30 consecutive trading days. As required by the NYSE, in order to maintain its listing, Harvest notified the NYSE that it intended to cure the price deficiency. On October 25, 2016, the Company announced that it would conduct a one-for-four reverse split of its issued and outstanding common stock. The one-for-four reverse stock split became effective after the market closed on November 3, 2016, and the Company’s common stock began trading on a split-adjusted basis at market open on November 4, 2016. Given the increase in the Company’s common stock price (with a closing price of $4.45 per share as of November 4, 2016), the Company expects that it will regain compliance with the NYSE’s minimum price listing standard on December 19, 2016.

On April 25, 2016, the Company received a notice from the NYSE stating that the Company was not in compliance with a second NYSE continued listing requirement, which provides that a company is not in compliance if its average global market capitalization over a consecutive 30 trading-day period is less than $50 million and, at the same time, its stockholders’ equity is less than $50 million. The Company believes that the sale of its Venezuelan interests on October 7, 2016 ultimately will allow it to regain compliance with this listing standard by increasing its stockholders’ equity. However, the Company must demonstrate compliance for two consecutive financial quarters before the deficiency can be cured.

Effective as of May 3, 2016, the Company and CT Energy, executed and delivered a third amendment (the “Third Amendment”) to the 15% Note, dated June 19, 2015, as amended by the First Amendment, effective as of December 31, 2015, and the Second Amendment, effective as of April 1, 2016 payable by Harvest to CT Energy in the principal amount of $27.0 million. The Third Amendment increased the principal amount of the 15% Note to $30.0 million to reflect an additional loan of $3.0 million by CT Energy to Harvest and converted the $1.1 million interest payment that was due and payable on July 1, 2016, less applicable withholding tax, into additional principal, such that the current principal amount of the 15% Note as of July 1, 2016 was $30.9 million.

To fund Harvest’s transaction expenses and operations until the closing under the Share Purchase Agreement (as discussed in the following section), CT Energy loaned Harvest, under the Additional Draw Note, $2.0 million on each of June 21, 2016, July 20, 2016, August 24, 2016 and September 21, 2016 for a total outstanding balance of $8.0 million at September 30, 2016.

Share Purchase Agreement

On October 7, 2016, the Company, and its wholly owned subsidiary, HNR Energia BV (“HNR Energia”), completed the sale of all of HNR Energia’s 51% interest in Harvest-Vinccler Dutch Holding B.V., a Netherlands company (“Harvest Holding “), to Delta Petroleum N.V., a limited liability company organized under the laws of Curacao (“Delta Petroleum”), pursuant to a share purchase agreement, dated June 29, 2016 (the “Share Purchase Agreement”). Harvest Holding owns, indirectly through wholly owned subsidiaries, a 40% interest in Petrodelta, S.A., a mixed company organized under Venezuelan law (“ Petrodelta “), through which all of the Company’s interests in Venezuela were owned. Thus, under the Share Purchase Agreement, the Company sold all of its interests in Venezuela to Delta Petroleum. Delta Petroleum is an affiliate of CT Energy, which assigned all of its rights and obligations under the Share Purchase Agreement to Delta Petroleum on September 26, 2016. For more information about the sale of our interests in Venezuela, see Note 1 – Share Purchase Agreement.

Operations

Venezuela

As described in Note 1 – Organization – Share Purchase Agreement, we sold all of our interests in Venezuela to an affiliate of CT Energy in a transaction that closed on October 7, 2016. Prior to the sale, our 40 percent investment in Petrodelta was owned through our subsidiary, Harvest Holding, which was sold in the transaction. We accounted for our investment in Petrodelta under the cost method as we did not exercise significant influence over the operations of Petrodelta. Under the cost method we did not recognize any equity in earnings from our investment in Petrodelta in our results of operations, but would have recognize any cash dividends as income in the period they were received.

We performed an impairment analysis of the carrying value of our investment of Petrodelta as of December 31, 2015 due to the continued decline in world oil prices and deteriorating economic conditions in Venezuela which have significantly impacted Petrodelta’s operations. During 2015, Petrodelta’s operating costs exceeded the price realized from the sale of its production due to the significant rate of inflation in Venezuela and the restrictive foreign currency exchange system which Petrodelta is required to operate under. Based on the economic environment in which Petrodelta was required to operate, we concluded that the estimated fair value of our investment in Petrodelta was nil and recorded a pre-tax impairment charge of $164.7 million to fully impair our investment in Petrodelta as of December 31, 2015. The estimated fair value of our investment was determined based on the estimated fair value of Petrodelta’s oil and natural gas properties and other net liabilities as of December 31, 2015 which exceeded the estimated fair value of the oil and natural gas properties.

Dussafu Project – Gabon

Following the October 7, 2016 sale of our interests in Venezuela, our interests in Gabon represent our primary tangible asset. We have received two proposals for the purchase of our Gabon interests and are in discussions with both potential buyers; however, there can be no assurances that these discussions or either proposal will lead to a definitive transaction.

We have a 66.667 percent ownership interest in the Dussafu PSC through two separate acquisitions, and we are the operator. The third exploration phase of the Dussafu PSC expired on May 27, 2016. The expiration of the exploration phase has no effect on the discovered fields under the Exclusive Exploitation Authorization (“EEA”) as discussed below. All expenditure commitments on this exploration phase have been completed.

On March 26, 2014, the joint venture partners approved a resolution that the discovered fields are commercial to exploit. On June 4, 2014, a Declaration of Commerciality (“DOC”) was signed with Gabon pertaining to four discoveries on the Dussafu Project offshore Gabon. Furthermore, on July 17, 2014, the Direction Generale Des Hydrocarbures (“DGH”) awarded an EEA for the development and exploitation of certain oil discoveries on the Dussafu Project and on October 10, 2014, the field development plan was approved. The Company has four years from the date of the EEA approval to begin production. In order to begin production by July 2018, the current project plan is to develop the area surrounding our Ruche well first, followed by the development of the other fields and drilling selected high quality exploration prospects identified on 3D seismic.

Operational activities during the nine months ended September 30, 2016, included continued evaluation of development plans, based on the 3D seismic data acquired in late 2013 and processed during 2014.

Central/Inboard 3D seismic data acquired in 2011 has been processed and interpreted to evaluate prospectivity. We have also completed processing data from the 1,260 sq. km 3D seismic survey acquired during the fourth quarter of 2013. This survey provides 3D coverage over the outboard portion of the block and has confirmed significant pre-salt prospectivity which had been inferred from 2D seismic data. The new 3D seismic data also covers the Ruche, Tortue and Moubenga discoveries and we expect will facilitate the effective placement of future development wells in the Ruche and Tortue development program, as well as allowing improved assessment of the numerous undrilled structures already identified on older 3D seismic surveys.

During the nine months ended September 30, 2016, we had cash capital expenditures of $0.1 million for a site survey ($0.4 million for facility design costs during the nine months ended September 30, 2015

Since approval of the Field Development Plan (“FDP”) in October 2014, Harvest has continued the development of the Ruche Exclusive Exploitation Area. A tender for all necessary subsea equipment was concluded in January 2015 where prices exceeded the costs employed in the FDP. We continue to negotiate with the lowest priced vendors and continue to revise the development scheme to bring the projected cost back to the FDP levels. The depth volume from the 2013 3D seismic acquisition over the discovered fields and the outboard area of the license was received and interpreted. This data was incorporated into our reservoir models and optimization of well trajectories to maximize oil recovery continues. In addition, the prospect inventory was updated and several prospects have been high graded for drilling. To accommodate the drilling schedule, a site survey, including bathymetry and geophysical data gathering with respect to prospects A/B, 6/7 and 8/9, was completed in August 2015. A tender for a drilling rig and services were completed in March 2016.

Harvest and its joint venture partner engaged a third-party contractor to undertake a fixed-price, geophysical site survey over multiple potential well locations in the Dussafu block in August 2015. The survey was a pre-requisite for siting mobile drilling units and other installations required for continuing exploration and development activities over the license. The survey provided information regarding the seabed and shallow geological conditions, which is essential for safe siting and operation of these installations.

In September 2016, the Company assessed the need for impairment related to the unproved properties of the Dussafu PSC. The primary factors considered were the current bids received for the project which substantiated the carrying value at September 30, 2016. Other factors considered were price forecasts, drilling costs and the remaining time on the EEA; none of which currently indicated a need for impairment. Based on our September 2016 review, it is the opinion of the Company that no impairment is needed for the Dussafu prospect for the three months ending September 30, 2016.

In September 2016, the Company conducted an inventory analysis and based on the condition of the equipment, we lowered the value of inventory by $1.3 million leaving a balance of $1.6 million in oilfield inventory.

Results of Operations

The following discussion on results of operations for the three and six months ended September 30, 2016 and 2015 should be read in conjunction with our consolidated condensed financial statements and related notes thereto.

Three Months Ended September 30, 2016 and 2015

We reported a net loss attributable to Harvest of $7.1 million, or $0.55 per basic and diluted loss per share, for the three months ended September 30, 2016, compared with a net income attributable to Harvest of $5.7 million, or $0.52 per basic and diluted earnings per share, for the three months ended September 30, 2015.

(Income) Loss From Continuing Operations

Expenses and other non-operating (income) expense from continuing operations were:

	Three Months Ended September 30,
	2016	2015	Change
	(in thousands)
Depreciation and amortization	$11	$21	$(10)
Exploration expense	581	831	(250)
Impairment expense – oilfield inventories	1,324	540	784
General and administrative	3,630	4,686	(1,056)
Transaction costs related to sale of Harvest Holding	1,814	—	1,814
Other non-operating (income) expense	3	(477)	480
Income tax benefit	—	(1,857)	1,857

Loss from continuing operations	$7,363	$3,744	$3,619

Our accounting method for oil and natural gas properties is the successful efforts method. During the three months ended September 30, 2016, we incurred $0.4 million of exploration costs for the processing and reprocessing of seismic data related to ongoing operations in Gabon and $0.2 million related to other general business development activities. During the September 30, 2015, we incurred $0.7 million of exploration costs for the processing and reprocessing of seismic data related to ongoing operations in Gabon and $0.1 million related to other general business development activities.

During the three months ended September 30, 2016, we incurred $1.3 million of impairment expense for the oilfield inventory related to the Dussafu PSC. During the three months ended September 30, 2015, we incurred $0.5 million of impairment expense for the oilfield inventory related to the Dussafu PSC.

The decrease in general and administrative costs for the three months ended September 30, 2016 compared to the three months ended September 30, 2015 were primarily due to lower employee related costs ($0.5 million), general business and overhead ($0.1 million) professional fees and contract services ($0.4 million) and public relations ($0.1 million). Employee related costs were lower between periods primarily due to lower salaries driven by lower employee head count ($0.2 million), lower stock options and restricted stock expense ($0.1 million), certain stock-based compensation expense impacted by the change in the Company’s stock price ($0.1 million) and other compensation for directors’ fees ($0.1 million). Contract services were lower primarily related to lower legal and accounting professional fees incurred for general corporate legal expense.

We incurred $1.8 million of transaction costs associated with the Share Purchase Agreement with CT Energy for the three months ended September 30, 2016. See Note 1 – Organization – Share Purchase Agreement for further information.

The increase in non-operating income of $0.5 million for the three months ended September 30, 2015 was primarily due to the reduction of estimated final settlement costs associated to prior financings.

We had no income tax expense for the three months ended September 30, 2016 compared to an income tax benefit of $1.9 million for the three months ended September 30, 2015. The benefit during the three months ended September 30, 2015 was primarily attributable to a reduction in the valuation allowance against the Company’s deferred tax assets and a decrease in the deferred tax liability associated with the Company’s undistributed earnings from its foreign subsidiaries. In the fourth quarter of 2014, we reinstated a valuation allowance against the Company’s U.S. deferred tax assets as we determined that we would not have sufficient taxable income in the U.S. after the termination of the sale of the remaining equity interest in Harvest Holding. We have not recognized a tax benefit on the Company’s losses arising during the three months ended September 30, 2016.

Net Loss Attributable to Noncontrolling Interests

Net loss attributable to noncontrolling interests was $0.2 million for the three months ended September 30, 2016 compared to net loss attributable to noncontrolling interests of $0.3 million for the three months ended September 30, 2015. The net losses attributable to noncontrolling interests during the three months ended September 30, 2016 and 2015 were related to operations at Harvest Vinccler as they provided oversight of the investment in Petrodelta.

Discontinued Operations

On October 7, 2016, the Company, and its wholly owned subsidiary, HNR Energia BV, completed the sale of all of HNR Energia’s 51% interest in Harvest Holding, to Delta Petroleum, pursuant to the June 29, 2016 Share Purchase Agreement. Harvest Holding owns, indirectly through wholly owned subsidiaries, a 40% interest in Petrodelta, through which all of the Company’s interests in Venezuela were owned. Thus, under the Share Purchase Agreement, the Company sold all of its interests in Venezuela to Delta Petroleum and we do not have any continuing involvement of our interest in Venezuela. See Note 1 – Share Purchase Agreement for further information.

Harvest Holding’s effect on results of operation and the effect of the change in fair value of the CT Warrant and embedded derivative asset and liabilities have been reported in discontinued operations. Expenses and other non-operating income (expense) were as follows:

	Three Months Ended September 30,
	2016	2015	Change
	(in thousands)
Depreciation	$(5)	$(6)	$1
General and administrative expense	(497)	(683)	186
Change in fair value of warrant derivative liability	1,538	9,982	(9,257)
Change in fair value of embedded derivative asset and liabilities	725	2,727	(1,189)
Interest expense	(1,674)	(1,057)	(617)
Loss on debt conversion	—	(1,890)	1,890
Foreign currency transaction gains	16	96	(80)
Income tax expense	(7)	(7)	—

Net gain from discontinued operations, net of taxes	$96	$9,162	$(9,066)

The change in fair value of warrant liabilities of $1.5 million during the three months ended September 30, 2016, is primarily related to the change in our stock price. The $10.0 million gain in 2015 was driven by a 26% increase in stock price; whereas, the $1.5 million gain in 2016 was driven by only a 4% increase in stock price. See Note 9 – Warrant Derivative Liability for further information.

The change in fair value of embedded derivative assets of $0.7 million is directly related to the assumptions surrounding the commencement of the interest rate reset features in both the 15% Note and the Additional Draw Notes. The interest rate reset features both lowers the interest rate and extends the due date of the 15% Note and the Additional Draw Notes. At September 30, 2016, the probability of the interest rate reset feature date being delayed was lowered to 10% and the value of the embedded derivative asset related to the Additional Draw Note was included. Both of these changes increased the value of the embedded derivative assets for the three months ended September 30, 2016. See Note 8 – Debt and Financing for further information.

The increase in interest expense for the three months ended September 30, 2016 compared to the three months ended September 30, 2015 was primarily due to higher outstanding debt balances and accretion of debt discount.

The $1.9 million loss on debt conversion during the three months ended September 30, 2015 was the result of the difference between the September 14, 2015 fair value of the 9.0% convertible note with embedded derivative liability of $11.1 million, plus the accrued interest and amortized debt discount of $0.2 million less the fair value of the 2,166,900 shares issued upon conversion at September 15, 2015.

Nine Months Ended September 30, 2016 and 2015

We reported a net loss attributable to Harvest of $34.1 million, or $2.65 per basic and diluted loss per share, for the nine months ended September 30, 2016, compared with a net loss attributable to Harvest of $25.3 million, or $2.35 per basic and diluted loss per share, for the nine months ended September 30, 2015.

Loss From Continuing Operations

Expenses and other non-operating (income) expense from continuing operations were:

	Nine Months Ended September 30,
	2016	2015	Change
	(in thousands)
Depreciation and amortization	$41	$67	$(26)
Exploration expense	1,720	3,338	(1,618)
Impairment expense – oilfield inventories	1,452	540	912
General and administrative	12,535	13,017	(482)
Transaction costs related to sale of Harvest Holding	3,365	—	3,365
Other non-operating (income) expense	10	(434)	444
Income tax benefit	—	(650)	650

Loss from continuing operations	$19,123	$15,878	$3,245

Our accounting method for oil and gas properties is the successful efforts method. During the nine months ended September 30, 2016, we incurred $1.2 million of exploration costs for the processing and reprocessing of seismic data related to ongoing operations in Gabon and $0.5 million related to other general business development activities. During the nine months ended September 30, 2015, we incurred $3.0 million of exploration costs for the processing and reprocessing of seismic data related to ongoing operations in Gabon and $0.3 million related to other general business development activities.

During the nine months ended September 30, 2016, we incurred $1.5 million of impairment expense for the oilfield inventory related to the Dussafu PSC. During the nine months ended September 30, 2015, we incurred $0.5 million of impairment expense for the oilfield inventory related to the Dussafu PSC.

The decrease in general and administrative costs for the nine months ended September 30, 2016 compared to the nine months ended September 30, 2015 was primarily due to lower professional fees and contract services ($0.5 million), public relations and travel ($0.1 million) offset by higher employee related costs ($0.1 million). Contract services were lower primarily related to lower legal incurred for general corporate legal expense and accounting professional fees. Employee related costs were higher between periods primarily due to higher certain stock-based compensation expense impacted by the change in the Company’s stock price ($0.2 million), stock options expense ($0.1 million) and vacation expense accrual ($0.1 million) offset by lower salaries driven by lower employee head count ($0.3 million).

We incurred $3.4 million of transaction costs associated with the Share Purchase Agreement with CT Energy for the nine months ended September 30, 2016. See Note 1 – Organization – Share Purchase Agreement for further information.

The increase in non-operating income of $0.4 million for the nine months ended September 30, 2015 was primarily due to the reduction of estimated final settlement costs associated to prior financings.

We had no income tax expense for the nine months ended September 30, 2016 compared to an income tax expense of $0.7 million for the nine months ended September 30, 2015. The benefit for the nine months ended September 30, 2015 was primarily attributable to a reduction in the valuation allowance against the Company’s deferred tax assets offset by an increase in the deferred tax liability associated with the Company’s undistributed earnings from its foreign subsidiaries. In the fourth quarter of 2014, we reinstated a valuation allowance against the Company’s U.S. deferred tax assets as we determined that we would not have sufficient taxable income in the U.S. after the termination of the sale of the remaining equity interest in Harvest Holding. We have not recognized a tax benefit on the Company’s losses arising during the nine months ended September 30, 2016.

Net Loss Attributable to Noncontrolling Interests

Net loss attributable to noncontrolling interests was $3.3 million for the nine months ended September 30, 2016 compared to net loss attributable to noncontrolling interests of $0.9 million for the nine months ended September 30, 2015. The net losses attributable to noncontrolling interests during the nine months ended September 30, 2016 and 2015 were related to the operations at Harvest Vinccler as they provided oversight of the investment in Petrodelta. The net loss during 2016 was primarily due to the 49% interest in the $5.2 million allowance to fully reserve the CT Energia Note.

Discontinued Operations

Harvest Holding’s results of operation has been reported in discontinued operations. Expenses and other non-operating income (expense) were as follows:

	Nine Months Ended September 30,
	2016	2015	Change
	(in thousands)
Depreciation	$(15)	$(16)	$1
Reserve for note receivable – related party	(5,160)	—	(5,160)
General and administrative expense	(2,114)	(2,027)	(87)
Change in fair value of warrant derivative liability	(9,376)	12,400	(21,776)
Change in fair value of embedded derivative asset and liabilities	2,412	3,284	(872)
Interest expense	(4,143)	(1,909)	(2,234)
Loss on debt conversion	—	(1,890)	1,890
Loss on issuance of debt	—	(20,402)	20,402
Foreign currency transaction gains	215	220	(5)
Income tax expense	(23)	(20)	(3)

Net loss from discontinued operations, net of taxes	$(18,204)	$(10,360)	$(7,844)

During the nine months ended September 30, 2016, we recorded a $5.2 million allowance to fully reserve the CT Energia Note due to concerns related to the continued deteriorating economic conditions in Venezuela and our assessment relating to the probability that the CT Energia Note will be collected.

The change in fair value of warrant liabilities of $9.4 million during the nine months ended September 30, 2016, is primarily related to the change in our stock price. The $12.4 million gain in 2015 was driven by a 23% decrease in stock price during the nine months ended September 30, 2015; whereas, the $9.4 million loss in 2016 was driven by only a 91% increase in stock price during the nine months ended September 30, 2016. See Note 9 – Warrant Derivative Liability for further information.

The change in fair value of embedded derivative assets of 2.4 million is directly related to the assumptions surrounding the commencement of the interest rate reset features in both the 15% Note and the Additional Draw Notes. The interest rate reset features both lowers the interest rate and extends the due date of the 15% Note and the Additional Draw Notes. At September 30, 2016, the probability of the interest rate reset feature date being delayed was lowered to 10% and the value of the embedded derivative asset related to the Additional Draw Note was included. Both of these changes increased the value of the embedded derivative assets for the nine months ended September 30, 2016. See Note 8 – Debt and Financing for further information.

The increase in interest expense for the nine months ended September 30, 2016 compared to the nine months ended September 30, 2015 was primarily due to higher outstanding debt balances and accretion of debt discount during the nine months ended September 30, 2016.

The $1.9 million loss on debt conversion was the result of the difference between the September 14, 2015 fair value of the 9.0% convertible note with embedded derivative liability of $11.1 million, plus the accrued interest and amortized debt discount of $0.2 million less the fair value of the 2,166,900 shares issued upon conversion at September 15, 2015.

As discussed in Note 1 – Organization – Securities Purchase Agreement, on June 19, 2015, we issued the 15% Note, the 9% Note, the CT Warrant and the Additional Draw Note in connection with the Securities Purchase Agreement with CT Energy and received proceeds of $30.6 million, net of financing fees of $1.6 million. We identified embedded derivative asset and liabilities in the notes and determined that the warrant did not meet the required conditions to qualify for equity classification and is required to be classified as a warrant liability (see Note 11 – Warrant Derivative Liabilities). The estimated fair value, at issuance, of the embedded derivative asset was $2.5 million, the embedded derivative liability was $13.5 million and the warrant was $40.0 million. In accordance with ASC 815, the fair value of the financial instruments was first allocated to the embedded derivatives and warrants, the 9% Note and 15% Note. As a result of the allocation we recognized a loss on the issuance of these securities of $20.4 million in our consolidated condensed statements of operations and comprehensive income (loss) for the nine months ended September 30, 2015.

Risks, Uncertainties, Capital Resources and Liquidity

The following discussion on risks, uncertainties, capital resources and liquidity should be read in conjunction with our consolidated condensed financial statements and related notes thereto.

Liquidity

We expect the net proceeds from the sale of our Venezuelan interests will be adequate to meet our short-term liquidity requirements.

Our primary tangible asset is our oil and gas interests in Gabon. We have received two proposals for the purchase of our Gabon interests and are in discussions with both potential buyers; however, there can be no assurances that these discussions or either proposal will lead to a definitive transaction. We currently are evaluating the possible sale of our Gabon interests, distributions of cash to our stockholders, and possible dissolution of the Company.

Other than the proceeds from the sale of our Venezuelan interests, our primary ongoing sources of cash are issuances of debt and the sale of oil and natural gas properties in Gabon. Our primary use of cash has been to fund oil and natural gas exploration projects, principal payments on debt, interest payments, and general and administrative costs. We require capital principally to fund the exploration and development of new oil and natural gas properties. We have various contractual commitments pertaining to exploration, development and production activities. See Note 10 – Commitments and Contingencies for a description of our contractual commitments.

On January 4, April 1, and May 3, 2016, Harvest entered into first, second and third amendments, respectively, to the 15% Note. Each amendment eliminated an interest payment and increased the principal amount of the 15% Note by the amount of the eliminated interest payment, less applicable withholding tax of $0.1 million for January 4 and April 1. Additionally, the third amendment also increased the principal amount of the 15% Note by $3.0 million in connection with additional funds received from CT Energy. After taking into account the third amendment, the outstanding principal amount of the 15% Note was $30.9 million effective as of July 1, 2016. As described in Note 1 – Organization – Share Purchase Agreement, the 15% Note was cancelled on October 7, 2016 upon the closing of the sale of all of our interests in Venezuela to an affiliate of CT Energy.

CT Energy loaned the Company $2.0 million on each of June 21, 2016, July 20, 2016, August 24, 2016 and September 21, 2016 under the Additional Draw Note, which the Company originally sold to CT Energy under the Securities Purchase Agreement. Amounts outstanding under the Additional Draw Note were secured by substantially all of Harvest’s assets, including equity in certain of Harvest’s subsidiaries, as further described in the security agreement that was executed in connection with the Securities Purchase Agreement. As described in Note 1 – Organization – Share Purchase Agreement, the Additional Draw Note was cancelled on October 7, 2016 upon the closing of the sale of all of our interests in Venezuela to an affiliate of CT Energy.

On December 2, 2015, the Company received notification from the NYSE that the Company was not in compliance with the NYSE’s continued listing standards, which require a minimum average closing price of $1.00 per share over 30 consecutive trading days. As required by the NYSE, in order to maintain its listing, Harvest notified the NYSE that it intended to cure the price deficiency. On October 25, 2016, the Company announced that it would conduct a one-for-four reverse split of its issued and outstanding common stock. The one-for-four reverse stock split became effective after the market closed on November 3, 2016, and the Company’s common stock began trading on a split-adjusted basis at market open on November 4, 2016. Given the increase in the Company’s common stock price (with a closing price of $4.45 per share as of November 4, 2016), the Company expects that it will regain compliance with the NYSE’s minimum price listing standard on December 19, 2016.

On April 25, 2016, the Company received a notice from the NYSE stating that the Company was not in compliance with a second NYSE continued listing requirement, which provides that a company is not in compliance if its average global market capitalization over a consecutive 30 trading-day period is less than $50 million and, at the same time, its stockholders’ equity is less than $50 million. The Company believes that the sale of its Venezuelan interests on October 7, 2016 ultimately will allow it to regain compliance with this listing standard by increasing its stockholders’ equity. However, the Company must demonstrate compliance for two consecutive financial quarters before the deficiency can be cured.

Upon the October 7, 2016 closing of the sale of the Company’s 51 percent interest in Harvest Holding, the Company received, among other consideration, $69.4 million in net cash proceeds and a $12.0 million note payable from Delta Petroleum, due six months after closing. A portion of the proceeds from the sale have been and will be used to fund costs associated with either the sale or development of the Company’s Gabonese prospect, to pay certain severance costs, to fund capital expenditures, to pay tax obligations related to the sale, to fund any potential future dividends declared and to maintain ongoing general operating and administrative expenses. We expect the net proceeds from the sale after the discussed expenditures to be adequate to meet our short-term liquidity requirements.

Accumulated Undistributed Earnings of Foreign Subsidiaries

Under Accounting Standards Codification 740-30-25-17, no deferred tax liability should be recorded if sufficient evidence shows that the subsidiary has invested or will invest these undistributed earnings or that these earnings will be remitted in a tax-free manner. Management must consider numerous factors in determining timing and amounts of possible future distribution of these earnings to the parent company and whether a U.S. deferred tax liability should be recorded for these earnings. These factors include the future operating and capital requirements of both the parent company and the subsidiaries, remittance restrictions imposed by foreign governments or financial agreements, and tax consequences of the remittance, including possible application of U.S. foreign tax credits and limitations on foreign tax credits that may be imposed by the Internal Revenue Code and regulations.

As of September 30, 2016, the book-tax outside basis difference in our foreign subsidiary resulting from unremitted earnings was zero due to the pre-tax impairment of the Company’s remaining investment in Petrodelta of $164.7 million during the year ended December 31, 2015. Consequently, the Company has not recorded a deferred tax liability associated with these foreign earnings.

Working Capital and Cash Flows

The net funds raised or used in each of the operating, investing and financing activities are summarized in the following table and discussed in further detail below:

	Nine Months Ended September 30,
	2016	2015
	(in thousands)
Net cash used in continuing operating activities	$(9,206)	$(15,063)
Net cash used in continuing investing activities	(360)	(491)
Net cash used in continuing financing activities	(15)	—
Net cash provided by discontinued operations	9,622	21,102

Net increase in cash	$41	$5,548

	As of September 30, 2016	As of December 31, 2015
	(in thousands, except ratios)
Working (deficit) capital	$(4,157)	$2,418
Current ratio	0.5	1.7
Total cash	$2,546	$2,505

Working Capital

The decrease in working capital of $6.6 million between December 31, 2015 and September 30, 2016 was primarily due to cash used to fund our loss from operations and capital expenditures offset by the receipt of $1.7 million Internal Revenue Service (“IRS”) income tax receivable accrued in prior periods.

Cash Flow from Continuing Operating Activities

During the nine months ended September 30, 2016, net cash used in operating activities was approximately $9.2 million ($15.1 million during the nine months ended September 30, 2015). The $5.9 million decrease in use of cash was primarily due to decrease in accounts receivable offset by an increase in accrued expense. The $1.7 million IRS income tax refund was received in February 2016. We paid no cash for interest expense during 2016 ($0.6 million during 2015).

Cash Flow from Continuing Investing Activities

Our cash capital expenditures for property and equipment are summarized in the following table:

	Nine Months Ended September 30,
	2016	2015
	(in thousands)
Dussafu PSC	$112	$403
Other administrative property	248	88

Total additions of property and equipment	$360	$491

Cash Flow from Discontinued Operations

Net cash flow from discontinued operations was $9.6 million and $21.1 million for the nine months ended September 30, 2016 and 2015, respectively. During the nine months ended September 30, 2016, the cash flow from discontinued operations was generated primarily from financing activities related to the proceeds from 15% Note and the Additional Draw Note and contributions from the noncontrolling interests offset by the net loss during the period. During the nine months ended September 30, 2015, the cash flow from discontinued operations was generated primarily from net proceeds from issuance of debt offset by financing costs and the net loss during the period.

Effects of Changing Prices, Foreign Exchange Rates and Inflation

Our results of operations and cash flow are affected by changing oil prices. Fluctuations in oil prices may affect our total planned development activities and capital expenditure program.

Harvest Vinccler’s functional and reporting currency was the U.S. Dollar. They did not have currency exchange risk other than the official prevailing exchange rate that applies to their operating costs denominated in Venezuela Bolivars (“Bolivars”).

Within the United States and other countries in which we conduct business, inflation has had a minimal effect on us, but it is an important factor with respect to certain aspects of the results of operations in Venezuela. The inflation rate in Venezuela for the year ended December 31, 2015 was 180.9 percent.

Off-Balance Sheet Arrangements

On January 4, 2016, HNR Finance B.V., a wholly owned subsidiary of Harvest Holding (“HNR Finance”), provided a loan to CT Energia in the amount of $5.2 million under an 11.0% promissory note due 2019 (the “CT Energia Note”). The purpose of the loan was to provide CT Energia with collateral to obtain funds for one or more loans to Petrodelta, which is 40% owned by HNR Finance. HNR Finance’s sole recourse for payment of the principal amount of the loan is the payments of principal and interest from loans that CT Energia has made to Petrodelta. The source of funds for HNR Finance’s $5.2 million loan to CT Energia was a capital contribution from Harvest Holding, which, in return, received the same aggregate amount of capital contributions from its shareholders, pro rata according to their equity interests in Harvest Holding. Of that aggregate amount of capital contributions, HNR Energia contributed $2.6 million, which was a capital contribution from Harvest. During the three months ended March 31, 2016, we recorded a $5.2 million allowance to fully reserve the CT Energia Note due to concerns related to the continued deteriorating economic conditions in Venezuela and our assessment relating to the probability that the CT Energia Note will be collected. As of September 30, 2016, the CT Energia Note remained fully reserved and we had not accrued any interest with respect to this note receivable. As described under Note 1 – Organization – Share Purchase Agreement, the Company sold its 40% interest in Harvest Holding (the parent company of HNR Finance, which holds the CT Energia Note) to an affiliate of CT Energy on October 7, 2016.

Appendix E

Unaudited Financial Statements of Harvest Dussafu B.V.

HARVEST DUSSAFU B.V.

UNAUDITED BALANCE SHEETS

(in thousands)

	September 30, 2016	December 31,
		2015	2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$215	$912	$3,623
Accounts receivable and other	203	786	1,034
Prepaid expenses and other	—	5	—

TOTAL CURRENT ASSETS	418	1,703	4,657
OTHER ASSETS	6	—	1,100
OIL AND NATURAL GAS PROPERTIES, net	29,626	31,007	54,293

TOTAL ASSETS	$30,050	$32,710	$60,050

LIABILITIES AND SHAREHOLDER’S EQUITY
CURRENT LIABILITIES:
Accounts payable	$—	$34	$1,950
Accrued expenses	27	197	349
Accrued expenses – related party	19	—	11

TOTAL CURRENT LIABILITIES	46	231	2,310
LONG-TERM DEBT – RELATED PARTY	22,200	21,710	18,348

TOTAL LIABILITIES	22,246	21,941	20,658

COMMITMENTS AND CONTINGENCIES (See Note 6 )

SHAREHOLDER’S EQUITY:
Common shares, Class A, par value 1 Euro a share; 90,000 shares authorized; 18,000 shares issued and outstanding	26	26	26
Additional paid-in capital	125,594	125,594	125,594
Accumulated deficit	(117,816)	(114,851)	(86,228)

TOTAL SHAREHOLDER’S EQUITY	7,804	10,769	39,392

TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY	$30,050	$32,710	$60,050

See accompanying notes to financial statements.

HARVEST DUSSAFU B.V.

UNAUDITED STATEMENTS OF OPERATIONS

(in thousands)

	Nine Months Ended September 30, 2016	Years Ended December 31,
		2015	2014
EXPENSES:
Depreciation and amortization	$—	$1	$1
Impairment – unproved oil and natural gas property and oilfield inventories	1,452	24,178	50,325
Exploration expense	1,240	3,465	5,159
General and administrative – related party	41	53	45
General and administrative	42	774	53

	2,775	28,471	55,583

LOSS FROM OPERATIONS	(2,775)	(28,471)	(55,583)
OTHER NON-OPERATING INCOME (EXPENSE):
Interest expense – related party	(182)	(147)	(268)
Foreign currency transaction loss	(8)	(5)	(25)

	(190)	(152)	(293)

LOSS FROM OPERATIONS BEFORE INCOME TAXES	(2,965)	(28,623)	(55,876)
INCOME TAX EXPENSE	—	—	—

NET LOSS	$(2,965)	$(28,623)	$(55,876)

See accompanying notes to financial statements.

HARVEST DUSSAFU B.V.

UNAUDITED STATEMENTS OF SHAREHOLDER’S EQUITY

(In thousands, except share data)

	Class A Common Shares Issued	Share Capital	Additional Paid-In Capital	Accumulated Deficit	Total Shareholder’s Equity
Balance at January 1, 2014	18,000	$26	$1,593	$(30,352)	$(28,733)
Contributions	—	—	124,001	—	124,001
Net Loss	—	—	—	(55,876)	(55,876)

Balance at December 31, 2014	18,000	26	125,594	(86,228)	39,392
Net Loss	—	—	—	(28,623)	(28,623)

Balance at December 31, 2015	18,000	26	125,594	(114,851)	10,769
Net Loss	—	—	—	(2,965)	(2,965)

Balance at September 30, 2016	18,000	$26	$125,594	$(117,816)	$7,804

See accompanying notes to financial statements

HARVEST DUSSAFU B.V.

UNAUDITED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended September 30, 2016	Years Ended December 31,
		2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,965)	$(28,623)	$(55,876)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	—	1	1
Impairment expense – unproved oil and natural gas properties and oilfield inventories	1,452	24,178	50,325
Changes in operating assets and liabilities:
Accounts receivable and other	583	248	157
Prepaid expenses and other	5	(5)	53
Other assets	(6)	1,100	(366)
Accounts payable	(35)	(1,916)	(2,636)
Accrued expenses	(112)	(99)	(7,515)
Other current liabilities	—	(11)	11

NET CASH USED IN OPERATING ACTIVITIES	(1,078)	(5,127)	(15,846)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions of property and equipment	(109)	(946)	(1,273)

NET CASH USED IN INVESTING ACTIVITIES	(109)	(946)	(1,273)

CASH FLOWS FROM FINANCING ACTIVITIES:
Loans from shareholder	490	3,362	18,285

NET CASH PROVIDED BY FINANCING ACTIVITIES	490	3,362	18,285

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(697)	(2,711)	1,166
CASH AND CASH EQUAVALENTS AT BEGINNING OF PERIOD	912	3,623	2,457

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$215	$912	$3,623

Supplemental Schedule of Noncash Investing and Financing Activities:
Supplemental Cash Flow Information:
Cash paid during the period for interest	$223	$143	$257
Supplemental Schedule of Noncash Investing and Financing Activities:
Change in accrued capital expenditures	$39	$54	$—

See accompanying notes to financial statements.

HARVEST DUSSAFU B.V.

Notes to Unaudited Financial Statements

Note 1 – Organization

Harvest Dussafu B.V. (the “Company” or “We”) is a Dutch private company with limited liability. As of September 30, 2016 the Company is 100 percent owned by HNR Energia, B.V. (“HNR Energia”). Harvest Dussafu holds oil and gas exploration and exploitation acreage offshore of the Republic of Gabon (“Gabon”) through the Dussafu Marin Permit (“Dussafu PSC”). We are the operator of the Dussafu PSC with a 66.67 percent ownership interest. Located offshore Gabon, adjacent to the border with the Republic of Congo, the Dussafu PSC covers an area of 680,000 acres with water depths up to 1,650 feet. See Note 5 – Gabon.

Note 2 – Liquidity and Going Concern

The Company’s primary ongoing use of cash has been to fund exploration and development costs of the Dussafu PSC as well as general and administrative costs. The Company’s primary source of cash has been advances and contributions from its shareholder. The Company expects that cash requirements will be met either through capital contributions or loans from its shareholder.

The Company’s operations are subject to various risks inherent in foreign operations. These risks may include, among other things, loss of revenue, property and equipment as a result of hazards such as expropriation, nationalization, war, insurrection, civil unrest, strikes and other political risks, increases in taxes and governmental royalties, being subject to foreign laws, legal systems and the exclusive jurisdiction of foreign courts or tribunals, renegotiation of contracts with governmental entities, changes in laws and policies, including taxes, governing operations of foreign-based companies, currency restrictions and exchange rate fluctuations and other uncertainties arising out of foreign government sovereignty over our international operations. Our international operations may also be adversely affected by the U.S. Foreign Corrupt Practices Act and similar worldwide anti-corruption laws, laws and policies of the United States affecting foreign policy, foreign trade, taxation and the possible inability to subject foreign persons to the jurisdiction of the courts in the United States.

For the nine months ended September 30, 2016, the Company had net loss of $3.0 million and had negative cash flows from operations of $1.1 million. At September 30, 2016, the Company had an accumulated deficit of approximately $117.8 million and working capital of approximately $400 thousand. The Company currently does not have any source of revenue or operating cash inflows.

The Company expects that for the remainder of 2016 it will not generate revenue, will continue to generate losses from operations, and its cash flows will not be sufficient to cover its operating expense; therefore, expected continued losses from operations and use of cash will be funded through capital contributions or advances from its shareholder and/or operating cost reductions.

Failure to generate sufficient cash flow from additional capital through capital contributions or advances from its shareholder could have a material adverse effect on its ability to meet short- and long-term liquidity needs and achieve its intended long-term business objectives.

The Company’s financial statements have been prepared under the assumption that it will continue as a going concern, which contemplates that it will continue in operation for the foreseeable future and will be able to realize assets and settle liabilities and commitments in the normal course of business. The accompanying unaudited financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that could result should it be unable to continue as a going concern.

The Company is currently assessing alternatives to farm-down or sell the Dussafu Project, while weighing the liquidity requirements necessary to maintain ongoing Company operations.

Note 3 – Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with Accounting Principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates pertain to the valuation of the Company’s investment in the Dussafu block. These valuations are impacted by estimates of unproved oil and natural gas reserve volumes and future development costs of Dussafu. Actual results could differ from those estimates.

Reporting and Functional Currency

The United States Dollar (“U.S. Dollar”) is the reporting and functional currency for Harvest Dussafu. Amounts denominated in non-U.S. Dollar currencies are re-measured into U.S. Dollars, and all currency gains or losses are recorded in the statements of operations. There are many factors that affect foreign exchange rates and the resulting exchange gains and losses, many of which are beyond the Company’s influence.

Cash and Cash Equivalents

Cash equivalents include money market funds and short term certificates of deposit with original maturity dates of less than three months.

Financial Instruments

Financial instruments, which potentially subject the Company to concentrations of credit risk, are primarily cash and cash equivalents, and accounts receivable. The Company maintains cash and cash equivalents in bank deposit accounts with commercial banks with high credit ratings, which, at times may exceed the federally insured limits. The Company has not experienced any losses from such investments. Concentrations of credit risk with respect to accounts receivable are limited due the nature of the receivables, which include primarily income tax receivables. In the normal course of business, collateral is not required for financial instruments with credit risk.

Oil and Natural Gas Properties

The major components of oil and natural gas properties are as follows:

	As of September 30 2016	As of December 31,
		2015	2014
	(in thousands)
Unproved property costs – Dussafu PSC	$28,072	$28,000	$50,324
Oilfield inventories	1,554	3,006	3,967
Other administrative property	—	3	3

Total oil and natural gas properties	29,626	31,009	54,294
Accumulated depreciation	—	(2)	(1)

Total oil and natural gas properties, net	$29,626	$31,007	$54,293

Oil and natural gas properties are stated at cost less accumulated depreciation. Costs of improvements that appreciably improve the efficiency or productive capacity of existing properties or extend their lives are capitalized. Maintenance and repairs are expensed as incurred. Upon retirement or sale, the cost of oil and natural gas properties, net of the related accumulated depreciation is removed and, if appropriate, gains or losses are recognized in investment earnings and other. We did not record any depletion expense in 2016 and for the years ended December 31, 2015 and 2014 as there was no production related to proved oil and natural gas properties.

We follow the successful efforts method of accounting for our oil and natural gas properties. Under this method, exploration costs such as exploratory geological and geophysical costs, delay rentals and exploration overhead are charged against earnings as incurred. Costs of drilling exploratory wells are capitalized pending determination of whether proved reserves can be attributed to the area as a result of drilling the well. If management determines that proved reserves, as that term is defined in Securities and Exchange Commission (“SEC”) regulations, have not been discovered, capitalized costs associated with the drilling of the exploratory well are charged to expense. Costs of drilling successful exploratory wells, all development wells, and related production equipment and facilities are capitalized and depleted or depreciated using the unit-of-production method as oil and natural gas is produced. During the nine months ended September 30, 2016, and the years ended December 31, 2015 and 2014, no dry hole costs were expensed.

Leasehold acquisition costs are initially capitalized. Acquisition costs of unproved leaseholds are assessed for impairment during the holding period. Costs of maintaining and retaining unproved leaseholds are included in exploration expense. Costs of impairment of unsuccessful leases are included in impairment expense. We assess our unproved property costs for impairment when events or circumstances indicate a possible decline in the recoverability of the carrying value of the projects. The estimated value of our unproved projects is determined using quantitative and qualitative assessments and the carrying value of the projects is adjusted if the carrying value exceeds the assessed value of the projects.

Impairment is based on specific identification of the lease. Costs of expired or abandoned leases are charged to exploration expense, while costs of productive leases are transferred to proved oil and natural gas properties.

Proved oil and natural gas properties are reviewed for impairment at a level for which identifiable cash flows are independent of cash flows of other assets when facts and circumstances indicate that their carrying amounts may not be recoverable. In performing this review, future net cash flows are determined based on estimated future oil and natural gas sales revenues less future expenditures necessary to develop and produce the reserves. If the sum of these undiscounted estimated future net cash flows is less than the carrying amount of the property, an impairment loss is recognized for the excess of the property’s carrying amount over its estimated fair value, which is generally based on discounted future net cash flows. We did not have any proved oil and natural gas properties in 2016, 2015 and 2014.

Costs of drilling and equipping successful exploratory wells, development wells, asset retirement liabilities and costs to construct or acquire offshore platforms and other facilities, are depleted using the unit-of-production method based on total estimated proved developed reserves. Costs of acquiring proved properties, including leasehold acquisition costs transferred from unproved leaseholds, are depleted using the unit-of-production method based on total estimated proved reserves. All other properties are stated at historical acquisition cost, net of impairment, and depreciated using the straight-line method over the useful lives of the assets.

During the nine months ended September 30, 2016 we recorded impairment expense of $1.5 million related to our oilfield inventories. During the year ended December 31, 2015, we recorded impairment expense related to our Dussafu Project of $24.2 million (including $1.0 million related to oilfield inventories). During the year ended December 31, 2014, we recorded impairment expense related our Dussafu Project of $50.3 million.

Other Administrative Property

Furniture, fixtures and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives, which range from three to five years. Leasehold improvements are recorded at cost and amortized using the straight-line method over the life of the applicable lease. For the year ended

December 31, 2015, depreciation expense was $0.1 million and $0.1 million for the year ended December 31, 2014. During the nine months ended September 30, 2016 no depreciation expense was recorded as all of our assets were fully depreciated.

Other Assets

Other Assets at December 31, 2014 include deposits and prepaid expenses which are expected to be realized in the next 12 to 24 months, including a blocked payment related to our drilling operations which was blocked in accordance with the U.S. sanctions against Libya as set forth in Executive Order 13566 of February 25, 2011, and administered by the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”). See Note 6 – Commitments and Contingencies. During 2015, we fully reserved the blocked payment and recorded an allowance for doubtful accounts of $0.7 million and the remaining balance of the blocked payment was reclassified to a receivable from our joint venture partners for $0.4 million.

Capitalized Interest

We capitalize interest costs for qualifying oil and natural gas properties. The capitalization period begins when expenditures are incurred on qualified properties, activities begin which are necessary to prepare the property for production and interest costs have been incurred. The capitalization period continues as long as these events occur. The average additions for the period are used in the interest capitalization calculation. During the nine months ended September 30,2016 and the year ended December 31, 2015, we did not capitalize interest costs as there were no qualifying oil and natural gas property additions and capitalized $0.5 million during the year ended December 31, 2014.

Fair Value Measurements

We measure and disclose our fair values in accordance with the provisions of ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”). ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and establishes a three-level hierarchy, which encourages an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The three levels of the hierarchy are defined as follows:

•	Level 1 – Inputs to the valuation techniques that are quoted prices in active markets for identical assets or liabilities.

•	Level 2 – Inputs to the valuation techniques that are other than quoted prices but are observable for the assets or liabilities, either directly or indirectly.

•	Level 3 – Inputs to the valuation techniques that are unobservable for the assets or liabilities.

Financial instruments, which potentially subject us to concentrations of credit risk, are primarily cash and cash equivalents and accounts receivable. We maintain cash and cash equivalents in bank deposit accounts with commercial banks with high credit ratings, which, at times may exceed the federally insured limits. We have not experienced any losses from such investments. Concentrations of credit risk with respect to accounts receivable are limited due to the nature of our receivables. In the normal course of business, collateral is not required for financial instruments with credit risk. The estimated fair value of cash and cash equivalents and accounts receivable approximates their carrying value due to their short-term nature (Level 1). We had no recurring assets or liabilities accounted for at fair value as of September 30, 2016, December 31, 2015 and December 31, 2014. During the years ended December 31, 2015 and December 31, 2014, we impaired the carrying value of our Dussafu project by $23.2 million and $50.3 million, respectively based upon our estimated fair value of the project. See Note 5 – Gabon for more information.

The following tables are set forth by level, within the fair value hierarchy, for our Dussafu project as of December 31, 2015 and December 31, 2014.

	As of December 31, 2015
	Level 1	Level 2	Level 3	Total
	(in thousands)
Non recurring
Assets:
Dussafu PSC	—	—	28,000	28,000

	$—	$—	$28,000	$28,000

	As of December 31, 2014
	Level 1	Level 2	Level 3	Total
	(in thousands)
Non recurring
Assets:
Dussafu PSC	—	—	50,324	50,324

	$—	$—	$50,324	$50,324

Note 4 – Taxes

Taxes on Income

The Company is subject to corporate income tax in the Netherlands, its country of incorporation, as well as in Gabon.

Deferred income taxes reflect the net tax effects, calculated at currently enacted rates, of (a) future deductible/taxable amounts attributable to events that have been recognized on a cumulative basis in the financial statements or income tax returns, and (b) operating loss and tax credit carryforwards. A valuation allowance for deferred tax assets is recorded when it is more likely than not that the benefit from the deferred tax asset will not be realized.

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets (“DTAs”). A significant piece of objective negative evidence evaluated was the cumulative losses incurred in our foreign operating entities over the three-year period ended December 31, 2015. Such objective evidence limits the ability to consider other subjective evidence such as our projections for future growth. We have therefore placed a valuation allowance (“VA”) on all of our DTAs.

The components of loss from operations before income taxes are as follows:

	Nine Months ended September 30 2016	Year ended December 31,
		2015	2014
	(in thousands)
Loss before income tax:
Netherlands	$(262)	$(346)	$(355)
Gabon	(2,703)	(28,277)	(55,521)

Total	$(2,965)	$(28,623)	$(55,876)

As of December 31, 2015, the Company has not generated any revenue and has the following net operating losses available for carryforward (in thousands):

The Netherlands	$11,858	Expiring over the period 2016 through 2020
Gabon	$22,269	Expiring over the period 2016 through 2018

We file income tax returns in The Netherlands and in Gabon. With few exceptions, we are no longer subject to Netherlands tax examinations by tax authorities for years before 2013. Our primary income tax jurisdictions and their respective open audit years are:

Tax Jurisdiction	Open Audit Years
The Netherlands	2013 – 2015
Gabon	2008 – 2015

Note 5 – Gabon

The Dussafu PSC partners and the Republic of Gabon, represented by the Ministry of Mines, Energy, Petroleum and Hydraulic Resources, entered into the third exploration phase of the Dussafu PSC with an effective date of May 28, 2012. The Ministry of Mines, Energy, Petroleum and Hydraulic Resources agreed to lengthen the third exploration phase to four years until May 27, 2016. The Company is currently assessing extension possibilities for the exploration phase.

During 2011, we drilled our first exploratory well, Dussafu Ruche Marin-1 (“DRM-1”), and two appraisal sidetracks. DRM-1 and the sidetracks are currently suspended pending further exploration and development activities.

Well planning progressed during 2012 to drill an exploration well in the fourth quarter of 2012 on the Tortue prospect. DTM-1 well was spud November 19, 2012. DTM-1 was drilled with the Scarabeo 3 semi-submersible drilling unit. On January 4, 2013, we announced that DTM-1 had reached the Dental Formation and discovered oil in both the Gamba and Dentale formations. The first appraisal sidetrack of DTM-1 (“DTM-1ST1”) was spud in January 12, 2013. DTM-1ST1 was drilled in the Dentale Formation. Due to a stuck downhole tool, logging operations were terminated before pressure data could be collected to confirm connectivity. The downhole tool was retrieved and the DTM-1 well suspended for future re-entry.

Operational activities during 2014 included additional evaluation of development alternatives, preparation and a formal remittance of a field development plan along with continued processing of 3D seismic acquired in 2013. On March 26, 2014, the joint venture partners approved a resolution that the discovered fields are commercial to exploit. On June 4, 2014, a Declaration of Commerciality (“DOC”) was signed with Gabon pertaining to the four discoveries on the Dussafu Project offshore Gabon. Furthermore, on July 17, 2014, the Direction Generale Des Hydrocarbures (“DGH”) awarded an Exclusive Exploitation Authorization (“EEA”) for the development and exploitation of certain oil discoveries on the Dussafu Project and on October 10, 2014, the field development plan was approved. The Company has four years from the date of the EEA approval to begin production.

The Company is currently assessing alternatives to farm-down or sell the Dussafu Project, while weighing the liquidity requirements necessary to maintain ongoing Company operations.

Operational activities during the nine months ended September 30, 2016, included continued evaluation of development plans, based on the 3D seismic data acquired in late 2013 and processed during 2014.

In December 2014, the Company recorded a $50.3 million impairment related to the unproved costs of the Dussafu PSC based on a qualitative analysis which considered our current liquidity needs, our inability to attract additional capital and the decrease in oil and natural gas prices. In December 2015, the Company reassessed the carrying value of the unproved costs related to the Dussafu PSC and recorded an additional impairment of $23.2 million based on its analysis of the value of the unproved costs which considered the value of the contingent and exploration resources and the ability of the Company to develop the project given its current liquidity situation and the depressed price of crude oil.

In the impairment analysis in December 2015, the Company prepared a quantitative and qualitative assessment of the unproved property which estimated the value of the estimated contingent and exploration resources based on the Company’s ability to develop the project given its current liquidity situation and the depressed price of crude oil. The valuation model developed used three price scenarios and a development decision tree model which estimated the value of three development options available to the Company. The value of the development options was determined using outputs from a Monte Carlo simulation model which estimated the net present value of expected future cash flow to be generated from the development of the contingent and exploratory resources in the Dussafu PSC and discounted using a weighted average cost of capital of 21.5%. The development options considered the probability that the Company would be: a) able to farm-down 50% of their working interest; b) able to sell their working interest; and c) unable to complete either of the first 2 options. All inputs used in the valuation process were primarily level 3 in the fair value hierarchy. The concluded fair value of the unproved property costs in our Dussafu project was $28.0 million.

In September 2016, the Company assessed the need for impairment related to the unproved properties of the Dussafu PSC. The primary factors considered were the current bids received which substantiated the carrying value at September 30, 2016. Other factors considered were price forecasts, drilling costs and the remaining time on the EEA; none of which currently indicated a need for impairment. Based on our September 2016 review, it is the opinion of the Company that no impairment was needed as of September 30, 2016.

We also reviewed the value of our oilfield inventories that are in Gabon, of which the majority is steel conductor and casing. We impaired the value of this inventory by approximately $1.0 million during the year ended December 31, 2015 and $1.4 million during the nine months ended September 30, 2016, leaving $1.6 million related to this inventory as of September 30, 2016.

Note 6 – Commitments and Contingencies

We have various contractual commitments pertaining to leasehold, training, and development costs for the Dussafu PSC. Under the EEA granted for the Dussafu PSC on July 17, 2014, we are required to commence production within four years of the date of grant in order to preserve our rights to production under the EEA. We expect that significant capital expenditures will be required prior to commencement of production under the approved field development plan. These work commitments are non-discretionary; however, we do have the ability to control the pace of expenditures. The table below consists of our contractual commitments for office space and various other commitments as of December 31, 2015:

	Payments Due by Period
	Total	Less than 1 Year	1-2 Years	3-4 Years	After 4 Years
	(in thousands)
Obligations:
Oil and natural gas activities	$4,520	$1,130	$1,130	$1,130	$1,130
Office leases	99	85	14	—	—

Total contractual obligations	$4,619	$1,215	$1,144	$1,130	$1,130

Under the agreements with our partners in the Dussafu PSC, we are jointly and severally liable to various third parties. As of September 30, 2016, December 31, 2015 and 2014, the gross carrying amount associated with obligations to third parties which were fixed at the end of each period was $37 thousand, $0.3 million and $2.4 million, respectively, and is related to accounts payable to vendors, accrued expenses and withholding taxes payable to taxing authorities. As we are the operators for the Dussafu PSC, the gross carrying amount related to accounts payable and withholding taxes and the net amount related to other accrued expenses are reflected in the balance sheet in accounts payable and accrued expenses leaving $12 thousand at September 30, 2016, $0.1 million in fixed obligations as of December 31, 2015 and $0.3 million as of December 31, 2014 attributable to our joint partner’s share which is not accrued in our balance sheet. As we expect our partner will continue to meet their obligations to fund their share of expenditures, we have not recognized any additional liability related to fixed joint interest obligations attributable to our joint interest partner.

Note 7 – Long Term Debt – Related Party

On January 15, 2009 HNR Energia entered into a Credit Facility Agreement (the “Loan”) with the Company, which has been amended several times since that time. Under the current amendment, HNR Energia agrees to lend to the Company, on a revolving basis, a maximum aggregate principal amount not to exceed $130 million. The proceeds under this agreement shall be used in connection with the Company’s activities in the business of oil and gas exploration and production as well as general administration and office expenses. The interest rate is based upon the London Interbank Offered Rate for three-month deposits in dollars of the United States of America in effect on the first business day in London for the relevant calendar quarter plus 0.5 percent. Interest expense under this loan was $0.2 million for the nine months ended September 30, 2016, $0.1 million for the year ended December 31, 2015, and $0.3 for the year ended December 31, 2014.

Note 8 – Related Party Transactions

The Company is billed certain costs (primarily labor) from HNR Energia related to support for the Gabon operations. These costs totaled $0.9 million, $3.4 million and $5.8 million for the nine months ended September 30, 2016 and the years ended December 31, 2015 and 2014, respectively. Amounts borrowed from HNR Energia amounted to $22.2 million, $21.7 million and $18.3 million as of September 30, 2016 and as of December 31, 2015 and 2014, respectively and are shown as related party loans in the respective balance sheet.

Note 9 – Subsequent Events

The Company evaluates events and transactions occurring after the balance sheet date but before the financial statements are available to be issued. The Company evaluated such events and transactions through January 13, 2017, the date the unaudited financial statements were available for issuance.

On December 21, 2016, Harvest Natural Resources, Inc. (“Harvest”, the parent company of HNR Energia) and HNR Energia, entered into a Share Purchase Agreement with BW Energy Gabon Pte. Ltd, a private Singapore company (“BW Energy”) to sell Harvest Dussafu which holds all of Harvest’s interests in Gabon. Under the terms of the Share Purchase Agreement (“the Gabon Transaction”), BW Energy will acquire 100% of the outstanding shares of Harvest Dussafu from HNR Energia for $32.0 million, subject to closing adjustments. After the closing of the Gabon Transaction, Harvest and Harvest Energia would cease to have a presence in Gabon.

Harvest’s Board unanimously determined the Gabon Transaction is in the best interests of Harvest’s stockholders and has approved the Share Purchase Agreement. Closing of the Gabon Transaction is subject to approval by stockholders representing a majority of outstanding shares of Harvest common stock and approval by the Government of Gabon.

Appendix F

HARVEST NATURAL RESOURCES, INC.

PLAN OF COMPLETE LIQUIDATION, DISSOLUTION, WINDING UP AND

DISTRIBUTION

This Plan of Complete Liquidation, Dissolution, Winding Up and Distribution (this “Plan”) is intended to describe and govern the implementation of the complete liquidation, dissolution and winding up of Harvest Natural Resources, Inc., a Delaware corporation (the “Company”), and the distribution of all of its assets available for distribution to its stockholders under the Delaware General Corporation Law (the “DGCL”), all in accordance with the applicable provisions of the DGCL and Section 331 of the Internal Revenue Code of 1986, as amended.

1. Authorization of Complete Liquidation and Dissolution by the Board and the Company’s Stockholders. The board of directors of the Company (the “Board”) has deemed it advisable that the Company be dissolved, has adopted a resolution authorizing the dissolution of the Company, and has approved and adopted this Plan. This Plan shall become effective, shall constitute the authorized plan of complete liquidation and dissolution of the Company, and shall evidence the authority of the Company to take all actions described in this Plan beginning on the date that the holders of a majority of the outstanding common stock of the Company authorize the Company’s complete liquidation and dissolution.

2. Certificate of Dissolution and Effective Time. Following authorization of the complete liquidation and dissolution of the Company by the Company’s stockholders, and at such time as the Board deems appropriate, the Company shall execute, acknowledge and file with the Secretary of State of the State of Delaware a certificate of dissolution in accordance with the DGCL and ensure that all taxes (including franchise taxes) and fees required by the State of Delaware are tendered to the appropriate office or agency of the State of Delaware. The Company shall be dissolved at the time (the “Effective Time”) that the certificate of dissolution is filed with the Office of the Secretary of State of the State of Delaware or such later time as may be stated in the certificate of dissolution.

3. Survival Period. For three years after the Effective Time (or such longer period as the Delaware Court of Chancery may direct) (the “Survival Period”), the Company shall be continued as a body corporate for the purpose of prosecuting and defending lawsuits (civil, criminal or administrative) by or against the Company; settling and closing its business; disposing of and conveying its property; discharging its liabilities; and distributing its remaining assets to its stockholders. However, after the Effective Time, the Company shall not engage in any business for which the Company was organized, including business activities related to the petroleum exploration and production industry, except to the extent necessary, appropriate or incidental to preserving the value of its assets and winding up its business affairs in accordance with this Plan.

4. General Liquidation, Winding Up and Distribution Process. Unless the Company chooses to follow the procedures described in Section 5 of this Plan, as soon as practicable after the Effective Time, the Company shall generally pay or make reasonable provision to pay all claims and obligations of the Company, including contingent, conditional or unmatured contractual claims known to the Company; make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company that is the subject of a pending action, suit or proceeding to which the Company is a party; and make such provisions as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within ten years following the Effective Time. Any remaining assets shall be distributed to the Company’s stockholders. Unless the Board otherwise determines to be necessary or advisable, the Company shall liquidate all of its assets into cash before using any assets to satisfy claims, pay costs and expenses or make any distributions to its stockholders. To the extent that the Company has insufficient assets to satisfy claims or pay costs and expenses, it shall pay those claims, costs and expenses according to their priority under applicable law, and, among claims of equal priority, ratably to the extent of available assets. Unless otherwise prohibited by the DGCL, before or after the Effective Time, the Company may make distributions to its stockholders in any amount from time to time in accordance with applicable law.

5. Safe Harbor Liquidation, Winding Up and Distribution Process.

(a) Procedures. At the discretion of the Board, the Company may seek to comply with the procedures set forth in Section 280 of the DGCL (sometimes referred to as “safe harbor procedures”) regarding notices to claimants and filing of claims. These procedures include, without limitation, giving notice of the Company’s dissolution to all claimants and publishing that notice, in such manner and containing such information as required by the DGCL, including a requirement that any claimant (other than parties to existing lawsuits) must present a claim in writing to the Company; accepting or rejecting all or any part of the claim made in writing and informing any claimant making a rejected claim that if the claimant does not commence an action, suit or proceeding with respect to the claim within the time period described by the DGCL, the claim will be barred; offering security or compensation to claimants under contracts if any claim is contingent, conditional or unmatured; and petitioning the Delaware Court of Chancery to make any necessary determinations of the amount and form of security (i) that will be reasonably likely to be sufficient to provide compensation for any claim that is the subject of a pending action, suit or proceeding, (ii) that will be sufficient to provide compensation to any claimant under a contract who has rejected the Company’s offer for security and (iii) that will be reasonably likely to be sufficient to provide compensation for claims that have not been made known or have not arisen, but are likely to arise based on facts known to the Company within the time periods described by the DGCL.

(b) Steps To Be Taken. If the Board elects to comply with the safe harbor dissolution procedures described in Section 5(a) of this Plan, then the Company shall pay the claims made and not rejected in accordance with those procedures, post the security offered and not rejected pursuant to those procedures, post any security ordered by the Delaware Court of Chancery in any proceeding under those procedures and pay or make provision for all other claims that are mature, known and uncontested or that have been finally determined to be owing by the Company, all in accordance with the requirements of the DGCL. Any remaining assets shall be distributed to the Company’s stockholders; provided, however, that after the Effective Time, no distribution may be made to the Company’s stockholders until 150 days after the date of the last notice of rejection given by the Company pursuant to those procedures.

6. Back-Up Liquidation, Winding Up and Distribution Process. If for any reason the Board deems it inadvisable or impracticable to comply with the safe harbor procedures described in Section 5 of this Plan, then the Board shall comply with the general procedures described in Section 4 of this Plan and in the DGCL. The Company may commence compliance with the safe harbor procedures described in Section 5 of this Plan and then, based on the Board’s decision, abandon compliance with those procedures at any time.

7. Directors and Personnel. Each director of the Company before the Effective Time shall continue to act as a director of the Company during the Survival Period or until his earlier resignation, incapacity or death. Vacancies in the Board shall be filled in accordance with the DGCL, unless the Board shall determine that the number of directors shall be reduced after the incurrence of a vacancy, in accordance with the Company’s bylaws. The Board may increase the number of directors in accordance with the Company’s bylaws and fill the vacancies so created in accordance with the DGCL. During the Survival Period, the powers and authority of the Board shall continue in accordance with the DGCL. Each officer of the Company before the Effective Time shall continue to act as an officer of the Company during the Survival Period or until his earlier resignation, incapacity, death or removal. An officer or a director may resign from his duties at any time, upon giving written notice to the Board. Each employee of the Company before the Effective Time shall continue to be an employee of the Company during the Survival Period or until his or her earlier resignation, incapacity, death or termination of employment. Nothing contained in this Section 7 shall be deemed to prohibit a person who is or was a director, officer or employee of the Company and has ceased to serve in that capacity from entering into agreements or arrangements to provide the Company with services during the Survival Period. During the

Survival Period, the Company may select, retain, hire, employ or contract with such employees, consultants, agents, trustees, independent professional advisors (including legal counsel, accountants and financial advisors) and others, as the Board may determine, from time to time, to be necessary or advisable to effect the liquidation, winding up and distribution of assets described in this Plan.

8. Costs and Expenses. Generally, during the Survival Period, the Company shall pay all costs and expenses that the Board may determine from time to time to be necessary or advisable to effect the Company’s liquidation and winding up in accordance with this Plan and as may be necessary or advisable to continue the Company’s existence and operations. These costs and expenses may include, without limitation, brokerage, agency, professional, consulting and other fees and expenses of persons rendering services to the Company in connection with the matters described in this Plan and costs incurred to comply with contracts to which the Company is a party. During the Survival Period, the Company’s directors shall be entitled to continue to receive the fees, reimbursements and other benefits afforded to them immediately before the Effective Time, except as those fees and benefits may be adjusted from time to time by the Board. Until an employee’s employment by the Company has terminated, the Company shall continue to provide the employee with such salary and other compensation, reimbursements, and other employee benefits as were paid or payable by the Company immediately before the Effective Time, except as may otherwise be specifically provided by any employee benefit plan, arrangement or agreement relating to the employee’s employment, in which case the Company shall pay or otherwise provide the employee such amounts and benefits as provided by any such benefit plan, arrangement or agreement. At the discretion of the Board, the Company may increase the compensation of any officer, director, employee, agent or representative in recognition of the extraordinary efforts any of them may be required to undertake, or actually undertake, in connection with the implementation of this Plan.

9. Contracts in General. During the Survival Period, the Company shall, at the discretion of the Board, maintain such contracts as were existing before the Effective Time or enter into new contracts (including without limitation, leases, contracts for services and insurance policies) from time to time, as may be necessary or advisable to effect the Company’s liquidation and winding up and distribution of its assets. The Company shall comply with all material requirements of each contract to which it is a party, whether existing before the Effective Time or entered into after the Effective Time, until such time as the contract is terminated in accordance with its own terms, by agreement of the parties to the contract, or by order of the Delaware Court of Chancery.

10. Indemnification. The Company shall continue to indemnify its officers, directors, employees and agents in accordance with, and to the extent required or permitted by, the DGCL, the Company’s certificate of incorporation, the Company’s bylaws and any contractual arrangements, whether these arrangements existed before the dissolution or were entered into after the dissolution, and shall continue to maintain the Company’s existing directors’ and officers’ liability insurance policy. During the Survival Period, acts and omissions of any indemnified or insured person in connection with the implementation of this Plan shall be covered to the same extent that they were covered before the Effective Time.

11. Compliance with Laws. During the Survival Period, the Company shall comply in all material respects with all laws, rules, regulations, orders, judgments or decrees promulgated by any governmental authority, whether local, state, federal or foreign, applicable to the Company or any subsidiary of the Company. Nothing contained in the foregoing sentence shall prohibit the Company, at the discretion of the Board, from seeking any exemption, exception or waiver with respect to any such applicable laws in view of the Company’s pending liquidation, dissolution and winding up. Without limiting either of the foregoing two sentences in this Section 11, subject to the advice of the Company’s outside counsel and accounts, and recognizing that compliance with certain applicable securities laws and regulations may be unduly costly for a corporation that is in the dissolution process, the Company may seek relief from the U.S. Securities and Exchange Commission or its staff (whether in the form of a no-action letter or otherwise) from certain reporting and other requirements of applicable securities laws and regulations for periods or events ending on or occurring during the Survival Period.

12. Implied Stockholder Consent. Authorization of the Company’s complete liquidation and dissolution by the holders of a majority of the outstanding common stock of the Company shall constitute approval of all matters described in this Plan. Without limiting the foregoing sentence, authorization of the Company’s complete liquidation and dissolution by the holders of a majority of the outstanding common stock of the Company shall constitute the authorization of the sale, exchange or other disposition in liquidation of all of the remaining property and assets of the Company after the Effective Time, whether the sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of any and all contracts for sale, exchange or other disposition that are conditioned on stockholder approval. More particularly, and without further limitation, if the Company’s sale of its Gabon interests described in the Company’s definitive proxy statement to which this Plan is attached as an exhibit is not consummated for any reason, either because the Company’s stockholders do not approve the sale as proposed in the definitive proxy statement, because the parties to the transaction decide not to proceed or do not proceed with the sale, or the conditions to the sale are not or cannot be satisfied, then authorization of the Company’s dissolution by the holders of a majority of the outstanding common stock of the Company shall constitute authorization of the sale of the Company’s Gabon interests, or any part of the Company’s Gabon interests, in one or more transactions that are approved by the Board, and the Company shall have no obligation to seek further approval, ratification or authorization from its stockholders or to delay the complete liquidation, dissolution or winding up of the Company because of the failure to sell the Gabon interests as originally proposed in the definitive proxy statement.

13. Subsidiaries. As part of its liquidation and winding up, the Company shall take actions with respect to each of its direct and indirect subsidiaries, based on the advice and counsel of its legal and other advisors and in accordance with the requirements of the laws and charter documents governing each subsidiary, with the intent to ensure that each subsidiary is liquidated, dissolved and wound up, and its assets distributed, appropriately.

14. Legal Claims. The Company shall defend any claims against it, its officers or directors or its subsidiaries, whether a claim exists before the Effective Time or is brought during the Survival Period, based on advice and counsel of its legal and other advisors and in such manner, at such time and with such costs and expenses as the Board may approve from time to time. During the Survival Period, the Company may continue to prosecute any claims that it had against others before the Effective Time and may institute any new claims against any person as the Board may determine necessary or advisable to protect the Company and its assets and rights or to implement this Plan. At the Board’s discretion, the Company may defend, prosecute or settle any lawsuits, as applicable.

15. Stock of the Company. From and after the close of business on the date of the Effective Time, and subject to applicable law, each holder of shares of the Company’s common stock shall cease to have any rights in respect of that stock, except the right to receive distributions, if any, pursuant to and in accordance with this Plan and the DGCL. After the Effective Time, the Company’s stock transfer records shall be closed, and the Company will not record or recognize any transfer of the Company’s common stock occurring after the close of business on the date of the Effective Time, except, in the Company’s sole discretion, such transfers occurring by will, intestate succession or operation of law as to which the Company has received adequate written notice. As a condition to receipt of any distribution to any holder of the Company’s common stock represented by a certificate, the Board may require the holder to surrender all certificates evidencing shares of common stock to the Company or furnish the Company with evidence satisfactory to the Board of the loss, theft or destruction of any certificate, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board. As a condition to receipt of any distribution to any holder of the Company’s common stock that is not represented by a certificate, the Board may require the holder to provide such evidence of ownership of the stock as the Company may require. The record date for determining the stockholders who are entitled to receive any distributions after the Effective Time, shall be the close of business on the date of the Effective Time. The sole right of a holder of record of the Company’s common stock at the close of business on the date of the Effective Time shall be to receive distributions in accordance with this Plan and the DGCL; no stockholder shall have any appraisal rights in connection with the Company’s liquidation, dissolution and winding up.

16. Unclaimed Distributions. If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered a certificate evidencing the Company’s common stock or provided other evidence of ownership as required in this Plan or by the Board or for any other reason, the distribution to which the stockholder is otherwise entitled shall be transferred, at such time as the final liquidating distribution is made by the Company, or as soon as practicable after that distribution, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of the distribution. The proceeds of the distribution will thereafter be held solely for the benefit of and for ultimate distribution to the stockholder as the sole equitable owner of the distribution and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. The proceeds of any such distribution will not revert to or become the property of the Company or any other stockholder.

17. Liquidating Trust. If deemed necessary, appropriate or desirable by the Board in furtherance of this Plan, and based on advice of the Company’s legal, tax and accounting advisors, the Company may transfer to one or more liquidating trustees, for the benefit of the Company’s stockholders under a liquidating trust, all or a portion of the assets of the Company. If assets are so transferred, each holder of the Company’s common stock may receive an interest in the trust pro rata to its, his or her interest in the assets of the Company. All distributions from the trust will be made pro rata in accordance with the interests of the stockholders in the common stock held by them. The interests in the trust will not be transferrable except by operation of law or on death of the recipient. The Board is authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination, to act as a trustee or trustees for the benefit of the Company’s stockholders and to receive assets of the Company. Any past or current officer, director, employee, agent or representative of the Company may act as a trustee. Any trustee appointed will succeed to all right, title and interest of the Company of any kind or character with respect to the transferred assets and, to the extent of the assets so transferred and solely in the capacity as a trustee, shall assume all of the liabilities and obligations of the Company relating to those assets, including without limitation any unsatisfied claims and unascertained or contingent liabilities. Any conveyance of assets to a trustee shall be deemed to be a distribution of property and assets by the Company to the Company’s stockholders. Any conveyance by the Company to a trustee shall be in trust for the Company’s stockholders. The Company, as authorized by the Board, may enter in to a liquidating trust agreement with one or more trustees, on such terms and conditions as the Board may deem necessary, appropriate or desirable.

18. Abandonment, Exceptions, Modifications, Clarifications and Amendments. Notwithstanding authorization of the complete liquidation and dissolution of the Company by its stockholders, at any time before the Effective Time the Board may abandon the dissolution of the Company without further action by the stockholders of the Company and terminate this Plan. Without further action by the Company’s stockholders, at any time before or after the Effective Time, the Board may waive, modify or amend any aspect of this Plan and may provide for exceptions to or clarifications of the terms of this Plan. The Board (and any other person or body authorized by the Board) shall also have the power and authority to interpret this Plan and to make any and all determinations necessary or advisable to apply this Plan to any event, fact or circumstance.

19. The Company’s Certificate of Incorporation and Bylaws and the DGCL. The Company’s certificate of incorporation and bylaws shall continue to govern the Company’s Survival Period operations, insofar as their terms apply and insofar as necessary or appropriate to implement this Plan. To any extent that the provisions of the Company’s certificate of incorporation or the Company’s bylaws conflict with the terms of this Plan, the terms of this Plan shall prevail, and the adoption of this Plan shall be deemed to be an amendment to the applicable governing document, but only to the extent necessary to resolve the conflict. The Board shall continue to have the authority to amend the Company’s bylaws as it may deem necessary or advisable from time to time. To any extent that the provisions of this Plan conflict with any provision of the DGCL, the provisions of the DGCL shall prevail, and the Board may, in its sole discretion, amend, modify or clarify this Plan, in accordance with Section 18 of this Plan, to reflect the resolution of the conflict.

20. Jurisdiction. The Delaware Court of Chancery shall have exclusive jurisdiction of any claims or questions arising in connection with the Company’s liquidation, dissolution and winding up and the distribution of its assets. Pursuant to the DGCL, if, among other reasons, there shall be no member of the Board remaining, or the Board does not or cannot exercise its authority and duties in accordance with the provisions of this Plan and the DGCL, then any creditor or stockholder of the Company, or any other person showing good cause, may apply to the Delaware Court of Chancery to appoint one or more persons to be receivers of and for the Company, to take charge of the Company’s property and to collect the debts and property due and belonging to the Company, with power to prosecute and defend, in the name of the Company, or otherwise, all such lawsuits as may be necessary or proper, and to appoint an agent or agents under the receiver or receivers, and to do all other acts that might be done by the Company, as may be necessary for the final settlement of the unfinished business of the Company, all in accordance with the determination of the Court of Chancery.

21. Plenary Authorization of the Board. The Board is authorized, without further action by the Company’s stockholders, to do and perform, or cause the officers, employees, agents and representatives of the Company, subject to approval by the Board, to do and perform, any and all acts, and to make, execute, deliver and adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that are deemed necessary, appropriate or desirable to implement this Plan and the transactions contemplated by this Plan, including without limitation all filings or acts required by any local, state, federal or foreign law or regulation, to liquidate and wind up the affairs of the Company, and to distribute the Company’s remaining assets to its stockholders. All determinations and decisions to be made by the Board, and all actions to be taken by the Board, pursuant to this Plan shall be at the absolute and sole discretion of the Board. In the absence of fraud, the judgment of the Board as to all matters in connection with the implementation of this Plan shall be conclusive.

APPROVED AND ADOPTED by the Board of Directors of Harvest Natural Resources, Inc. on January 12, 2017.

The undersigned, being the Corporate Secretary of Harvest Natural Resources, Inc., a Delaware corporation (the “Company”), hereby certifies that this Plan of Complete Liquidation, Dissolution, Winding Up and Distribution has been duly adopted by the Company’s board of directors on the above-stated date.

/s/ Keith L. Head
Keith L. Head
Corporate Secretary
Harvest Natural Resources, Inc.

Appendix G

Sections 278 – 283 of the Delaware General Corporation Law

§ 278 Continuation of corporation after dissolution for purposes of suit and winding up affairs.

All corporations, whether they expire by their own limitation or are otherwise dissolved, shall nevertheless be continued, for the term of 3 years from such expiration or dissolution or for such longer period as the Court of Chancery shall in its discretion direct, bodies corporate for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against them, and of enabling them gradually to settle and close their business, to dispose of and convey their property, to discharge their liabilities and to distribute to their stockholders any remaining assets, but not for the purpose of continuing the business for which the corporation was organized. With respect to any action, suit or proceeding begun by or against the corporation either prior to or within 3 years after the date of its expiration or dissolution, the action shall not abate by reason of the dissolution of the corporation; the corporation shall, solely for the purpose of such action, suit or proceeding, be continued as a body corporate beyond the 3-year period and until any judgments, orders or decrees therein shall be fully executed, without the necessity for any special direction to that effect by the Court of Chancery.

Sections 279 through 282 of this title shall apply to any corporation that has expired by its own limitation, and when so applied, all references in those sections to a dissolved corporation or dissolution shall include a corporation that has expired by its own limitation and to such expiration, respectively.

8 Del. C. 1953, § 278; 56 Del. Laws, c. 50; 66 Del. Laws, c. 136, § 36; 77 Del. Laws, c. 290, § 26.;

§ 279 Trustees or receivers for dissolved corporations; appointment; powers; duties.

When any corporation organized under this chapter shall be dissolved in any manner whatever, the Court of Chancery, on application of any creditor, stockholder or director of the corporation, or any other person who shows good cause therefor, at any time, may either appoint 1 or more of the directors of the corporation to be trustees, or appoint 1 or more persons to be receivers, of and for the corporation, to take charge of the corporation’s property, and to collect the debts and property due and belonging to the corporation, with power to prosecute and defend, in the name of the corporation, or otherwise, all such suits as may be necessary or proper for the purposes aforesaid, and to appoint an agent or agents under them, and to do all other acts which might be done by the corporation, if in being, that may be necessary for the final settlement of the unfinished business of the corporation. The powers of the trustees or receivers may be continued as long as the Court of Chancery shall think necessary for the purposes aforesaid.

8 Del. C. 1953, § 279; 56 Del. Laws, c. 50; 66 Del. Laws, c. 136, § 37.;

§ 280 Notice to claimants; filing of claims.

(a)(1) After a corporation has been dissolved in accordance with the procedures set forth in this chapter, the corporation or any successor entity may give notice of the dissolution, requiring all persons having a claim against the corporation other than a claim against the corporation in a pending action, suit or proceeding to which the corporation is a party to present their claims against the corporation in accordance with such notice. Such notice shall state:

a. That all such claims must be presented in writing and must contain sufficient information reasonably to inform the corporation or successor entity of the identity of the claimant and the substance of the claim;

b. The mailing address to which such a claim must be sent;

c. The date by which such a claim must be received by the corporation or successor entity, which date shall be no earlier than 60 days from the date thereof; and

d. That such claim will be barred if not received by the date referred to in paragraph (a)(1)c. of this section; and

e. That the corporation or a successor entity may make distributions to other claimants and the corporation’s stockholders or persons interested as having been such without further notice to the claimant; and

f. The aggregate amount, on an annual basis, of all distributions made by the corporation to its stockholders for each of the 3 years prior to the date the corporation dissolved.

Such notice shall also be published at least once a week for 2 consecutive weeks in a newspaper of general circulation in the county in which the office of the corporation’s last registered agent in this State is located and in the corporation’s principal place of business and, in the case of a corporation having $10,000,000 or more in total assets at the time of its dissolution, at least once in all editions of a daily newspaper with a national circulation. On or before the date of the first publication of such notice, the corporation or successor entity shall mail a copy of such notice by certified or registered mail, return receipt requested, to each known claimant of the corporation including persons with claims asserted against the corporation in a pending action, suit or proceeding to which the corporation is a party.

(2) Any claim against the corporation required to be presented pursuant to this subsection is barred if a claimant who was given actual notice under this subsection does not present the claim to the dissolved corporation or successor entity by the date referred to in paragraph (a)(1)c. of this section.

(3) A corporation or successor entity may reject, in whole or in part, any claim made by a claimant pursuant to this subsection by mailing notice of such rejection by certified or registered mail, return receipt requested, to the claimant within 90 days after receipt of such claim and, in all events, at least 150 days before the expiration of the period described in § 278 of this title; provided however, that in the case of a claim filed pursuant to § 295 of this title against a corporation or successor entity for which a receiver or trustee has been appointed by the Court of Chancery the time period shall be as provided in § 296 of this title, and the 30-day appeal period provided for in § 296 of this title shall be applicable. A notice sent by a corporation or successor entity pursuant to this subsection shall state that any claim rejected therein will be barred if an action, suit or proceeding with respect to the claim is not commenced within 120 days of the date thereof, and shall be accompanied by a copy of §§ 278-283 of this title and, in the case of a notice sent by a court-appointed receiver or trustee and as to which a claim has been filed pursuant to § 295 of this title, copies of §§ 295 and 296 of this title.

(4) A claim against a corporation is barred if a claimant whose claim is rejected pursuant to paragraph (a)(3) of this section does not commence an action, suit or proceeding with respect to the claim no later than 120 days after the mailing of the rejection notice.

(b)(1) A corporation or successor entity electing to follow the procedures described in subsection (a) of this section shall also give notice of the dissolution of the corporation to persons with contractual claims contingent upon the occurrence or nonoccurrence of future events or otherwise conditional or unmatured, and request that such persons present such claims in accordance with the terms of such notice. Provided however, that as used in this section and in § 281 of this title, the term “contractual claims” shall not include any implied warranty as to any product manufactured, sold, distributed or handled by the dissolved corporation. Such notice shall be in substantially the form, and sent and published in the same manner, as described in paragraph (a)(1) of this section.

(2) The corporation or successor entity shall offer any claimant on a contract whose claim is contingent, conditional or unmatured such security as the corporation or successor entity determines is sufficient to provide compensation to the claimant if the claim matures. The corporation or successor entity shall mail such offer to the claimant by certified or registered mail, return receipt requested, within 90 days of receipt of such claim and, in all events, at least 150 days before the expiration of the period described in § 278 of this title. If the claimant offered such security does not deliver in writing to the corporation or successor entity a notice rejecting the offer within 120 days after receipt of such offer for security, the claimant shall be deemed to have accepted such security as the sole source from which to satisfy the claim against the corporation.

(c)(1) A corporation or successor entity which has given notice in accordance with subsection (a) of this section shall petition the Court of Chancery to determine the amount and form of security that will be reasonably likely to be sufficient to provide compensation for any claim against the corporation which is the subject of a pending action, suit or proceeding to which the corporation is a party other than a claim barred pursuant to subsection (a) of this section.

(2) A corporation or successor entity which has given notice in accordance with subsections (a) and (b) of this section shall petition the Court of Chancery to determine the amount and form of security that will be sufficient to provide compensation to any claimant who has rejected the offer for security made pursuant to paragraph (b)(2) of this section.

(3) A corporation or successor entity which has given notice in accordance with subsection (a) of this section shall petition the Court of Chancery to determine the amount and form of security which will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the corporation or that have not arisen but that, based on facts known to the corporation or successor entity, are likely to arise or to become known to the corporation or successor entity within 5 years after the date of dissolution or such longer period of time as the Court of Chancery may determine not to exceed 10 years after the date of dissolution. The Court of Chancery may appoint a guardian ad litem in respect of any such proceeding brought under this subsection. The reasonable fees and expenses of such guardian, including all reasonable expert witness fees, shall be paid by the petitioner in such proceeding.

(d) The giving of any notice or making of any offer pursuant to this section shall not revive any claim then barred or constitute acknowledgment by the corporation or successor entity that any person to whom such notice is sent is a proper claimant and shall not operate as a waiver of any defense or counterclaim in respect of any claim asserted by any person to whom such notice is sent.

(e) As used in this section, the term “successor entity” shall include any trust, receivership or other legal entity governed by the laws of this State to which the remaining assets and liabilities of a dissolved corporation are transferred and which exists solely for the purposes of prosecuting and defending suits, by or against the dissolved corporation, enabling the dissolved corporation to settle and close the business of the dissolved corporation, to dispose of and convey the property of the dissolved corporation, to discharge the liabilities of the dissolved corporation and to distribute to the dissolved corporation’s stockholders any remaining assets, but not for the purpose of continuing the business for which the dissolved corporation was organized.

(f) The time periods and notice requirements of this section shall, in the case of a corporation or successor entity for which a receiver or trustee has been appointed by the Court of Chancery, be subject to variation by, or in the manner provided in, the Rules of the Court of Chancery.

(g) In the case of a nonstock corporation, any notice referred to in the last sentence of paragraph (a)(3) of this section shall include a copy of § 114 of this title. In the case of a nonprofit nonstock corporation, provisions of this section regarding distributions to members shall not apply to the extent that those provisions conflict with any other applicable law or with that corporation’s certificate of incorporation or bylaws.

8 Del. C. 1953, § 280; 56 Del. Laws, c. 50; 66 Del. Laws, c. 136, § 38; 67 Del. Laws, c. 376, §§ 21-25; 69 Del. Laws, c. 266, §§ 1-17; 70 Del. Laws, c. 186, § 1; 77 Del. Laws, c. 253, § 61.;

§ 281 Payment and distribution to claimants and stockholders.

(a) A dissolved corporation or successor entity which has followed the procedures described in § 280 of this title:

(1) Shall pay the claims made and not rejected in accordance with § 280(a) of this title,

(2) Shall post the security offered and not rejected pursuant to § 280(b)(2) of this title,

(3) Shall post any security ordered by the Court of Chancery in any proceeding under § 280(c) of this title, and

(4) Shall pay or make provision for all other claims that are mature, known and uncontested or that have been finally determined to be owing by the corporation or such successor entity.

Such claims or obligations shall be paid in full and any such provision for payment shall be made in full if there are sufficient assets. If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority, and, among claims of equal priority, ratably to the extent of assets legally available therefor. Any remaining assets shall be distributed to the stockholders of the dissolved corporation; provided, however, that such distribution shall not be made before the expiration of 150 days from the date of the last notice of rejections given pursuant to § 280(a)(3) of this title. In the absence of actual fraud, the judgment of the directors of the dissolved corporation or the governing persons of such successor entity as to the provision made for the payment of all obligations under paragraph (a)(4) of this section shall be conclusive.

(b) A dissolved corporation or successor entity which has not followed the procedures described in § 280 of this title shall, prior to the expiration of the period described in § 278 of this title, adopt a plan of distribution pursuant to which the dissolved corporation or successor entity (i) shall pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to the corporation or such successor entity, (ii) shall make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the corporation which is the subject of a pending action, suit or proceeding to which the corporation is a party and (iii) shall make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the corporation or that have not arisen but that, based on facts known to the corporation or successor entity, are likely to arise or to become known to the corporation or successor entity within 10 years after the date of dissolution. The plan of distribution shall provide that such claims shall be paid in full and any such provision for payment made shall be made in full if there are sufficient assets. If there are insufficient assets, such plan shall provide that such claims and obligations shall be paid or provided for according to their priority and, among claims of equal priority, ratably to the extent of assets legally available therefor. Any remaining assets shall be distributed to the stockholders of the dissolved corporation.

(c) Directors of a dissolved corporation or governing persons of a successor entity which has complied with subsection (a) or (b) of this section shall not be personally liable to the claimants of the dissolved corporation.

(d) As used in this section, the term “successor entity” has the meaning set forth in § 280(e) of this title.

(e) The term “priority,” as used in this section, does not refer either to the order of payments set forth in paragraph (a)(1)-(4) of this section or to the relative times at which any claims mature or are reduced to judgment.

(f) In the case of a nonprofit nonstock corporation, provisions of this section regarding distributions to members shall not apply to the extent that those provisions conflict with any other applicable law or with that corporation’s certificate of incorporation or bylaws.

8 Del. C. 1953, § 281; 56 Del. Laws, c. 50; 66 Del. Laws, c. 136, § 39; 67 Del. Laws, c. 376, §§ 26-28; 68 Del. Laws, c. 163, § 1; 69 Del. Laws, c. 266, §§ 18-21; 70 Del. Laws, c. 299, § 4; 71 Del. Laws, c. 120, §§ 17, 18; 77 Del. Laws, c. 253, § 62.;

§ 282 Liability of stockholders of dissolved corporations.

(a) A stockholder of a dissolved corporation the assets of which were distributed pursuant to § 281(a) or (b) of this title shall not be liable for any claim against the corporation in an amount in excess of such stockholder’s pro rata share of the claim or the amount so distributed to such stockholder, whichever is less.

(b) A stockholder of a dissolved corporation the assets of which were distributed pursuant to § 281(a) of this title shall not be liable for any claim against the corporation on which an action, suit or proceeding is not begun prior to the expiration of the period described in § 278 of this title.

(c) The aggregate liability of any stockholder of a dissolved corporation for claims against the dissolved corporation shall not exceed the amount distributed to such stockholder in dissolution.

8 Del. C. 1953, § 282; 56 Del. Laws, c. 50; 66 Del. Laws, c. 136, § 40; 71 Del. Laws, c. 339, §§ 57, 58.;

§ 283 Jurisdiction.

The Court of Chancery shall have jurisdiction of any application prescribed in this subchapter and of all questions arising in the proceedings thereon, and may make such orders and decrees and issue injunctions therein as justice and equity shall require.

66 Del. Laws, c. 136, § 41.;

HARVEST NATURAL RESOURCES, INC. 1177 ENCLAVE PARKWAY, SUITE 300 HOUSTON, TX 77077

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

For Against Abstain

The Board of Directors recommends you vote FOR proposals 1, 2, 3, 4 and 5:

1. To authorize the sale by us, indirectly through a subsidiary, of all of our interests in Gabon upon the terms and conditions set forth in the Purchase Agreement (as defined in the accompanying proxy statement).

2. To approve, on an advisory basis, compensation that will or may become payable by us to our named executive officers in connection with the sale of our Gabon interests.

3. To authorize the dissolution and complete liquidation of Harvest Natural Resources, Inc.

4. To approve an adjournment of the meeting, if necessary or appropriate in the judgment of the Board of Directors, for any reason, including to solicit additional proxies in favor of the foregoing proposals.

5. To conduct such other business as may properly come before the meeting by or at the direction of the Board of Directors.

For address change/comments, mark here. (see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000307073_1 R1.0.1.1

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice & Proxy Statement is available at www.proxyvote.com

Harvest Natural Resources, Inc. SPECIAL MEETING OF STOCKHOLDERS

February 23, 2017

8:30 AM, central time at our offices 1177 Enclave Parkway, Houston, Texas 77077

This proxy is solicited by the Board of Directors for use at the Special Meeting on February 23, 2017. The shares of stock you are entitled to vote will be voted in the manner provided on this proxy card. If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3, 4 and 5.

The undersigned hereby revokes all prior proxies and appoints Stephen C. Haynes and Keith L. Head, and each of them, with full power of substitution, to vote in the manner provided on this proxy card, all shares of common stock of Harvest Natural Resources, Inc. that the undersigned is entitled to vote at the Special Meeting to be held on February 23, 2017 or any adjournments or postponement thereof.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000307073_2 R1.0.1.1